Exhibit 10.1

CREDIT AGREEMENT

dated as of July 1, 2013,

among

KCG HOLDINGS, INC.,

as Borrower,

and

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Documentation Agent,

Administrative Agent and Collateral Agent,

and

JEFFERIES FINANCE LLC and GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Book Managers,

and

JEFFERIES FINANCE LLC,

as Syndication Agent

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- ii -

- iii -

ANNEXES

Annex I	Initial Lenders and Commitments
Annex II	Amortization Table

SCHEDULES

Schedule 1.01(a)	Broker-Dealer Licenses and Memberships
Schedule 1.01(b)	Broker-Dealer Restricted Subsidiaries
Schedule 1.01(c)	Guarantors
Schedule 1.01(d)	Pledgors
Schedule 1.01(e)	Refinancing Indebtedness
Schedule 3.02(a)	Consents, Authorizations, Filings and Notices
Schedule 3.07	Restricted Subsidiaries
Schedule 3.08	Litigation
Schedule 3.19	Insurance
Schedule 3.21	Acquisition Documents
Schedule 3.22	Membership in FINRA
Schedule 4.01(f)	Local Counsel
Schedule 5.13	Post-Closing Collateral Matters
Schedule 6.01(e)	Existing Indebtedness
Schedule 6.02(f)	Existing Liens
Schedule 6.04(f)	Existing Intercompany Investments
Schedule 6.04(i)	Existing Investments
Schedule 6.12	Certain Restrictions on Restricted Subsidiaries

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Interest Election Request
Exhibit F	Form of LC Request
Exhibit G	Form of Cash Collateral Agreement
Exhibit H-1	Form of Term Note
Exhibit H-2	Form of Revolving Note
Exhibit H-3	Form of Swingline Note
Exhibit I-1	Form of Perfection Certificate
Exhibit I-2	Form of Perfection Certificate Supplement
Exhibit J	Form of Guarantee and Collateral Agreement
Exhibit K	Form of Non-Bank Certificate
Exhibit L	Form of Solvency Certificate
Exhibit M	Form of Intercreditor Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of July 1, 2013, among KCG Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), Jefferies Finance LLC as documentation agent for the Lenders (in such capacity, the “Documentation Agent”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), and as syndication agent (in such capacity, the “Syndication Agent”), and Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers (in such capacity, the “Arrangers”) and as joint book managers (in such capacity, the “Book Managers”).

WITNESSETH:

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount not in excess of $535,000,000. The proceeds of the Term Loans are to be used (i) to finance, in part, the cash portion of the Acquisition Payment and the Refinancing and to pay fees and expenses in connection with the Transactions; it being understood and agreed, however, to the extent that any of the 2015 Convertible Notes are not repurchased on the Closing Date, that portion of the Term Loans and the Second Lien Notes that are needed to repurchase those 2015 Convertible Notes in full at maturity shall be deposited on the Closing Date in the Cash Collateral Account pursuant to the Cash Collateral Agreement and (ii) to the extent not needed for the purposes described in preceding clause (i), for the working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries.

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2015 Convertible Notes” shall mean the Target’s 3.50% Cash Convertible Senior Subordinated Notes due 2015, issued pursuant to the 2015 Convertible Notes Indenture.

“2015 Convertible Notes Indenture” shall mean the Indenture, dated as of March 19, 2010, between the Target, as issuer, and Deutsche Bank Trust Company Americas, as trustee, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan comprising such Borrowing is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition” shall mean the acquisition by the Borrower of all of the issued and outstanding Equity Interests of GETCO from its existing members pursuant to the Agreement and Plan of Merger.

“Acquisition Consideration” shall mean the purchase consideration for a Permitted Acquisition and all other payments (including related fees, costs and expenses), directly or indirectly, by the Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, a Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by the Borrower or any of its Restricted Subsidiaries.

“Acquisition Documents” shall mean the collective reference to the Agreement and Plan of Merger and the other documents listed or required to be listed on Schedule 3.21.

“Acquisition Payment” shall mean, collectively, (x) the issuance by the Borrower of shares of its common stock to the existing shareholders of GETCO as consideration for the Acquisition and (y) the issuance by the Borrower of shares of its common stock and the payment of cash to the Target’s existing shareholders as consideration for the Acquisition, in each case pursuant to the terms and conditions of the Agreement and Plan of Merger.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (b) 1.25% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article IX.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local and foreign counsel but excluding in-house counsel), auditors, accountants, consultants, appraisers or engineers.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that (x) for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or (ii) any person that is an officer or director of the person specified and (y) for purposes of this Agreement, Jefferies & Company, Inc. and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC. Notwithstanding the foregoing, in no event shall Jefferies Finance LLC or any of its Affiliates be considered an Affiliate of the Borrower or any of its Subsidiaries.

“Agents” shall mean the Arrangers, the Documentation Agent, the Syndication Agent, the Administrative Agent, the Collateral Agent and the Book Managers; and “Agent” shall mean any of them, as the context may require.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Agreement and Plan of Merger” shall mean the Agreement and Plan of Merger, dated as of December 19, 2012, by and among GETCO, GA-GTCO, LLC and the Target, as amended, modified or supplemented from time to time in accordance with the terms thereof and the Commitment Letter.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) 2.25%, (c) the Federal Funds Effective Rate in effect on such day plus 0.50% and (d) except during the Eurodollar Unavailability Period, the Adjusted LIBOR Rate for a Eurodollar Loan with a one-month interest period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.20(a).

“Applicable Commitment Fee Percentage” shall mean that percentage per annum determined pursuant to the applicable Incremental Loan Amendment.

“Applicable Margin” shall mean, for any day, (i) with respect to any Term Loan that is an ABR Loan, 3.50% per annum and any Term Loan that is a Eurodollar Loan, 4.50% per annum, (ii) with respect to any Type of Revolving Loan, that percentage per annum determined pursuant to Section 2.20, and (iii) with respect to any Swingline Loan, the Applicable Margin that is applicable to a Revolving Loan that is an ABR Loan.

“Approved Electronic Communication” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 10.01(b).

“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any Disposition of any property by any Company and (b) any issuance or sale of any Equity Interests of any Restricted Subsidiary of the Borrower, in each case, to any person other than a Loan Party. Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (i) any Disposition of assets permitted by, or expressly referred to in, Section 6.04(a), 6.06(a), 6.06(b), 6.06(c), 6.06(d), 6.06(e), 6.06(f), 6.06(g), 6.06(h), 6.06(i), 6.06(j), 6.06(k), 6.06(m), 6.06(n), 6.06(o), 6.06(p), 6.06(q), 6.06(t) or 6.06(u), (ii) any Disposition of any property by any Company for Fair Market Value, or any issuance or sale of any Equity Interests of any Restricted Subsidiary of the Borrower, in each case, resulting in not more than $5,000,000 in Net Cash Proceeds per asset sale (or series of related asset sales) or equity issuance and not more than $15,000,000 in Net Cash Proceeds in any fiscal year or (iii) any issuance of Equity Interests by, or any sale of Equity Interests in, an Unrestricted Subsidiary.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender, as assignor, and an assignee (with the consent of any party whose consent is required pursuant to Section 10.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent from time to time.

“Auction” shall have the meaning assigned to such term in Section 10.04(j)(i).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “bankruptcy”, as now or hereafter in effect, or any successor thereto.

“Base Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing and, in the case of preceding clauses (a) through (d) (other than for purposes of the definition of Change in Control), any duly authorized committee or functional equivalent of any of the foregoing.

“Book Managers” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent from time to time.

“Broker-Dealer Licenses and Memberships” shall mean (a) the memberships of each Broker-Dealer Restricted Subsidiary that is a Domestic Restricted Subsidiary with NSCC, DTC and FINRA, (b) the other memberships listed on Schedule 1.01(a) of each Broker-Dealer Restricted Subsidiary, and (c) the licenses with Governmental Authorities listed on Schedule 1.01(a) of each Broker-Dealer Restricted Subsidiary.

“Broker-Dealer Registrations” shall mean the registrations of each Broker-Dealer Restricted Subsidiary with the SEC and all other Governmental Authorities which require registration and have jurisdiction over such Broker-Dealer Restricted Subsidiary.

“Broker-Dealer Restricted Subsidiaries” shall mean the Restricted Subsidiaries of the Borrower listed on Schedule 1.01(b) and any other Restricted Subsidiary of the Borrower that becomes a registered broker-dealer under the Exchange Act (or any comparable foreign equivalent thereof) after the Closing Date.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, without duplication, for any period (a) any expenditure or commitment to expend money made during such period for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, and (b) any Capital Lease Obligations incurred by such persons during such period with respect to real or personal property acquired during such period or Synthetic Lease Obligations incurred by such persons during such period, but in each case, excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(c) or (e), (ii) the purchase price of equipment or other fixed assets that are purchased in the ordinary course of business substantially contemporaneously with the trade-in of existing equipment or other fixed assets in the ordinary course of business to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, and (iii) Permitted Acquisitions.

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” shall mean, as to any person, the obligations of such person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that any obligations that would not be accounted for as Capital Lease Obligations under GAAP as of the Closing Date shall not be included in Capital Lease Obligations after the Closing Date due to any changes after the Closing Date in GAAP or interpretations thereunder or otherwise.

“Capital Requirements” shall mean, as to any person, any matter, directly or indirectly, (a) regarding capital adequacy, capital ratios, capital or liquidity requirements, the calculation of such person’s capital, liquidity or similar matters, or (b) affecting the amount of capital required to be obtained or maintained by such person or any person controlling such person (including any direct or indirect holding company), or the manner in which such person or any person controlling such person (including any direct or indirect holding company), allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Account” shall have the meaning provided in the Cash Collateral Agreement.

“Cash Collateral Agreement” shall mean a Cash Collateral Agreement substantially in the form of Exhibit G among the Borrower, the Collateral Agent for the benefit of the Secured Parties, the Second Lien Notes Collateral Agent and the account custodian party thereto.

“Cash Collateralized” shall mean, with respect to any Letter of Credit, as of any date, that the Borrower shall have deposited with the Collateral Agent for the benefit of the Revolving Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon. “Cash Collateralize” shall have the correlative meaning.

“Cash Equivalents” shall mean, as to any person, (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than two years from the date of acquisition by such person, (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (d) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, in each case which are rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., (e) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service Inc. or Standard & Poor’s Rating Service, in each case, maturing not more than one year after the date of acquisition by such person, (f) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (a) through (e) above, and (g) in the case of any Foreign Restricted Subsidiary of the Borrower only, instruments equivalent to those referred to in clauses (a) through (f) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Foreign Restricted Subsidiary of the Borrower organized in such jurisdiction.

“Casualty Event” shall mean any loss of title (other than through a consensual Disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Company, in each case resulting in $5,000,000 or more in Net Cash Proceeds per Casualty Event (or series of related Casualty Events). “Casualty Event” shall include any taking of all or any part of any Real Property of any Company, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Company by any Governmental Authority, or by reason of any settlement in lieu thereof, in each case resulting in $5,000,000 or more in Net Cash Proceeds per such event (or series of related events).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change in Control” shall mean the occurrence of any of the following (after giving effect to the Transactions on the Closing Date):

(a) at any time a change of control or other similar event (howsoever denominated) occurs under any Material Indebtedness;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the Voting Stock of the Borrower; or

(c) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.13.

“Claims” shall have the meaning assigned to such term in Section 10.03(b).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans (including Extended Revolving Loans), Term Loans (including Extended Term Loans) or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment (including an Extended Revolving Commitment), Term Loan Commitment (including an Extended Term Loan Commitment) or Swingline Commitment.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Guarantee and Collateral Agreement Collateral, each Mortgaged Property and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment (including an Extended Revolving Commitment), Term Loan Commitment or Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” shall mean the Commitment Letter, dated December 19, 2012, between GETCO and Jefferies Finance LLC.

“Commodity Account Control Agreement” shall mean a commodity account control agreement in form and substance reasonably satisfactory to the Collateral Agent.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, that is under “common control” with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer or otherwise aggregated with any Loan Party under Sections 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Sections 414(m) or (o) of the Code or Section 4001 of ERISA.

“Communications” shall have the meaning assigned to such term in Section 10.01(b).

“Companies” shall mean the Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent and the Borrower.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated May 2013.

“Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the permanent increase in the principal amount of such debt, including by issuance of additional debt of such kind or the accretion or capitalization of interest as principal, and (b) items described in clause (c) or, other than to the extent paid in cash or Cash Equivalents, clause (f) of the definition of “Consolidated Interest Expense.”

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of the Borrower and its Restricted Subsidiaries (other than cash, cash equivalents and marketable securities) which may properly be classified as current assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of the Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans and the current portion of any other long-term Indebtedness that would otherwise be included therein) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any person for any period, Consolidated Net Income of such person for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, but not counting any items in this clause (i) attributable to Excluded Debt, (ii) consolidated income tax and franchise tax expense for such period and provisions for taxes based on income or profits of such person and its Restricted Subsidiaries for such period, (iii) all amounts attributable to depreciation and amortization, but not counting any amounts in this clause (iii) attributable to Excluded Debt, (iv) all extraordinary, non-recurring or one-time charges, losses or expenses for such period (including (x) whether or not otherwise includable as a separate item in the consolidated statement of operations for such period, any net loss realized by such person or any of its Restricted Subsidiaries in connection with the sale of assets outside of the ordinary course of business, (y) if and to the extent included as a separate item in the consolidated statement of operations for such period, restructuring charges (including severance, relocation costs, one-time compensation charges, integration and facilities opening costs, recruiting and signing costs, retention or completion bonuses, transition costs and costs from curtailments or modifications to pension and post-retirement employee benefit plans) and (z) professional fees and expenses incurred in connection with, or as a result of, any extraordinary losses or charges); provided that in the case of any such non-recurring and one-time charges, losses or expenses, the aggregate amount of all such charges, losses or expenses added back pursuant to this clause (iv) in any period shall not to exceed 15% of Consolidated EBITDA for such period (calculated without giving effect to (x) any such add-backs pursuant to this clause (iv) or (y) any add-backs pursuant to succeeding clauses (v) and (vi)), (v) to the extent contemplated by the Confidential Information Memorandum and incurred in connection with the Transactions, the amount of “run rate” net cost savings, synergies and operating expense reductions projected by the Borrower in good faith to result from actions taken or with respect to which substantial steps have been taken no later than 18 months after the Closing Date (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions (and reflected in Consolidated Net Income for such period); provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable and described in reasonable detail in the applicable Compliance Certificate delivered to the Administrative Agent for the respective Test Period (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken), (vi) all non-recurring or one-time charges, losses or expenses for such period to the extent incurred to achieve (and directly related to achieving) the net cost savings, synergies and operating expense reductions referred to in preceding clause (v) so long as all such non-recurring and one-time charges, losses and expenses are incurred on or prior to the date that is 18 months after the Closing Date; provided that such non-recurring or one-time charges, losses and expenses are factually supportable and described in reasonable detail in the applicable Compliance Certificate delivered to the Administrative Agent for the respective Test Period, (vii) all non-cash charges associated with stock based director, management and employee compensation for such period, (viii) all other non-cash charges for such period (including impairment charges of fixed and/or intangible assets) other than non-cash charges (x) resulting from marked-to-market adjustments of securities positions made in the ordinary course of business and (y) resulting from the early extinguishment of Excluded Debt, (ix) costs and expenses incurred during such period as a result of any acquisition (other than in the ordinary course of business), investment (other than (x) an intercompany investment and (y) any investments made in the ordinary course of business) or Asset Sale permitted hereunder, in each case whether or not consummated, (x) costs and expenses incurred in connection with any issuance (or proposed issuance) of Indebtedness (including the Loans) or Equity Interests or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification of any debt instrument, in each case, whether or not consummated, but not counting any items in this clause (x) attributable to Excluded Debt, (xi) to the extent actually reimbursed in cash, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition, (xii) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events, (xiii) costs and expenses incurred in connection with the Transactions, (xiv) the amount of any minority interest expense deducted from subsidiary income attributable to minority equity interests of third parties in any Wholly Owned Restricted Subsidiary, and (xv) losses, charges and expenses for such period directly attributed to discontinued operations but only in respect of the period in which such operations were classified as discontinued in accordance with GAAP, minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) all extraordinary, non-recurring or one-time gains for such period (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Income for such period, extraordinary gains on the sales of assets outside of the ordinary course of business), (ii) income tax benefits (to the extent not netted from income tax expense), (iii) all non-cash gains associated with stock based director, management and employee compensation for such period, (iv) all other non-cash income and non-cash gains for such period, other than non-cash gains resulting from marked-to-market adjustments of securities positions made in the ordinary course of business, all determined on a consolidated basis in accordance with GAAP, (v) all income and gains for such period directly attributed to discontinued operations but only in respect of the period in which such operations were classified as discontinued in accordance with GAAP, and (vi) all cash payments or cash charges made (or incurred) for such period on account of any non-cash charges added back to Consolidated EBITDA in a previous period pursuant to clause (a)(viii) above. Consolidated EBITDA shall be calculated on a pro forma basis for all purposes of this Agreement.

“Consolidated First Lien Indebtedness” shall mean, as at any date, the aggregate principal amount of all Consolidated Indebtedness on such date that is secured by a Lien on any property of the Borrower or any of its Restricted Subsidiaries, but excluding any such Consolidated Indebtedness in which the applicable Liens are subordinated to the Liens securing the Obligations pursuant to intercreditor arrangements reasonably satisfactory to the Administrative Agent.

“Consolidated First Lien Leverage Ratio” shall mean, at any date of determination, the ratio of (x) Consolidated First Lien Indebtedness on such date to (y) Consolidated EBITDA for the Test Period then most recently ended.

“Consolidated Indebtedness” shall mean, as at any date, an amount equal to the sum of, without duplication, (i) the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries on such date (to the extent such Indebtedness would be included on a balance sheet prepared in accordance with GAAP), (ii) the aggregate principal amount of all debt obligations of the Borrower and its Restricted Subsidiaries evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) the aggregate amount of unreimbursed drawings in respect of letters of credit (or similar facilities) issued for the account of the Borrower or any of its Restricted Subsidiaries and (iv) the aggregate amount of all Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of third persons of the type described in preceding clauses (i) through (iii), in each case calculated on a consolidated basis for the Borrower and its Restricted Subsidiaries; provided, however, that (x) Consolidated Indebtedness shall exclude all Excluded Debt and all Contingent Obligations in respect of Excluded Debt and (y) to the extent that any of the 2015 Convertible Notes are outstanding, the aggregate principal amount of such outstanding 2015 Convertible Notes otherwise included in the calculation of Consolidated Indebtedness shall be reduced dollar for dollar by the amount of cash and/or Cash Equivalents on deposit in the Cash Collateral Account on the date of calculation thereof.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations of the Borrower and its Restricted Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by the Borrower or any of its Restricted Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Borrower or any of its Restricted Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by the Borrower or any of its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Borrower or any of its Wholly Owned Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of the Borrower or any of its Restricted Subsidiaries for such period; and

(f) all interest on any Indebtedness of the Borrower or any of its Restricted Subsidiaries of the type described in clause (h) or (i) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense, (b) all interest expense on (or associated with) any Excluded Debt shall be excluded from the calculation of Consolidated Interest Expense and (c) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs) intended to protect against fluctuations in interest rates, but excluding unrealized gains and losses with respect to any such Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or deficit) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that the income (or deficit) of any person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest (including any Unrestricted Subsidiary) shall only be included to the extent that any such income is actually received in cash by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions.

“Consolidated Tangible Net Worth” shall mean, at any date of determination, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries under stockholders’ equity on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets (but only to the extent that such items would be included on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP).

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on the Closing Date (immediately after giving effect to the Transactions on the Closing Date) and each other director of the Borrower if such director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the shareholders of the Borrower.

“Contract Consideration” shall have the meaning assigned to such term in the definition of Excess Cash Flow.

“Contractual Obligation” shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodity Account Control Agreements.

“Corrective Extension Amendment” shall have the meaning assigned to such term in Section 2.19(e).

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the extension of the expiry date or renewal, or any amendment or other modification to increase the amount, of any existing Letter of Credit, by the Issuing Bank.

“Credit Facilities” shall mean (i) the term loan facility provided for herein and (ii) any Revolving Commitments (and related Credit Extensions) provided for pursuant to Section 2.20.

“Debt Issuance” shall mean the incurrence by any Company of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Consolidated Cash Interest Expense for such period plus scheduled principal amortization repayments (whether pursuant to this Agreement or otherwise) of all Indebtedness for such period and all premiums and fees related thereto.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall have the meaning assigned to such term in Section 2.16(c).

“Default Period” shall have the meaning assigned to such term in Section 2.16(c).

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulted Revolving Loan” shall have the meaning assigned to such term in Section 2.16(c).

“Defaulting Lender” shall mean any Lender that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit or Swingline Loan, within one Business Day of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between the Borrower and such Lender related hereto, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, if any, the Swingline Lender, if any, or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between the Borrower and such Lender) and participations in then outstanding Letters of Credit and Swingline Loans; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent or the Borrower, (d) otherwise failed to pay over to the Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due (unless the subject of a good faith dispute between such Lender and the payee related thereto), or (e) (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person or its properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (e), the Borrower, the Administrative Agent, the Swingline Lender, if any, and the Issuing Bank, if any, shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 10.04(h). Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to the Borrower and each other Lender.

“Deposit Account Control Agreement” shall mean a deposit account control agreement in form and substance reasonably satisfactory to the Collateral Agent.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, assignment (other than any collateral assignment), conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 180 days after the Final Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is 180 days after the Final Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the date that is 180 days after the Final Maturity Date (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless such outstanding Letters of Credit have been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the Issuing Bank or deemed reissued under another agreement reasonably acceptable to the Issuing Bank)); provided that, if such Equity Interests are issued to any plan for the benefit of employees of any Company or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by any Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Restricted Subsidiary” shall mean any Domestic Subsidiary that is a Restricted Subsidiary of the Borrower.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower other than a Foreign Subsidiary.

“DTC” shall mean the Depository Trust Company and its successors and assigns.

“ECP” shall have the meaning assigned to such term in the definition of Excluded Swap Obligation.

“Effective Yield” shall mean, as to any tranche of term loans (including the Term Loans), the effective yield on such tranche of term loans, as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, interest rate benchmark floors and all fees, including recurring, up front or similar fees or original issue discount (amortized over four years following the date of incurrence thereof; provided that if the stated maturity date of a new tranche of term loans is less than four years from the date of determination, then the “Effective Yield” for such tranche of term loans shall be determined using an assumed amortization period equal to the actual remaining life to maturity of such tranche) payable generally to the lenders making such tranche of term loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the lenders thereunder.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.18.

“Environment” shall mean any surface or subsurface physical medium or natural resource, including air, land, soil, surface waters, ground waters, stream and river sediments, biota and any indoor area, surface or physical medium.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Laws, including liability or obligation for investigation, assessment, remediation, removal, cleanup, Response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Laws, and shall include any claim, notice, demand, Order, action, suit or proceeding seeking damages (including the costs of remediation), contribution, indemnification, cost recovery, penalties, fines, indemnities, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health and safety as it relates to any Hazardous Material or the Environment.

“Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Legal Requirements (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health from exposure to any Hazardous Material or the environment, as now or may at any time hereafter be in effect.

“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Laws.

“Equity Financing” shall mean the cash common equity contribution to GETCO by certain affiliates of General Atlantic on the Closing Date, in an aggregate amount of not less than $55,000,000.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equivalent Regulated Subsidiary” shall mean any Restricted Subsidiary of the Borrower substantially all of whose business and operations are substantially similar to some or all of the business and operations of a Broker-Dealer Restricted Subsidiary or any Restricted Subsidiary that is an operating regulated entity or licensed mortgage Restricted Subsidiary, as applicable, in each case that is existing as of the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Eurodollar Unavailability Period” shall mean any period of time during which a notice delivered to the Borrower in accordance with Section 2.11 or Section 2.12(e) shall remain in effect.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the sum, without duplication, of:

(a) the sum, without duplication, of:

(i) Consolidated EBITDA for such Excess Cash Flow Period;

(ii) cash items of income (including cash gains) during such Excess Cash Flow Period not included in calculating Consolidated EBITDA;

(iii) the decrease, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period;

(iv) the reversal, during such Excess Cash Flow Period, of any reserve established pursuant to clause (b)(i) below; and

(v) (i) to the extent any permitted Investments, Capital Expenditures or Permitted Acquisitions referred to in clause (b)(vii) below do not occur in the first four consecutive quarters of the following Excess Cash Flow Period of the Borrower specified in the certificate of the Responsible Officer of the Borrower delivered pursuant to clause (b)(vii) below, the amount of such Investments, Capital Expenditures and Permitted Acquisitions that were not so made in such four fiscal quarter period or (ii) to the extent any amounts are deducted pursuant to clause (b)(vii) below in respect of assets under construction and such construction is abandoned or terminated, any unexpended amounts in respect of such deduction; minus

(b) the sum, without duplication, of:

(i) the amount of any cash income tax and franchise tax expense paid or payable by the Borrower and its Restricted Subsidiaries with respect to such Excess Cash Flow Period;

(ii) the amount of Debt Service for such Excess Cash Flow Period (other than the scheduled amortization payment on the Term Loans that is due on July 1, 2014);

(iii) permanent repayments and prepayments of Indebtedness made by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than repayments, prepayments or cancellations of Loans), including the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period required to be made in connection with any such repayment or prepayment, but only to the extent that (A) (i) such repayments and prepayments by their terms cannot be reborrowed or redrawn (including, in the case of Excluded Debt, such repayment or prepayment is accompanied by termination of a credit line in respect of such Excluded Debt), and (ii) such repayments and prepayments do not occur in connection with a refinancing of all of such Indebtedness (or, if in connection with a refinancing of a portion of such Indebtedness, only to the extent of any repayment and prepayments of the portion of such Indebtedness not being refinanced), and (B) the amounts used to make such repayments and prepayments (including any such premium, make-whole or penalty payments) are funded from Internally Generated Funds (excluding any prepayments or repayments of Second Lien Notes, any Permitted Refinancing Second Lien Notes or any Subordinated Indebtedness made with Retained Excess Cash Flow);

(iv) cash payments by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period in respect of long term liabilities of the Borrower and such Restricted Subsidiaries (other than Indebtedness) to the extent not deducted in determined Consolidated Net Income for such Excess Cash Flow Period and to the extent funded from Internally Generated Funds;

(v) the sum of (i) Capital Expenditures made in cash in accordance with Section 6.10 during such Excess Cash Flow Period to the extent funded from Internally Generated Funds (excluding any such Capital Expenditures funded with Retained Excess Cash Flow), (ii) cash consideration paid during such Excess Cash Flow Period to make Permitted Acquisitions to the extent funded from Internally Generated Funds (excluding any such Permitted Acquisitions funded with Retained Excess Cash Flow) and (iii) Investments made in cash pursuant to Section 6.04(s) during such Excess Cash Flow Period to the extent funded from Internally Generated Funds (excluding any such Investments (x) in Cash Equivalents, (y) in any Company and (z) to the extent funded with Retained Excess Cash Flow);

(vi) the increase, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period;

(vii) without duplication of amounts deducted in arriving at Consolidated EBITDA or deducted from Excess Cash Flow in prior Excess Cash Flow Periods, to the extent so elected by the Borrower pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into during such Excess Cash Flow Period relating to Investments pursuant to Section 6.04(s) (excluding any such Investments in (x) Cash Equivalents and (y) any Company), Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such Excess Cash Flow Period (in each case, excluding any such Investments, Permitted Acquisitions and Capital Expenditures to be funded with Retained Excess Cash Flow); provided that any amount so deducted in respect of such Investments, Capital Expenditures and Permitted Acquisitions that will be made after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period;

(viii) the amount of Dividends made in cash during such Excess Cash Flow Period to the extent permitted under clause (b) of Section 6.08, to the extent such Dividends were financed with Internally Generated Funds;

(ix) cash items of expense (including cash losses) during such Excess Cash Flow Period not deducted in calculating Consolidated EBITDA;

(x) the amount of Consolidated EBITDA attributable to any Domestic Restricted Subsidiary (other than a Guarantor) or Foreign Restricted Subsidiary of the Borrower to the extent that the direct or indirect payment of such income to any Loan Party, whether by Dividend or other distribution, repayments of intercompany Indebtedness or otherwise, is at the time of calculation prohibited or not permitted by any Legal Requirements (other than pursuant to such Restricted Subsidiary’s Organizational Documents) applicable to such Restricted Subsidiary; provided that, to the extent such prohibition does not exist at the time of any future calculation of Excess Cash Flow, any amounts deducted from Excess Cash Flow pursuant to this clause (x) which have not previously been added back to the calculation of Excess Cash Flow in any prior period pursuant to this proviso shall be added to Excess Cash Flow at the time of such future calculation; provided, further, that the Consolidated EBITDA of any such Restricted Subsidiary shall not be deducted from Excess Cash Flow pursuant to this clause (x) to the extent such Consolidated EBITDA was actually received in cash by any Loan Party, whether by Dividend or other distribution, repayments of intercompany Indebtedness or otherwise, during such Excess Cash Flow Period; and

(xi) that portion of Consolidated EBITDA to the extent directly attributable to any Foreign Restricted Subsidiary of the Borrower to the extent that the payment of such Consolidated EBITDA to the Borrower or any Domestic Restricted Subsidiary of the Borrower, whether by Dividends or similar distributions, intercompany loan repayments or otherwise, would at the time of calculation result in material adverse tax consequences to the Borrower and its Restricted Subsidiaries taken as a whole (after taking into account any foreign tax credits available to the Borrower’s consolidated group); provided, however, to the extent that such material adverse tax consequence does not exist at the time of any future calculation, any amounts deducted from Excess Cash Flow pursuant to this clause (xi) which have not already been added to Excess Cash Flow pursuant to this proviso, shall be added to Excess Cash Flow at the time of such future calculation; provided, further, that such Foreign Restricted Subsidiary’s Consolidated EBITDA shall not be deducted from Excess Cash Flow by operation of this clause (xi) to the extent such Consolidated EBITDA was actually received in cash by the Borrower or any Domestic Restricted Subsidiary of the Borrower, whether by Dividends or similar distributions, intercompany loan repayments or otherwise, during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower commencing on or after January 1, 2014.

“Excess Cash Flow Reference Period” shall mean, with respect to any Reference Date, (i) initially, the period commencing on January 1, 2014 and ending on December 31, 2014 and (ii) thereafter, each fiscal year of the Borrower; provided, however, an Excess Cash Flow Reference Period shall not be deemed ended until the Borrower shall have delivered to the Administrative Agent the financial statements required to be delivered pursuant to Section 5.01(b), and the related Compliance Certificate required to be delivered pursuant to Section 5.01(c), in each case in respect of such Excess Cash Flow Reference Period.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange and Clearing Operations” shall mean the business relating to exchange and clearing, depository and settlement of operations conducted by the Borrower or any Restricted Subsidiary of the Borrower in ordinary course of business.

“Excluded Debt” shall mean Indebtedness incurred in the ordinary course of business by a Broker-Dealer Restricted Subsidiary, any Restricted Subsidiary of the Borrower that is an operating regulated entity or any licensed mortgage Restricted Subsidiary or any Restricted Subsidiary of a Broker-Dealer Restricted Subsidiary or any other Restricted Subsidiary of the Borrower that is an operating regulated entity or licensed mortgage Restricted Subsidiary or any other Restricted Subsidiary of the Borrower that is an Equivalent Regulated Subsidiary and (in each case) that is (i) (x) in the case of any Broker-Dealer Restricted Subsidiary or an Equivalent Regulated Subsidiary, secured under customary terms by marketable securities and similar or related assets and (y) in the case of any Restricted Subsidiary of the Borrower that is an operating regulated entity or licensed mortgage Restricted Subsidiary or any Restricted Subsidiary thereof or any Equivalent Regulated Subsidiary, secured under customary terms by marketable securities, financial instruments and similar or related assets, which in each case would be customarily subject of a Repo Agreement or customarily acceptable as “borrowing base collateral” in secured warehouse financings for similar companies or (ii) unsecured but where such Restricted Subsidiary holds unencumbered cash and marketable securities with a fair market value sufficient to fully secure such Indebtedness.

“Excluded Net Cash Proceeds” shall mean Net Cash Proceeds from any Asset Sale or Casualty Event in respect of (x) any Foreign Restricted Subsidiary or Excluded Regulated Restricted Subsidiary to the extent such Net Cash Proceeds are required pursuant to Legal Requirements (other than pursuant to such Restricted Subsidiary’s Organizational Documents) to be used to assure compliance with capital requirements applicable to such Restricted Subsidiary, provided that at such time as such Net Cash Proceeds are no longer needed to assure compliance with such capital requirements, such Net Cash Proceeds will be treated as Net Cash Proceeds from an Asset Sale or Casualty Event (as applicable) at such time and shall be subject to the requirements of Section 2.10(c) or (e), as applicable, or (y) any non-Wholly Owned Restricted Subsidiary to the extent that such Net Cash Proceeds are required to be distributed (and have been distributed) to the shareholders of such Restricted Subsidiary who are not the Borrower or any Restricted Subsidiary thereof; provided, however, such Net Cash Proceeds (in each case) shall only be treated as Excluded Net Cash Proceeds to the extent that they are treated in a similar fashion for purposes of the Senior Notes Documents and any Permitted Refinancing Second Lien Notes Documents.

“Excluded Regulated Restricted Subsidiary” shall mean any Restricted Subsidiary of the Borrower that is a (i) Broker-Dealer Restricted Subsidiary or a Subsidiary of a Broker-Dealer Restricted Subsidiary or (ii) another regulated entity or a licensed mortgage Restricted Subsidiary, in each case in respect of which the guaranteeing by such Restricted Subsidiary of the Obligations could, in the good faith judgment of the Borrower, reasonably be expected to result in adverse regulatory effects to such Restricted Subsidiary or impair the conduct of the business of such Restricted Subsidiary.

“Excluded Subsidiary” shall mean, except to the extent provided in the proviso to the definition of Guarantor, (i) any Immaterial Restricted Subsidiary, (ii) any Foreign Restricted Subsidiary, (iii) any Excluded Regulated Restricted Subsidiary, (iv) any Unrestricted Subsidiary, and (v) GETCO Investments and GETCO Strategic Investments so long as such entities continue to be an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder, as a result of being a Guarantor hereunder.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (each, an “ECP”) and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank, if any, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax), and (c) any U.S. federal withholding taxes imposed under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.20(a).

“Existing Class” shall mean any Existing Revolving Class and the Existing Term Loans, as applicable.

“Existing Revolving Class” shall have the meaning assigned to such term in Section 2.19(a)(ii).

“Existing Revolving Commitment” shall have the meaning assigned to such term in Section 2.19(a)(ii).

“Existing Revolving Loans” shall have the meaning assigned to such term in Section 2.19(a)(ii).

“Existing Term Loans” shall have the meaning assigned to such term in Section 2.19(a)(ii).

“Extended Revolving Class” shall have the meaning assigned to such term in Section 2.19(a)(ii).

“Extended Revolving Commitments” shall have the meaning assigned to such term in Section 2.19(a)(ii).

“Extended Revolving Loans” shall have the meaning assigned to such term in Section 2.19(a)(ii).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.19(a)(i).

“Extended Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make an Extended Term Loan.

“Extending Lender” shall have the meaning assigned to such term in Section 2.19(b).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.19(c).

“Extension Date” shall have the meaning assigned to such term in Section 2.19(d).

“Extension Election” shall have the meaning assigned to such term in Section 2.19(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.19(a).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price at which a willing arms-length buyer and a willing arms-length seller in a transaction, would agree to purchase and sell such asset, as determined in good faith by (x) a Responsible Officer of the Borrower or (y) if such Fair Market Value is in excess of $5,000,000, the Board of Directors of the Borrower (or pursuant to a delegation of authority by such Board of Directors of the Borrower).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated December 19, 2012, between GETCO and Jefferies Finance LLC.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the other fees referred to in Section 2.05(d).

“Final Maturity Date” shall mean the later of (i) the Revolving Maturity Date and (ii) the Term Loan Maturity Date.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc., or any other self-regulatory body which succeeds to the functions of the Financial Industry Regulatory Authority, Inc.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Restricted Subsidiary” shall mean any Foreign Subsidiary that is a Restricted Subsidiary of the Borrower.

“Foreign Subsidiary” shall mean a Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Funding Default” shall have the meaning assigned to such term in Section 2.16(c).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“GETCO” shall mean GETCO Holding Company, LLC, a Delaware limited liability company.

“GETCO Asia” shall mean GETCO Asia Pte Ltd, a private limited company and direct Restricted Subsidiary of GETCO organized under the laws of Singapore.

“GETCO Investments” shall mean GETCO Investments, LLC, a Delaware limited liability company and a Wholly Owned Restricted Subsidiary of the Borrower.

“GETCO Strategic Investments” shall mean GETCO Strategic Investments, LLC, a Delaware limited liability company and a Wholly Owned Restricted Subsidiary of the Borrower.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, self-regulatory organization (including FINRA and any comparable foreign equivalent thereof), exchange, instrumentality or regulatory body or any subdivision thereof (including the SEC and any comparable foreign equivalent thereof) or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(h).

“Guarantee and Collateral Agreement” shall mean a Guarantee and Collateral Agreement substantially in the form of Exhibit J among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be supplemented from time to time by one or more Joinder Agreements.

“Guarantee and Collateral Agreement Collateral” shall mean all property pledged or granted (or purported to be pledged or granted) as collateral pursuant to the Guarantee and Collateral Agreement.

“Guarantees” shall mean the guarantees issued pursuant to the Guarantee and Collateral Agreement by the Guarantors.

“Guarantor” shall mean each Wholly Owned Restricted Subsidiary of the Borrower other than any Excluded Subsidiary; provided that, notwithstanding anything to the contrary contained herein, any Subsidiary of the Borrower that is a guarantor or obligor in respect of the Second Lien Notes Documents or any Permitted Refinancing Second Lien Notes Documents shall be a Guarantor for all purposes under the Loan Documents and shall be required to provide a Guarantee. Each Wholly Owned Restricted Subsidiary of the Borrower that is a Guarantor on the Closing Date is listed on Schedule 1.01(c).

“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, crude oil or any fraction thereof, underground or aboveground storage tanks, whether empty or containing any substance, any mold, microbial or fungal contamination that poses a risk to human health or the Environment or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (i) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in preceding clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Holding Company Reorganization” shall mean the holding company reorganization pursuant to which the Target will become a direct Wholly Owned Subsidiary of the Borrower and the holders of the Equity Interests of the Target will become holders of the Equity Interests of the Borrower.

“Immaterial Restricted Subsidiary” shall mean, as of any date of determination, any Wholly Owned Restricted Subsidiary of the Borrower (a) whose total assets (on a consolidated basis including its Subsidiaries) as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) did not exceed $20,000,000 or (b) whose gross revenues (on a consolidated basis including its Subsidiaries) for such Test Period did not exceed $20,000,000; provided, however, that (x) a Wholly Owned Restricted Subsidiary of the Borrower that no longer meets the foregoing requirements of this definition or is otherwise required to become a Loan Party pursuant to Section 5.10 shall no longer constitute an Immaterial Restricted Subsidiary for purposes of this Agreement and (y) notwithstanding the foregoing, the Borrower may elect to cause an Immaterial

Restricted Subsidiary to become a Loan Party pursuant to Section 4.01 or 5.10, as the case may be, in which case such Immaterial Restricted Subsidiary shall, upon satisfaction of the provisions of either such Section, no longer constitute an Immaterial Restricted Subsidiary. Notwithstanding the foregoing, (i) the total assets of all Immaterial Restricted Subsidiaries shall not exceed $50,000,000, (ii) the gross revenues of all Immaterial Restricted Subsidiaries shall not exceed $50,000,000 and (iii) any Subsidiary of the Borrower that guarantees or is an obligor of the Indebtedness incurred under this Agreement and the other Loan Documents or the Indebtedness under the Second Lien Notes or any Permitted Refinancing Second Lien Notes shall not be deemed an Immaterial Restricted Subsidiary.

“Increasing Lenders” shall have the meaning assigned to such term in Section 2.20(b).

“Incremental Loan Amendment” shall have the meaning assigned to such term in Section 2.20(d).

“Indebtedness” of any person at any date shall mean, without duplication, (a) all indebtedness of such person for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such person’s business and (ii) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP), (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (f) all obligations of such person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such person, (h) all Contingent Obligations of such person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such person, whether or not such person has assumed or become liable for the payment of such obligation (provided that the amount of any such obligation shall be limited to the lesser of the stated amount thereof and the fair market value of such property), (j) all Hedging Obligations of such person, valued at the Hedging Termination Value thereof, and (k) for the purposes of Section 7.01(f) only, all obligations or liabilities of such person arising from a Repo Agreement; provided, that the term “Indebtedness” shall not include (A) accrued expenses arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) payments and obligations with respect to deferred employee compensation, stock appreciation rights and similar obligations and (D) agreements providing for indemnification, for the adjustment of purchase price or for similar adjustments in connection with a Permitted Acquisition or other permitted Investment or a Disposition permitted by Section 6.06. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner), other than to the extent that the instrument or agreement evidencing such terms of such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insolvency” shall mean with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Laws” shall mean the Bankruptcy Code, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges in intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisions, continuations-in-part, renewals, and reissues for any of the foregoing, (b) trademarks, service marks, trade dress, logos, slogans, and other indicia of origin, whether registered or unregistered and all applications for the same, together with all of the goodwill associated therewith, (c) all works of authorship, mask works, or other copyrightable works, whether registered as copyrights or unregistered, and all pending applications for the same, (d) trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, financial data, technical data, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, source code, object code, and data collections and (e) all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” shall mean the intercompany demand promissory note substantially in the form of Exhibit D (or such other form as may be approved by the Administrative Agent).

“Intercreditor Agreement” shall mean the Subordination and Intercreditor Agreement, dated as of the date hereof, among the Collateral Agent, the Second Lien Notes Collateral Agent and the Loan Parties substantially in the form of Exhibit M.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date (or such earlier date on which the Revolving Commitments are terminated) and, after such maturity (or termination as the case may be), on each date on which demand for payment is made and (d) with respect to any Term Loan, the Term Loan Maturity Date and, after such maturity, on each date on which demand for payment is made.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Funds” shall mean funds not constituting the proceeds of any Indebtedness, Debt Issuance, equity issuance, capital contribution, Asset Sale or Casualty Event (in each case, without regard to the exclusions from the definitions thereof, other than in the case of an Asset Sale only, any disposition of assets permitted by Section 6.04(a), 6.06(a), 6.06(b), 6.06(g), 6.06(h) or 6.06(j); provided, however, that notwithstanding the foregoing, until such time as the scheduled payment of the Term Loans pursuant to Section 2.09(a) that is due on July 1, 2014 is paid in full, any optional prepayment of the Term Loans made with any funds required to meet Regulatory Capital requirements on the Closing Date that are no longer required to meet Regulatory Capital requirements following the Closing Date as a result of the Transactions shall, for purposes of such Section 2.10(f), only be treated as being made with Internally Generated Funds to the extent that such prepayment is applied to the scheduled payment of the Term Loans that is due on July 1, 2014.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” (or “ISP 98”) published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” shall mean, as the context may require, (a) any Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to issue Letters of Credit hereunder in connection with any Revolving Commitments made pursuant to Section 2.20, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) with respect to Letters of Credit issued by such Lender; and/or (c) collectively, all of the foregoing. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Bank (and such Affiliate shall be deemed to be an “Issuing Bank” for all purposes of the Loan Documents). In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Joinder Agreement” shall mean a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.17.

“Knight Capital Americas Amended LLC Agreement” shall mean the Fifth Amended and Restated Limited Liability Company Agreement of Knight Capital Americas LLC (f/k/a Knight Execution & Clearing Services LLC).

“Knight Capital Americas Preferred Units” shall mean the “Series A Preferred Units” issued, or to be issued, pursuant to and in accordance with the Knight Capital Americas Amended LLC Agreement.

“LC Commitment” shall mean any commitment of the Issuing Bank to issue Letters of Credit in connection with any Revolving Commitments provided pursuant to Section 2.20; provided that at no time shall the LC Commitment exceed the Revolving Commitment. The amount of the LC Commitment shall be $0 on the Closing Date.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, as at any date of determination, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time. For all purposes of this Agreement and the other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP (or any other equivalent applicable rule with respect to force majeure events), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by the Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit F, or such other form as shall be approved by the Issuing Bank.

“LC Sub-Account” shall mean a cash collateral account maintained by the Administrative Agent for purposes of Cash Collateralization of the LC Exposure in accordance with Section 2.18(i).

“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject. For purposes of Section 2.15, the term “applicable Legal Requirements” shall mean FATCA.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other person that becomes a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.20, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any standby letter of credit issued or to be issued by the Issuing Bank for the account of the Borrower or one of its Wholly Owned Subsidiaries pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five Business Days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded to the nearest 1/100th of 1%) for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of such rates for the two terms most nearly corresponding to such Interest Period and (ii) if the Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in the nature of a security interest (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” shall mean this Agreement, the Letters of Credit (if any), the Notes (if any), the Security Documents, the Intercreditor Agreement, each Joinder Agreement and, except for purposes of Section 10.02(b), the Fee Letter.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swingline Loan.

“Market Disruption Event” shall have the meaning assigned to such term in Section 2.11(ii).

“Material Adverse Effect” shall mean (a) a material adverse effect on, or material adverse change in, the financial condition, results of operations, assets, liabilities (contingent or otherwise) or business of the Companies, taken as a whole, or the Loan Parties, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to fully and timely perform any of its obligations under any Loan Document, (c) a material impairment of the rights of or benefits or remedies, taken as a whole, available to the Lenders, the Issuing Bank or any Agent under any Loan Document, or (d) a material adverse effect on the Collateral (or any material portion thereof) or the validity, enforceability, perfection or priority of the Lien in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or any material portion thereof.

“Material Foreign Restricted Subsidiary” shall mean, as of any date of determination, any Foreign Restricted Subsidiary of the Borrower that, as of the last day of the most recently ended fiscal quarter of the Borrower, has (on a consolidated basis including its Subsidiaries) in excess of 2.5% of the Consolidated Tangible Net Worth of the Borrower or 2.5% of the consolidated gross revenues of the Borrower.

“Material Indebtedness” shall mean the Second Lien Notes, any Permitted Refinancing Second Lien Notes and any Indebtedness (other than the Loans and the Letters of Credit) or Hedging Obligations of any Company in an aggregate outstanding principal amount of $35,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Company at any time shall be the Hedging Termination Value thereof at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.13.

“Mortgage” shall mean a mortgage, deed of trust or similar document creating and evidencing a first priority Lien (subject to Permitted Collateral Liens) on a Mortgaged Property, which shall be consistent with the applicable terms of this Agreement and otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgage Supporting Documents” shall mean, with respect to any Mortgage, (i) a lender’s title insurance policy or marked-up unconditional pro-forma insurance policy (in each case, together with copies of all documents referred to therein) insuring the first-priority Lien of the Mortgage, subject to Permitted Collateral Liens, (ii) to the extent reasonably requested by the Collateral Agent, an as-built survey (in form and as to date that is reasonably acceptable to the Collateral Agent and sufficient for the title insurer issuing the title insurance policy to remove the standard survey exception and deliver endorsements to such title insurance policy as reasonably requested by the Collateral Agent), (iii) as reasonably requested by the Collateral Agent, environmental assessments and reports, (iv) “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determinations with respect to each Real Property covered by the Mortgage (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower and any applicable Loan Party, and evidence of flood insurance or application to obtain flood insurance (plus proof of premium payment for flood insurance policies then in effect or then being put in place), in the event the property is located in a special flood hazard area), (v) UCC-1 (or equivalent) fixture filings and (vi) customary local counsel and corporate opinions with respect to the Mortgage and applicable mortgagor (and related transactions), in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Property” shall mean each fee owned Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Loan Party or a Commonly Controlled Entity contributes or is obligated to contribute, and each such plan for the five-year period immediately following the latest date on which any Loan Party or a Commonly Controlled Entity contributed to or had an obligation to contribute to such plan.

“Net Cash Proceeds” shall mean, in each case net of, without duplication, any applicable Taxes that are paid or payable as reasonably determined by the Borrower (provided that, to the extent such Taxes that are determined by the Borrower as payable are not paid by the time such Taxes are required to be paid, such unpaid amounts shall constitute Net Cash Proceeds):

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by any Company (including cash proceeds subsequently received (as and when received by any Company) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale (after taking into account any available tax credits or deductions and any tax sharing arrangements)), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Company associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that are either secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties) or otherwise required to be repaid (and is actually repaid) pursuant to any mandatory prepayment requirements or otherwise, but excluding (x) Indebtedness secured under the Security Documents and (y) Indebtedness secured under the Second Lien Notes Documents and the Permitted Refinancing Second Lien Notes Documents;

(b) with respect to any (i) Debt Issuance, (ii) issuance or sale of Equity Interests by any Restricted Subsidiary of the Borrower (other than to the Borrower or any Restricted Subsidiary thereof) or (iii) the sale or issuance of Qualified Capital Stock of the Borrower (other than to a Restricted Subsidiary of the Borrower), the cash proceeds thereof received by any Company, in each case, net of reasonable and customary fees and expenses (including legal, accounting and other professional and transaction fees and expenses and brokers’ fees and expenses, commissions, costs and other expenses incurred in connection therewith); and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by any Company in respect thereof, net of all reasonable costs and expenses (including legal, accounting and other professional and transaction fees and expenses and brokers’ fees and expenses) incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“New Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Non-Public Information” shall mean material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its Subsidiaries or their respective securities.

“Non-Recourse Debt” shall mean Indebtedness:

(a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swingline Loans, in each case issued pursuant to Section 2.04(e), if any, substantially in the form of Exhibit H-1, H-2 or H-3, respectively.

“NSCC” shall mean the National Securities Clearing Corporation.

“Obligations” shall mean (a) all obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accrued or incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising; provided, however, the term “Obligations” shall not include any Excluded Swap Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.20(b).

“Offer Term Loans” shall have the meaning assigned to such term in Section 10.04(j)(i).

“Officer’s Certificate” shall mean a certificate executed by the chairman of the board of directors (if an officer), the chief executive officer, the president or one of the Financial Officers, each in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any person, (a) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (b) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constituent documents) of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (d) in the case of any general partnership, the partnership agreement (or similar constituent document) of such person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges (including fees and expenses to the extent incurred with respect to any such taxes or charges) or similar levies (including interest, fines, penalties and additions with respect to any of the foregoing) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.20(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate” shall mean a perfection certificate in the form of Exhibit I-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a perfection certificate supplement in the form of Exhibit I-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or all or substantially all of any business or division of any person, (b) acquisition of 100% of the Equity Interests of any person or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i) no Default then exists or would immediately result therefrom;

(ii) after giving effect to such transaction on a pro forma basis, the Borrower shall be in compliance with (x) all covenants set forth in Sections 6.10(a), (b) and (c) as of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as the case may be, and (y) a Total Leverage Ratio of no greater than 2.60:1.00 as of the end of such Test Period;

(iii) the person(s) or business(es) to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and its Restricted Subsidiaries are permitted to be engaged in under Section 6.14;

(iv) with respect to such transaction or the series of related transactions, the Board of Directors of the person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(v) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Legal Requirements applicable thereto;

(vi) (a) (A) the person making such acquisition is the Borrower, a Guarantor or, to the extent consistent with the provisions below in this clause (vi), any other Restricted Subsidiary of the Borrower, and (B) to the extent required under the Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition, the person being so acquired becomes a Guarantor, (b) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination (x) is the Borrower (in the case of any such transaction involving the Borrower, a Guarantor (in the case of any such transaction involving a Guarantor, other than a transaction involving the Borrower) or a Wholly Owned Restricted Subsidiary (in all other cases) or (y) to the extent required under the Loan Documents, including Section 5.10, upon consummation of the Permitted Acquisition becomes a Guarantor, and (c) in the case of the acquisition of 100% of the Equity Interests of any person (including by way of merger), such person shall own no Equity Interests of any other person (other than de minimis amounts) unless either (x) such person owns 100% of the Equity Interests of such other person or (y) if such person owns Equity Interests in any other person which is a non-Wholly Owned Subsidiary of such person, then (1) such person shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (2) any such non-Wholly Owned Subsidiary of the person being so acquired shall have been a non-Wholly Owned Subsidiary of such person prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (3) such person and/or its Wholly Owned Subsidiaries own at least 80% of the total value of all the assets owned by such person and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of non-Wholly Owned Subsidiaries held by such person and its Wholly Owned Subsidiaries); provided, however, that except with respect to a Permitted Acquisition of any person that becomes a Broker-Dealer Restricted Subsidiary, another Excluded Regulated Restricted Subsidiary or a Wholly Owned Restricted Subsidiary substantially all of whose assets are (and continue to be) Equity Interests of one or more Excluded Regulated Restricted Subsidiaries, in each case as a result of such Permitted Acquisition, the aggregate Acquisition Consideration for all Permitted Acquisitions by the Borrower, any Guarantor or any other Restricted Subsidiary of the Borrower effected after the Closing Date in which either (x) all persons so acquired did not become Guarantors (or merge with and into the Borrower or a Guarantor) or (y) substantially all of the consolidated assets of the persons or business so acquired were not subject to a perfected security interest under the Security Documents shall not exceed (A) $20,000,000 plus (B) an additional amount equal to the portion, if any, of Retained Excess Cash Flow on such date that the Borrower elects to apply to this clause (B), such election to be specified in a written notice from a Responsible Officer of the Borrower to the Administrative Agent calculating in reasonable detail the amount of Retained Excess Cash Flow immediately prior to such election and the amount thereof elected to be so applied; and

(vii) prior to the proposed date of consummation of each such transaction, the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that such transaction and related series of transactions complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (e), (f), (h), (i), (j) and (n) of Section 6.02; provided, however, on the date of delivery of each Mortgage under Section 5.10, Permitted Collateral Liens in the case of such Mortgaged Property shall mean only those Liens that are (i) identified on a schedule to the applicable Mortgage, (ii) excepted as being prior to the Lien of such Mortgage, or to which the Mortgaged Property is subject, as set forth in the title insurance policy (or commitment) relating to such Mortgaged Property, as the Collateral Agent has approved in its reasonable discretion, and (iii) are otherwise Permitted Liens.

“Permitted Hedging Agreement” shall mean any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, commodity prices or currency exchange rates, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view”.

“Permitted Holders” shall mean the collective reference to General Atlantic LLC and its majority owned and Controlled Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Second Lien Notes” shall mean any debt securities of the Borrower (which may be guaranteed by the Guarantors) issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge the Second Lien Notes; provided that:

(i) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Second Lien Notes being extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Second Lien Notes and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(ii) such Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Second Lien Notes being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(iii) at the time of incurrence or issuance thereof, no Event of Default shall have occurred and be continuing;

(iv) such Indebtedness does not add guarantors or security from that which applied to the Second Lien Notes being extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(v) such Indebtedness shall only be secured by the Collateral and shall be subject to the terms of the Intercreditor Agreement on the same basis as the Second Lien Notes; and

(vi) such Indebtedness does not contain any covenants or events of default that are more restrictive taken as a whole to the Borrower and its Restricted Subsidiaries than either (x) those contained in the Second Lien Notes being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (y) those contained in this Agreement but, in the case of this clause (y), with levels set with at least a 10% cushion to each applicable corresponding financial maintenance covenant, other covenant or event of default contained herein.

“Permitted Refinancing Second Lien Notes Documents” shall mean the Permitted Refinancing Second Lien Notes, the Permitted Refinancing Second Lien Notes Indenture and the Permitted Refinancing Second Lien Notes Security Documents.

“Permitted Refinancing Second Lien Notes Indenture” shall mean the indenture (or similar agreement) relating to any Permitted Refinancing Second Lien Notes.

“Permitted Refinancing Second Lien Notes Security Documents” shall mean, subject to the terms of the Intercreditor Agreement, the security agreements, pledge agreements, mortgages and other security documents entered into pursuant to the Permitted Refinancing Second Lien Notes Indenture in which Liens are granted on the Collateral to the collateral agent under the Permitted Refinancing Second Lien Notes Documents for its benefit and the benefit of the holders of the Permitted Refinancing Second Lien Notes.

“person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Plan” shall mean, at a particular time, any employee benefit plan (as defined in Section 3(3) of ERISA), other than any Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA and in respect of which any Loan Party or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or that is maintained or contributed to by a Loan Party or any Commonly Controlled Entity or to which a Loan Party or Commonly Controlled Entity has or may have an obligation to contribute, and each such plan for the five-year period immediately following the latest date on which a Loan Party or a Commonly Controlled Entity maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” shall mean IntraLinks, SyndTrak or a substantially similar electronic transmission system.

“Pledged Notes” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Pledged Securities” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Pledged Stock” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Pledgor” shall mean each Company listed on Schedule 1.01(d), and each other Restricted Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Guarantor) and the Security Documents pursuant to Section 5.10.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“pro forma” shall mean that all pro forma calculations required to be made hereunder shall give effect to any acquisition (other than the Acquisition), investment, Disposition, designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary, or re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary, merger or similar event on a pro forma basis and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, and may also reflect (x) any projected synergies, cost savings or similar benefits expected to be realized as a result of such event to the extent such synergies, cost savings or similar benefits would be permitted to be reflected in financial statements prepared in compliance with Article 11 of Regulation S-X under the Securities Act, and (y) any other identifiable and factually supportable synergies, cost savings or similar benefits not included in preceding clause (x) that are reasonably anticipated by the Borrower to be achieved in connection with any such event within the 12-month period following the consummation of such event, which the Borrower determines are reasonable and are set forth in an Officer’s Certificate of a Financial Officer of the Borrower; provided that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (y) shall not exceed 15% of the amount of Consolidated EBITDA for such period without giving effect to this clause (y).

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“Projections” shall have the meaning assigned to such term in Section 3.04(c).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to the Borrower or its Subsidiaries.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (a) such Indebtedness is incurred within 270 days after such acquisition, installation, construction or improvement of such fixed or capital assets by such person and (b) the amount of such Indebtedness does not exceed the lesser of 100% of the Fair Market Value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment.

“Reference Date” shall have the meaning assigned to such term in the definition of Retained Excess Cash Flow.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 10.02(g).

“Refinancing” shall mean the repayment in full of, and the termination of any commitment to make extensions of credit under, all of the outstanding indebtedness of any Company listed on Schedule 1.01(e).

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Capital” shall mean the minimum net capital requirements to which a Broker-Dealer Restricted Subsidiary is subject as defined in Rule 15c3-1 of the Exchange Act with respect to any Broker-Dealer Subsidiary that is a Domestic Restricted Subsidiary or any similar or comparable capital requirement the minimum amount(s) of which is subject to foreign regulation with respect to any Broker-Dealer Restricted Subsidiary that is a Foreign Restricted Subsidiary.

“Reimbursement Obligations” shall mean the Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Person” shall mean, with respect to any person, (a) each Affiliate of such person and each of the officers, directors, partners, trustees, employees, affiliates, shareholders, Advisors, agents, attorneys-in-fact and Controlling persons of each of the foregoing, and (b) if such person is an Agent, each other person designated, nominated or otherwise mandated by or assisting such Agent pursuant to Section 9.05 or any comparable provision of any Loan Document.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the Environment or any Real Property.

“Reorganization” shall mean with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 10.02(g).

“Repo Agreement” shall mean any of the following: repurchase agreements, reverse repurchase agreements, sell buy backs and buy sell backs agreements, securities lending and borrowing agreements and any other agreement or transaction similar to those referred to above in this definition.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .22, .23, .25, .27 or .28 of the applicable regulations.

“Required Lenders” shall mean, at any date of determination, Lenders having Loans, LC Exposure and unused Revolving Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments and Term Loan Commitments at such time.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any words of similar import defined under other applicable Environmental Laws, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, remediate, contain, assess, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any Real Property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related to the Loan Documents, the Second Lien Notes Documents, the Permitted Refinancing Second Lien Notes Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any person other than (x) the Collateral Agent for the benefit of the Secured Parties or (y) to the extent subject to the Intercreditor Agreement, the Second Lien Notes Collateral Agent for the benefit of the holders of the Second Lien Notes or the collateral agent in respect of the Permitted Refinancing Second Lien Notes for the benefit of the holders thereof or (iii) are not otherwise generally available for use by the Borrower or such Restricted Subsidiary.

“Restricted Subsidiary” shall mean, at any time, any direct or indirect Subsidiary of the Borrower that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retained Excess Cash Flow” shall mean, at any time (the “Reference Date”), an amount equal to the remainder of (A) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any fiscal year) of the Borrower and its Restricted Subsidiaries for each Excess Cash Flow Reference Period minus (B) the sum of (i) the portion of such Excess Cash Flow that has been applied (or is required to be applied) to the prepayment of the Term Loans in accordance with Section 2.10(f), (ii) the aggregate amount by which the repayments of Term Loans otherwise required by Section 2.10(f) have been reduced by operation of clause (B) of such Section 2.10(f), (iii) the aggregate amount of all

Dividends made pursuant to Section 6.08(e), (iv) the aggregate amount of all Permitted Acquisitions made in reliance on clause (B) of the proviso to clause (vi) of the definition of Permitted Acquisition, (v) the aggregate amount of all Capital Expenditures made pursuant to Section 6.10(d)(ii), (vi) the aggregate amount of all Investments made pursuant to Section 6.04(s)(ii), and (vii) the aggregate amount of all prepayments, repayments and purchases made pursuant to Section 6.11(a)(v) (in each case in respect of preceding clauses (b)(iii)-(vii), for the period through the Reference Date, but without taking account of the intended usage of Retained Excess Cash Flow on such Reference Date); provided that if more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of Retained Excess Cash Flow immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

“Revolving Availability Period” shall mean the period from and after the initial provision of any Revolving Commitments pursuant to Section 2.20 to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder pursuant to Section 2.20 up to the amount set forth for such Lender in the applicable Incremental Loan Amendment or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (x) further increased from time to time pursuant to Section 2.20, (y) reduced from time to time pursuant to Section 2.07 and (z) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. In addition, the Revolving Commitment of each Lender shall include any Extended Revolving Commitment of such Lender. The aggregate principal amount of the Revolving Commitments on the Closing Date is $0.

“Revolving Commitment Increase” shall have the meaning assigned to such term in Section 2.20(e).

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Extension Request” shall have the meaning assigned to such term in Section 2.19(a).

“Revolving Increasing Lender” shall have the meaning assigned to such term in Section 2.20(d).

“Revolving Lender” shall mean a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” shall mean a Loan made by the Lenders to the Borrower pursuant to Section 2.01(b), including any Extended Revolving Loan. Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean the final maturity date set forth in the initial Incremental Loan Amendment entered into pursuant to Section 2.20 or, if such date is not a Business Day, the first Business Day thereafter; provided that with respect to Extended Revolving Commitments (and any related outstandings), the Revolving Maturity Date with respect thereto shall instead be the final maturity date as specified in the applicable Extension Amendment.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Second Lien Notes” shall mean the Borrower’s (as successor to GETCO Financing Escrow LLC) 8.25% Second Lien Notes due June 15, 2018, issued pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Collateral Agent” shall mean The Bank of New York Mellon in its capacity as collateral agent pursuant to the Second Lien Notes Documents and any successor appointed in accordance with the Second Lien Notes Documents.

“Second Lien Notes Documents” shall mean the Second Lien Notes, the Second Lien Notes Indenture and the Second Lien Notes Security Documents.

“Second Lien Notes Indenture” shall mean the Indenture, dated as of June 5, 2013, by and among the Borrower (as successor to GETCO Financing Escrow LLC), as issuer, the Restricted Subsidiaries of the Borrower that are guarantors party thereto and the Second Lien Notes Trustee.

“Second Lien Notes Security Documents” shall mean, subject to the terms of the Intercreditor Agreement, the security agreements, pledge agreements, mortgages and other security documents entered into pursuant to the Second Lien Notes Indenture in which Liens are granted on the Collateral to the Second Lien Notes Collateral Agent for its benefit and the benefit of the holders of the Second Lien Notes.

“Second Lien Notes Trustee” shall mean The Bank of New York Mellon in its capacity as trustee pursuant to the Second Lien Notes Documents and any successor appointed in accordance with the Second Lien Notes Documents.

“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Permitted Hedging Agreement intended to protect against fluctuations in interest rates entered into with any counterparty that is a Secured Party. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event will Secured Obligations include any Excluded Swap Obligations.

“Secured Parties” shall mean, collectively:

(a) with respect to the Obligations, the Administrative Agent, the Collateral Agent, each other Agent, the Issuing Bank and the Lenders; and

(b) with respect to obligations under Permitted Hedging Agreements, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each counterparty to a Permitted Hedging Agreement if (i) at the date of entering into such Hedging Agreement such counterparty was an Agent, a Lender or an Affiliate of an Agent or Lender, and (ii) such counterparty executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such counterparty (x) appoints the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (y) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender.

“Securities Account Control Agreement” shall mean a securities account control agreement in form and substance reasonably satisfactory to the Collateral Agent.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Cash Collateral Agreement, each Mortgage (if any), each Control Agreement and each other security document or pledge agreement delivered in accordance with applicable Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Guarantee and Collateral Agreement, the Cash Collateral Agreement, any Mortgage, any Control Agreement or any other such security document or pledge agreement to be filed or registered with respect to the security interests in property created pursuant to the Guarantee and Collateral Agreement, the Cash Collateral Agreement, any Mortgage, any Control Agreement and any other document or instrument utilized to pledge any property as collateral for the Secured Obligations.

“SPC” shall have the meaning assigned to such term in Section 10.04(h).

“Specified Purchase Agreement Representations” shall mean the representations and warranties made by (or with respect to) the Target and its Subsidiaries in the Agreement and Plan of Merger as are material to the interests of the Lenders or the Arrangers, but only to the extent that the Borrower has (or its applicable Affiliate has) the right to terminate its (or its applicable Affiliate’s) obligations under the Agreement and Plan of Merger or decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment or other modification thereto).

“Specified Representations” shall mean the representations and warranties set forth in Sections 3.01(a), 3.01(c), 3.01(e), 3.02(a) (as they relate to the Loan Documents and the Second Lien Notes Documents), 3.02(b), 3.03 (as they relate to the Loan Documents and the Second Lien Notes Documents conflicting with the Organizational Documents of any Company), 3.10, 3.11, 3.12, 3.16, 3.20 (other than Section 3.20(d)) and 3.22 (subject, in the case of such Section 3.02(b), to the extent that such security interests are required to be perfected on the Closing Date pursuant to Section 4.01).

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under regulations issued from time to time (including Regulation D) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean unsecured Indebtedness of any Company that is by its terms subordinated in right of payment to the Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.

“Swap Obligation” shall mean, with respect to any Guarantor, any Hedging Obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing of Swingline Loans.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17 in connection with an Incremental Loan Amendment, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17; provided that at no time shall the Swingline Commitment exceed the Revolving Commitment. The aggregate principal amount of the Swingline Commitment shall be $0 on the Closing Date.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean the Administrative Agent (if it agrees to be the Swingline Lender in its sole discretion), or if the Administrative Agent elects not to be the Swingline Lender, any other Revolving Lender reasonably acceptable to the Administrative Agent and the Borrower which agrees to make Swingline Loans hereunder, in each case, in connection with any Revolving Commitments obtained pursuant to Section 2.20.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor or (b) (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Company is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Company of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Target” shall mean Knight Capital Group, Inc., a Delaware corporation.

“Target Material Adverse Effect” shall mean, except (x) as disclosed in any of the SEC reports or documents publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by the Target with the SEC on or after December 31, 2011 (the “Target SEC Reports”) but prior to December 19, 2012 (excluding (a) any disclosures set forth in any risk factor section or market risk section, and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such Target SEC Reports to the extent they are cautionary, predictive or forward-looking in nature and (b) any exhibits or schedules appended thereto); or (y) as disclosed in the disclosure schedule of the Target to the Agreement and Plan of Merger (as in effect on December 19, 2012) delivered to the Arrangers prior to December 19, 2012 (provided, however, that the disclosure in any section of such disclosure schedules shall apply solely in the context of the corresponding section of the Agreement and Plan of Merger except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another section of the Agreement and Plan of Merger) any change, effect, event, occurrence, circumstance, state of fact or development that (i) has a material adverse effect on the financial condition, business or results of operations of the Target and its Subsidiaries, taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of the Target to timely consummate the transactions contemplated by the Agreement and Plan of Merger; provided, however, that, in the case of clause (i) only, a “Target Material Adverse Effect” shall not be deemed to include any change, effect, event, occurrence, circumstance, state of fact or development to the extent resulting from or arising out of, (A) any change after December 19, 2012 in applicable Law or GAAP or regulatory accounting standards; (B) any change arising after December 19, 2012 in general U.S. or global economic conditions, or changes therein, including interest rates or currency exchange rates; (C) general political conditions or changes therein, acts of war, sabotage or terrorism or natural disasters occurring after December 19, 2012 and not specifically related to the Target or its Subsidiaries (including the commencement, continuation or escalation of armed hostilities or other material national or international calamity); (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of the common stock of the Target, in and of itself, but not including any underlying causes thereof; (E) the public announcement of the transactions contemplated by the Agreement and Plan of Merger; or (F) any action or omission taken by the Target pursuant to the express written consent of GETCO; except in each case of (A), (B) and (C), unless the effects of such changes are materially disproportionately adverse to the Target and its Subsidiaries, taken as a whole, as compared to other persons in the industry in which the Target and its Subsidiaries operate. Capitalized terms used in the definition of Target Material Adverse Effect above but not otherwise defined herein have the meaning assigned to such terms in the Agreement and Plan of Merger as in effect on December 19, 2012.

“Target SEC Reports” shall have the meaning assigned to such term in the definition of Target Material Adverse Effect.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges imposed by a Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions with respect to any of the foregoing) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder in the amount set forth on Annex I to this Agreement or on Schedule 1 to the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. In addition, the Term Loan Commitment of each Lender shall include any Extended Term Loan Commitment of such Lender. The aggregate principal amount of the Lenders’ Term Loan Commitments on the Closing Date is $535,000,000.

“Term Loan Extension Request” shall have the meaning assigned to such term in Section 2.19(a).

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean December 5, 2017 or, if such date is not a Business Day, the first Business Day thereafter.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09(a).

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a). Each Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b); provided that in the case of any Test Period that includes the fiscal quarter of the Borrower ending on June 30, 2013 and any fiscal quarter of the Borrower prior thereto, the rules set forth in the immediately succeeding sentence shall apply. If the respective Test Period (i) includes the fiscal quarter of the Borrower ended September 30, 2012, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $54,536,529, and (y) Consolidated Cash Interest Expense for such fiscal quarter shall be deemed to be $14,749,824, (ii) includes the fiscal quarter of the Borrower ended December 31, 2012, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $58,358,982, and (y) Consolidated Cash Interest Expense for such fiscal quarter shall be deemed to be $14,749,824, (iii) includes the fiscal quarter of the Borrower ended March 31, 2013, (x) Consolidated EBITDA for such fiscal quarter shall be deemed to be $78,443,284, and (y) Consolidated Cash Interest Expense for such fiscal quarter shall be deemed to be $14,749,824 and (iv) includes the fiscal quarter of the Borrower ending June 30, 2013, (x) Consolidated EBITDA shall be deemed to be Consolidated EBITDA for such fiscal quarter calculated in accordance with the terms of this Agreement as though the Restricted Subsidiaries of the Borrower on the Closing Date (after giving effect to the

Transactions contemplated to occur on such date) were part of the Borrower’s consolidated group of Restricted Subsidiaries since April 1, 2013, and (y) Consolidated Cash Interest Expense shall be deemed to be the sum of actual Consolidated Cash Interest Expense for the period from and including the Closing Date to and including the last day of such fiscal quarter multiplied by a fraction, the numerator of which is the number of days in said fiscal quarter to but excluding the Closing Date and the denominator of which is the number of days in said fiscal quarter; provided further that further adjustments may be made on a pro forma basis to the amounts specified above to the extent provided herein.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Indebtedness on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Transaction Documents” shall mean the Acquisition Documents, the Loan Documents, the Second Lien Notes Documents and the documents relating to the Holding Company Reorganization.

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents and the initial Credit Extensions hereunder, (b) the execution, delivery and performance of the Second Lien Notes Documents and the issuance and purchase of the Second Lien Notes thereunder, (c) the Acquisition, (d) the Refinancing, (e) the Holding Company Reorganization, (f) the Equity Financing and (g) the payment of all related fees, commissions and expenses.

“Type” shall mean, when used in reference to any Loan or Borrowing, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined on the basis of Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” and “U.S.” shall mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of any Company, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to a resolution of such board of directors and such designation otherwise complies with Section 5.15 (in each case until such time (if any) as the board of directors of the Borrower designates any such Subsidiary as a Restricted Subsidiary pursuant to such Section 5.15), but only to the extent that such Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) except as permitted by Section 6.09, is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are not less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Borrower;

(c) is a person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such person’s financial condition or to cause such person to achieve any specified levels of operating results;

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries; and

(e) does not hold any Indebtedness of, or Lien on any property of, the Borrower or any Restricted Subsidiary, and does not own any Equity Interests in the Borrower or any of its Restricted Subsidiaries.

As of the Closing Date, all of the Subsidiaries of the Borrower will be Restricted Subsidiaries. For the avoidance of doubt, (i) a Subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary and (ii) any Subsidiary of the Borrower that is, or is required to become, a Guarantor shall not be an Unrestricted Subsidiary.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment by (b) the sum of all such payments.

“Wholly Owned Domestic Restricted Subsidiary” shall mean any Wholly Owned Domestic Subsidiary that is a Restricted Subsidiary of the Borrower.

“Wholly Owned Domestic Subsidiary” shall mean a Domestic Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Restricted Subsidiary” shall mean a Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” shall mean, with respect to any person, a Subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than (x) directors’ qualifying shares and (y) a nominal amount of shares issued to foreign nationals pursuant to applicable Legal Requirements) will at the time be owned by such person and/or by one or more Wholly Owned Subsidiaries of such person.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”. The words “asset” and “property” shall be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, extended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, extensions, amendments and restatements, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or financial definition set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or definition or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and the Borrower); provided that, until so amended, such ratio or definition or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and the Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of the Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such ratio, definition or requirement had been prepared without giving effect to such change.

Section 1.05 Pro Forma Calculations. With respect to any applicable period during which any acquisition (other than the Acquisition and acquisitions in the ordinary course of business), investment (other than intercompany investments between or among any Company and investments in the ordinary course of business), Asset Sale, merger or similar event occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.10 shall be calculated with respect to such period and such acquisition, investment, Asset Sale, merger or similar event on a pro forma basis as if such acquisition, investment, Asset Sale, merger or similar event occurred on the first day of such period. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof or thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(a) each Term Loan Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in the principal amount equal to its Term Loan Commitment; and

(b) each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time during the Revolving Availability Period (or until any earlier termination of the Revolving Commitment of such Revolving Lender) in accordance with the terms hereof and the applicable Incremental Loan Amendment, in an aggregate principal amount at any time outstanding that will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Subject to the terms, conditions and limitations set forth herein and in the applicable Incremental Loan Amendment, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02 Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) any Borrowing shall be in an aggregate principal amount that is (i) (A) except for Swingline Loans, an integral multiple of $100,000 and not less than $250,000 or (B) for Swingline Loans, an integral multiple of $100,000 and not less than $250,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lender to make such Loan and the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings in the aggregate outstanding hereunder at any one time (or such greater number of Eurodollar Borrowings as may be acceptable to the Administrative Agent in its sole discretion). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate from time to time not later than 10:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders within two Business Days.

(d) Unless the Administrative Agent shall have received written notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c), and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation, and (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

Section 2.03 Borrowing Procedure. To request a Revolving Borrowing or Term Borrowing, the Borrower shall deliver, by hand delivery, facsimile or other electronic transmission, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;

(b) the aggregate principal amount of such Borrowing;

(c) the date of such Borrowing, which shall be a Business Day;

(d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”;

(f) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(g) that the conditions set forth in Sections 4.02(b) and (c) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to (i) the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of (x) the Revolving Maturity Date and (y) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month (or, if such date is not a Business Day, on the next succeeding Business Day) and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall promptly (and, in all events, within five Business Days of receipt of such written notice) prepare, execute and deliver at its own expense to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H-1, H-2 or H-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05 Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee (a “Commitment Fee”) equal to the Applicable Commitment Fee Percentage of the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the date of the commencement of the Revolving Availability Period to but excluding the date on which such Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the commencement of the Revolving Availability Period, and (ii) on the date on which such Revolving Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Revolving Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees. The Borrower agrees to pay to (i) the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the commencement of the Revolving Availability Period to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate per annum as the Issuing Bank and the Borrower may from time to time agree on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the commencement of the Revolving Availability Period to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary charges with respect to the administration, issuance, amendment, negotiation, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the commencement of the Revolving Availability Period, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 2.05(c) shall be payable within five Business Days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) Other Fees. The Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the applicable Agents.

(e) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Borrower shall pay (i) the Fronting Fees directly to the Issuing Bank, and (ii) the Fees provided under Section 2.05(d) directly to the applicable Agents. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans. (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, (x) overdue principal and, to the extent permitted by applicable Legal Requirements, overdue interest in respect of each Loan, shall bear interest, after as well as before judgment, at a per annum rate equal to the greater of (i) 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.06(a) and (b) and (ii) 2.0% plus the rate otherwise applicable to ABR Loans of the respective Class as provided in Section 2.06(a) and (y) all other overdue amounts payable hereunder and under any other Loan Document shall bear interest, after as well as before judgment, at a rate per annum equal to 2.0% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable, shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.14, bear interest for one day. The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.07 Termination and Reduction of Commitments. (a) The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date (or, if earlier, upon the making of Term Loans hereunder on the Closing Date). The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date. The Revolving Commitments, the Swingline Commitment and the LC Commitments also shall terminate or be reduced as, and to the extent, provided in Section 2.10.

(b) At its option, the Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least two Business Days prior to the effective date of such termination or reduction (or such shorter period of time as may be agreed to by the Administrative Agent) (which effective date shall be a Business Day), specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower in accordance with this Section 2.07 may expressly state that such notice is conditioned upon the effectiveness of new credit facilities, similar new Indebtedness or other refinancing transactions and which effectiveness will result in the immediate payment in full in cash of all Obligations and the Cash Collateralization of all outstanding Letters of Credit, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to 12:00 p.m., New York City time, one Business Day prior to the specified notice effective date) if such condition is not satisfied or not reasonably likely to be satisfied (as reasonably determined by the Borrower) and the Borrower shall pay any amounts due under Section 2.13, if any, in connection with any such revocation. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08 Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary in this Agreement, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time (or such greater number of Eurodollar Borrowings as may be acceptable to the Administrative Agent in its sole discretion). This Section 2.08 shall not apply to a Swingline Borrowing, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Borrower shall deliver, by hand delivery, facsimile or other electronic transmission, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.09 Amortization of Term Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Term Loan Lenders, on the dates set forth on Annex II, or if any such date is not a Business Day, on the immediately following Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to the amount set forth on Annex II for such Term Loans (as adjusted from time to time pursuant to Section 2.10), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously irrevocably paid in full in cash, all Term Loans shall be due and payable on the Term Loan Maturity Date.

Section 2.10 Optional and Mandatory Prepayments of Loans. (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, or to permanently reduce any portion of the Commitment, subject to the requirements of this Section 2.10; provided that each partial prepayment or permanent reduction in any Commitment shall be in an amount that is an integral multiple of $250,000 and not less than $250,000 or, if less, the outstanding principal amount of such Borrowing.

(b) Revolving Loan Prepayments. (i) In the event of the termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and either (A) replace all outstanding Letters of Credit or (B) Cash Collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, the Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, the Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds (other than Excluded Net Cash Proceeds) of any Asset Sale by any Company, the Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(g); provided that:

(i) so long as no Event of Default shall then exist or would arise therefrom, up to $25,000,000 in the aggregate of such proceeds in any fiscal year of the Borrower (other than in connection with the proceeds from an Asset Sale pursuant to Section 6.06(r) which shall be applied as provided above in this clause (c) without regard to this proviso) shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to (I) be reinvested in assets (other than working capital) used or useful in the business of any Loan Party within 12 months following the date of such Asset Sale, (II) be used within 12 months following the date of such Asset Sale to comply with applicable capital requirements or finance the working capital needs of a Broker-Dealer Restricted Subsidiary, an operating regulated entity or a licensed mortgage Restricted Subsidiary, or an Equivalent Regulated Subsidiary (or to make Investments permitted to be made under Section 6.04 which will be so used by a Broker-Dealer Restricted Subsidiary, an operating regulated entity or a licensed mortgage Restricted Subsidiary, or an Equivalent Regulated Subsidiary) or (III) repay Excluded Debt and to correspondingly reduce commitments (if any) with respect thereto within 12 months following the date of such Asset Sale; and

(ii) if all or any portion of such Net Cash Proceeds shall not be so reinvested or used within such 12 month period as provided in preceding clause (i), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided above in this Section 2.10(c).

(d) Debt Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by any Company, the Borrower shall make prepayments in accordance with Section 2.10(g) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(e) Casualty Events. Not later than five Business Days following the receipt of any Net Cash Proceeds (other than Excluded Net Cash Proceeds) from a Casualty Event by any Company, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.10(g); provided that:

(i) so long as no Event of Default shall then exist or would arise therefrom, (I) such Net Cash Proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such proceeds are reasonably expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in assets (other than working capital) used or useful in the business of any Loan Party within 12 months following the date of receipt of such proceeds or (II) up to $25,000,000 in the aggregate of such Net Cash Proceeds in any fiscal year of the Borrower shall not be required to be so applied on such date to the extent the Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such proceeds are reasonably expected to be used within 12 months following the date of receipt of such proceeds to comply with applicable capital requirements or finance the working capital needs of a Broker-Dealer Restricted Subsidiary, an operating regulated entity or a licensed mortgage Restricted Subsidiary, or an Equivalent Regulated Subsidiary (or to make Investments permitted to be made under Section 6.04 which will be so used by a Broker-Dealer Restricted Subsidiary, an operating regulated entity or a licensed mortgage Restricted Subsidiary, or an Equivalent Regulated Subsidiary); and

(ii) if all or any portion of such Net Cash Proceeds shall not be so applied or used within such 12 month period as provided in preceding clause (i), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided above in this Section 2.10(e).

(f) Excess Cash Flow. No later than the earlier of (i) 90 days after the end of each Excess Cash Flow Period and (ii) the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 5.01(a), the Borrower shall make prepayments in accordance with Section 2.10(g) in an aggregate principal amount equal to the remainder of (if positive) (A) (x) 50% of Excess Cash Flow for the Excess Cash Flow Period then ended if the Total Leverage Ratio at the end of such period is greater than or equal to 2.00:1.00, (y) 25% of Excess Cash Flow for the Excess Cash Flow Period then ended if the Total Leverage Ratio at the end of such period is less than 2.00:1.00 but greater than or equal to 1.50:1.00 and (z) 0% of Excess Cash Flow for the Excess Cash Flow Period then ended if the Total Leverage Ratio at the end of such period is less than 1.50:1.00 minus (B) the aggregate principal amount of optional prepayments of Term Loans (excluding as a result of any repurchase of Term Loans pursuant to Section 10.04(j)) or Revolving Loans (accompanied by a permanent reduction in the corresponding Revolving Commitments in an aggregate amount equal to such prepayment of Revolving Loans) pursuant to Section 2.10(a) made during such Excess Cash Flow Period to the extent made with Internally Generated Funds.

(g) Application of Prepayments.

(i) Prior to any optional prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(g)(iii), subject to the provisions of this Section 2.10(g)(i); provided, however, that any optional prepayment of Term Loans made by the Borrower prior to July 1, 2014 shall be applied first to reduce the scheduled payment on the Term Loans pursuant to Section 2.09(a) that is due on July 1, 2014. Any prepayments of Term Loans pursuant to Section 2.10(a) shall be applied to reduce the scheduled payments under Section 2.09(a) on a pro rata basis among the payments remaining to be paid on each Term Loan Repayment Date. Each repayment of Loans pursuant to Sections 2.10(c)–(f) shall be applied (x) first, to the outstanding principal amount of Term Loans and to reduce the scheduled payments required under Section 2.09(a) on a pro rata basis among the payments remaining to be paid on each Term Loan Repayment Date; provided, however, the Net Cash Proceeds from any Asset Sale shall be applied (i) first, to reduce the scheduled payment on the Term Loans pursuant to Section 2.09(a) that is due on July 1, 2014 and (ii) second, to the extent in excess thereof, to reduce the remaining scheduled payments required under Section 2.09(a) on a pro rata basis among the payments remaining to be paid on each Term Loan Repayment Date, and (y) second, to the extent there are prepayment amounts remaining after the application of such prepayments under clause first, such excess amounts shall be applied to the prepayment of outstanding Revolving Loans (but without any corresponding reduction in Revolving Commitments unless an Event of Default has occurred and is then continuing, in which case the Revolving Commitments shall be so reduced) and the Borrower shall comply with Section 2.10(b).

(ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively. Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable.

(iii) Notice of Prepayment. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication; provided that a notice of prepayment delivered by the Borrower in accordance with this Section 2.10(g)(iii) may expressly state that such notice is conditioned upon the effectiveness of new credit facilities, similar new Indebtedness or other refinancing transactions and which effectiveness will result in the immediate payment in full in cash of all Obligations, the termination of all Commitments and the Cash Collateralization of all outstanding Letters of Credit, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to 12:00 p.m., New York City time, one Business Day prior to the specified notice effective date) if such condition is not satisfied or not reasonably likely to be satisfied (as reasonably determined by the Borrower) and the Borrower shall pay any amounts due under Section 2.13, if any, in connection with any such revocation. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.

(iv) Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(h) Soft Call Protection. (i) Any prepayment with respect to all or any portion of the Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an Effective Yield less than the Effective Yield applicable to the Term Loans (as such comparative rates are determined by the Administrative Agent) and (ii) any amendment to this Agreement that, directly or indirectly, reduces the Effective Yield applicable to the Term Loans (in each case, with original issue discount and upfront fees (but excluding customary arranging, underwriting or similar fees not shared with all Lenders), which shall be deemed to constitute like amounts of original issue discount, being equated to interest rate margins in a manner consistent with generally accepted financial practice based on an assumed four year life to maturity) shall be accompanied by a prepayment premium equal to 1.00% of the amount of such Term Loans repaid or repriced, if such repayment or repricing is effected prior to the one year anniversary of the Closing Date (it being understood and agreed that any Lender that withholds its consent to any amendment or waiver of this Agreement the effect of which is to reduce or waive the premium payable pursuant to this Section 2.10(h) and is replaced pursuant to Section 2.16(b) shall be entitled to the payment of such premium by the Borrower at the time of such replacement). Any such determination by the Administrative Agent as contemplated by the preceding sentence shall be conclusive and binding on the Borrower and all Lenders, absent manifest error.

Section 2.11 Alternate Rate of Interest. If, prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(ii) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (each of clauses (i) and (ii), a “Market Disruption Event”);

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing. During any period in which a Market Disruption Event is in effect, the Borrower may request that the Administrative Agent confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect; provided that (A) the Borrower shall not be permitted to submit any such request more than once in any 30-day period and (B) nothing contained in this Section 2.11 or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect the Administrative Agent’s or Required Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 2.11.

Section 2.12 Increased Costs; Change in Legality. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against property of, deposits with or for the account of, or credit extended by or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes indemnified pursuant to Section 2.15 and (B) Excluded Taxes) on its Loans, principal, letters of credit, Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered, it being understood that, to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes. The protection of this Section 2.12 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding Capital Requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Sections 2.12(a) or (b) shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within three Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender for any increased costs or reductions incurred more than 365 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to indicate the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness (as determined in good faith by such Lender)) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Loan (or to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn by such Lender by written notice to the Borrower and to the Administrative Agent; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.12(f).

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans. Notwithstanding the foregoing, in making its determination regarding any increase described in this Section 2.12, each Lender shall treat the Borrower in a similar fashion as all similarly situated borrowers, as determined by such Lender in its reasonable discretion. Each Lender agrees that it will not claim from the Borrower the payment of any of the amounts referred to in this Section 2.12 if it is not generally claiming similar compensation from its other similarly situated customers in similar circumstances.

(f) For purposes of Section 2.12(e), a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate plus the Applicable Margin (together with any interest payable at the Default Rate, if then applicable) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within three Business Days after receipt thereof.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, New York 10022 Attn: KCG Holdings, Inc. Account Manager, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 10.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders entitled thereto to the extent necessary so that the benefit of all such payments shall be shared by the Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to any Company or any Affiliates thereof (as to which the provisions of this Section 2.14(c) shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Insolvency Laws any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d), 2.17(d), 2.18(d), 2.18(e) or 10.03(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction, reduction or withholding for any and all Taxes; provided that if the Borrower shall be required by applicable Legal Requirements to deduct or withhold any Taxes from such payments, then (i) if such taxes are Indemnified Taxes, the sum payable by the relevant Loan Party shall be increased as necessary so that after making all required deductions (including deductions, reductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, any Lender or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions, reductions or withholdings been made, (ii) the relevant Loan Party, if applicable, shall make such deductions, reductions or withholdings and (iii) the relevant Loan Party, if applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent reimburse it for payment of, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within three Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (in each case, with a copy delivered concurrently to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days following any such payment being due, by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the Tax Return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other documentary evidence, the Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank for any incremental Taxes or expenses that may become payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, as a result of any such failure.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Legal Requirements, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender shall (i) furnish to the Borrower and the Administrative Agent either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form), (b) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8ECI (or successor form) (c) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8EXP (or successor form) or (d) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8IMY (or successor form) (with any required attachments), certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by the Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form), Form W-8EXP (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is relying on the so-called “portfolio interest exemption” within the meaning of Section 881(c) of the Code shall also furnish a “Non-Bank Certificate” in the form of Exhibit K if it is furnishing a Form W-8BEN. Any Lender that is not a Foreign Lender shall (i) furnish to the Borrower and the Administrative Agent two accurate and complete originally executed U.S. Internal Revenue Service Form W-9 (or successor form), or shall otherwise establish an exemption from U.S. backup withholding and (ii) to the extent it may lawfully do so at such times, upon reasonable request by the Borrower or the Administrative Agent, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

(g) Each Lender shall use commercially reasonable efforts to promptly provide, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower to avoid the imposition of withholding obligations under FATCA with respect to such Lender to the extent such Lender is legally able to do so without material cost or other material detriment. If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that if the Administrative Agent or such Lender (or assignee) is required to repay all or a portion of such refund to the relevant Governmental Authority, the Borrower, upon the request of the Administrative Agent or such Lender (or assignee), shall repay the amount paid over to the Borrower that is required to be repaid (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within three Business Days after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund (or a portion thereof) to such Governmental Authority. Nothing contained in this Section 2.15(g) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential or privileged to the Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender (or assignee) be required to pay any amount to the Borrower the payment of which would place the Administrative Agent or such Lender (or assignee) in a less favorable net after-tax position than the Administrative Agent or such Lender (or assignee) would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other person.

(h) Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.16 Mitigation Obligations; Replacement of Lenders. (a) Mitigation of Obligations. If any Lender requests compensation under Section 2.12(a) or (b), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12(a), 2.12(b) or 2.15, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.12(a) or (b), (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.12(e), (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.15, (iv) any Lender fails to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by the Required Lenders, as the case may be, or (v) any Lender or the Issuing Bank defaults in its obligations to make Loans or issue Letters of Credit, as the case may be, or other extensions of credit hereunder, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) except in the case of clause (iv) above if the effect of such amendment, waiver or other modification of the applicable Loan Document would cure all Defaults and Events of Default then ongoing, no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the prior written consent of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest and any prepayment premium or penalty (if any) accrued to the date of such payment on the outstanding Loans or LC Disbursements of such Lender or the Issuing Bank, respectively, affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender or such Issuing Bank hereunder (including any amounts under Sections 2.10(h), 2.12 and 2.13); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.12(a) or (b) or notice under Section 2.12(e) or the amounts paid pursuant to Section 2.15, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.12(e), or cease to result in amounts being payable under Section 2.15, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to Section 2.16(a)), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.12(a) or (b) in respect of such circumstances or event or shall withdraw its notice under Section 2.12(e) or shall waive its right to further payments under Section 2.15 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender and the Issuing Bank as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c) Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then (i) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender”, and the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, except that the amount of such Defaulting Lender’s Revolving Commitment and Revolving Loans and/or Term Loan Commitments and Term Loans shall be included for purposes of voting, and the calculation of voting, on the matters set forth in Section 10.02(b)(i)–(x) (including the granting of any consents or waivers) only to the extent that any such matter disproportionately affects such Defaulting Lender; (ii) to the extent permitted by applicable Legal Requirements, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Revolving Loans pursuant to Section 2.10(a) shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans and the Revolving Exposure of other Lenders in accordance with Section 2.10(a) as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (B) any mandatory prepayment of the Revolving Loans pursuant to Section 2.10 shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans and Revolving Exposure of other Lenders (but not to the Revolving Loans and Revolving Exposure of such Defaulting Lender) in accordance with Section 2.10 as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving

Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B); (iii) the amount of such Defaulting Lender’s Revolving Commitment, Revolving Loans and LC Exposure shall be excluded for purposes of calculating the Commitment Fee payable to Revolving Lenders pursuant to Section 2.05(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.05(a) with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; (iv) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then: (A) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Commitments but, in any case, only to the extent the sum of the Revolving Exposures of all Revolving Lenders that are not Defaulting Lenders does not exceed the total of the Revolving Commitments of all Revolving Lenders that are not Defaulting Lenders; (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected (as reasonably determined by the Administrative Agent), the Borrower shall within one Business Day following notice by the Administrative Agent (x) prepay such Swingline Exposure of such Defaulting Lender and (y) Cash Collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding; (C) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this paragraph (iv), the Borrower shall not be required to pay any LC Participation Fee to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized; (D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this paragraph (iv), then the fees payable to the Lenders pursuant to Section 2.05 shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated LC Exposure; and (E) if any Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to this paragraph (iv), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and LC Participation Fee payable under Section 2.05 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated; (v) the Revolving Exposure of all Lenders as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender; and (vi) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateralized by the Borrower in accordance with paragraph (iv) of this Section 2.16(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with paragraph (iv)(A) of this Section 2.16(c) (and Defaulting Lenders shall not participate therein). In the event that each of the Administrative Agent, the Issuing Bank and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Revolving Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Commitment.

For purposes of this Agreement, (i) “Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender”, (ii) “Defaulted Revolving Loan” means the Revolving Loans of a Defaulting Lender, (iii) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations and the other Secured Obligations are declared or become immediately due and payable, (b) with respect to any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Revolving Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Revolving Loans in accordance with the terms hereof or any combination thereof) and (2) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Commitment(s), and (c) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iv) “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Percentage of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Revolving Loans) over the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender.

No amount of the Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.16(c), performance by the Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this Section 2.16(c). The rights and remedies against a Defaulting Lender under this Section 2.16(c) are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.17 Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions set forth herein and in the applicable Incremental Loan Amendment, the Swingline Lender may agree to make Swingline Loans to the Borrower from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (and upon each such Borrowing of Swingline Loans, the Borrower shall be deemed to represent and warrant that such Borrowing will not result in) (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance, in whole or in part, an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, the Borrower shall deliver, by hand delivery, facsimile or other electronic transmission, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., New York City time, on the Business Day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan, the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c), and that the conditions set forth in Sections 4.02(b) and (c) are satisfied as of the date of the notice. Each Swingline Loan shall be (and shall be maintained as) an ABR Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender, if any, or otherwise to an account as directed by the Borrower in the applicable Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank). The Swingline Lender shall endeavor to fund each Swingline Loan by 4:00 p.m., New York City time, and shall in all events fund each Swingline Loan by no later than 5:00 p.m., New York City time, on the requested date of such Swingline Loan. The Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Credit Extension contemplated by such request a Default has occurred and is continuing or would immediately thereafter result therefrom. Swingline Loans shall be made in minimum amounts of $250,000 and integral multiples of $100,000 above such amount.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 2:00 p.m., New York City time, on the proposed date of repayment.

(d) Participations. The Swingline Lender (i) may at any time in its discretion, and (ii) as directed by the Administrative Agent from time to time on not less than one Business Day’s written notice to the Swingline Lender, shall, by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.17(d) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this Section 2.17(d) by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this Section 2.17(d), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this Section 2.17(d), as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this Section 2.17(d) shall not relieve the Borrower of any default in the payment thereof.

(e) Resignation or Removal of the Swingline Lender. The Swingline Lender may resign as the Swingline Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. Following such notice of resignation from the Swingline Lender, the Swingline Lender may be replaced at any time by written agreement among the Borrower (with the Borrower’s agreement not to be unreasonably withheld, delayed or conditioned), the

Administrative Agent and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Swingline Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans to be made by it thereafter and (ii) references herein and in the other Loan Documents to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the resignation or replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such resignation or replacement, but shall not be required to make additional Swingline Loans. Notwithstanding anything to the contrary in this Section 2.17(e) or otherwise, the Swingline Lender may not resign until such time as a successor Swingline Lender has been appointed.

Section 2.18 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein and in the applicable Incremental Loan Amendment, the Borrower may request the Issuing Bank, and the Issuing Bank may agree, pursuant to the applicable Incremental Loan Amendment, to issue Letters of Credit for its own account or the account of another Loan Party in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the Borrower shall be a co-applicant, and shall be jointly and severally liable, with respect to each Letter of Credit issued for the account of another Loan Party). The Issuing Bank shall have no obligation to issue, and the Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall deliver by hand, facsimile or other electronic communication an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the face amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of another Loan Party (provided that the Borrower shall be a co-applicant, and shall be jointly and severally liable, with respect to each Letter of Credit issued for the account of another Loan Party);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may require.

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that the provisions of this Section 2.18 shall apply in respect of all such applications. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $50,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date; provided that this Section 2.18(c) shall not prevent the Issuing Bank from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (and, in any case, not to extend beyond the Letter of Credit Expiration Date) unless the Issuing Bank elects not to extend for any such additional period.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank, if any, hereby irrevocably grants to each Revolving Lender, if any, and each Revolving Lender, if any, hereby acquires from the Issuing Bank, if any, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender, if any, hereby absolutely and unconditionally agrees to pay to the

Administrative Agent, for the account of the Issuing Bank, if any, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender, if any, acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.18(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.17(b) that such payment be financed with ABR Revolving Loans or Swingline Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or Swingline Loans.

(ii) If the Borrower fails to make such payment when due, or if the amount is not financed pursuant to the proviso to Section 2.18(e)(i), the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of the Borrower and such Revolving Lender severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, the Default Rate, and (ii) in the case of such Lender, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligations of the Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder, (v) the fact that a Default shall have occurred and be continuing, (vi) any material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), business or prospects of any Company, or (vii) any other fact, circumstance or event whatsoever. None of the Agents, the Lenders, the Issuing Bank or any of their respective Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential, exemplary, special, punitive or other indirect damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Legal Requirements) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable judgment) with respect to such a determination, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its Reimbursement Obligations to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligations set forth in Section 2.18(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the Default Rate. Interest accrued pursuant to this Section 2.18(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.18(i), the Borrower shall deposit in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (g) of Section 7.01. Funds in the LC Sub-Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower in accordance with Article VIII. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest with respect to such amounts (to the extent not applied as aforesaid) shall, in accordance with Article VIII, be returned to the Borrower promptly after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. The Borrower may, at any time and from time to time during the Revolving Availability Period, designate one or more additional Revolving Lenders (or Affiliates of Revolving Lenders) to act as an issuing bank under the terms of this Agreement, with the consent of each of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank (which consent shall not be unreasonably withheld) and such Revolving Lender(s). Any Revolving Lender (or Affiliate thereof) designated as an issuing bank pursuant to this Section 2.18(j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender (or Affiliate thereof), and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender (or Affiliate thereof) in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and

(ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any Order of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve, liquidity or Capital Requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of general application of the Issuing Bank.

(m) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2.19 Extensions of Term Loans, Revolving Loans and Revolving Commitments. (a) (i) The Borrower may at any time and from time to time after the Closing Date request that all or a portion of the Term Loans outstanding at the time of such request (any such Term Loans, “Existing Term Loans”) be converted to extend the scheduled final maturity date of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.19. Prior to entering into any Extension Amendment with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the Existing Term Loans and which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical to the Existing Term Loans, except that (v) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Existing Term Loans (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.09 with respect to the Existing Term Loans from which such Extended Term Loans were extended, in each case as more particularly set forth in Section 2.19(c)) (provided that, for the avoidance of doubt, the weighted average life to maturity of such Extended Term Loans shall be no shorter than the weighted average life to maturity of the Existing Term Loans), (w) (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Term Loans may be different than those for the Existing Term Loans and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (x) subject to the provisions set forth in Section 2.10, (A) the Extended Term Loans may have optional prepayment terms (including call protection and prepayment premiums) as may be agreed between the Borrower and the Lenders thereof and (B) the Extended Term Loans may participate with the Existing Term Loans on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as may be agreed between the Borrower and the Lenders thereof, (y) the Extension Amendment may provide for other covenants and terms that apply to any period after the Final Maturity Date and (z) the terms of any Extended Term Loans may also contain other differences from the Existing Term Loans as are approved by the Administrative Agent, acting reasonably, so long as such differences are not material and not adverse to the Lenders of the Existing Term Loans. No Lender shall have any obligation to agree to have any of its Term Loans converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans shall constitute a separate Class of Term Loans from the Existing Term Loans from which they were converted.

(ii) The Borrower may at any time and from time to time after the commencement of the Revolving Availability Period request that all of the Revolving Commitments existing at the time of such request (each, an “Existing Revolving Commitment” and any related Revolving Loans, “Existing Revolving Loans”; each Existing Revolving Commitment and related Existing Revolving Loans together being referred to as the “Existing Revolving Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all of the principal amount of the Existing Revolving Loans related to such Existing Revolving Commitments (any such Existing Revolving Commitments which have been so extended, “Extended Revolving Commitments” and any related Existing Revolving Loans, “Extended Revolving Loans”; each Extended Revolving Commitment and related Extended Revolving Loans together the “Extended Revolving Class”) and to provide for other terms consistent with this Section 2.19. Prior to entering into any Extension Amendment with respect to any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the Existing Revolving Class and which such request shall be offered equally to all such Lenders) (a “Revolving Extension Request” and, together with a Term Loan Extension Request, each an “Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established thereunder, which terms shall be identical to those applicable to the Existing Revolving Commitments, except that (w) all or any of the final maturity dates of such Extended Revolving Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Class, (x) (A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Revolving Commitments may be different than those for the Existing Revolving Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (y) (A) the undrawn revolving commitment fee rate and letter of credit fees with respect to such Extended Revolving Class may be different than such rate for the Existing Revolving Class and (B) the Extension Amendment may provide for other covenants and terms that apply to any period after the Final Maturity Date and (z) the terms of any Extended Revolving Commitments may also contain other differences from the Existing Revolving Class as are approved by the Administrative Agent, acting reasonably, so long as such differences are not material and not adverse to the Lenders of such Existing Revolving Class; provided that, notwithstanding anything to the contrary in this Section 2.19 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of

Extended Revolving Loans with respect to the Extended Revolving Class shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Loans of the Existing Revolving Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing, replacement Letter of Credit and Swingline Loan procedures of the Existing Revolving Class), (2) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to the Existing Revolving Class set forth in Section 10.04 and (3) subject to Section 2.07(b), permanent repayments of Extended Revolving Loans (and corresponding permanent reductions in the related Extended Revolving Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Commitments converted into Extended Revolving Loans or Extended Revolving Commitments pursuant to any Extension Request. Any Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Existing Revolving Commitments of the Existing Revolving Class from which they were converted.

(b) The Borrower shall provide the applicable Extension Request at least 15 Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.19. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Term Loans or Existing Revolving Commitments subject to such Extension Request converted into Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Term Loans and/or Existing Revolving Commitments subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of the Existing Term Loans or the Existing Revolving Commitments subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to the Extension Request, Existing Term Loans or Existing Revolving Commitments shall be converted to Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Existing Term Loans or Existing Revolving Commitments included in each such Extension Election (subject to rounding). Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically to all other Revolving Commitments for purposes of the obligations of a Revolving Lender in respect of Swingline Loans under Section 2.17 and Letters of Credit under Section 2.18, except that the applicable Extension Amendment may provide that the date on which the Swingline Loan has to be repaid and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the Swingline Lender and/or the Issuing Bank, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Term Loans or Extended Revolving Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.19(c) and notwithstanding anything to the contrary set forth in Section 10.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by Section 2.19(a), each Extension Amendment (i) shall amend the scheduled amortization payments pursuant to Section 2.09 with respect to the Existing Term Loans to reduce each scheduled repayment amount for the Existing Term Loans in the same proportion as the amount of Existing Term Loans is to be converted pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Existing Term Loan that is not an Extended Term Loan shall not be reduced as a result thereof) and (ii) may amend this Agreement to ensure ratable participation in Letters of Credit and Swingline Loans between Extended Revolving Commitments and Existing Revolving Commitments. It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent, to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.19 and the arrangements described above in connection therewith.

In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Amendment, including the Extended Term Loans or Extended Revolving Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 10.02 and (iii) covering such other matters as the Administrative Agent may reasonably request in connection therewith.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), (x) in the case of the Existing Term Loans of each Extending Lender, the aggregate principal amount of such Existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans, and (y) in the case of the Existing Revolving Commitments of each Extending Lender, the aggregate amount of such corresponding Existing Revolving Commitments shall be deemed reduced by an amount equal to the aggregate amount of Extended Revolving Commitments so converted by such Lender on such date (and any related participations shall be reduced proportionately), and such Extended Revolving Commitments shall be established as a separate Class of Revolving Commitments from the corresponding Existing Revolving Commitment Class, and (ii) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under an applicable Extended Revolving Commitment, such Revolving Loans shall be deemed to be allocated as Extended Revolving Loans and Existing Revolving Loans in the same proportion as such Extending Lender’s Existing Revolving Commitments to Extended Revolving Commitments.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans or Extended Revolving Commitments, in each case to a given Lender, was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Existing Term Loans or Existing Revolving Commitments (and related Revolving Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Commitments (and related Revolving Exposure) in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.19(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.19(c).

(f) No exchange or conversion of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.19 shall (x) be made at any time an Event of Default shall have occurred and be continuing (and no Term Loan Extension Request or Revolving Extension Request shall be delivered to the Lenders at any time an Event of Default shall have occurred and be continuing) and (y) constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.20 Increases of the Revolving Commitments.

(a) The Borrower may, not more than three times after the Closing Date, at the Borrower’s written request to the Administrative Agent, initially incur Revolving Commitments and thereafter increase the then effective aggregate amount of the Revolving Commitments theretofore incurred; provided that:

(i) the aggregate amount of all Revolving Commitments incurred and/or increased pursuant to this Section 2.20 shall not exceed $50,000,000 and the aggregate amount of any requested incurrence and/or increase shall be in a minimum amount of $5,000,000 (or such lower amount that represents all remaining availability pursuant to this Section 2.20);

(ii) the Borrower and the Guarantors shall execute and deliver such agreements, instruments and documents and take such other actions as may be reasonably requested by the Administrative Agent in connection with such increases and at the time of any such proposed increase;

(iii) no Default shall have occurred and be continuing or would occur after giving effect to such incurrence and/or increase and the application of proceeds (if any) therefrom;

(iv) the Borrower shall be in compliance, on a pro forma basis, with each of the financial covenants specified in Sections 6.10(a), (b) and (c), as of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as the case may be, after giving effect to any such incurrence and/or increases (and the application of proceeds therefrom, if any);

(v) the initial Incremental Loan Amendment entered into pursuant to this Section 2.20 shall set forth, inter alia, (I) the Applicable Margin for Revolving Loans and the Applicable Commitment Fee Percentage, (II) the initial Revolving Maturity Date and (III) the LC Commitment and the Swingline Commitment;

(vi) each additional Revolving Commitment provided pursuant to this Section 2.20, and all Revolving Loans made pursuant thereto, (I) shall be effected through an increase in the then existing Revolving Commitments and shall be part of the same tranche of Revolving Commitments and Revolving Loans, (II) shall have the same maturity date as, and shall not require any commitment reduction that is not otherwise applicable to, the Revolving Commitments and Revolving Loans then in effect or outstanding, and (III) shall have the same Applicable Margin and Commitment

Fee as are applicable to the Revolving Commitments and Revolving Loans then in effect or outstanding; provided, however, the Applicable Margin and the Commitment Fee in respect of such additional Revolving Commitments and Revolving Loans may be higher so long as the Applicable Margin and the Commitment Fee for the other Revolving Commitments and Revolving Loans are automatically increased as and to extent necessary to eliminate any deficiency;

(vii) the Revolving Loans made pursuant to such initial and/or additional Revolving Commitments (and the related guarantees and security) shall be permitted under the Second Lien Notes Indenture and/or any Permitted Refinancing Second Lien Notes Indenture, as applicable, and shall constitute “First Lien Obligations” (as defined in the Intercreditor Agreement) for purposes of the Intercreditor Agreement; and

(viii) (I) all Revolving Loans (and related Obligations) incurred pursuant to any Revolving Commitments shall be Obligations under this Agreement and the other Loan Documents and shall be secured by the Collateral Documents, and guaranteed by the Guarantees, on a pari passu basis with all other Loans (and Obligations), and (II) all other terms and conditions applicable to such initial and/or additional Revolving Commitments and Revolving Loans shall be the same as those contained herein or otherwise applicable to the then existing Revolving Commitments and Revolving Loans.

(b) Any request under this Section 2.20 shall be submitted by the Borrower in writing to the Administrative Agent (which shall promptly forward copies to the Lenders). The Borrower may also specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to provide and/or increase the principal amount of their Revolving Commitments, which fees may be variable based upon the amount by which any such Lender is willing to provide and/or increase the principal amount of its Revolving Commitment. No Lender shall have any obligation, express or implied, to offer to provide and/or increase the aggregate principal amount of its Revolving Commitment. Only the consent of each Increasing Lender shall be required for the provision or increase in the aggregate principal amount of the Revolving Commitments pursuant to this Section 2.20. No Lender which declines to provide or increase the principal amount of its Revolving Commitment may be replaced with respect to its existing Revolving Commitment as a result thereof without such Lender’s consent.

(c) Each Increasing Lender shall as soon as reasonably practicable specify in writing the amount of the proposed initial Revolving Commitments or increase of the Revolving Commitments that it is willing to provide or assume (provided that any Lender not so responding within five Business Days (or such shorter period as may be specified by the Administrative Agent) shall be deemed to have declined such a request). The Borrower may accept some or all of the offered amounts or designate new lenders that are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section 2.20 (each such new lender being a “New Lender”), which New Lenders may assume all or a portion of the aggregate principal amount of the applicable Revolving Commitments or any increase thereto, as applicable. The Administrative Agent, in consultation with the Borrower, shall have discretion jointly to adjust the allocation of the aggregate principal amount of the Revolving Commitments or any increase thereto, as applicable, among Increasing Lenders and New Lenders.

(d) Subject to the foregoing, any initial Revolving Commitments or increase thereto requested by the Borrower shall be effective upon (A) delivery to the Administrative Agent of each of the following documents: (i) an originally executed copy of a Joinder Agreement signed by a duly authorized officer of each New Lender; (ii) a notice to the Increasing Lenders and New Lenders, in form and substance reasonably acceptable to the Administrative Agent, signed by a Financial Officer of the Borrower; (iii) an Officers’ Certificate of the Borrower, in form and substance reasonably acceptable to the Administrative Agent; (iv) to the extent requested by any New Lender or Increasing Lender, executed

Notes evidencing the Revolving Commitments (and related Revolving Loans) made by such New Lender or Increasing Lender in accordance with Section 2.04(e); (v) an amendment (an “Incremental Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Guarantor, each Increasing Lender (if any), each New Lender (if any) and the Administrative Agent; and (vi) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent, and (B) satisfaction on the effective date of the Incremental Loan Amendment of (x) each of the conditions specified in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in Section 4.02 shall be deemed to refer to the effective date of the Incremental Loan Amendment), and (y) such other conditions as the parties thereto shall agree. Any such incurrence or increase shall be in an aggregate principal amount equal to (A) the principal amount that Increasing Lenders are willing to assume as the principal amount of their Revolving Commitments or any increase thereto, as applicable, plus (B) the principal amount offered by New Lenders with respect to the Revolving Commitments, in either case as adjusted by the Borrower and the Administrative Agent pursuant to this Section 2.20. Notwithstanding anything to the contrary in Section 10.02, the Administrative Agent is expressly permitted, without the consent of the other Lenders, to amend the Loan Documents to the extent necessary or appropriate in the reasonable opinion of the Administrative Agent to give effect to any incurrence or increases pursuant to this Section 2.20.

(e) Upon each increase in the Revolving Commitments pursuant to this Section 2.20, (a) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of any increase in the Revolving Commitments, pursuant to this Section 2.20 (any such increase, a “Revolving Commitment Increase” and each such Lender, a “Revolving Increasing Lender”) in respect of such increase, and each such Revolving Increasing Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Increasing Lender) will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Commitment and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.13. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references in this Article III to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

Section 3.01 Organization; Powers; Compliance with Legal Requirements. Each Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c)

(x) in the case of each Broker-Dealer Restricted Subsidiary, has obtained the Broker-Dealer Licenses and Memberships and Broker-Dealer Registrations, which, in each case, are the licenses, memberships and registrations necessary in the normal conduct of its business and are in full force and effect, and (y) in the case of each other Restricted Subsidiary of the Borrower, has obtained all licenses and permits that are necessary in the normal conduct of its business, which licenses and permits are in full force and effect, (d) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (e) is in compliance with all Legal Requirements, except, in the case of clauses (c), (d) and (e) above, to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 3.02 Authorization; Enforceability; Perfected Liens. (a) The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority, FINRA or any other person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described on Schedule 3.02(a), which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in clause (b) below or (iii) such other consents, authorizations, filings and notices with respect to the Acquisition the failure to receive or make would not reasonably be expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) Each Security Document is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein as security for the Secured Obligations and (i) when financing statements and other filings in appropriate form are filed in the appropriate offices required by this Agreement and such Security Documents for the Collateral with respect to which a security interest may be perfected by filing a financing statement and such other filings, and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by this Agreement or the respective Security Document), the Liens created by each Security Document shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties thereunder in the Collateral, in each case subject to no Liens other than Permitted Collateral Liens related thereto.

Section 3.03 No Conflicts; No Default. The Transactions, the execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof do not violate any Legal Requirement or any material Contractual Obligation of any Company and do not result in, or require, the creation or imposition of (or the obligation to create or impose) any Lien on any of their respective properties or revenues pursuant to any Legal Requirement or any such material Contractual Obligation (other than (i) the Liens created by the Security Documents, (ii) Liens created by the Second Lien Notes Security Documents and/or the Permitted Refinancing Second Lien Notes Security Documents and (iii) immaterial Liens that are otherwise Permitted Liens). No Default has occurred and is continuing.

Section 3.04 Financial Statements; Projections; No Material Adverse Effect. (a) The Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of GETCO and its Subsidiaries and the Target and its Subsidiaries (i) as of and for the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012, in each case audited by and accompanied by the unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, and (ii) for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period of the preceding fiscal year). Such financial statements, and all financial statements delivered pursuant to Sections 5.01(a) and (b), have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly in all material respects the consolidated financial condition and results of operations and cash flows of the Borrower and its Subsidiaries, GETCO and its Subsidiaries and the Target and its Subsidiaries, as applicable, as of the dates and for the periods to which they relate (subject, in the case of any interim financial statements, to normal year-end audit adjustments and the absence of footnotes). Except as set forth in the financial statements referred to in the second preceding sentence, as of the Closing Date, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise that would reasonably be expected to have a Material Adverse Effect.

(b) The Borrower has heretofore delivered to the Lenders the Borrower’s unaudited pro forma consolidated balance sheet and statements of income and pro forma EBITDA as of and for the twelve month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income. Such pro forma financial statements (A) have been prepared in good faith by the Borrower, based upon (i) the assumptions stated therein (which assumptions are believed by the Borrower to be reasonable), (ii) accounting principles consistent with the historical audited financial statements referred to in Section 3.04(a) and (iii) the best information available to the Borrower as of the date of delivery thereof, (B) accurately reflect in all material respects all adjustments required to be made to give effect to the Transactions, (C) have been prepared in all material respects in accordance with Regulation S-X under the Securities Act, and (D) present fairly in all material respects the pro forma consolidated financial position and results of operations of the Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates (together with a footnote presentation reflecting the pro forma financial conditions and results of operations of the Borrower and its Restricted Subsidiaries separate from the pro forma financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower).

(c) The Borrower has heretofore delivered to the Lenders the forecasts of financial performance of the Borrower and its Subsidiaries for the fiscal years 2013 through and including 2018 (the “Projections”). The Projections have been prepared in good faith by the Borrower and based upon (i) the assumptions stated therein (which assumptions are believed by the Borrower to be reasonable), (ii) accounting principles consistent with the historical audited financial statements delivered pursuant to Section 3.04(a) consistently applied throughout the fiscal years covered thereby, and (iii) the best information available to the Borrower as of the date of the preparation thereof and at the time of the delivery thereof to the Administrative Agent, it being understood that such Projections are subject to uncertainties and contingencies, some of which are beyond the Borrower’s control, that no assurance can be given that any particular Projection will be realized, that actual results may differ and that such differences may be material.

(d) Since December 31, 2012, there has been no event, development, change, circumstance, condition or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.05 Properties. Each Company has good title in fee simple to, or a valid leasehold interest in, all its Real Property, and good title to, a valid leasehold interest in, or a license or other right to use, all its other property, in each case free and clear of Liens other than Permitted Liens and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect. The properties of the Companies, taken as a whole, (i) are in good operating order, condition and repair in all material respects for properties of a similar nature and quality (ordinary wear and tear and damage by casualty excepted), and (ii) constitute all the property which is required for the business and operations of the Companies as presently conducted. As of the Closing Date, no Loan Party owns in fee any Real Property.

Section 3.06 Intellectual Property. Each Company owns, or is licensed or otherwise has the right to use, all Intellectual Property used in the conduct of its business as currently conducted, except as the failure to own, license or otherwise have the right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. No claim has been asserted in writing and is pending by any person challenging the use of any Intellectual Property owned by any Company or the validity or effectiveness of any Intellectual Property owned by any Company, nor does any Loan Party know of any valid basis for any such claim, and the use of Intellectual Property by each Company does not infringe on the rights of any person in any respect, except in each case as would not reasonably be expected to have a Material Adverse Effect.

Section 3.07 Equity Interests and Subsidiaries. As of the Closing Date, (i) Schedule 3.07 sets forth the name and jurisdiction of organization of each Restricted Subsidiary of the Borrower and, as to each such Restricted Subsidiary, the direct owner or owners thereof and the percentage of each class of Equity Interests so owned by such direct owner or owners and (ii) except as set forth on Schedule 3.07, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable and issued free of any preemptive rights. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Guarantee and Collateral Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents, the Second Lien Notes Security Documents and/or the Permitted Refinancing Second Lien Notes Security Documents, as applicable, and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted.

Section 3.08 Litigation. Except as set forth on Schedule 3.08, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority (including FINRA) is pending or, to the knowledge of the Borrower, threatened by or against any Company or any Unrestricted Subsidiary or against any of their respective properties or revenues (x) with respect to any of the Transaction Documents or any of the Transactions or (y) have resulted in, or as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to have, a Material Adverse Effect.

Section 3.09 Agreements. No Company is a party to any agreement, instrument or other document or subject to any corporate or other constitutional restriction, or any restriction under its Organizational Documents, that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations. (a) No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (x) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the regulations of the Board, or (y) for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

(b) Each Broker-Dealer Restricted Subsidiary that is a Domestic Subsidiary is a broker and dealer subject to the provisions of Regulation T. Each Broker-Dealer Restricted Subsidiary that is a Domestic Subsidiary that extends purpose credit to customers (as those terms are defined in Regulation T) maintains procedures and internal controls reasonably designed to ensure that such Broker-Dealer Restricted Subsidiary does not extend or maintain purpose credit to or for its customers other than in accordance with the provisions of Regulation T, and associated persons of each Broker-Dealer Restricted Subsidiary that is a Domestic Subsidiary regularly supervise its activities and the activities of associated persons and employees of such Broker-Dealer Restricted Subsidiary to ensure that such Broker-Dealer Restricted Subsidiary does not extend or maintain purpose credit to or for its customers other than in accordance with the provisions of Regulation T, except for inadvertent failures to comply with Regulation T in connection with transactions which are not material either in number or amount.

Section 3.11 Investment Company Act, etc. Except for GETCO Investments and GETCO Strategic Investments, no Company is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligation in respect of any Indebtedness.

Section 3.12 Use of Proceeds. The Borrower will use the proceeds of (a) the Term Loans (i) to finance the Transactions and pay any related fees and expenses and (ii) to the extent not needed for the purposes described in preceding clause (i), for working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries and (b) the Revolving Loans and Swingline Loans for working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries (including to effect the Permitted Acquisitions). The Borrower will request the issuance of Letters of Credit only to support payment and performance obligations of the Borrower or any of its Wholly Owned Restricted Subsidiaries incurred in the ordinary course of business (other than obligations in respect of (x) the Second Lien Notes and any Permitted Refinancing Second Lien Notes, (y) Subordinated Indebtedness and (z) Equity Interests).

Section 3.13 Taxes. Each Company and each Unrestricted Subsidiary has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority other than (a) any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Company or (b) except in the case of filing consolidated Federal income tax returns, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, no material tax lien (other than any Lien described in Section 6.02(a)) has been filed with respect to any such tax, fee or other charge.

Section 3.14 Accuracy of Information, etc. No written information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or written statement (other than Projections and information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained (or will contain) as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading; provided that the Projections contained in the materials referenced above are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 3.15 Labor Matters. There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of the Borrower, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.16 Solvency. Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, (a) the fair value of the properties of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries (taken as a whole) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Restricted Subsidiaries (taken as a whole) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Restricted Subsidiaries (taken as a whole) will not have unreasonably small capital with which to conduct their businesses in which they are engaged as such businesses are now conducted and are proposed, contemplated or about to be conducted following the Closing Date.

Section 3.17 Employee Benefit Plans.

(a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) no Reportable Event has occurred with respect to any Plan and each Plan has complied with its terms and the provisions of ERISA and the Code and all other applicable laws and regulations; (ii) there has been no failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such lien or encumbrance; (iii) no termination of a Plan has occurred with respect to which the liability remains unsatisfied and no Lien on the assets of a Loan Party or any of its Subsidiaries in favor of the PBGC has arisen; (iv) there has been no failure to meet the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, including but not limited to the occurrence of an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA as in effect prior to the effective date of the Pension Protection Act of 2006)) with respect to any Plan, whether or not waived; (v) there has been no filing pursuant to Section 412(c) of the

Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan, or failure by any Company or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan; (vi) there has been no determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vii) neither any Company nor any Commonly Controlled Entity has received from the PBGC or a plan administrator any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (viii) neither any Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in any liability under Section 4201 of ERISA and neither any Company nor any Commonly Controlled Entity would become subject to any material liability under ERISA if any such Company or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; (ix) neither any Company nor any Commonly Controlled Entity has received any notice of a determination that a Multiemployer Plan is in Reorganization, Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (x) no Plan’s benefit liabilities under Section 4001(a)(16) of ERISA exceed the current value of such Plan’s assets, determined in accordance with the actuarial assumptions used for funding such Plan pursuant to Section 412 of the Code for the applicable plan year; and (xi) no Company or Commonly Controlled Entity has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan.

(b) Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).

(c) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Company or any Commonly Controlled Entity, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected to have a Material Adverse Effect.

(d) Each Company and Commonly Controlled Entity has made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(e) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. No Company or Commonly Controlled Entity has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. No Company or Commonly Controlled Entity has incurred or reasonably expects to incur any liability to PBGC, except for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of any Company or any Commonly Controlled Entity exists or is likely to arise on account of any Plan. No Company or Commonly Controlled Entity has any liability under Section 4069 or 4212(c) of ERISA.

Section 3.18 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) each of the Companies and all of the facilities and properties owned, leased or operated by any of them are, and for the past five years have been, in compliance with all applicable Environmental Laws, and each of the Companies has obtained, and is in compliance with, all Environmental Permits required of it for the operation of its business, facilities and properties;

(b) no Company has received or is aware of any Environmental Claim with regard to its past or present business, facilities or properties, nor does the Borrower have knowledge or reason to believe that any such Environmental Claim will be received or is being threatened;

(c) in connection with the past or present business or operations of the Companies, no Hazardous Materials have been transported or disposed of at any location in violation of, or in a manner that would reasonably be expected to give rise to liability under, any Environmental Laws; and

(d) there are no facts, circumstances or conditions with respect to the past or present business, operations, facilities or properties of any Company that could reasonably be expected to give rise to any Environmental Claim against, or to any liability for, any Company under any Environmental Laws.

Section 3.19 Insurance. Schedule 3.19 sets forth a true, complete and accurate description in reasonable detail of all insurance maintained by each Company as of the Closing Date. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation, invalidity or cancellation thereof.

Section 3.20 Anti-Terrorism Law; Foreign Corrupt Practices Act. (a) No Company or Unrestricted Subsidiary and, to the actual knowledge of the Borrower, none of its Affiliates, is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended (the “Patriot Act”).

(b) No Company or Unrestricted Subsidiary and, to the actual knowledge of the Borrower, no Affiliate or broker or other agent of any Company or Unrestricted Subsidiary acting in any capacity on behalf of any Company in connection with the Credit Extensions is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not, directly or indirectly, use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently a target of U.S. sanctions administered by OFAC.

(c) No Company or Unrestricted Subsidiary and, to the actual knowledge of the Borrower, no agent of any Company or Unrestricted Subsidiary acting in any capacity on behalf of any Company in connection with the Loans or Letters of Credit (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.20(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws.

(d) No Company or Unrestricted Subsidiary nor any director or officer thereof, nor to the actual knowledge of the Borrower, any agent, employee or other person acting, directly or indirectly, on behalf of any Company or Unrestricted Subsidiary, is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or has, in the course of its actions for, or on behalf of, any Company or Unrestricted Subsidiary, directly or indirectly: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses or payments relating to political activity; or (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds.

Section 3.21 Acquisition Documents. Each Acquisition Document to which any Loan Party is a party, when executed and delivered by such Loan Party, constituted a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 3.22 Membership in FINRA; Registration, etc. Except as set forth on Schedule 3.22, each Broker-Dealer Restricted Subsidiary that is a Domestic Subsidiary is a member in good standing of FINRA and each Broker-Dealer Restricted Subsidiary has obtained the required Broker-Dealer Registrations (including, each Broker-Dealer Restricted Subsidiary that (a) is a Domestic Subsidiary being duly registered as a broker-dealer with the SEC and in each state where the conduct of a material portion of its business requires such registration and (b) is not a Domestic Subsidiary being duly registered as a broker-dealer with the applicable governing body where the conduct of its business requires such registration).

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to fund the Term Loans requested to be made by it on the Closing Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. There shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents and the Perfection Certificate (except to the extent such Loan Documents are to be delivered after the date hereof in accordance with this Agreement).

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party (or other officer or manager of each Loan Party acceptable to the Administrative Agent having knowledge of the matters so certified) dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan

Documents to which such Loan Party is a party and, in the case of the Borrower, the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary (or another officer or manager, as applicable) executing the certificate required by this clause (i)); and

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State.

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01.

(d) Financings and Other Transactions, etc. (a) The Transactions (including the Acquisition, the Refinancing, the Holding Company Reorganization and the Equity Financing) shall have been consummated or will be consummated concurrently with or (except for the Holding Company Reorganization) immediately following the borrowing of the Term Loans and the issuance of (or the release from escrow of) the Second Lien Notes, the making of the Acquisition Payment and the application of at least $286,000,000 of the combined cash of GETCO and its Subsidiaries and the Target and its Subsidiaries in accordance with the applicable documentation therefor, provided, however, to the extent that any of the 2015 Convertible Notes are not repurchased on the Closing Date, that portion of the Term Loans and the Second Lien Notes that are needed to repurchase those 2015 Convertible Notes in full at maturity shall have been deposited into the Cash Collateral Account pursuant to the Cash Collateral Agreement. The executed Agreement and Plan of Merger shall not have been amended, modified or waived, and neither GETCO nor the Borrower (nor any of their respective Affiliates) shall have consented to any action thereunder or pursuant thereto which would require the consent of GETCO or the Borrower (or that of its applicable Affiliate) under the Agreement and Plan of Merger, in each case in any manner materially adverse to the interest of the Lenders and the Arrangers in their respective capacities as such without the consent of the Arrangers (it being understood and agreed that any (1) decrease in the consideration paid of 10% or more shall be deemed to be materially adverse to the interests of the Lenders and the Arrangers, (2) decrease in the consideration paid of less than 10% shall be deemed not to be materially adverse to the interests of the Lenders and the Arrangers so long as such decrease is allocated to reduce the Term Loan Commitments and the Second Lien Notes on a dollar-for-dollar basis (and with the allocation of such decrease to be determined by the Arrangers), (3) change to the definition of Material Adverse Effect contained in the Agreement and Plan of Merger shall be deemed to be adverse to the interests of the Lenders and the Arrangers and (4) any material modifications to any of the provisions relating to the Administrative Agent’s, the Collateral Agent’s, the Arrangers’ or any Lender’s liability, jurisdiction or status as a third party beneficiary under the Agreement and Plan of Merger shall be deemed to be materially adverse to the interests of the Lenders and the Arrangers).

(i) On the Closing Date, GETCO and its Subsidiaries and the Target and its Subsidiaries shall have at least $286,000,000 of Unrestricted and available cash on their combined balance sheet, and such cash, together with the proceeds on the Closing Date from the Term Loans and the issuance of (or the release from escrow of) the Second Lien Notes and at least $55,000,000 from the Equity Financing, shall be sufficient to pay the cash portion of the Acquisition Payment and the Refinancing and all fees, commissions and expenses related to the Transactions. The Borrower shall have sufficient authorized shares of its common stock to make the remaining portion of the Acquisition Payment.

(ii) The Refinancing shall have been consummated and all Liens and security interests granted to secure the Indebtedness to be refinanced shall have been terminated; provided, however, to the extent that any of the 2015 Convertible Notes are not repurchased on the Closing Date, that portion of the Term Loans and the Second Lien Notes that are needed to repurchase those 2015 Convertible Notes in full at maturity shall have been deposited into the Cash Collateral Account pursuant to the Cash Collateral Agreement. The Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all Indebtedness being refinanced in the Refinancing, and the Administrative Agent shall have received from any person (or collateral agent) holding any Lien securing any such Indebtedness, such UCC (or equivalent) termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording or filing, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such Indebtedness.

(e) Financial Statements; Projections. The Lenders shall have received the financial statements (including pro forma financial statements) and Projections referred to in Section 3.04.

(f) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arrangers, the Lenders and the Issuing Bank, a written opinion of (i) Sullivan & Cromwell LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, (ii) John McCarthy, the General Counsel of the Borrower, and Len Amoruso, Counsel of the Borrower, with respect to certain regulatory matters, each in form and substance reasonably satisfactory to the Administrative Agent and (iii) each local counsel listed on Schedule 4.01(f), in form and substance reasonably satisfactory to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(g) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit L, dated the Closing Date and signed by the chief financial officer of the Borrower.

(h) No Target Material Adverse Effect. Since December 31, 2011, no event or events have occurred that have had, or would reasonably be expected to have, either individually or in the aggregate, a Target Material Adverse Effect.

(i) Fees. The Arrangers, the Administrative Agent and the Lenders shall have received all Fees and other amounts due and payable to them on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reasonable and documented legal fees and expenses of White & Case LLP, special counsel to the Administrative Agent and the Arrangers) required to be reimbursed or paid by the Loan Parties hereunder, under any other Loan Document or under the Commitment Letter (including, without limitation, the 1.00% First Lien Upfront Fee (as defined in the Fee Letter)).

(j) Personal Property Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Pledged Stock accompanied by instruments of transfer and stock powers undated and endorsed in blank, to the extent required by the Guarantee and Collateral Agreement to be delivered on the Closing Date;

(ii) the Intercompany Note executed by and among the Borrower and its Subsidiaries, together with all other Pledged Notes, each undated and endorsed in blank by each of the applicable Loan Parties to the extent required by the applicable Security Documents to be delivered on the date hereof;

(iii) all other certificates, agreements (including Control Agreements) and instruments necessary to perfect the Collateral Agent’s security interest in all Collateral of each Loan Party to the extent required by the applicable Security Documents to be delivered on the date hereof;

(iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary to perfect the Liens created, or purported to be created, by the Security Documents, to the extent required by the applicable Security Documents to be delivered on the date hereof; and

(v) certified copies, each as of a recent date, of (w) the UCC searches required by the Perfection Certificate, (x) United States Patent and Trademark Office and United States Copyright Office searches with respect to each Loan Party, (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Company or any Unrestricted Subsidiary as debtor and that are filed in the state and county jurisdictions in which any Company or Unrestricted Subsidiary is organized or maintains its principal place of business, and (z) such other searches that the Collateral Agent deems necessary or appropriate.

(k) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as an additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(l) Bank Regulatory Documentation. The Administrative Agent and the Lenders shall have received at least three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order, in each case to the extent requested by them in writing at least five Business Days prior to the Closing Date.

(m) Representations and Warranties. The Specified Representations and the Specified Purchase Agreement Representations shall be true and correct in all material respects on and as of the Closing Date (provided that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any qualification therein)).

(n) Adjustment to Closing Conditions. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, (i) to the extent any security interest under a Security Document (other than (x) by the filing of a financing statement under the UCC, (y) by the delivery of stock certificates of each Guarantor and the other material Domestic Subsidiaries of the Borrower, to the extent that Capital Stock of each such person is in certificated form, and (z) the Cash Collateral Account under the Cash Collateral Agreement) is not perfected on the Closing Date after the use of the Loan Parties’ commercially reasonable efforts to do so, the creation and perfection of such security interest shall not be a condition to the initial Credit Extensions on the Closing Date under this Section 4.01 and (ii) any such unperfected security interest shall be created and perfected within 60 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion).

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender and, if applicable, the Issuing Bank to make any Credit Extension (including, except to the extent provided below, the Term Loan) shall be subject to the satisfaction of each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default. Except with respect to the Term Loans to be incurred on the Closing Date, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Except with respect to the Term Loans to be incurred on the Closing Date, each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied. The Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Bank (if any) and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) and all Letters of Credit have been canceled or have expired or have been Cash Collateralized and all amounts drawn thereunder have been reimbursed in full, the Borrower will, and will cause each of its Restricted Subsidiaries to (and, in the case of Sections 5.05(a) and (b), each of its Unrestricted Subsidiaries):

Section 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:

(a) Annual Reports. as soon as available, but in any event not later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower or (ii) 10 Business Days after the date on which the Borrower is required to file with the SEC such financial statements, (x) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, of cash flows and stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing and stating that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of the date and for the period specified in accordance with GAAP, (y) a management’s discussion and analysis of the important operational and financial developments during such fiscal year, and (z) subject to any regulatory restriction, regulatory policy or any other legal restrictions, a copy of each FOCUS report filed with FINRA by each Broker-Dealer Restricted Subsidiary that is a Domestic Subsidiary and a copy of any similar or comparable foreign equivalent thereof (if any) filed by each Broker-Dealer Restricted Subsidiary that is a Foreign Subsidiary during the prior fiscal quarter; and

(b) Quarterly Reports. as soon as available, but in any event not later than the earlier of (i) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or (ii) 10 Business Days after the date on which the Borrower is required to file with the SEC such financial statements, (x) an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income, of cash flows and stockholders’ equity for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Financial Officer of the Borrower as being fairly stated in all material respects in accordance with GAAP (subject to normal year-end audit adjustments), (y) a management’s discussion and analysis of the important operational and financial developments during such fiscal quarter, and (z) subject to any regulatory restriction, regulatory policy or any other legal restrictions, a copy of each FOCUS report filed with FINRA by each Broker-Dealer Restricted Subsidiary that is a Domestic Subsidiary and a copy of any similar or comparable foreign equivalent thereof (if any) filed by each Broker-Dealer Restricted Subsidiary that is a Foreign Subsidiary during the prior fiscal quarter.

All financial statements delivered pursuant to Sections 5.01(a) and (b) shall fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries and shall be prepared in reasonable detail and in accordance with GAAP (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, if applicable. Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered by posting such documents electronically with notice to the Administrative Agent and each Lender thereof and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the Borrower’s website address at

www.knight.com; or (ii) on which such documents are posted on the Borrower’s behalf on the Platform or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the financial statements delivered pursuant to Sections 5.01(a) and (b) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower;

(c) Financial Officer’s Certificate. concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (x) certifying that no Default has occurred or, if such a Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (y) setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10 and, in the case of Section 5.01(a), setting forth (in reasonable detail) the Borrower’s calculation of Excess Cash Flow, the percentage of Excess Cash Flow required to be paid under Section 2.10(f) for the respective Excess Cash Flow Period, the aggregate amount required to be paid under Section 2.10(f) for such Excess Cash Flow Period and the Retained Excess Cash Flow as of the last day of the applicable Excess Cash Flow Period and any utilizations thereof since the date of the last Compliance Certificate;

(d) Certain Reports. (i) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders (or any agent or trustee on their behalf) of any class of its material debt securities or public equity securities and (ii) within five Business Days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC, in each case, to the extent not otherwise provided on the Borrower’s website on the internet at the Borrower’s website address at www.knight.com;

(e) Budgets. as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year;

(f) Perfection Certificate Supplement. concurrently with any delivery of financial statements under Section 5.01(a), a Perfection Certificate Supplement executed by a Responsible Officer of the Borrower;

(g) Patriot Act. promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(h) Other Information. Subject to any regulatory restriction, regulatory policy or other legal restriction, promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, or the environmental condition of any Real Property, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through a Platform, any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public

Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to the Borrower, its Subsidiaries and their securities.

Section 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three Business Days following the occurrence thereof), accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Company proposes to take with respect thereto:

(a) the occurrence of any Default;

(b) the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any litigation or proceeding affecting any Company that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect and, in any case, any litigation or proceeding affecting any Company which relates to any Loan Document;

(c) any development that has resulted, or would reasonably be expected to result, in the reasonable judgment of the Borrower, in a Material Adverse Effect;

(d) the occurrence of a Casualty Event of $2,500,000 or more (whether or not covered by insurance and determined without regard to the dollar limitation set forth in the definition of Casualty Event);

(e) the following events, as soon as possible and in any event within 10 days after any Responsible Officer of any Loan Party knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, the determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), the creation of any Lien with respect to a Plan in favor of the PBGC or a Plan or any withdrawal by a Company or a Commonly Controlled Entity from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or determination that any Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (ii) the termination of any Plan in a non-standard termination; (iii) that a Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA with respect to a Plan; (iv) that any contribution required to be made with respect to a Plan or Multiemployer Plan has not been timely made; (v) that a Plan has been or may be terminated, subject to a Reorganization, partitioned or declared Insolvent under Title IV of ERISA; (vi) that a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA exceed the current value of such Plan’s assets, determined in accordance with the actuarial assumptions used for funding such Plan pursuant to Section 412 of the Code for the applicable plan year; (vii) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; (viii) the adoption of, or the commencement of contributions to, any Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by any Company or Commonly Controlled Entity; or (ix) the adoption of any amendment to a Plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which results in a material increase in contribution obligations of a Company or any Commonly Controlled Entity;

(f) upon request by the Administrative Agent, copies of (i) annual reports (Form 5500 Series) filed by any Company or any Commonly Controlled Entity with the Employee Benefits Security Administration with respect to each Plan, (ii) the most recent actuarial valuation report for each Plan, (iii) any records, documents or other information with respect to a plan furnished to the PBGC pursuant to Section 4010 of ERISA, (iv) any notice from a Multiemployer Plan sponsor and (v) such other information, documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;

(g) the receipt by any Company of any written notice of any Environmental Claim or violation of or potential liability under any Environmental Laws, or discovery by any Company that there exists a condition that has resulted, or could reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Laws, except for Environmental Claims, violations, potential liabilities and liabilities the consequence of which would not reasonably be expected to result in a Material Adverse Effect; and

(h) the incurrence of any Lien (other than Permitted Liens) on, or claim asserted against, all or any material portion of the Collateral.

Section 5.03 Existence; Businesses and Properties; Legal Requirements. (a) (i) (x) Preserve, renew and keep in full force and effect its organizational existence and (y) maintain all rights, privileges, Broker-Dealer Licenses and Memberships, Broker-Dealer Registrations, other licenses, permits, franchises and Intellectual Property necessary for, or used in, the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.05 or Section 6.06(e) and except, in the case of preceding clause (y), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) comply with all Legal Requirements (including any Legal Requirements dealing with net capital requirements), except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and from time to time make or cause to be made all reasonable and appropriate repairs, renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Insurance. (a) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

(b) Notify the Administrative Agent and the Collateral Agent promptly (and, in any event, within five Business Days) whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly (and, in any event, within five Business Days) deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(c) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each as amended from time to time.

(d) Each insurance policy shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as an additional insured and shall provide for not less than 30 days (10 days in the case of non-payment of premium) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If the Borrower or any other Loan Party fails to maintain insurance in accordance with this Section 5.04, the Collateral Agent may (but shall not be obligated to) arrange for such insurance, but at the Loan Parties’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, by notice to the Borrower (unless an Event of Default under Section 7.01(g) then exists, in which case no such notice shall be required), shall have the sole right to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 5.05 Obligations and Taxes. (a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent or in default, as the case may be, all its material obligations of whatever nature (other than Indebtedness) and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, timely instituted and diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Company or Unrestricted Subsidiary and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b) Timely and correctly file all Federal and other material Tax Returns required to be filed by it.

(c) Perform and observe all the terms and provisions of each Contractual Obligation (other than in respect of Indebtedness) to be performed or observed by it and maintain (to the extent necessary in the exercise of its reasonable business judgment) each such Contractual Obligation, except, in any case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.06 Maintaining Records; Access to Properties and Inspections; Annual Meetings; Quarterly Calls. (a) (i) Except to the extent restricted by regulatory policy, regulatory restriction or other legal restrictions, keep proper books of records and account in which true and correct entries shall be made of all material dealings and transactions in relation to its business and activities and (ii) no more than once per fiscal year, other than in the case an Event of Default has occurred and is continuing, permit representatives of the Administrative Agent or any Lender (after consultation with, and subject to coordination of visits by, the Administrative Agent), at the expense of the Administrative Agent or such Lender, as the case may be (unless an Event of Default has occurred and is continuing, in which case the Borrower shall pay such expenses), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable advance notice to the Borrower and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Companies with officers, employees and advisors of the Companies (including independent accountants) so long as representatives of a Loan Party have been given the opportunity to attend any such discussions with any such advisors. Notwithstanding anything to the contrary in this Section 5.06, the Administrative Agent’s inspection rights with respect to the leased Real Property of the Borrower and its Subsidiaries shall be subject to the terms of the respective Leases governing such leased Real Property.

(b) (i) Within 120 days after the close of each fiscal year of the Borrower, at the request of the Administrative Agent or the Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, a conference call in lieu of a meeting) and (ii) within 60 days after the close of the first three fiscal quarters of the Borrower, hold a conference call, in each case with all Lenders who choose to attend such meeting or conference call at which meeting or conference call shall be reviewed the financial results of the previous fiscal year or fiscal quarter, as applicable, and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

Section 5.07 Use of Proceeds. Use the proceeds of the Loans only for, and request the issuance of Letters of Credit only to support, the purposes set forth in Section 3.12.

Section 5.08 Compliance with Environmental Laws; Environmental Reports. (a) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect: (i) comply, and cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct any remedial action required by, and in accordance with, Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) At any time that any Company has breached the representation and warranty in Section 3.18, is not in compliance with Section 5.08(a) or has delivered a notice pursuant to Section 5.02(g), the Borrower will (in each case) provide, at its sole expense and at the request of the Administrative Agent, an environmental site assessment report concerning the Real Property owned, leased or operated by such Company that is the subject of any such breach, noncompliance or notice, prepared by an environmental consulting firm reasonably approved by the Administrative Agent. If the Borrower fails to provide the same within 45 days after such request was made, the Administrative Agent may order the same at any time thereafter if the Borrower is not diligently pursuing the completion of such report, the cost of which shall be borne by the Borrower, and in such case the respective Loan Party shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property and specifically grant the Administrative Agent and the Lenders a license to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

Section 5.09 Compliance with Regulatory Requirements. Comply, and cause each Broker-Dealer Restricted Subsidiary to comply, with all Legal Requirements, including the rules and regulations of the SEC, FINRA and any other Governmental Authority applicable to it (including such rules and regulations dealing with Regulatory Capital requirements) and, to the extent applicable to any Broker-Dealer Restricted Subsidiary (including its sales agents and registered personnel), all similar, equivalent or comparable foreign statutes, rules, regulations, and other regulatory requirements, except, in each case, where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Additional Collateral; Additional Guarantors. (a) Grant to the Collateral Agent (or such other trustee or sub-agent as may be required or desired under local law) security interests and Mortgages in such fee-owned Real Property acquired by any Loan Party after the Closing Date and having a Fair Market Value of $2,500,000 or more. All such Mortgages shall constitute valid and enforceable first priority perfected Liens, superior to and prior to the rights of all third persons and subject to no other Liens (other than Permitted Collateral Liens) in favor of the Collateral Agent (or such other trustee or sub-agent as may be required or desired under local law). The Mortgages (and UCC-1 fixture filings) shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to create, maintain, effect, perfect, preserve and protect the Liens in favor of the Collateral Agent (or such other trustee or sub-agent as may be required or desired under local law) granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. In addition, each Loan Party granting a Mortgage as provided above shall, at the request of the Collateral Agent, deliver to the Collateral Agent the Mortgage Supporting Documents.

(b) With respect to any property acquired by any Loan Party after the Closing Date (other than any property that is excluded as Collateral under the Security Documents) that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent reasonably shall deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens (it being understood that any Permitted Collateral Liens under Section 6.02(h), to the extent securing the Second Lien Notes Documents and/or the Permitted Refinancing Second Lien Notes Documents, as applicable, shall be subject to the Intercreditor Agreement), (ii) to the extent reasonably requested by the Administrative Agent, deliver opinions of counsel to the respective Loan Party in form and substance reasonably satisfactory to the Administrative Agent and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions, in each case as may be reasonably requested by the Administrative Agent or the Collateral Agent. The Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties to the extent required by such Security Documents.

(c) With respect to (x) any person that is or becomes a Wholly Owned Domestic Restricted Subsidiary of the Borrower after the Closing Date (other than an Excluded Subsidiary except to the extent provided in clause (i) below), (y) any Wholly Owned Domestic Restricted Subsidiary of the Borrower that is an Excluded Subsidiary that ceases to be an Excluded Subsidiary (whether pursuant to the definition thereof, the definition of Immaterial Restricted Subsidiary or Section 5.10(e)) or (z) any Subsidiary of the Borrower described in the proviso to the definition of Guarantor contained herein, (i) except to the extent any of the following constitutes property that is excluded as Collateral under the Guarantee and Collateral Agreement, deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Wholly Owned Restricted Subsidiary, Excluded Subsidiary or other Subsidiary, as the case may be, owned by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Wholly Owned Domestic Restricted Subsidiary, Excluded Subsidiary or other Subsidiary, as the case may be, to any Loan Party, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause each such Wholly Owned Domestic Restricted Subsidiary, Excluded Subsidiary or other Subsidiary, as the case may be, (A) to execute a Joinder Agreement to become a Guarantor and a party to the Guarantee and Collateral Agreement and the Intercreditor Agreement, (B) to the extent reasonably requested by the Administrative Agent, deliver opinions of counsel to such Wholly Owned Domestic Restricted Subsidiary, Excluded Subsidiary or other Subsidiary, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent and (C) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(d) With respect to any person that is or becomes a Restricted Subsidiary of the Borrower after the Closing Date, execute and deliver to the Collateral Agent a counterpart to the Intercompany Note, and if such Restricted Subsidiary is (or is to become) a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto.

(e) If, at any time, either (x) an Immaterial Restricted Subsidiary no longer constitutes an Immaterial Restricted Subsidiary pursuant to the definition thereof or (y) the aggregate total assets or total revenues of all Immaterial Restricted Subsidiaries exceeds the thresholds set forth in the second sentence of the definition thereof, cause such Immaterial Restricted Subsidiary (in the case of preceding clause (x)) or one or more Immaterial Restricted Subsidiaries selected by the Borrower (in the case of preceding clause (y)) to take the actions specified above in this Section 5.10 on the basis that each such Immaterial Restricted Subsidiary ceased to be an Immaterial Restricted Subsidiary hereunder, in each case to the extent that such Immaterial Restricted Subsidiary is a Wholly Owned Domestic Restricted Subsidiary of the Borrower and is not otherwise an Excluded Subsidiary; provided, however, in the case of preceding clause (y), such actions shall only be required to the extent that, after giving effect to such actions, the aggregate total assets and total revenues of all then remaining Immaterial Restricted Subsidiaries do not exceed the thresholds set forth in the second sentence of the definition thereof.

(f) The Borrower agrees that each action required above by Sections 5.10(a) and (b) shall be completed as soon as possible, but in no event later than 30 days (or such greater number of days as the Administrative Agent may agree to in its sole discretion in any given case) after such action is required to be taken by the respective Loan Party. The Borrower further agrees that each action required by Sections 5.10(c), (d) and (e) shall be completed as soon as possible, but in no event later than 30 days (or such greater number of days as the Administrative Agent may agree to in its sole discretion in any given case) after such action is required to be taken by the respective Restricted Subsidiary of the Borrower.

(g) In the event that the Administrative Agent or the Required Lenders at any time after the Closing Date determine in their reasonable discretion (whether as a result of a position taken by an applicable bank regulatory agency or official, or otherwise) that real estate appraisals satisfying the requirements set forth in 12 C.F.R., Part 34-Subpart C, or any successor or similar statute, rule, regulation, guideline or order are or were required to be obtained, or should be obtained, in connection with any Mortgaged Property or Mortgaged Properties, then, within 90 days after receiving written notice thereof from the Administrative Agent or the Required Lenders, as the case may be, the Loan Parties shall cause such required real estate appraisals to be delivered, at the expense of the Loan Parties, to the Administrative Agent, which required real estate appraisals, and the respective appraiser, shall be reasonably satisfactory to the Administrative Agent.

(h) Notwithstanding anything in this Agreement to the contrary, no Subsidiary of the Borrower shall provide a guarantee of, or grant a Lien over any of its assets to secure, all or any portion of the Borrower’s or any of its Subsidiaries’ obligations under any Second Lien Notes or other Second Lien Notes Documents (or any Permitted Refinancing Second Lien Notes or other Permitted Refinancing Second Lien Notes Documents, if any) unless, prior to or concurrently therewith, such Subsidiary complies with the applicable requirements of this Section 5.10.

Section 5.11 Security Interests; Further Assurances. (a) Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or the Required Lenders, at the Loan Parties’ joint and several expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Collateral Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b) Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.

(c) The Loan Parties will make arrangements to ensure that all filings and recordations made pursuant to this Section 5.11 and Section 5.10 are taken or made prior to any equivalent actions, filings or recordations made or taken pursuant to the Second Lien Notes Documents (or the Permitted Refinancing Second Lien Notes Documents, if any).

(d) The Borrower will ensure that all of the Equity Interests of GETCO Investments and GETCO Strategic Investments shall at all times be owned by the Borrower or a Guarantor and be pledged as Collateral pursuant to the Guarantee and Collateral Agreement.

Section 5.12 Maintenance of Ratings. Use commercially reasonable efforts to cause the Loans and the Borrower’s corporate credit to continue to be rated by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. (but not to maintain a specific rating).

Section 5.13 Post-Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.13, in each case in the manner and within the time limits specified on such Schedule 5.13.

Section 5.14 Intercreditor Agreement. Take all actions to ensure that all Obligations constitute “First Lien Obligations” under (and as defined in) the Intercreditor Agreement.

Section 5.15 Designation of Subsidiaries.

(a) The board of directors of the Borrower may at any times designate any Restricted Subsidiary of the Borrower to be an Unrestricted Subsidiary or designate (or re-designate, as the case may be) any Unrestricted Subsidiary of the Borrower as a Restricted Subsidiary; provided that (i) immediately before and after such designation (or re-designation), (x) no Default shall have occurred and be continuing and (y) the Borrower shall, on a pro forma basis, be in compliance with (A) all covenants set forth in Sections 6.10(a), 6.10(b) and 6.10(c) as of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as the case may be, and (B) a Total Leverage Ratio of no greater than 2.60:1.00 as of the end of such Test Period, (ii) in the case of the designation of a Subsidiary as an Unrestricted Subsidiary, (x) the Subsidiary to be so designated does not

(directly, or indirectly, through its Subsidiaries) at such time own any Equity Interests or Indebtedness of, or own or hold any lien on any property of, the Borrower or any of its Restricted Subsidiaries and (y) the Investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as described in the immediately succeeding sentence is permitted by Section 6.04(s) and (iii) in the case of the designation (or re-designation, as the case may be) of a Subsidiary as a Restricted Subsidiary, the incurrence of Indebtedness and Liens resulting from the designation (or re-designation, as the case may be) of such Subsidiary as a Restricted Subsidiary as described in the second succeeding sentence is permitted by Sections 6.01 and 6.02; provided, further, that no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” immediately after giving effect to any such designation hereunder and any other contemporaneous designation under any other document for purposes of the Second Lien Notes Documents (or the Permitted Refinancing Second Lien Notes Documents, if any) or any other Material Indebtedness of the Borrower or its Restricted Subsidiaries. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s and/or its Restricted Subsidiary’s (as applicable) Investment therein. The designation (or re-designation, as the case may be) of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute, at the time of designation (or re-designation, as the case may be), the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time. Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.

(b) Any designation (or re-designation, as the case may be) of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivery of a certificate from a Responsible Officer of the Borrower to the Administrative Agent (i) attaching a certified copy of a resolution of the board of directors of the Borrower giving effect to such designation, (ii) certifying that such designation (or re-designation, as the case may be) complies with the provisions of this Section 5.15 and was permitted by this Agreement, including Sections 6.01, 6.02 and 6.04, as applicable, and (iii) demonstrating in reasonable detail the calculations required by preceding clause (a).

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees with the Administrative Agent, the Collateral Agent, the Issuing Bank (if any) and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations for which no claim has been made) and all Letters of Credit have been canceled or have expired or have been Cash Collateralized and all amounts drawn thereunder have been reimbursed in full, the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to:

Section 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) (x) Indebtedness of any Loan Party under any Loan Document and (y) Indebtedness of the Borrower, and guaranties thereof by the Guarantors, under the Second Lien Notes Documents in an aggregate principal amount not to exceed $305,000,000 (as reduced by any repayments, prepayment or purchases thereof after the Closing Date) and any Permitted Refinancing Second Lien Notes in respect thereof (as reduced by any repayments, prepayments or purchases thereof after the issuance thereof);

(b) Indebtedness of the Borrower to any Restricted Subsidiary of the Borrower or of any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower to the extent that such Indebtedness corresponds to any Investment permitted by Section 6.04(f), (g) or (s); provided that such Indebtedness shall not have been transferred or pledged to any third party;

(c) Indebtedness of any person that shall have become a Restricted Subsidiary of the Borrower after the Closing Date; provided that such Indebtedness (i) shall have existed at the time such person becomes a Restricted Subsidiary of the Borrower and shall not have been created in contemplation of or in connection with such person becoming a Restricted Subsidiary of the Borrower, (ii) does not constitute Indebtedness for borrowed money unless (x) such Indebtedness constitutes Purchase Money Obligations, (y) such Indebtedness constitutes Excluded Debt or (z) the Borrower shall, on a pro forma basis, be in compliance with (A) all covenants set forth in Sections 6.10(a), (b) and (c) as of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as the case may be (but, for this purpose, assuming that the applicable ratio required by Section 6.10(b) was 1.55:1.00) and (B) a Total Leverage Ratio of no greater than 2.60:1.00 as of the end of such Test Period and (iii) is not directly or indirectly recourse to any of the Companies or any of their respective assets, other than to the person that becomes a Restricted Subsidiary of the Borrower, and any refinancings, refundings, renewals or extensions thereof so long as (A) any such refinancing, refunding, renewed or extended Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being refinanced, refunded, renewed or extended, (B) such refinancing, refunding, renewed or extended Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being refinanced, refunded, renewed or extended, (C) if the refinanced, renewed, refunded or extended Indebtedness is subordinated in right of payment to the Loans, any such Indebtedness is subordinated in right of payment to the Loans on terms no less favorable to the Lenders in any material respect as those contained in the documentation governing the refinanced, renewed, refunded renewed or extended Indebtedness and (D) any such Indebtedness shall not add guarantors, obligors or security from that which applied to such Indebtedness being refinanced, refunded, renewed or extended, unless such guarantors are or become Guarantors, such obligors are or become Restricted Subsidiaries, or such security is or becomes Collateral, as the case may be;

(d) Contingent Obligations incurred in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries in respect of (i) obligations of any Broker-Dealer Restricted Subsidiaries and any other Excluded Regulated Restricted Subsidiaries, (ii) the Excluded Debt of GETCO Asia, or (iii) other obligations of any Restricted Subsidiary of the Borrower that is not a Broker-Dealer Restricted Subsidiary, other Excluded Regulated Restricted Subsidiary or a Guarantor, provided that the aggregate amount of all Contingent Obligations permitted by this clause (d)(iii) shall not exceed $20,000,000;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(e) (as reduced by any prepayments or repayments thereof after the Closing Date) and, other than with respect to any Indebtedness outstanding under the 2015 Convertible Notes Indenture, any refinancings, refundings, renewals or extensions thereof so long as (A) any such refinancing, refunding, renewed or extended Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being refinanced, refunded, renewed or extended, (B) such Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being refinanced, refunded, renewed or extended, (C) if the refinanced, renewed, refunded or extended Indebtedness is subordinated in right of payment to the Loans, any such Indebtedness is subordinated in right of payment to the Loans on terms no less favorable to the Lenders in any material respect as those contained in the documentation governing the refinanced, renewed, refunded renewed or extended Indebtedness and (D) any such Indebtedness shall not add guarantors, obligors or security from that which applied to such Indebtedness being refinanced, refunded, renewed or extended, unless such guarantors are or become Guarantors, such obligors are or become Restricted Subsidiaries, or such security is or becomes Collateral, as the case may be;

(f) Indebtedness constituting Purchase Money Obligations (including Capital Lease Obligations and Synthetic Lease Obligations) secured by Liens permitted by Section 6.02(g) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed or incurred in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness; provided that (A) the aggregate principal amount of all Indebtedness permitted by this clause (f) shall not exceed $50,000,000 at any time outstanding, (B) such Indebtedness is initially incurred prior to or within 270 days after such acquisition or the completion of such construction, (C) any such refinancing, refunding, renewed or extended Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being refinanced, refunded, renewed or extended, (D) such Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being refinanced, refunded, renewed or extended, (E) if the refinanced, renewed, refunded or extended Indebtedness is subordinated in right of payment to the Loans, any such Indebtedness is subordinated in right of payment to the Loans on terms no less favorable to the Lenders in any material respect as those contained in the documentation governing the refinanced, renewed, refunded renewed or extended Indebtedness and (F) any such Indebtedness shall not add guarantors, obligors or security from that which applied to such Indebtedness being refinanced, refunded, renewed or extended, unless such guarantors are or become Guarantors, such obligors are or become Restricted Subsidiaries, or such security is or becomes Collateral, as the case may be;

(g) Excluded Debt;

(h) Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness or other liabilities of the Borrower and its Restricted Subsidiaries so long as the incurrence or existence of such Indebtedness or other liabilities is permitted under this Agreement; provided that a Company that is a Loan Party may not incur such Contingent Obligations in respect of Indebtedness or other liabilities of a non-Loan Party; provided further that any Contingent Obligations in respect of Subordinated Indebtedness shall also be subordinated to the Obligations on terms at least as favorable to the Lenders as those applicable to the Subordinated Indebtedness that is guaranteed;

(i) local currency borrowings by Foreign Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $25,000,000 (or the equivalent thereof, measured at the time of each incurrence, in the applicable foreign currency);

(j) cash management obligations and Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business;

(k) obligations under Hedging Agreements permitted under Section 6.03;

(l) Indebtedness representing deferred compensation or other similar arrangements to employees of the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(m) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment or any Disposition, in each case, expressly permitted hereunder, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(n) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(o) Indebtedness consisting of the financing of insurance premiums so long as the aggregate amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year and is incurred in the ordinary course of business;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business and consistent with past practice;

(q) so long as no Event of Default then exists or would result therefrom, additional Indebtedness of the Borrower or any other Loan Party in an aggregate principal amount which taken together with the principal amount of all other debt outstanding under this clause (q) at the time of incurrence thereof (for the Borrower and all other Loan Parties) shall not exceed at the time of incurrence thereof an amount equal to the greater of (i) $50,000,000 and (ii) 5% of Consolidated Tangible Net Worth of the Borrower and its Restricted Subsidiaries (calculated on a pro forma basis after giving effect to the incurrence of any such Indebtedness and any repayment of Indebtedness to be made from the proceeds thereof on the date of such incurrence);

(r) Indebtedness in the ordinary course of business in respect of letters of credit, guarantees, counter-indemnities and short term facilities incurred by the Borrower or any of its Restricted Subsidiaries engaged in Exchange and Clearing Operations in connection with the ordinary clearing, depository and settlement procedures (including, without limitation, any letter of credit or guarantees provided to any central securities depositories or external custodians) relating thereto;

(s) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five Business Days;

(t) Indebtedness consisting of Knight Capital Americas Preferred Units, with an aggregate Series A Preferred Value not to exceed $500,000 at any time outstanding; provided that no Knight Capital Americas Preferred Unit issued pursuant to this clause (t) shall have been assigned or transferred by the person to which it was originally issued, other than to an Affiliate of such person; and

(u) all premiums (if any), interest (including post-petition interest), paid in kind amounts, fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (t) above.

Notwithstanding anything to the contrary contained in this Section 6.01, so long as it is not a Guarantor, neither GETCO Investments nor GETCO Strategic Investments shall incur any Indebtedness other than Indebtedness of the type permitted by clauses (b) (so long as such Indebtedness is owed to the Borrower or a Guarantor), (j), (m) and (s) of this Section 6.01.

Section 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any of its income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for Taxes (i) not yet due, (ii) that are being contested in good faith by appropriate proceedings, (iii) that are not at the time delinquent or thereafter can be paid without penalty or (iv) the failure of which to pay would not reasonably be expected to have a Material Adverse Effect; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) (i) pledges or deposits in connection with workers’ compensation, unemployment insurance, old age pensions and other social security or retirement legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business (in each case, exclusive of obligations for the payment of Indebtedness);

(e) (i) easements, rights-of-way, restrictions, covenants, reservations, zoning ordinances, building restrictions, encroachments, licenses, sewers, electric lines, telegraph and telephone lines and other similar encumbrances incurred in the ordinary course of business that do not secure Indebtedness and that do not in any case materially impairs the use or operation of the property subject thereto or materially and adversely interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and (ii) such other title or survey matters as the Collateral Agent has approved in its reasonable discretion;

(f) Liens in existence on the Closing Date listed on Schedule 6.02(f), securing Indebtedness permitted by Section 6.01(e), and Liens incurred to secure any Indebtedness permitted under Section 6.01(e) to refinance, renew or extend such Indebtedness; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that amount outstanding at the time of such refinancing, renewal or extension and (ii) does not encumber any property other than the property subject thereto on the Closing Date (other than after-acquired property that is related to the property covered by such Lien on the Closing Date and proceeds and products of such property);

(g) Liens securing Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred pursuant to Section 6.01(f), provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than after-acquired property that is related to the property covered by such Lien and proceeds and products of such property);

(h) Liens created pursuant to the Security Documents and, solely to the extent subject to the Intercreditor Agreement, the Second Lien Notes Security Documents and any Permitted Refinancing Second Lien Notes Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any of its Restricted Subsidiaries covering only the assets so leased;

(j) any Lien existing on any property prior to the acquisition thereof by the Borrower or any Restricted Subsidiary thereof or existing on any property of any person that becomes a Restricted Subsidiary of the Borrower after the date hereof prior to the time such person becomes a Restricted Subsidiary of the Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Restricted Subsidiary of the Borrower, as the case may be, (ii) such Lien shall not apply to any other property of the Borrower or any of its Restricted Subsidiaries other than after-acquired property that is related to the property covered by such Lien and proceeds and products of such property and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such person becomes a Restricted Subsidiary of the Borrower, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof as of such date such Liens are no more favorable to the lienholders than such existing Liens;

(k) Liens on assets described in clause (i) of the definition of Excluded Debt and created, incurred or assumed by any Broker-Dealer Restricted Subsidiary, any other Restricted Subsidiary of the Borrower that is an operating regulated entity or licensed mortgage Restricted Subsidiary or any Restricted Subsidiary of a Broker-Dealer Restricted Subsidiary, other Restricted Subsidiary that is an operating regulated entity or licensed mortgage Restricted Subsidiary or any Equivalent Regulated Subsidiary to secure Excluded Debt;

(l) Liens securing Indebtedness permitted under Section 6.01(q); so long as (i) the Fair Market Value of the property subject to such Liens does not exceed the aggregate principal of the Indebtedness secured thereby and (ii) no Event of Default then exists or would result therefrom;

(m) Liens incidental to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate detract from the value of its property or impair the use thereof in the operation of its business;

(n) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h);

(o) Liens (i) of a collection bank arising under Section 4-210 of the UCC on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts or relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry and (iv) in the nature of contractual rights of set-off relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary or otherwise in the ordinary course of business and customary holdbacks under credit cards or similar merchant processing;

(p) Liens securing obligations of the Borrower or any Restricted Subsidiary of the Borrower in respect of any Hedging Agreements entered into in the ordinary course of business, for non-speculative purposes and in accordance with Section 6.03;

(q) leases, licenses, subleases or sublicenses (including the provision of software under an open source license) granted to others in the ordinary course of business which do not (i) impair in any material respect the operation of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(r) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s) Liens arising from precautionary UCC financing statement filings in connection with operating leases;

(t) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u) utility and similar deposits made by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(v) Liens securing the Indebtedness of Foreign Restricted Subsidiaries under Section 6.01(i); provided that such Liens apply only to the assets of Foreign Restricted Subsidiaries;

(w) temporary Liens in connection with sales, transfers, leases, assignments or other conveyances or dispositions of securities permitted under Section 6.06, consisting of (x) Liens on securities granted or deemed to arise in connection with and as a result of the execution, delivery or performance of contracts to sell such securities if such sale is otherwise permitted hereunder, or is required by such contracts to be permitted hereunder, and (y) rights of first refusal, options or other contractual rights or obligations to sell, assign or otherwise dispose of any securities or interest therein, which rights of first refusal, option or contractual rights are granted in connection with a sale, transfer or other disposition of securities permitted hereunder;

(x) Liens in favor of the Borrower or any of the Guarantors (other than Liens on assets of any Loan Party) and Liens on assets of any Restricted Subsidiary of the Borrower that is not a Guarantor in favor of any other Restricted Subsidiary of the Borrower that is not a Guarantor; and

(y) Liens granted to any exchange or clearing depository or in connection with settlement operations in the ordinary course of business so long as such Liens only extend to any clearing accounts (and assets on deposit therein) maintained with the respective exchange or clearing depositary.

Section 6.03 Hedging Agreements. Enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary of the Borrower has actual exposure (other than those in respect of Equity Interests), (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary of the Borrower and (c) Hedging Agreements entered into in order to swap currency in the ordinary course of business, in each case, so long as such Hedging Agreements are entered into for bona fide hedging purposes and not for speculation.

Section 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) extensions of trade credit in the ordinary course of business;

(b) the Companies may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms and (ii) Investments in Cash Equivalents (and other Investments in the ordinary course of a broker-dealer business);

(c) Contingent Obligations permitted by Section 6.01;

(d) (i) loans and advances to directors, officers and employees of any Company in the ordinary course of business (including for travel, entertainment and relocation expenses) and (ii) other loans and advances to employees of any Company in an aggregate amount for all Companies not to exceed $10,000,000 at any one time outstanding (determined without regard to any write-downs or write-offs of such loans); provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(e) Acquisitions of property in compliance with Section 6.07 (other than Section 6.07(a));

(f) (i) intercompany Investments by (A) any Company in the Borrower or any Restricted Subsidiary of the Borrower that, prior to such Investment, is a Guarantor, (B) any Restricted Subsidiary of the Borrower that is not a Guarantor (other than a Broker-Dealer Restricted Subsidiary that is a Domestic Restricted Subsidiary) in any other Restricted Subsidiary of the Borrower that is not a Guarantor and (C) any Loan Party in any Restricted Subsidiary that is not a Guarantor, provided that intercompany Investments by any Loan Party in Restricted Subsidiaries that are not Guarantors, Broker-Dealer Restricted Subsidiaries or GETCO Asia (so long as GETCO Asia is an Equivalent Regulated Subsidiary) shall not in the aggregate exceed $20,000,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof), and (ii) the intercompany Investments existing on the Closing Date and listed on Schedule 6.04(f) and any refinancings, refundings, renewals or extensions thereof so long as the amount of the original Investment is not increased except by the express terms of such Investment (as in effect on the Closing Date) or as otherwise permitted by this Section 6.04; provided that each such intercompany Investment in the form of a loan or other advance shall be evidenced by an Intercompany Note and, if held by a Loan Party, shall be pledged and delivered to the Collateral Agent pursuant to the Guarantee and Collateral Agreement; and provided, further, that any Investment permitted to be made in any Broker-Dealer Restricted Subsidiary or GETCO Asia pursuant to this clause (f) may be made in a Restricted Subsidiary that owns all of the Equity Interests of such person so long as such Restricted Subsidiary uses the proceeds of such Investment to make a concurrent Investment in such person;

(g) (i) any Investment by any Loan Party or a Broker-Dealer Restricted Subsidiary in a Broker-Dealer Restricted Subsidiary, (ii) any Investment by any Loan Party, Restricted Subsidiary of the Borrower that is an operating regulated entity (other than a Broker-Dealer Restricted Subsidiary) or licensed mortgage Restricted Subsidiary in any Restricted Subsidiary that is an operating regulated entity (other than a Broker-Dealer Restricted Subsidiary) or licensed mortgage Restricted Subsidiary, (iii) any Investment by any Loan Party or a Broker-Dealer Restricted Subsidiary in the form of the purchase by such Loan Party of any Investment held by a Broker-Dealer Restricted Subsidiary or (iv) any Investment by any Loan Party, Restricted Subsidiary that is an operating regulated entity (other than a Broker-Dealer Restricted Subsidiary) or licensed mortgage Restricted Subsidiary in the form of the purchase by such Loan Party, Restricted Subsidiary that is an operating regulated entity or licensed mortgage Restricted Subsidiary of any Investment held by a Restricted Subsidiary that is an operating regulated entity (other than a Broker-Dealer Restricted Subsidiary) or licensed mortgage Restricted Subsidiary, in each case with the intent of (x) permitting such Broker-Dealer Restricted Subsidiary, other Restricted Subsidiary that is an operating regulated entity or licensed mortgage Restricted Subsidiary to comply with applicable capital requirements on a temporary basis or (y) to finance the working capital needs of such Broker-Dealer Restricted Subsidiary, other Restricted Subsidiary that is an operating regulated entity or licensed mortgage Restricted Subsidiary (including customer requirements); provided that each such intercompany Investment in the form of a loan or other advance shall be evidenced by an Intercompany Note and, if held by a Loan Party, shall be pledged and delivered to the Collateral Agent pursuant to the Guarantee and Collateral Agreement; and provided, further, that any Investment permitted to be made in any Broker-Dealer Restricted Subsidiary or Restricted Subsidiaries that are operating regulated entities or licensed mortgage Restricted Subsidiaries pursuant to this clause (g) may be made in a Restricted Subsidiary that owns all of the Equity Interests of such person so long as such Restricted Subsidiary uses the proceeds of such Investment to make a concurrent Investment in such person;

(h) Investments consisting of extensions of credit entered into or made or that are received in the ordinary course of business and Investments received in satisfaction or partial satisfaction therefrom from financially troubled account debtors in the ordinary course of business;

(i) Investments existing on the Closing Date and set forth on Schedule 6.04(i) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the express terms of such Investment (as in effect on the Closing Date) or as otherwise permitted by this Section 6.04;

(j) Investments in Hedging Agreements permitted under Section 6.01(k);

(k) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 6.06;

(l) Investments in the ordinary course of business consisting of Article 3 of the UCC endorsements for collection or deposit and Article 4 of the UCC customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) advances of payroll payments to employees of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o) share repurchases by the Borrower to the extent permitted by Section 6.08(b);

(p) Investments reflected on the financial statements of the Borrower and its Restricted Subsidiaries as included in reports on Forms 10-K and 10-Q as filed with the SEC as “Deferred Compensation Investments” and on a basis consistent with past practice;

(q) so long as no Event of Default then exists or would result therefrom, Investments made with Capital Stock of the Borrower, or substantially concurrently from the receipt of proceeds from a Capital Stock issuance of the Borrower (other than, in either case, Disqualified Capital Stock of the Borrower);

(r) Investments in the ordinary course of business arising under arrangements in connection with the participation in or through any clearing system or investment, commodities or stock exchange where the Investment arises under the rules, normal procedures, agreements or legislation governing trading on or through such system or exchange; and

(s) so long as no Default then exists or would result therefrom, other Investments in an aggregate amount not to exceed (i) $50,000,000 plus (ii) an additional amount equal to the portion, if any, of Retained Excess Cash Flow on such date that the Borrower elects to apply to this clause (s), such election to be specified in a written notice from a Responsible Officer of the Borrower to the Administrative Agent calculating in reasonable detail the amount of Retained Excess Cash Flow immediately prior to such election and the amount thereof elected to be so applied; provided, however, that any Investments made pursuant to this Section 6.04(s)(ii) shall be permitted solely to the extent that, after giving effect to such Investments on a pro forma basis, the Borrower shall be in compliance with all covenants set forth in Sections 6.10(a), (b) and (c) as of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as the case may be.

Section 6.05 Mergers and Consolidations. Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a) (x) any solvent Company (other than the Borrower) may merge, amalgamate or consolidate with or into the Borrower or any Guarantor so long as (i) the Borrower is the surviving person in any such merger, amalgamation or consolidation involving it or (ii) in all other cases, a Guarantor that remains a Wholly Owned Domestic Restricted Subsidiary of the Borrower is the surviving person in any such merger, amalgamation or consolidation, and (y) any solvent Company that is not a Loan Party may merge, amalgamate or consolidate with or into any other solvent Company that is not a Loan Party so long as (i) in the case of any such merger, amalgamation or consolidation involving a Broker-Dealer Restricted Subsidiary, the surviving person shall be a Broker-Dealer Restricted Subsidiary and (ii) in the case of any such merger, amalgamation or consolidation involving a Wholly Owned Restricted Subsidiary of the Borrower, the surviving person shall be a Wholly Owned Restricted Subsidiary of the Borrower;

(b) (x) any Restricted Subsidiary of the Borrower that is not a Guarantor may Dispose of all or substantially all of its assets to any other Restricted Subsidiary of the Borrower that is not a Guarantor; provided that (A) in the case of any such Disposition by any Wholly Owned Restricted Subsidiary of the Borrower, the transferee entity shall be a Wholly Owned Restricted Subsidiary of the Borrower and (B) in the case of any such Disposition by any Broker-Dealer Restricted Subsidiary, the transferee entity shall be a Broker-Dealer Restricted Subsidiary, (y) any Restricted Subsidiary of the Borrower may Dispose of all or substantially all of its assets to the Borrower or any Guarantor (upon voluntary liquidation or otherwise) and (z) any Restricted Subsidiary of the Borrower may Dispose of all or substantially all of its assets pursuant to a Disposition permitted by Section 6.06;

(c) any Investment expressly permitted by Section 6.04 may be structured as a merger, consolidation or amalgamation;

(d) any Immaterial Restricted Subsidiary may liquidate, wind up or dissolve or change its legal form if the Borrower determines in good faith that such liquidation or dissolution or change in legal form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(e) the Holding Company Reorganization may be consummated in accordance with the applicable Transaction Documents.

Section 6.06 Asset Sales. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of the Borrower, issue or sell any shares of any Equity Interests of such Restricted Subsidiary to any person, except the following shall be permitted:

(a) the Disposition of obsolete or worn out property in the ordinary course of business and Dispositions of property no longer useful to the conduct of the business of the Borrower or its Restricted Subsidiaries in the ordinary course of business;

(b) the Disposition of inventory and other assets (including securities (other than Capital Stock of a Restricted Subsidiary) and derivatives) in the ordinary course of business;

(c) Dispositions permitted by clause (x) or (y) of Section 6.05(b);

(d) the sale or issuance of the Equity Interests (i) of any Restricted Subsidiary of the Borrower to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary of the Borrower that is not a Guarantor (other than a Broker-Dealer Restricted Subsidiary that is a Domestic Subsidiary) to any other Restricted Subsidiary of the Borrower that is not a Guarantor, or (iii) that constitute nominal amounts of a Foreign Restricted Subsidiary of the Borrower to local nationals to the extent required by applicable Legal Requirements;

(e) (i) the sale or other Disposition by any Loan Party (other than the Borrower) of its property to another Loan Party, (ii) the sale or other Disposition by any Restricted Subsidiary of the Borrower that is not a Guarantor (other than a Broker-Dealer Restricted Subsidiary) of its property to the Borrower or another Restricted Subsidiary of the Borrower and (iii) the sale or other Disposition by a Broker-Dealer Restricted Subsidiary of its property to another Broker-Dealer Restricted Subsidiary that shall not have any Indebtedness which is not permitted to be incurred under Section 6.01 (other than clause (c) thereof);

(f) any Investment or Dividend that is permitted to be made, and is made, under Section 6.04 or 6.08, respectively;

(g) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h) sales or grants of licenses or sublicenses in the ordinary course of business to use the Borrower’s or any of its Restricted Subsidiaries’ trademarks, patents, trade secrets, know-how or other Intellectual Property and technology to the extent that such sale, license or sublicense does not materially impair the conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

(i) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(j) Dispositions for cash in the ordinary course of business of Cash Equivalents;

(k) the cancellation or forgiveness in the ordinary course of business of any loan or advance to any employee of any Company;

(l) Dispositions of property (other than (x) Dispositions of Equity Interests of a Guarantor unless all of the Equity Interests of such Guarantor are Disposed of pursuant to this clause (l) and (y) Dispositions of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole); provided that (i) no Default then exists or would result therefrom, (ii) such Dispositions of property are made for Fair Market Value and on an arm’s-length basis, (iii) at least 75% of the consideration payable in respect of such Disposition of property is in the form of cash or Cash Equivalents and is paid at the time of the closing of any such Disposition and (iv) the Net Cash Proceeds therefrom are applied and/or reinvested as, and to the extent, required by Section 2.10(c);

(m) the Transactions, as contemplated by, and in accordance with the terms and conditions of, the Transaction Documents;

(n) any Disposition of property that constitutes a Casualty Event;

(o) any Lien that is permitted to be granted, and is granted, under Section 6.02;

(p) the issuance of Equity Interests of an Unrestricted Subsidiary;

(q) the unwinding of Hedging Obligations;

(r) the Disposition of the business engaged in by Knight Capital Americas LLC involving the provision of (a) sales and trading services to institutional clients for secondary trading of fixed income securities and (b) capital markets services for the issuance of debt securities in the U.S. and the United Kingdom, in accordance with the terms of the purchase and sale agreement with respect thereto as in effect on the Closing Date;

(s) the Disposition, within 365 days after the date of the consummation of a Permitted Acquisition, of (i) any portion of a business or operations acquired in a Permitted Acquisition that is, in the reasonable good faith judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole or (ii) solely to the extent required by any Governmental Authority pursuant to applicable anti-trust law or other similar Legal Requirement in connection with any Permitted Acquisition, any other portion of a business or operations acquired in a Permitted Acquisition; provided that, in each case, (w) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof, (x) no Default has occurred and is continuing or would result from such disposition, (y) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to the applicable seller of such assets in cash and Cash Equivalents and shall be paid at the time of the closing of any such Asset Sale and (z) the Net Cash Proceeds therefrom are applied and/or reinvested as, and to the extent, required by Section 2.10(c);

(t) Dispositions of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof and not as part of any financing transaction; and

(u) the issuance of the Knight Capital Americas Preferred Units, with an aggregate Series A Preferred Value for all such Knight Capital Americas Preferred Units issued pursuant to this clause (u) not to exceed $500,000.

Section 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property of any person (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a) Investments in compliance with Section 6.04;

(b) Capital Expenditures by the Borrower and its Restricted Subsidiaries shall be permitted to the extent permitted by Section 6.10(d) and expenditures by the Borrower and its Restricted Subsidiaries that would otherwise constitute Capital Expenditures but for clauses (i) and (ii) of the definition thereof;

(c) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(d) leases or licenses of real or personal property in the ordinary course of business and in accordance with this Agreement and the applicable Security Documents;

(e) the Transactions as contemplated by, and in accordance with the terms and conditions of, the Transaction Documents;

(f) Permitted Acquisitions;

(g) mergers and consolidations in compliance with Section 6.05; and

(h) Dividends in compliance with Section 6.08;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable.

Section 6.08 Dividends. Declare or pay, directly or indirectly, any Dividend with respect to any Company (including pursuant to any Synthetic Purchase Agreement) (other than Dividends payable solely in common stock of the person making such dividend) or incur any obligation (contingent or otherwise) to do so, except that the following, shall be permitted:

(a) (x) any Restricted Subsidiary of the Borrower may pay (i) cash Dividends to the Borrower or any Wholly Owned Restricted Subsidiary of the Borrower and (ii) non-cash Dividends to the Borrower or any Guarantor so long as such Dividend shall not cause the recipient thereof to become a Broker-Dealer Subsidiary or other Excluded Regulated Restricted Subsidiary and (y) any non-Wholly Owned Restricted Subsidiary of the Borrower may pay cash Dividends to its equity holders generally so long as the respective Restricted Subsidiary of the Borrower which owns the Equity Interests in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(b) so long as no Default then exists or would result therefrom, the Borrower may repurchase or redeem shares of its Qualified Capital Stock in an aggregate amount for all such repurchases and redemptions not to exceed $15,000,000 in any fiscal year of the Borrower;

(c) the Borrower may declare and pay Dividends with respect to its Qualified Capital Stock payable solely in additional shares of its Qualified Capital Stock;

(d) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Qualified Capital Stock in the Borrower;

(e) so long as (i) no Default then exists or would result therefrom and (ii) after giving effect to such Dividends on a pro forma basis, the Borrower shall be in compliance with (x) all covenants set forth in Sections 6.10(a), (b) and (c) as of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as the case may be, and (y) a Total Leverage Ratio of no greater than 2.40:1.00 as of the end of such Test Period, the Borrower may declare and pay Dividends in an amount equal to the portion, if any, of Retained Excess Cash Flow on such date that the Borrower elects to apply to this clause (e), such election to be specified in a written notice from a Responsible Officer of the Borrower to the Administrative Agent calculating in reasonable detail the amount of Retained Excess Cash Flow immediately prior to such election and the amount thereof elected to be so applied; and

(f) so long as (i) no Default then exists or would result therefrom and (ii) after giving effect to such purchase on a pro forma basis, the Borrower shall be in compliance with all covenants set forth in Sections 6.10(a), (b) and (c) as of the most recent Test Period, the Borrower may purchase shares of its Qualified Capital Stock on the open market in an aggregate amount not to exceed the remainder (if positive) of (A) $720,000,000 minus (B) the aggregate cash portion of the Acquisition Payment.

Section 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than transactions solely between or among the Borrower and one or more Guarantors to the extent that such transactions are otherwise permitted under this Agreement), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Section 6.04;

(c) mergers, amalgamations and consolidations permitted by Section 6.05 and intercompany Dispositions expressly permitted by Section 6.06;

(d) customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements (including any such arrangements entered into in connection with the Transactions);

(e) ordinary course non-exclusive license agreements relating to Intellectual Property not interfering in any material respect with the ordinary conduct of business of or the value of such Intellectual Property to such Company subject to the Liens created in favor of the Secured Parties under the Security Documents;

(f) the Transactions as contemplated by the Transaction Documents;

(g) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case subject to commercially reasonable terms and in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(h) sales of Qualified Capital Stock of the Borrower to Affiliates not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(i) any transaction with an Affiliate where the only consideration paid by any Company is Qualified Capital Stock of the Borrower; and

(j) transactions involving the provision of services (and consideration therefor) by any Company to another Company in the ordinary course of business and consistent with past practices.

Section 6.10 Financial Covenants.

(a) Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth, as of the last day of any fiscal quarter of the Borrower, to be less than $950,000,000.

(b) Maximum Consolidated First Lien Leverage Ratio. Permit the Consolidated First Lien Leverage Ratio, as of the last day of any Test Period set forth in the table below, to exceed the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Consolidated First Lien Leverage Ratio
September 30, 2013	3.00 to 1.00
December 31, 2013	2.75 to 1.00
March 31, 2014	2.65 to 1.00
June 30, 2014	2.65 to 1.00
September 30, 2014	1.85 to 1.00
December 31, 2014	1.75 to 1.00
March 31, 2015 and the last day of each fiscal quarter of the Borrower thereafter	1.50 to 1.00

(c) Minimum Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, as of the last day of any Test Period, to be less than 3.00:1.00.

(d) Limitation on Capital Expenditures.

(i) Permit the aggregate amount of Capital Expenditures made (i) during the period from the Closing Date to and including December 31, 2013, to exceed $50,000,000, and (ii) during each fiscal year of the Borrower set forth below, to exceed the amount set forth opposite such fiscal year below:

Fiscal Year Ending	Capital Expenditure Amount
December 31, 2014	$100,000,000
December 31, 2015	$100,000,000
December 31, 2016	$100,000,000
December 31, 2017	$100,000,000
December 31, 2018 and each fiscal year thereafter	$100,000,000

provided, however, that (x) if the aggregate amount of Capital Expenditures made in any fiscal year of the Borrower set forth in the table above shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.10(d) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 50% of such maximum amount may, so long as no Default has occurred and is then continuing, be added to the amount of Capital Expenditures permitted under this Section 6.10(d)(i) for the immediately succeeding (but not any other) fiscal year of the Borrower, and (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover).

(ii) The Borrower and its Restricted Subsidiaries may make additional Capital Expenditures in an aggregate amount equal to the portion, if any, of Retained Excess Cash Flow on such date that the Borrower elects to apply to this clause (ii), such election to be specified in a written notice from a Responsible Officer of the Borrower to the Administrative Agent calculating in reasonable detail the amount of Retained Excess Cash Flow immediately prior to such election and the amount thereof elected to be so applied; provided, however, that any Capital Expenditures made pursuant to this Section 6.10(d)(ii) shall be permitted solely to the extent no Default then exists or would result therefrom and, after giving effect to such Capital Expenditures on a pro forma basis, the Borrower shall be in compliance with all covenants set forth in Sections 6.10(a), (b) and (c) as of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as the case may be.

Section 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc. Directly or indirectly:

(a) (including pursuant to any Synthetic Purchase Agreement) make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Second Lien Notes Documents, the Permitted Refinancing Second Lien Notes Documents or any Subordinated Indebtedness; provided that the Borrower may (i) may make an offer to prepay any outstanding Second Lien Notes or Permitted Refinancing Second Lien Notes, and prepay any Second Lien Notes and Permitted Refinancing Second Lien Notes of those holders that have elected to accept such offer, in each case in connection with a Change in Control under the Second Lien Notes Indenture or the Permitted Refinancing Second Lien Notes Indenture, as applicable, so long as such offer and prepayment is effected in accordance with the terms of the Second Lien Notes Indenture or the Permitted Refinancing Second Lien Notes Indenture, as applicable (in each case, subject to the terms of the Intercreditor Agreement), (ii) (x) cash settle conversions of the 2015 Convertible Notes to the extent required pursuant to the 2015 Convertible Notes as in effect on the Closing Date and (y) so long as no Event of Default then exists or would result therefrom, the Borrower may otherwise purchase, redeem or repay outstanding 2015 Convertible Notes, in each case so long as the only funds used to effect the principal amount of any such cash settlement, purchase, redemption or repayment are those on deposit in the Cash Collateral Account pursuant to the Cash Collateral Agreement, (iii) so long as no Default then exists or would result therefrom, prepay, redeem, retire or otherwise acquire for value any Subordinated Indebtedness or Second Lien Notes with the Net Cash Proceeds of any substantially simultaneous issuance of Qualified Capital Stock of the Borrower, (iv) so long as no Default then exists or would result therefrom, the Borrower may refinance the Second Lien Notes with Permitted Refinancing Second Lien Notes, and (v) so long as (A) no Default then exists or would result therefrom and (B) after giving effect to such prepayments, redemption, retiring or other acquisition for value on a pro forma basis, the Borrower shall be in compliance with (1) all covenants set forth in Sections 6.10(a), (b) and (c) as of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as the case may be, and (2) a Total Leverage Ratio of no greater than 2.40:1.00 as of the end of such Test Period, the Borrower may prepay, redeem, retire or otherwise acquire for value any Subordinated Indebtedness, Second Lien Notes or Permitted Refinancing Second Lien Notes in an amount equal to the portion, if any, of Retained Excess Cash Flow on such date that the Borrower elects to apply to this clause (v), such election to be specified in a written notice from a Responsible Officer of the Borrower to the Administrative Agent calculating in reasonable detail the amount of Retained Excess Cash Flow immediately prior to such election and the amount thereof elected to be so applied;

(b) amend or modify, or permit the amendment or modification of, any provision of any Second Lien Notes Documents or Permitted Refinancing Second Lien Notes Documents, if any, in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender or is not permitted by the terms of the Intercreditor Agreement; or

(c) amend or modify any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 6.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make or pay Dividends in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restriction under the Second Lien Notes Documents or Permitted Refinancing Second Lien Notes Documents, if any, (iii) any agreement in effect at the time a Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary of the Borrower, (iv) customary restrictions on joint ventures or interests therein arising from joint venture agreements, (v) restrictions imposed by the holder of any Lien permitted by Section 6.02 on the transfer of the asset or assets subject thereto, (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Restricted Subsidiary of the Borrower, (vii) customary provisions restricting assignment of any agreement entered into by the Borrower or a Restricted Subsidiary of the Borrower, (viii) any customary restrictions with respect to a Restricted Subsidiary of the Borrower or other property imposed pursuant to an agreement that has been entered into relating to the sale of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary or any other property permitted under Section 6.06 pending the consummation of such sale, (ix) any restriction under any Indebtedness outstanding on the Closing Date as (and to the extent) set forth on Schedule 6.12, (x) covenants in documents evidencing Excluded Debt so long as such prohibition or limitation only applies to the Restricted Subsidiary of the Borrower that has incurred such Excluded Debt and does not apply to any other Restricted Subsidiary of the Borrower, (xi) restrictions imposed on the ability of Knight Capital Americas LLC to make dividends pursuant to the Knight Capital Americas Amended LLC Agreement, (xii) restrictions imposed by applicable law or any applicable rule, regulation or order and (xiii) restrictions in agreements or instruments relating to any Indebtedness permitted to be incurred subsequent to the date of this Agreement pursuant to Section 6.01 (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in instruments governing Indebtedness as in effect on the date of this Agreement (as determined in good faith by the Borrower), or (B) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Loans or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness.

Section 6.13 Limitation on Issuance of Capital Stock. (a) With respect to the Borrower or any of its Restricted Subsidiaries, issue any Equity Interest that is Disqualified Capital Stock other than by the Borrower in accordance with Section 6.01(q).

(b) With respect to any Restricted Subsidiary of the Borrower, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Borrower or any Restricted Subsidiaries in any class of the Equity Interests of such Restricted Subsidiary, (ii) Restricted Subsidiaries of the Borrower formed or acquired after the Closing Date in accordance with the terms of this Agreement may issue Equity Interests to the Borrower or the Wholly Owned Restricted Subsidiary of the Borrower which is to own such Equity Interests, and (iii) subject to Section 6.01(t), Knight Capital Americas LLC may issue Knight Capital Americas Preferred Units so long as the Borrower shall at all times directly or indirectly through a Wholly Owned Restricted Subsidiary own all of the outstanding Capital Stock of Knight Capital Americas LLC other than such Knight Capital Americas Preferred Units. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.10 and 5.11 or the Guarantee and Collateral Agreement, be delivered to the Collateral Agent for pledge pursuant to the Guarantee and Collateral Agreement.

Section 6.14 Business. Engage (directly or indirectly) in any businesses other than those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or which are substantially related thereto or are reasonable extensions thereof).

Section 6.15 Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining its fiscal quarters.

Section 6.16 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement, the other Loan Documents and the Second Lien Notes Documents (and the Permitted Refinancing Second Lien Notes Documents, if any); (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens (other than Liens granted pursuant to the Security Documents to secure the Secured Obligations) on the properties encumbered thereby; (c) covenants in documents evidencing Excluded Debt so long as such prohibition or limitation only applies to the Restricted Subsidiary of the Borrower that has incurred such Excluded Debt and does not apply to any Loan Party; and (d) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold and such sale is permitted hereunder, and (2) such sale is permitted hereunder, or (iii) restricts subletting or assignment of any lease governing a leasehold interest of the Borrower or one of its Restricted Subsidiaries.

Section 6.17 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.20, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Laws, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 6.17).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Credit Extensions to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Legal Requirements.

Section 6.18 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Extensions to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, as amended, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, as amended, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements, or the Loans or other Credit Extensions made by the Lenders and the Issuing Bank would be in violation of Legal Requirements, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Credit Extensions are in violation of applicable Legal Requirements.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of five Business Days after the occurrence thereof;

(c) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate (including any certification of any financial statement or in any Borrowing Request or LC Request) or document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made, deemed made or furnished;

(d) any Loan Party shall default in the due observance or performance of any covenant, condition or agreement contained in Section 5.02(a), Section 5.03(a)(i)(x) (with respect to the Borrower), Section 5.11(d), Section 5.15 or Article VI;

(e) any Loan Party shall default in the due observance or performance of any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (d) of this Section 7.01), and such default shall continue unremedied for a period of 30 days after the earlier of (i) any Responsible Officer of the Borrower obtaining knowledge thereof and (ii) notice to the Borrower from the Administrative Agent or the Required Lenders;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this clause (f) unless the aggregate amount of all such Indebtedness referred to in preceding clauses (i) and (ii) equals or exceeds $35,000,000 at any one time;

(g) (i) the Borrower, any Domestic Restricted Subsidiary (other than any Immaterial Restricted Subsidiary), any Material Foreign Restricted Subsidiary or any group of Foreign Restricted Subsidiaries that, when taken together, would constitute a Material Foreign Restricted Subsidiary, shall commence any (A) Insolvency Proceeding, or (B) case, proceeding or other action seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower, any Domestic Restricted Subsidiary (other than any Immaterial Restricted Subsidiary), any Material Foreign Restricted Subsidiary or any group of Foreign Restricted Subsidiaries that, when taken together, would constitute a Material Foreign Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any Domestic Restricted Subsidiary (other than any Immaterial Restricted Subsidiary) or any Material Foreign Restricted Subsidiary or any group of Foreign Restricted Subsidiaries that, when taken together, would constitute a Material Foreign Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Borrower, any Domestic Restricted Subsidiary (other than any Immaterial Restricted Subsidiary) or any Material Foreign Restricted Subsidiary or any group of Foreign Restricted Subsidiaries that, when taken together, would constitute a Material Foreign Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, any Domestic Restricted Subsidiary (other than any Immaterial Restricted Subsidiary) or any Material Foreign Restricted Subsidiary or any group of Foreign Restricted Subsidiaries that, when taken together, would constitute a Material Foreign Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower, any Domestic Restricted Subsidiary (other than any Immaterial Restricted Subsidiary) or any Material Foreign Restricted Subsidiary or any group of Foreign Restricted Subsidiaries that, when taken together, would constitute a Material Foreign Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) the Borrower, any Domestic Restricted Subsidiary (other than any Immaterial Restricted Subsidiary) or any Material Foreign Restricted Subsidiary or any group of Foreign Restricted Subsidiaries that, when taken together, would constitute a Material Foreign Restricted Subsidiary shall wind up or liquidate other than as permitted by Section 6.05(b)(y) or (d); or (vii) the Borrower, any Domestic Restricted Subsidiary (other than any Immaterial Restricted Subsidiary) or any Material Foreign Restricted Subsidiary or any group of Foreign Restricted Subsidiaries that, when taken together, would constitute a Material Foreign Restricted Subsidiary shall take any action for the purpose of effecting any of the foregoing;

(h) one or more Orders for the payment of money in an aggregate amount of $35,000,000 or more (that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts or such insurance company is not participating in the defense thereof with customary diligence (as reasonably determined by the Administrative Agent)) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order;

(i) (i) any failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or any Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (ii) a filing shall be made pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, or there shall be a failure by any Loan Party or any Commonly Controlled Entity to make by its due date a required contribution to any Plan or Multiemployer Plan, (iii) a determination shall be made that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (iv) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (v) any Plan shall terminate in a non-standard termination for purposes of Title IV of ERISA, (vi) any Loan Party or any Commonly Controlled Entity shall, or shall be reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vii) there shall be a determination that any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (viii) any Plan’s benefit liabilities under Section 4001(a)(16) of ERISA shall exceed the current value of such Plan’s assets, determined in accordance with the actuarial assumptions used for funding such Plan pursuant to Section 412 of the Code for the applicable plan year, and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect;

(j) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected first priority security interest in and Lien on, all of the Collateral (other than an immaterial portion thereof) thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Loan Party not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral (other than an immaterial portion thereof) covered thereby; provided that it shall not be an Event of Default under this clause (j) if the Collateral Agent shall not have, or shall cease to have, a valid, enforceable and perfected first priority (except as expressly provided in this Agreement or the Security Documents) security interest in or Lien on any Collateral purported to be covered by the Security Documents to the extent that any such loss of perfection or intended priority results from the failure of the Collateral Agent to maintain possession of certificates or instruments actually delivered to it representing Collateral or to file UCC continuation statements;

(k) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations;

(l) there shall have occurred a Change in Control; or

(m) there shall have been a revocation or suspension, cancellation, withdrawal or other impairment of any Broker-Dealer License and Membership or Broker-Dealer Registration which would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) above), and at any time thereafter during the continuance of such event, the Administrative Agent with the consent of the Required Lenders may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and (iii) exercise any and all of its other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents; and in any event with respect to the Borrower described in clause (g) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and, in addition, the Collateral Agent or the Administrative Agent, as agent for and representative of all of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.

Section 7.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Loan Parties shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by them that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to the Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders, the Issuing Bank and the other Secured Parties to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit the Borrower and the other Loan Parties and do not give the Borrower and/or any of the Loan Parties the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE VIII

APPLICATION OF COLLATERAL PROCEEDS

Section 8.01 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies after the occurrence and during the continuance of an Event of Default shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows (subject to the terms of the Intercreditor Agreement):

(a) First, to the indefeasible payment in full in cash of all costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to the Administrative Agent, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and the Collateral Agent in connection therewith and all amounts for which the Administrative Agent and the Collateral Agent are entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the extent proceeds remain after the application pursuant to preceding clause (a), to the indefeasible payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, to the extent proceeds remain after the application pursuant to preceding clauses (a) and (b), to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations in respect of the Credit Facilities (other than principal, Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit) and any fees, premiums, interest and scheduled periodic payments due under Permitted Hedging Agreements constituting Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (c), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 7.01(g));

(d) Fourth, to the extent proceeds remain after the application pursuant to preceding clauses (a) through (c), to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations in respect of the Credit Facilities (including Reimbursement Obligations and obligations to Cash Collateralize Letters of Credit) and any breakage, termination or other payments under Permitted Hedging Agreements constituting Secured Obligations;

(e) Fifth, to the extent proceeds remain after the application pursuant to preceding clauses (a) through (d), to the indefeasible payment in full in cash of the remaining, Secured Obligations then due and owing, pro rata;

(f) Sixth, to the extent proceeds remain after the application pursuant to preceding clauses (a) through (e), the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (f) of this Section 8.01, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01 Appointment. (a) Each Lender and the Issuing Bank (if any) hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents, and the Administrative Agent and the Collateral Agent hereby accept such appointment on the Closing Date. Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 9.02 Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Company or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Bank.

Section 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02 or in the Intercreditor Agreement); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Laws or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Laws, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Company or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02 or in the Intercreditor Agreement) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such Default is given to such Agent by the Borrower, a Lender, or the Issuing Bank, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

Section 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless each Agent shall have received written notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons. The exculpatory provisions of this Article IX and the indemnification provisions of Section 9.09 shall apply to any such sub-agent and to the Related Persons of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.06 Successor Agent. Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Issuing Bank (if any) and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent from among the Lenders that is reasonably acceptable to the Borrower (unless an Event of Default has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank (if any) and in consultation with the Borrower, appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any state thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article IX, Section 10.03 and Sections 10.08 to 10.10 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank (if any) acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their respective Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and the Issuing Bank (if any) also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.08 Name Agents. The parties hereto acknowledge that the Arrangers, the Book Managers, the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender or the Issuing Bank (if any) hereunder.

Section 9.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Persons (to the extent not reimbursed by the Borrower or the Guarantors and without limiting the obligation of the Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Person under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Person’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 9.09 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.10 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claims. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to Rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the Loan Documents) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Agents, their respective agents and counsel, and any other amounts due the Agents under the Loan Documents out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Section 9.11 Intercreditor Agreement. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the existence of any right or remedy by the Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of a conflict between the terms of the Intercreditor Agreement and any Security Document, the terms of the Intercreditor Agreement shall govern and control. Each Lender hereby authorizes the Collateral Agent to enter into the Intercreditor Agreement on behalf of such Lender.

Section 9.12 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures or cause any of the foregoing (through Affiliates or otherwise), with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.

Section 9.13 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out of pocket expenses) incurred.

Section 9.14 Lender’s Representations, Warranties and Acknowledgements. Each Lender and the Issuing Bank (if any) represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or the Issuing Bank (if any) or to provide any Lender or the Issuing Bank (if any) with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or the issuance of any Letters of Credit or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender and the Issuing Bank (if any) acknowledges that no Agent or Related Person of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or the Issuing Bank (if any), no Agent shall have any duty or responsibility (either express or implied) to provide any Lender or any Issuing Bank with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Persons. Each Lender and the Issuing Bank (if any), by delivering its signature page to this Agreement or an Assignment and Acceptance and funding its Loan or issuing a Letter of Credit, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.15 Security Documents and Guarantee.

(a) Agents under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guarantees, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Obligations with respect to any Permitted Hedging Agreement. Subject to Section 10.02, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, release any Lien encumbering any item of Collateral owned by any Guarantor that becomes an Excluded Subsidiary or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented or (ii) release any Guarantor from the Guarantee to the extent provided in the Guarantee and Collateral Agreement, to the extent such Guarantor becomes an Excluded Subsidiary, or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Loan Documents.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Loan Documents, to release any guarantee obligations under any

Loan Document of any person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents, to release any guarantee obligations under any Loan Document of any Guarantor that becomes an Excluded Subsidiary and to release its security interest in any Collateral owned by any Guarantor that becomes an Excluded Subsidiary.

(ii) Notwithstanding anything to the contrary contained herein or in any other Loan Document, when all Secured Obligations (other than Secured Obligations in respect of any Hedging Agreement) have been paid in full and all Commitments and Letters of Credit have terminated or expired (or, in the case of Letters of Credit, have been Cash Collateralized), upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Secured Obligations in respect of Hedging Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. (a) Generally. Notices and other communications provided for herein shall, except as provided in Section 10.01(b), be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower at KCG Holdings, Inc., 350 N. Orleans Street, 3rd Floor South, Chicago, Illinois 60654, Attention: General Counsel, Facsimile No.: (312) 931-2391;

(ii) if to the Administrative Agent or the Collateral Agent, to it at: Jefferies Finance LLC, 520 Madison Avenue, New York, New York 10022, Attention: Account Officer—KCG Holdings, Inc., Facsimile No.: (212) 284-3444;

(iii) if to a Lender, to it at its address (or facsimile number) set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto; and

(iv) if to the Swingline Lender (if any), to it at such address as may be provided by the Swingline Lender to the Administrative Agent and the Borrower;

(v) if to the Issuing Bank (if any), to it at such address as may be provided by the Issuing Bank to the Administrative Agent and the Borrower;

Notices delivered through electronic communications to the extent provided in Section 10.01(b) below, shall be effective as provided in Section 10.01(b).

Notices and other communications to the Lenders and the Issuing Bank (if any) hereunder may (subject to Section 10.01(b)) be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (including by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the e-mail address(es) provided to the Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender, the Issuing Bank (if any) or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

(c) To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(d) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the other Agents, the Lenders or the Issuing Bank (if any) by posting the Communications on a Platform. The Platform and any Approved Electronic Communications are provided “as is” and “as available”. The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Platform and Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent have any liability to any Loan Party, any Lender, the Issuing Bank (if any) or any other person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in contract, tort or otherwise) arising out of or related to any Loan Party’s or any Agent’s transmissions of Communications through the internet (including the Platform). Notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b) of notification that such notice or communication is available and identifying the website address therefor. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(f) Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 10.02 Waivers; Amendment. (a) No failure or delay by any Agent, the Issuing Bank (if any) or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank (if any) and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank (if any) may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or any other Loan Party in any case shall entitle the Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 2.16(c) and Sections 10.02(c), (d), (e), (f) and (g), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in the Commitment of any Lender for purposes of this clause (i));

(ii) reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iii) postpone or extend the maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, or the required date of payment of any Reimbursement Obligation, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the rate of interest pursuant to Section 2.06(c)), or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Letter of Credit Expiration Date, without the written consent of each Lender directly affected thereby;

(iv) change Section 2.14(b) or (c) or Section 9.02 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender directly affected thereby;

(v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 10.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vi) release all or substantially all of the Guarantors from their respective Guarantees (except as expressly provided in the Guarantee and Collateral Agreement), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(vii) except as expressly permitted in this Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;

(viii) change any provisions of any Loan Document in a manner that by its terms adversely and directly affects the rights in respect of payments due to Lenders holding Loans of any Class materially differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each directly affected Class;

(ix) change the order of application of prepayments among Term Loans and Revolving Commitments under Section 2.10(g) or change the application of prepayments of Term Loans set forth in Section 2.10(g) in each case without the consent of the Required Lenders and Term Loan Lenders holding more than 50% of the principal amount of the outstanding Term Loans, or

(x) change Section 10.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank (if any) or the Swingline Lender (if any) without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank (if any) or the Swingline Lender (if any), as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank (if any) and the Swingline Lender (if any)) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.16(b) is complied with.

(c) Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Further, notwithstanding the foregoing, if, following the Closing Date, the Administrative Agent and the Borrower shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment).

(f) Further, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) as, and to the extent, provided in Section 2.19 and Section 2.20.

(g) Further, notwithstanding the foregoing, this Agreement may be amended or amended and restated with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”) with a replacement Term Loan tranche denominated in Dollars (the “Replacement Term Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of, plus accrued and unpaid interest, fees, expenses and premiums with respect to, such Refinanced Term Loans, (ii) the Effective Yield with respect to such Replacement Term Loans shall not be higher than the Effective Yield with respect to such Refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable original Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or (taken as a whole) less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Term Loan Maturity Date.

Section 10.03 Expenses; Indemnity; Damage Waiver. (a) The Loan Parties agree, jointly and severally, to pay, promptly within five Business Days after being invoiced:

(i) all reasonable and documented out-of-pocket costs and expenses incurred by the Arrangers, the Administrative Agent, the Collateral Agent, the Swingline Lender (if any) and the Issuing Bank (if any), including the reasonable fees, charges and disbursements of Advisors for the Arrangers, the Administrative Agent, the Collateral Agent, the Swingline Lender (if any) and the Issuing Bank (if any), in connection with the syndication of the Loans and Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Extensions and Commitments, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (x) one primary counsel for the Agents, (y) one local counsel for the Agents in each relevant jurisdiction and (z) one regulatory counsel for the Agents in each relevant jurisdiction (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of similarly affected persons) and (B) one local and/or regulatory counsel for each affected person (or group of similarly affected persons) in any relevant jurisdiction);

(ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, claim, suit, litigation, investigation, inquiry or proceeding affecting the Collateral or any part thereof, in which action, claim, suit, litigation, investigation, inquiry or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, claim, suit, litigation, investigation, inquiry or proceeding to establish or uphold the compliance of the Collateral with any Legal Requirements); provided that in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (x) one primary counsel, (y) one local counsel in each relevant jurisdiction and (z) one regulatory counsel in each relevant jurisdiction (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of similarly affected persons) and (B) one local and/or regulatory counsel for each affected person (or group of similarly affected persons) in any relevant jurisdiction);

(iii) all reasonable and documented out-of-pocket costs and expenses incurred by any Arranger, the Administrative Agent, the Collateral Agent, any other Agent, the Swingline Lender (if any), the Issuing Bank (if any) or any Lender, including the fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 10.03(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Secured Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Secured Obligations; provided that in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (x) one primary counsel, (y) one local counsel in each relevant jurisdiction and (z) one regulatory counsel in each relevant jurisdiction (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected person (or group of similarly affected persons) and (B) one local and/or regulatory counsel for each affected person (or group of similarly affected persons) in any relevant jurisdiction; and

(iv) all Other Taxes in respect of the Loan Documents.

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank (if any) and the Swingline Lender (if any) and each of their respective Related Persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable and documented out-of-pocket costs and any and all losses, claims, damages, liabilities, fees, fines, penalties, actions, judgments, suits and related expenses, including reasonable and documented Advisors fees, charges and disbursements (collectively, “Claims”), incurred by, imposed on or asserted against any Indemnitee, directly or indirectly, arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents or any agreement or instrument contemplated thereby or the performance by the parties thereto of their respective obligations thereunder, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company or any Unrestricted Subsidiary at any time, or any Environmental Claim or threatened Environmental Claim related to any Company or any Unrestricted Subsidiary, (v) any past, present or future non-compliance with, or violation of, Environmental Laws or Environmental Permits applicable to any Company or any Unrestricted Subsidiary, or any Company’s or Unrestricted Subsidiary’s business, or any property presently or formerly owned, leased, or operated by any Company or any Unrestricted Subsidiary or their predecessors in interest, (vi) the environmental condition of any property owned, leased, or operated by any Company or any Unrestricted Subsidiary at any time, or the applicability of any Legal Requirements relating to such property, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Company or any Unrestricted Subsidiary, (vii) the imposition of any environmental Lien encumbering any Real Property owned, leased or operated by any Company or any Unrestricted Subsidiary, (viii) the consummation of the Transactions and the other transactions contemplated hereby (including the syndication of the Credit Facilities) or (ix) any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (i) determined by a court of competent jurisdiction by final and nonappealable judgment to have directly resulted solely from the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) resulting from any proceeding between or among Indemnitees that do not involve an action or omission by the Borrower or any of its Affiliates (other than claims against any Indemnitee in its capacity or in fulfilling its role as an Agent or Arranger or another similar role hereunder (excluding its role as a Lender).

(c) The Loan Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Loan Parties will not enter into any settlement of a Claim in respect of the subject matter of clauses (i) through (ix) of Section 10.03(b) unless such settlement includes an explicit and unconditional release from the party bringing such Claim of all Indemnitees.

(d) The provisions of this Section 10.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, Reimbursement Obligations and any other Secured Obligations, the release of any Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender. All amounts due under this Section 10.03 shall be accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(e) To the extent that the Loan Parties fail to indefeasibly pay any amount required to be paid by them to the Agents, the Issuing Bank or the Swingline Lender under Sections 10.03(a) or (b) in accordance with Section 10.03(g), each Lender severally agrees to pay to the Agents, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed Claim was incurred by or asserted against any of the Agents, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes of this Section 10.03(e), a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(f) To the fullest extent permitted by applicable Legal Requirements, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential, or punitive damages (including any loss of profits, business or anticipated savings) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(g) All amounts due under this Section 10.03 shall be payable not later than 10 Business Days after demand therefor.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank (if any) that issues any Letter of Credit), except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank (if any), the Swingline Lender (if any) and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank (if any) that issues any Letter of Credit), Participants to the extent expressly provided in Section 10.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Any Lender shall have the right at any time to assign to one or more assignees (other than any Company (except as provided in Section 10.04(j)) or any Affiliate thereof or a natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (B) any assignment made in connection with the primary syndication of the Commitments and Loans by the Arrangers or (C) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and the amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that such fee shall not be payable in the case of an assignment by any Lender to an Approved Fund of such Lender;

(iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) in the case of an assignment of all or a portion of a Revolving Commitment or any Revolving Lender’s obligations in respect of its LC Exposure, each of the Issuing Bank (if any) and the Swingline Lender (if any) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned);

(vi) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); and

(vii) in the case of an assignment of all or a portion of a Revolving Commitment, a Revolving Loan or any Revolving Lender’s obligations in respect of its LC Exposure or Swingline Exposure (except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund), the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof.

Notwithstanding the foregoing, if an Event of Default has occurred and is continuing any consent of the Borrower otherwise required under this paragraph shall not be required. Subject to acceptance and recording thereof pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of the Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by the Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03).

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank (if any), the Collateral Agent, the Swingline Lender (if any) and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall reasonably promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.04(d). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(e).

(e) Any Lender shall have the right at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Bank (if any) or the Swingline Lender (if any) or any other person to sell participations to any person (other than any Company or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 10.02(b) and (2) directly affects such Participant. Subject to Section 10.04(f), each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with the

Borrower or any other person, except as required by applicable Legal Requirements (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) or the greater payment results from a Change in Law after the date the participation was sold to the Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(f) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrower, the Issuing Bank, the Swingline Lender, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate the Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrower. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04(h), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i) The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(j) Certain Permitted Term Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 10.04 or any other provision of this Agreement, so long as no Default has occurred and is continuing or would result therefrom, the Borrower may repurchase outstanding Term Loans on the following basis:

(i) the Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Term Loans”) of Lenders, provided that, (A) the Borrower delivers a notice of the Term Loans that will be subject to such Auction to the Administrative Agent (for distribution to the Lenders) no later than Noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Term Loans the Borrower is willing to purchase in the Auction and (3) the range of discounts to par at which the Borrower would be willing to repurchase the Offer Term Loans; (B) the minimum dollar amount of the Auction shall be no less than an aggregate $10,000,000 or an integral multiple of $1,000,000 in excess thereof; (C) the Borrower shall hold the Auction open for a minimum period of two Business Days; (D) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Term Loans; (E) the Auction shall be made to the Lenders holding the Offer Term Loans on a pro rata basis in accordance with their pro rata shares; and (F) the Auction shall be conducted pursuant to such procedures as the Administrative Agent and the Borrower may establish which are consistent with this Section 10.04(j) and are reasonably acceptable to the Borrower and Administrative Agent, that a Lender must follow in order to have its Offer Term Loans repurchased;

(ii) with respect to all repurchases made by the Borrower pursuant to this Section 10.04(j), (A) the Borrower shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Term Loans to the date of repurchase of such Term Loans, (B) the repurchase of such Term Loans by the Borrower shall not be taken into account in the calculation of Excess Cash Flow or the calculation under Section 2.10(f), (C) the Borrower shall represent that, as of the launch date of the related Auction and the effective date of any Assignment and Acceptance, it is not in possession of any material non-public information regarding the Borrower, its Subsidiaries, or their assets or securities, that (x) has not been disclosed generally to the Lenders which are not Public Lenders prior to such date and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Term Loans to such Person, and (D) such repurchases shall not be deemed to be voluntary prepayments pursuant to Section 2.10(a) except that the amount of the Term Loans so repurchased shall be applied to reduce scheduled repayments required under Section 2.09(a) on a pro rata basis among the payments remaining to be made thereunder on each Term Loan Repayment Date; and

(iii) following repurchase by the Borrower pursuant to this Section 10.04(j), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of the Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.04(j), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by the Borrower in connection with a repurchase permitted by this Section 10.04(j) shall not be subject to the provisions of Section 2.14.

Section 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank (if any) or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Article VIII and Sections 2.12 to 2.15, 9.06, 10.03 and 10.08 to 10.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Fee Letter and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff; Marshalling; Payments Set Aside. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank (if any) and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank (if any) or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender or the Issuing Bank (if any), irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank (if any) different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, however, that in no event shall the failure to give such notice affect the validity or enforceability of any such setoff and application. None of any Agent, any Lender or the Issuing Bank (if any) shall be under any obligation to marshal any assets in favor of any Loan Party or any other person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, the Collateral Agent, the Issuing Bank (if any) or Lenders (or to the Administrative Agent or the Collateral Agent, on behalf of the Lenders or the Issuing Bank (if any)), or any Agent, the Issuing Bank (if any) or any Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Laws or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether sounding in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice of law principles that would apply the laws of another jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by applicable Legal Requirements, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or any other Loan Document or otherwise, however, shall affect any right that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than facsimile or e-mail) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Legal Requirements.

Section 10.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 No Adverse Interpretation of Other Agreements. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. This Agreement may not be used to interpret any other loan or debt agreement or instrument of any Company or any other person. Any such loan or debt agreement or instrument may not be used to interpret this Agreement or any other Loan Document.

Section 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners and the SEC), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, but only to the extent required in connection with such exercise or enforcement, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) any actual or prospective investor in an SPC or (iv) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any Subsidiary; provided, however, that with respect to clauses (b) and (c) above, if the Administrative Agent, the Issuing Bank or any Lender receives a subpoena, interrogatory or other request (verbal or otherwise) for any Information (other than with regard to filings made with the SEC), or believes that it is legally required to disclose any of the Information to a third party, it shall, in advance of such disclosure, to the extent practicable and legally permissible, promptly provide to the Borrower notice of any such request or requirement so that the Borrower or the applicable Loan Party (or Subsidiary thereof) may seek a protective order or other remedy; provided further that it shall (1) exercise commercially reasonable efforts to preserve the confidentiality of such Information, (2) to the extent legally permissible, use commercially reasonable efforts to provide the Borrower, in advance of such disclosure, with copies of any Information it intends to disclose (and, if applicable, the text of the disclosure language itself), and (3) reasonably cooperate with the Borrower and the applicable Loan Party (or Subsidiary thereof) to the extent either of them may seek to limit such disclosure. In addition, the Agents, the Issuing Bank and the Lenders may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents, the Issuing Bank and the Lenders. For the purposes of this Section 10.12, “Information” shall mean all information received from the Borrower relating to the Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 Assignment and Acceptance. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment and Acceptance duly executed by such Lender, the Borrower (if the Borrower consent to such assignment is required hereunder) and the Administrative Agent.

Section 10.15 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense (other than the indefeasible payment in full in cash of the Obligations) available to, or a discharge of, the Loan Parties.

Section 10.16 Waiver of Defenses; Absence of Fiduciary Duties. (a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in the Guarantee and Collateral Agreement).

(b) Each of the Loan Parties agrees that in connection with all aspects of the transactions contemplated hereby or by the other Loan Documents and any communications in connection therewith, the Loan Parties and their respective Affiliates, on the one hand, and each Lender, SPC and Agent, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Lender, SPC or any Agent or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.17 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “Judgment Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the Judgment Currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the Judgment Currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the Judgment Currency with such other currency; if the amount of the Judgment Currency so purchased is less than the sum originally due to such Lender in the Judgment Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the Judgment Currency so purchased exceeds the sum originally due to such Lender in the Judgment Currency, such Lender agrees to remit such excess to the Borrower.

Section 10.18 USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

KCG HOLDINGS, INC., as Borrower

By:	/s/ John McCarthy
	Name:	John McCarthy
	Title:	General Counsel and Secretary

JEFFERIES FINANCE LLC, as Administrative Agent, Collateral Agent, Arranger, Book Manager and Documentation Agent

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director

JEFFERIES FINANCE LLC, as Syndication Agent

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director

GOLDMAN SACHS BANK USA, as Arranger and Book Manager

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Person

Annex I

Initial Lenders and Commitments

Lender	Address for Notices	Amount of Term Loan Commitment
Jefferies Finance LLC	520 Madison Avenue New York, New York 10022 Attention: Account Officer KCG Holdings, Inc.	$ 535,000,000

Annex I

Annex II

Amortization Table

Date	Term Loan Amount
July 1, 2014	$235,000,000.00
September 30, 2014	$7,500,000.00
December 31, 2014	$7,500,000.00
March 31, 2015	$7,500,000.00
June 30, 2015	$7,500,000.00
September 30, 2015	$7,500,000.00
December 31, 2015	$7,500,000.00
March 31, 2016	$7,500,000.00
June 30, 2016	$7,500,000.00
September 30, 2016	$7,500,000.00
December 31, 2016	$7,500,000.00
March 31, 2017	$7,500,000.00
June 30, 2017	$7,500,000.00
September 30, 2017	$7,500,000.00
Term Loan Maturity Date	$202,500,000

Annex II

EXHIBIT A

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is a Lender, an Affiliate of a Lender or an Approved Fund][1]

3.	Borrower:	KCG Holdings, Inc.

4.	Administrative Agent:	Jefferies Finance LLC, as the administrative agent under the Credit Agreement

[1]	Select as applicable

5.	Credit Agreement:	The Credit Agreement dated as of July 1, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement”), among KCG Holdings, Inc., a Delaware corporation, the Lenders parties thereto, Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as collateral agent for the Secured Parties, Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint book managers, and Jefferies Finance LLC, as syndication agent.

6.	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[2]
Term Loan Facility	$	$	%
Revolving Credit Facility	$	$	%
Letters of Credit	$	$	%
Swingline Loan Facility	$	$	%

[7.	Trade Date:	][3]

Effective Date:                              , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]4 Accepted:

JEFFERIES FINANCE LLC, as Administrative Agent

By:
Name: Title:

[Consented to and]5 Accepted:

[                    ], as

[Swingline Lender / Issuing Bank]

By:
Name:
Title:

[Consented to:]6

KCG HOLDINGS, INC.

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Swingline Lender and Issuing Bank is required by the terms of the Credit Agreement
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (other than this Assignment and Assumption), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents (other than this Assignment and Assumption) or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder[ ;provided, however, the Term Loans repurchased pursuant to this Assignment and Acceptance shall, without further action, by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold) ]1(iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it is not a Defaulting Lender, (viii) if it is not already a Lender under the Credit Agreement, attached to this Assignment and Assumption is an Administrative Questionnaire in the form provided by the Administrative Agent [and][,] (ix) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee [and (x) it is not in possession of any material non-public information regarding the Borrower, its Subsidiaries, or their assets

[1]	To be inserted if the Assignee is the Borrower pursuant to an Auction under Section 10.04(j) of the Credit Agreement.

or securities, that (x) has not been disclosed generally to the Assignor which is not a Public Lender prior to the date hereof and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, the Assignor’s decision to participate in the assignment effected pursuant to this Assignment and Assumption]2; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[2]	See Footnote 1.

EXHIBIT B

[Form of]

BORROWING REQUEST

Jefferies Finance LLC,

    as Administrative Agent for

    the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Officer – KCG Holdings, Inc.

Facsimile No.: [(212) 284-3444]

[and

[Swingline Lender]1

[Address]]

Re: KCG Holdings, Inc.	[Date]

Ladies and Gentlemen:

Reference is made to the credit agreement, dated as of July 1, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among KCG Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders, and as collateral agent for the Secured Parties, Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint book managers, and Jefferies Finance LLC, as syndication agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and that in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

[1]	A Borrowing Request for any Swingline Borrowing if available under the Credit Agreement must be delivered to the Administrative Agent and the Swingline Lender. See Section 2.17(b) of the Credit Agreement.

(A)	Class of Borrowing:[2]	[Revolving Borrowing] [Term Borrowing] [Swingline Borrowing]

(B)	Principal amount of Borrowing:[3]

(C)	Date of Borrowing (which is a Business Day):

(D)	Type of Borrowing:	[ABR Borrowing] [Eurodollar Borrowing]

(E)	Interest Period and the last day thereof:[4]

(F)	Funds are requested to be disbursed to Borrower’s account with:
Account No.

The Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b) and (c) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

[2]	Revolving Borrowings and Swingline Borrowings are not available until Revolving Commitments and a Swingline Commitment is obtained under the Credit Agreement in accordance with Sections 2.17 and 2.20 thereof.
[3]	See Section 2.02(a) of the Credit Agreement for minimum borrowing amounts.
[4]	To be inserted if a Eurodollar Borrowing, and to be subject to the definition of “Interest Period” in the Credit Agreement.

KCG HOLDINGS, INC.

By:
Name: Title:

EXHIBIT C

[Form of]

COMPLIANCE CERTIFICATE

This compliance certificate (this “Certificate”) is delivered to you pursuant to Section 5.01(c) of the credit agreement, dated as of July 1, 2013 (as amended, amended and restated, supplemented, waived, or otherwise modified from time to time, the “Credit Agreement”), among KCG Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders, and as collateral agent for the Secured Parties, Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint book managers, and Jefferies Finance LLC, as syndication agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

I, [                    ], solely in my capacity as [specify type of Financial Officer] of the Borrower and not in my individual capacity, do hereby certify as follows:

1. I am the duly elected, qualified and acting [specify type of Financial Officer] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or an Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations (in reasonable detail) showing compliance with the covenants set forth in Section 6.10 of the Credit Agreement.

[5. Attached hereto as Attachment 3 are the computations (in reasonable detail) showing the Borrower’s calculation of “Excess Cash Flow”, the percentage of “Excess Cash Flow” required to be paid under Section 2.10(f) of the Credit Agreement for the respective “Excess Cash Flow Period”, the aggregate amount required to be paid under Section 2.10(f) of the Credit Agreement for such “Excess Cash Flow Period” and the Retained Excess Cash Flow as of the last day of the applicable “Excess Cash Flow Period” and any utilizations thereof since the date of the last Compliance Certificate.]1

[1]	To be inserted only in connection with the delivery of annual reports pursuant to Section 5.01(a) of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate this          day of                     , 20    .

KCG HOLDINGS, INC.

By:
Name: Title: [Financial Officer]

ATTACHMENT 1

TO

COMPLIANCE CERTIFICATE

Financial Statements

The information described herein is as of [                    ], and pertains to [the fiscal [quarter] [year] ended [                    ]].

ATTACHMENT 2

TO

COMPLIANCE CERTIFICATE

[Set forth calculation of financial covenants]

ATTACHMENT 3

TO

COMPLIANCE CERTIFICATE

[Set forth calculation of Excess Cash Flow, Retained Excess Cash Flow and requisite related calculations]

EXHIBIT D

[Form of]

INTERCOMPANY NOTE

INTERCOMPANY SUBORDINATED DEMAND PROMISSORY NOTE

Note Number:	Dated: , 20

FOR VALUE RECEIVED, the Borrower (as defined below) and each of its Subsidiaries (collectively, the “Companies” and each, a “Company”) that is a party to this Intercompany Subordinated Demand Promissory Note (this “Promissory Note”) as a Payor (as defined below) promises to pay to the order of such other Company that makes loans to such Company (each Company which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Company which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Unless otherwise defined herein, terms defined in the Credit Agreement (hereinafter defined) and used herein shall have the meanings given to them in that certain credit agreement, dated as of July 1, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among KCG Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders, and as collateral agent for the Secured Parties (in such capacity and including its successors and assigns, the “Collateral Agent”), Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint book managers, and Jefferies Finance LLC, as syndication agent.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Each Payor and any endorser of this Promissory Note hereby waive presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Loan Party to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s Secured Obligations under the Credit Agreement, the Guarantee and Collateral Agreement and the other Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent and the other Secured Parties may exercise all the rights of the Payees that are Loan Parties under this Promissory Note in accordance with the terms and conditions of the Credit Agreement, the Guarantee and Collateral Agreement and the other Loan Documents and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of the obligations of any Payor that is a Loan Party under this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations until all of the Secured Obligations have been performed and paid in full in immediately available funds, no Letters of Credit are outstanding and the Commitments have been terminated; provided that each Payor may make payments to the applicable Payee so long as no Default or Event of Default shall have occurred and be continuing; provided further, that once such Default or Event of Default is cured or waived, (A) such payments or distributions may be resumed and (B) any amount that would have been paid but for the occurrence of such Default or Event of Default may be paid. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor that is a Loan Party (whether constituting part of the security or collateral given to the Collateral Agent or any Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the Collateral Agent or any other Secured Party in such assets. Except as expressly permitted by the Credit Agreement, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations shall have been performed and paid in full in immediately available funds, no Letters of Credit are outstanding (or, if some are outstanding, all such Letters of Credit have been Cash Collateralized in accordance with the terms of the Credit Agreement) and the Commitments under the Credit Agreement have been terminated.

This Promissory Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Promissory Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments that create or evidence any loans or advances made on or before the date hereof by any Payee to any other Company, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof that purports to create or evidence any loan or advance by any Payee to any other Company.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

The terms and provisions of this Promissory Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable Legal Requirements by a Governmental Authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Promissory Note in any jurisdiction.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Promissory Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Promissory Note by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Promissory Note.

[Signature Page Follows]

IN WITNESS WHEREOF, each Payor and Payee has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

[PAYORS/PAYEES], as a Payor and Payee

By:
Name: Title:

SCHEDULE A

TRANSACTIONS

ON

INTERCOMPANY SUBORDINATED DEMAND PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                      all of its right, title and interest in and to the Intercompany Subordinated Demand Promissory Note, dated [                    ] (as amended, supplemented, replaced or otherwise modified from time to time, the “Promissory Note”), made by the Borrower and each Subsidiary thereof or any other person that becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Companies (as defined in the Promissory Note) that are Loan Parties on the date of the Promissory Note. From time to time after the date thereof, additional Subsidiaries of the Companies shall become parties to the Promissory Note (each, an “Additional Payee”) and, if any such Subsidiaries are or will become Loan Parties, a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other person becomes or fails to become or ceases to be a Payee under the Promissory Note or hereunder.

Dated:                     ,

[PAYEES]

By:
Name: Title:

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

[Date]

Jefferies Finance LLC,

    as Administrative Agent for

    the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Officer – KCG Holdings, Inc.

Facsimile No.: (212) 284-3444

Re: KCG Holdings, Inc.

Ladies and Gentlemen:

Pursuant to Section 2.08 of that certain credit agreement, dated as of July 1, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement), among KCG Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto (the “Lenders”), Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as collateral agent for the Secured Parties, Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint book managers, and Jefferies Finance LLC, as syndication agent, the Borrower hereby gives the Administrative Agent notice that the Borrower hereby requests:

[Option A—Conversion of Eurodollar Borrowings to ABR Borrowings: to convert $             in principal amount of presently outstanding                     1 with a final Interest Payment Date of                              ,              to ABR Borrowings on                              ,              (which is a Business Day).]

[Option B—Conversion of ABR Borrowings to Eurodollar Borrowings: to convert $             in principal amount of presently outstanding                     2 to Eurodollar Borrowings on                              ,              (which is a Business Day). The Interest Period for such Eurodollar Borrowings is              month[s].]

[Option C—Continuation of Eurodollar Borrowings as Eurodollar Borrowings: to continue as Eurodollar Borrowings $             in presently outstanding                     3 with a final Interest Payment Date of                              ,              (which is a Business Day). The Interest Period for such Eurodollar Borrowings is              month[s].]

[1]	Identify as Borrowings of Eurodollar Term Loans or Eurodollar Revolving Borrowings.
[2]	Identify as Borrowings of ABR Term Loans or Borrowings of ABR Revolving Loans.
[3]	Identify as Borrowings of Eurodollar Term Loans or Eurodollar Revolving Borrowings.

E-1

Very truly yours, KCG HOLDINGS, INC.

By:
Name: Title:

E-2

EXHIBIT F

[Form of]

LC REQUEST

[Date]

Jefferies Finance LLC,

    as Administrative Agent

    for the Lenders referred to below

520 Madison Avenue

New York, New York 10022

Attention: Account Officer – KCG Holdings, Inc.

Facsimile No.: (212) 284-3444

[Issuing Bank]

[Address]

Attention:

Re: KCG Holdings, Inc.

Ladies and Gentlemen:

The undersigned, KCG Holdings, Inc., a Delaware corporation (the “Borrower”), hereby makes reference to that certain credit agreement, dated as of July 1, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders, and as collateral agent for the Secured Parties, Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint book managers, and Jefferies Finance LLC, as syndication agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The Borrower hereby gives notice, pursuant to Section 2.18(b) of the Credit Agreement1, that the Borrower hereby requests the issuance of a Letter of Credit under the Credit Agreement, and in connection therewith sets forth below the information relating to such issuance (the “Proposed Issuance”):

(i)	The requested date of the Proposed Issuance:

(which is a Business Day)

(ii)	The face amount of the proposed Letter of Credit: $

(iii)	The requested expiration date of such Letter of Credit:

(iv)	The Proposed Issuance is requested for the account of [Borrower] [another Loan Party (provided that Borrower shall remain jointly and severally liable as co-applicant)].

[1]	Letters of Credit are not available under the Credit Agreement until such time, if any, as Revolving Commitments are provided under Section 2.20 of the Credit Agreement and a Lender has agreed to act as an Issuing Bank pursuant to Section 2.18 of the Credit Agreement.

(v)	The name and address of the beneficiary of such requested Letter of Credit is:

(vi)	Any documents to be presented by such beneficiary in connection with any drawing under the requested Letter of Credit, including any certificate(s), application or form of such requested Letter of Credit, are attached hereto as Attachment 1 or described therein.

In connection with a request for an amendment, renewal or extension of any outstanding Letter of Credit, the Borrower sets forth the information below relating to such proposed amendment, renewal or extension:

(i)	A copy of the outstanding Letter of Credit requested to be amended, renewed or extended is attached hereto as Attachment 2.

(ii)	The proposed date of amendment, renewal or extension thereof:

(which shall be a Business Day)

(iii)	The nature of the proposed amendment, renewal or extension:

The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Issuance or on the date that any amendment, renewal or extension of an outstanding Letter of Credit becomes effective hereunder:

(A) the conditions to lending specified in Sections 4.02(b) and (c) of the Credit Agreement are satisfied as of the date hereof; and

(B) the LC Exposure does not exceed the LC Commitment and the aggregate amount of Revolving Exposures do not exceed the total Revolving Commitments.

Very truly yours, KCG HOLDINGS, INC.

By:
Name: Title:

ATTACHMENT 1

TO

LC REQUEST

[Documents to be Presented in Connection with any Drawing under the Requested Letter of Credit]

ATTACHMENT 2

TO

LC REQUEST

[Outstanding Letter of Credit]

EXHIBIT G

[FORM OF]

CASH COLLATERAL AGREEMENT

CASH COLLATERAL AGREEMENT, dated as of July 1, 2013, made by and among KCG HOLDINGS, INC., a Delaware corporation (the “Assignor”), The Bank of New York Mellon, as account custodian (in such capacity, the “Account Custodian”), and JEFFERIES FINANCE LLC, as collateral agent (together with any successor collateral agent, the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below) and as gratuitous agent for the Second Lien Notes Collateral Agent (as defined in the Credit Agreement referred to below), and acknowledged and agreed to by The Bank of New York Mellon, as Second Lien Notes Collateral Agent (the “Second Lien Notes Collateral Agent”). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement referred to below shall be used herein as so defined.

WITNESSETH:

A. The Assignor, Jefferies Finance LLC, as Administrative Agent and as Collateral Agent, the Lenders from time to time party thereto and the other persons party thereto have entered into that certain Credit Agreement, dated as of July 1, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. The Assignor, as issuer, certain Subsidiaries of the Assignor that are guarantors party thereto, and the Second Lien Notes Trustee have entered into the Second Lien Notes Indenture pursuant to which the Second Lien Notes have been issued.

C. The terms of the Credit Agreement require that, to the extent that any of the 2015 Convertible Notes are not repurchased on the Closing Date, that portion of the Term Loans and the Second Lien Notes that are needed to repurchase principal of those 2015 Convertible Notes in full at maturity be deposited in the Cash Collateral Account on the Closing Date and be held therein subject to the terms and conditions of this Agreement.

D. Pursuant to certain of the Second Lien Notes Security Documents, the Assignor has granted to the Second Lien Notes Collateral Agent a security interest in the Cash Collateral Account and the Account Proceeds.

E. Pursuant to the terms of the Intercreditor Agreement, the Collateral Agent has agreed to act as gratuitous agent for the Second Lien Notes Collateral Agent for the purpose of perfecting the Second Lien Notes Collateral Agent’s security interest in the Cash Collateral Account and the Account Proceeds.

F. It is a condition precedent to the incurrence of the Term Loans under the Credit Agreement and the release from escrow of the proceeds from the issuance of the Second Lien Notes under the Second Lien Notes Indenture that the Assignor executes and delivers to the Collateral Agent this Agreement and deposits the initial Account Proceeds into the Cash Collateral Account pursuant to Section 2.01(a) hereof.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor, the Collateral Agent and the Account Custodian hereby agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Definitions: The following terms shall have the meanings herein specified:

“2015 Convertible Notes Redemption Certificate” shall have the meaning provided in Section 5.02(a)(i) of this Agreement.

“Account Custodian” shall have the meaning provided in the introductory paragraph of this Agreement.

“Account Proceeds” shall mean any and all assets of whatever type or kind deposited in (or credited to) the Cash Collateral Account, whether now owned or hereafter acquired, including all moneys, checks, drafts, instruments, securities or interests therein of any type or nature deposited in (or credited to) the Cash Collateral Account and all investments and all certificates and other instruments from time to time representing or evidencing the same, and all interest, distributions, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing and all Proceeds (as defined in Section 9-102(a)(64) of the UCC) of any or all of the foregoing.

“Administrative Agent” shall have the meaning provided in the recitals of this Agreement.

“Agreement” shall mean this Cash Collateral Agreement, as the same may be amended, amended and restated, supplemented, waived and/or otherwise modified from time to time in accordance with its terms.

“Assignor” shall have the meaning provided in the introductory paragraph of this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Cash Collateral Account” shall have the meaning provided in Section 2.01 of this Agreement.

“Collateral” shall mean and include the Cash Collateral Account and all Account Proceeds, to the extent that the Assignor shall (or shall be deemed to) retain any right, title or interest in and to the Cash Collateral Account and the Account Proceeds.

“Collateral Agent” shall have the meaning provided in the introductory paragraph of this Agreement.

“Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Discharge of First Lien Obligations” shall have the meaning provided in the Intercreditor Agreement.

“Event of Default” shall mean any Event of Default under, and as defined in, the Credit Agreement or the Second Lien Notes Indenture.

“Indemnitee” shall have the meaning provided in Section 8.01(a) of this Agreement.

“Obligations” shall mean and include (i) the Secured Obligations (excluding, for the avoidance of doubt, any Excluded Swap Obligations) and (ii) all Indenture Obligations under (and as defined in) the Second Lien Notes Indenture.

“Request” shall have the meaning provided in Section 5.02(a)(i) of this Agreement.

“Required Secured Parties” shall mean (i) at all times prior to the Discharge of First Lien Obligations, the Required Lenders, and (ii) at all times from and after the Discharge of First Lien Obligations, the Second Lien Notes Collateral Agent (acting at the direction of the requisite percentage of the Second Lien Noteholders).

“Second Lien Noteholders” shall mean the person or persons in whose name the Second Lien Notes are registered in accordance with the Second Lien Notes Indenture.

“Second Lien Notes Collateral Agent” shall have the meaning provided in the introductory paragraph of this Agreement.

“Second Lien Secured Parties” shall mean the Second Lien Notes Collateral Agent, the Second Lien Notes Trustee and the Second Lien Noteholders.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

ARTICLE TWO

ESTABLISHMENT OF CASH COLLATERAL ACCOUNT, ETC.

Section 2.01 Establishment of Cash Collateral Account: (a) The Account Custodian has established in the name of the Collateral Agent and for the benefit of the Collateral Agent (on behalf of the Secured Parties and the Second Lien Secured Parties) account numbered [•]1 and titled “Jefferies/KCG Holdings” (the “Cash Collateral Account”), for purposes of this Agreement, which Cash Collateral Account is maintained at the Account Custodian’s office located at The Bank of New York Mellon, 101 Barclay Street, #4W, New York, New York 10286. The Cash Collateral Account shall be maintained by the Account Custodian, and shall be under the sole dominion and control of the Collateral Agent. The Collateral Agent shall have the sole right to make and authorize withdrawals from the Cash Collateral Account and to exercise all rights with respect to the Account Proceeds from time to time therein pursuant to, and in accordance with the terms of, this Agreement. Unless and until released to, or in accordance with the instructions of, the Assignor in accordance with the requirements of Article 5 hereof, title to the Account Proceeds will remain with the Collateral Agent for the benefit of the Secured Parties and the Second Lien Secured Parties. All Account Proceeds delivered to or held by the Account Custodian on behalf of the Collateral Agent pursuant hereto shall be held in the Cash Collateral Account in accordance with the provisions hereof.

(b) The Collateral Agent hereby appoints The Bank of New York Mellon to act as its custodian with respect to any Account Proceeds at any time deposited, held or maintained in or credited to the Cash Collateral Account and to take such actions as the Collateral Agent may direct. The Bank of New York Mellon hereby accepts such appointment and agrees to act as Account Custodian upon the express terms and conditions contained herein.

[1]	BNY to provide.

(c) The Account Custodian shall hold all Account Proceeds in the Cash Collateral Account pursuant to this Agreement and shall take all such actions with respect to the Cash Collateral Account and all Account Proceeds as instructed in writing by the Collateral Agent in accordance with this Agreement. The Account Custodian hereby agrees to comply, strictly and promptly, with any and all instructions directing disposition of funds, entitlement orders (as defined in Section 8-102 of the UCC), directions and notifications communicated from time to time to the Account Custodian and originated by the Collateral Agent, directing the transfer or redemption of, or the exercise of any rights with respect to, the Cash Collateral Account or any of the Account Proceeds, or otherwise relating to the Cash Collateral Account or any of the Account Proceeds, without further consent by any other person (including the Assignor), and not to comply with any instructions directing disposition of funds, entitlement orders (as defined in Section 8-102 of the UCC), directions or notifications originated by any person (including the Assignor) other than the Collateral Agent or a court of competent jurisdiction. It is understood and agreed that the Account Custodian’s duty to comply with instructions and orders originated from the Collateral Agent is absolute, and the Account Custodian shall be under no duty or obligation nor shall have the authority to inquire or determine whether or not such instructions or orders have been made in accordance with this Agreement, nor seek confirmation thereof from the Assignor or any other person.

(d) Pursuant to Section 5.5 of the Intercreditor Agreement, the Collateral Agent hereby agrees to hold control over the Cash Collateral Account as gratuitous agent for the Second Lien Notes Collateral Agent (for the benefit of the Second Lien Secured Parties), subject to the terms and conditions of Section 5.5 of the Intercreditor Agreement.

(e) The Account Custodian shall be entitled to utilize the Book Entry System and Depositories to the extent possible in connection with the performance of its obligations hereunder. U.S. Securities and cash deposited by the Account Custodian in the Book-Entry System or a Depository will be held subject to the rules, terms and conditions of the Book-Entry System or such Depository. The Account Custodian shall identify on its books and records the U.S. Securities and cash belonging to the Assignor, whether held directly or indirectly through the Book-Entry System or a Depository. U.S. Securities and cash of the Assignor deposited in the Book Entry System or a Depository will be represented in accounts which include only assets held by the Account Custodian for its customers.

Section 2.02 Deposits to the Cash Collateral Account; Withdrawals from the Cash Collateral Account: (a) On the date hereof, the Assignor has deposited $375,000,000 directly into the Cash Collateral Account. Upon the deposit of such Account Proceeds as provided above, such Account Proceeds shall constitute property of the Collateral Agent (for the benefit of the Secured Parties and the Second Lien Secured Parties) and shall not constitute property of the Assignor.

(b) Withdrawals from the Cash Collateral Account shall be permitted only to the extent provided for in Articles 4 and 5 hereof.

(c) Settlement of transactions and other activities with respect to the Cash Collateral Account shall occur only on Business Days. Whenever any release or disbursement is to be made pursuant hereto on a day which is not a Business Day, such release or disbursement shall be made on the following Business Day, whether or not expressly provided therefor herein without additional interest on the amount to be paid.

(d) The Assignor may elect to receive advices, confirmations, reports or statements electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, the Assignor acknowledges that such transmissions are not encrypted and therefore are unsecure. The Assignor further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that the Account Custodian shall not be responsible for any loss, damage or expense suffered or incurred by the Assignor or any person claiming by or through the Assignor as a result of the use of such methods.

Section 2.03 Investment of Funds Deposited in the Cash Collateral Account: At the written direction of the Collateral Agent, the Account Custodian will from time to time invest funds on deposit in the Cash Collateral Account in Cash Equivalents selected by the Collateral Agent at the written direction of the Assignor (although if an Event of Default exists and is continuing, such decision shall be made solely by the Collateral Agent); provided that if no written direction to invest is received, such funds shall remain uninvested. All investments made pursuant to this Section 2.03 (and any instruments evidencing same), and all proceeds thereof, shall be held in the Cash Collateral Account as part of the Account Proceeds. All such investments shall be made in the name of the Account Custodian for the benefit of the Collateral Agent (on behalf of the Secured Parties and the Second Lien Secured Parties). Under no circumstances shall the Account Custodian or the Collateral Agent be liable or accountable to the Assignor, any Secured Party, any Second Lien Secured Party or any other person for any decrease in the value of the Cash Collateral Account or for any loss, expense or other liability resulting from the investment of the funds deposited therein.

ARTICLE THREE

GRANT OF SECURITY INTEREST, ETC.

Section 3.01 Grant of Security Interest, etc.: The Assignor does hereby assign and transfer unto the Collateral Agent for the benefit of the Secured Parties and the Second Lien Secured Parties, and does hereby pledge and grant to the Collateral Agent for the benefit of the Secured Parties and the Second Lien Secured Parties, in each case as security for the prompt payment and performance when due of all Obligations, a continuing security interest in any and all of the right, title and interest of the Assignor in, to and under the Cash Collateral Account and the Account Proceeds, or in which or to which the Assignor has any rights. The Assignor hereby irrevocably orders, directs and instructs the Account Custodian, and the Account Custodian hereby agrees, to comply, strictly and promptly, with any and all instructions, orders, directions and notifications communicated from time to time to the Account Custodian and originated by the Collateral Agent, directing the transfer or redemption of, or the exercise of any rights with respect to, any or all of the Collateral, or otherwise relating to any of the Collateral, without further consent by the Assignor or any other person (including the Assignor), and not to comply with any instructions, orders, directions or notifications originated by any person other than the Collateral Agent or a court of competent jurisdiction. Nothing in this Section 3.01 or elsewhere in this Article 3 shall limit (or be construed to limit) the provisions of Section 2.01(a) hereof establishing ownership of, and title in, the Cash Collateral Account and the Account Proceeds in favor of the Collateral Agent (on behalf of the Secured Parties and the Second Lien Secured Parties).

Section 3.02 Further Assurances: The Assignor agrees that it will, at any time and from time to time, at its sole cost and expense, promptly execute and deliver all further agreements, instruments and other documents and take all further action that the Collateral Agent may in its reasonable judgment deem necessary, wherever required by applicable Legal Requirements, in order to perfect, preserve and protect the first priority security interest purported to be created hereby, to carry into effect the purposes hereof or otherwise to enable the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder (including, without limitation, any filings of financing or continuation statements under the UCC and any action as may be reasonably requested from time to time by the

Collateral Agent so that “control” (as defined in Section 8-106 of the UCC on the date hereof) of the Cash Collateral Account and the Account Proceeds is maintained). If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of the Assignor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in the Cash Collateral Account or the Account Proceeds or the perfection or priority thereof. Neither the Account Custodian nor the Second Lien Collateral Agent shall be responsible for the preparation or filing of any financing statement or the validity or sufficiency of any Collateral hereunder.

Section 3.03 Appointment as Attorney-In-Fact: The Assignor hereby irrevocably appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of the Assignor and in the name of the Assignor or otherwise, from time to time in the Collateral Agent’s sole discretion to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Loan Documents and to take any other action which the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement or to facilitate the assignment or other transfer by the Collateral Agent of any or all of its rights hereunder, including, without limitation, (i) to receive, endorse and collect all instruments made payable to the Assignor and representing any interest payment or other distribution in respect of the Collateral and to give full discharge for the same, and (ii) to execute and deliver any and all instruments and other documents that the Collateral Agent may reasonably request in connection with the exercise by the Collateral Agent of any or all of its rights hereunder. The foregoing grant of authority is a power of attorney coupled with an interest. The Assignor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

ARTICLE FOUR

APPLICATION OF PROCEEDS AND REMEDIES

Section 4.01 Application of Account Proceeds Upon Event of Default: If an Event of Default shall occur and be continuing, then (A) the Collateral Agent may (at the direction of the Required Secured Parties) instruct the Account Custodian to (i) sell and/or liquidate any or all of the non-cash portion of the Account Proceeds at any exchange or broker’s board or at any of the Account Custodian’s offices or elsewhere, at such price or prices and upon such other terms as the Collateral Agent in its sole discretion may determine, and/or (ii) transfer to the Collateral Agent any or all of the Account Proceeds from the Cash Collateral Account, (B) the Account Custodian shall take any actions so requested by the Collateral Agent pursuant to preceding clause (A) and (C) the Collateral Agent shall, upon receipt of any such funds, apply the same to the Obligations in accordance with the requirements of Section 4.03 hereof.

Section 4.02 Exercise of Remedies Upon Event of Default: (a) Without limiting the rights of the Collateral Agent intended to be established pursuant to Section 4.01 hereof, if the Account Proceeds shall (or shall be deemed to) constitute Collateral, then upon the occurrence and during the continuance of an Event of Default, the Collateral Agent also may (i) exercise in respect of all or any portion of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it under applicable law, all of the rights and remedies of a secured party on default under the UCC, (ii) without notice except as specified below, direct the Account Custodian to sell or liquidate any or all of the non-cash Collateral in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Account Custodian’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent in its sole discretion may deem commercially reasonable, (iii) direct the Account Custodian to withdraw any Collateral from the Cash Collateral Account and transfer the same to the Collateral Agent, and (iv) apply the same to the Obligations. The Assignor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ written notice to the Assignor of the time and place of any public sale or the time after which any private sale or other disposition is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time (by announcement, in the case of any public sale, at the time and place fixed therefore), and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) All moneys collected by the Collateral Agent upon any sale or other disposition of the Collateral, together with all other moneys on deposit in the Cash Collateral Account or otherwise received by the Collateral Agent hereunder which constitute Collateral, shall be applied in accordance with the terms of Section 4.03 hereof.

(c) It is understood that the Assignor shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral applied as provided in preceding clause (b) and the aggregate amount of the Obligations.

Section 4.03 Application of Proceeds: All monies collected by the Collateral Agent from the Cash Collateral Account or upon any sale, transfer or other disposition of the Account Proceeds or any Collateral pursuant to the enforcement of this Agreement or the exercise of any of the remedial provisions hereof, together with all monies received by the Collateral Agent hereunder in respect of the Collateral (including all monies received in respect of post-petition interest) as a result of any such enforcement or the exercise of any such remedial provisions or as a result of any distribution of any Collateral upon the bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of the obligations and indebtedness of the Assignor, or the application of any Collateral to the payment thereof or any distribution of Collateral upon the liquidation or dissolution of the Assignor, or the winding up of the assets or business of the Assignor or under any insurance policies insuring any of the Collateral, shall, to the extent required to be applied by the Collateral Agent pursuant to Section 4.01 or 4.02 hereof, be applied in accordance with Section 4.1 of the Intercreditor Agreement.

ARTICLE FIVE

RELEASE AND TERMINATION

Section 5.01 Release of Funds Deposited in Cash Collateral Account: (a) So long as no Event of Default then exists or would result therefrom, and subject to the fulfillment of the conditions precedent referred to in Section 5.02(a) hereof, the Collateral Agent will authorize the Account Custodian to release from the Cash Collateral Account, and to deliver to the Assignor, or to the Account Custodian in its capacity as Trustee under the 2015 Convertible Notes Indenture at the direction of the Assignor, upon request, in each case, in accordance with Section 5.02(a) hereof, funds from the Cash Collateral Account in accordance therewith and to the extent permitted herein, in the Credit Agreement and in the Second Lien Notes Indenture. Nothing in this Agreement shall obligate the Account Custodian or the Collateral Agent to release any funds, Account Proceeds or Collateral in excess of the amount held in the Cash Collateral Account from time to time. Upon, but not before, delivery of any funds in the Cash Collateral Account to the Assignor, or to the Account Custodian in its capacity as Trustee under the 2015 Convertible Notes Indenture at the direction of the Assignor, title to such funds shall pass from the Collateral Agent (for the benefit of the Secured Parties and the Second Lien Secured Parties) to the Assignor or to the Account Custodian in its capacity as Trustee under the 2015 Convertible Notes Indenture at the direction of the Assignor. Such funds shall only be available to the Assignor in amounts set forth in the Request and as otherwise provided herein. In no event shall either the Account Custodian or the Second Lien Collateral Agent be charged with knowledge of the Credit Agreement or of the 2015

Convertible Notes Indenture. The Account Custodian shall be fully protected in relying on an instruction from the Collateral Agent, which shall have the completed Request (as defined below) attached, and which shall be received by the Account Custodian two Business Days prior to the release date.

(b) For the avoidance of doubt, from and after the occurrence and during the continuance of any Event of Default, the Assignor shall not be entitled to receive or otherwise direct the release of any amounts then held or thereafter deposited in (or credited to) the Cash Collateral Account, all of which shall be retained by and titled in the Collateral Agent (for the benefit of the Secured Parties and the Second Lien Secured Parties). From and after the occurrence and during the continuance of any Event of Default, any amounts then held or thereafter deposited in the Cash Collateral Account, shall, on the request of the Collateral Agent (acting at the direction of the Required Secured Parties), be applied as required by Section 4.01 or 4.02 hereof, as applicable.

Section 5.02 Conditions Precedent to Release, etc.: (a) The Collateral Agent shall not be obligated to authorize the release of any funds to the Assignor or to the Account Custodian in its capacity as Trustee under the 2015 Convertible Notes Indenture at the direction of the Assignor from the Cash Collateral Account under Section 5.01 hereof unless the following conditions shall have been satisfied:

(i) Certificate. The Collateral Agent shall have received from the Assignor, on or prior to 11:00 a.m., New York City time two Business Days prior to the requested date of release, a written request in substantially the form of Exhibit A hereto (the “Request”) signed by a Responsible Officer of the Assignor certifying and representing that:

(A) all conditions precedent hereunder have been satisfied in connection with the release of funds in accordance with the terms of the corresponding Request;

(B) the Assignor requires the amount requested in the Request to purchase, redeem or repay principal of outstanding 2015 Convertible Notes described in the 2015 Convertible Notes Redemption Certificate and such purchase, redemption or repayment is permitted at such time pursuant to the Credit Agreement and the Second Lien Notes Indenture;

(C) all of the funds requested to be released will be used on the date of proposed release to purchase, redeem or repay principal of outstanding 2015 Convertible Notes described in such Request; and

(D) no Event of Default then exists or would result from the proposed release or the application of the proceeds therefrom; and

(ii) No Event of Default. On the date of the proposed release and immediately after giving effect thereto and the application of the proceeds therefrom, no Event of Default shall then exist or result therefrom.

(b) The Collateral Agent shall be entitled to rely upon each Request believed by it to be genuine. The Collateral Agent shall not have or incur any liability to any Secured Party or Second Lien Secured Party as a result of its good faith authorization of the release of funds from the Cash Collateral Account in accordance with the Request as contemplated by this Article 5.

Section 5.03 Termination; Certificate of Release: (a) Upon the earlier to occur of (x) the release of all Account Proceeds as provided in Article 5 hereof and (y) the repayment in full of all Obligations (other than unasserted contingent indemnification obligations not yet due and payable), the termination of all Commitments and termination or cancellation of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and the Issuing Bank), (i) this Agreement and any security interest created hereby shall terminate (provided that all indemnities set forth herein including, without limitation, in Article 8 hereof shall survive any such termination), and (ii) the Collateral Agent, at the expense of the Assignor, will (x) at the Assignor’s request, execute and deliver to the Assignor a proper instrument or instruments acknowledging the termination of this Agreement and (y) direct the Account Custodian to transfer any remaining funds on deposit in the Cash Collateral Account to the Assignor. Any transfer and release of the Account Proceeds (or the Collateral) by the Collateral Agent pursuant to this Section 5.03 shall be made without recourse, representation or warranty.

(b) At any time that the Assignor desires that the Account Proceeds be released as provided in the foregoing Section 5.03(a), it shall deliver to the Collateral Agent a certificate of a Responsible Officer of the Assignor certifying that the release of the Account Proceeds is permitted pursuant to such Section 5.03(a). The Collateral Agent shall have no liability whatsoever to any Secured Party or Second Lien Secured Party as the result of any release of Account Proceeds by it as permitted (or which the Collateral Agent in the absence of gross negligence, bad faith or willful misconduct believes to be permitted) by this Section 5.03.

ARTICLE SIX

REPRESENTATIONS AND WARRANTIES

The Assignor represents and warrants that: (a) this Agreement has been duly authorized, executed and delivered by the Assignor and constitutes a legal, valid and binding obligation of the Assignor enforceable in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and subject to the limitations imposed by general equitable principals (regardless of whether such enforceability is considered in a proceeding at law or in equity); (b) the pledges, assignments and grants of security interests in the Cash Collateral Account pursuant to this Agreement creates, and upon the deposit in the Cash Collateral Account of any other Collateral pursuant to this Agreement will create, valid and perfected first priority security interests in favor of the Collateral Agent (on behalf of the Secured Parties and the Second Lien Secured Parties) in all of the Assignor’s right, title and interest (if any) in and to the Cash Collateral Account and the Collateral so deposited, as the case may be, and the proceeds thereof, subject to no other lien or encumbrance or to any other agreement purporting to grant any third party a lien or encumbrance on property or assets of the Assignor which would include the Collateral; (c) no consent of any other party (including, without limitation, any stockholder or creditor of the Assignor) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with (except, in each case, as have been obtained or made on or prior to the date hereof and which remain in full force and effect on the date hereof), any Governmental Authority is required to be obtained in connection with the execution, delivery or performance of this Agreement; and (d) the execution, delivery and performance of this Agreement will not violate any provision of any applicable Legal Requirements of the Assignor or of any material contractual obligations to which the Assignor is a party or which purports to be binding upon the Assignor or upon any of its assets and will not result in the creation or imposition of (or the obligation to create or impose) any Lien on any of the assets of the Assignor except as contemplated by this Agreement. The Assignor covenants and agrees that it will defend the Collateral Agent’s right, title and interest in and to the Cash Collateral Account and the Account Proceeds (or the Collateral Agent’s right, title and security interest in and to the Collateral and the proceeds thereof) against the claims and demands of all persons whomsoever.

ARTICLE SEVEN

RESPONSIBILITIES OF THE COLLATERAL AGENT

AND THE ACCOUNT CUSTODIAN

Section 7.01 Responsibilities of the Collateral Agent: Neither the Collateral Agent nor any of its directors, officers, agents, employees, affiliates or representatives shall be liable (i) for any failure to invest or reinvest any cash in the Cash Collateral Account in accordance herewith, (ii) for any losses incurred by reason of investments selected by the Collateral Agent pursuant to Section 2.03 hereof or (iii) for any action taken or omitted to be taken by the Collateral Agent (x) in good faith in accordance with the advice of counsel with respect to any question as to the construction of any provision hereof or any action to be taken by the Collateral Agent hereunder, (y) in accordance with any instructions or other notice which the Collateral Agent believes in good faith to be properly given by the Assignor hereunder or (z) in accordance with the instructions of the Required Secured Parties. Notwithstanding anything to the contrary contained herein, neither the Collateral Agent nor any of its directors, officers, agents, employees, affiliates, representatives or agents shall be liable for anything not caused by the gross negligence, bad faith or willful misconduct of the Collateral Agent or any of its directors, officers, agents, employees, affiliates, representatives or agents (as determined by a court of competent jurisdiction in a final and non-appealable decision). Without limiting the foregoing, the Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article IX of the Credit Agreement.

Section 7.02 Responsibilities of the Account Custodian: (a) (i) Notwithstanding any provision contained herein or in any other document or instrument to the contrary, neither the Account Custodian nor any of its directors, officers, agents, employees, affiliates or representatives shall be liable for (x) following the instruction of the Collateral Agent or complying with orders or other directives originated by the Collateral Agent or (y) any action taken or not taken by it (or them) under or in connection with this Agreement, except for the Account Custodian’s (or their) own gross negligence or willful misconduct (as determined a court of competent jurisdiction in a final and non-appealable decision). The Collateral Agent and the Assignor (in each case, for itself or any person and/or entity claiming through it) hereby releases, warrants, discharges, exculpates and covenants not to sue the Account Custodian for any action taken or omitted to be taken under this Agreement, except to the extent caused by the Account Custodian’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In no event shall the Account Custodian be liable for punitive, indirect, special or consequential damages of any kind whatsoever (including lost profits and lost business opportunity) even if it is advised of the possibility of such damages and regardless of the form of action in which any such damages may be claimed. Without limiting the foregoing, and notwithstanding any provision to the contrary elsewhere, the Account Custodian and its directors, officers, agents, employees, affiliates and representatives:

(A)	shall have no responsibilities, obligations or duties other than those expressly set forth in this Agreement;

(B)	may in any instance where the Account Custodian determines that it lacks or is uncertain as to its authority to take or refrain from taking certain action, or as to the requirements of this Agreement under any circumstance before it, delay or refrain from taking action unless and until it has received instructions from the Collateral Agent or advice from legal counsel (or other appropriate advisor), as the case may be;

(C)	so long as it and they shall have acted (or refrained from acting) in good faith, shall not be liable for any error of judgment in any action taken, suffered or omitted by, or for any act done or step taken, suffered or omitted by, or for any mistake of fact or law, unless such action constitutes gross negligence or willful misconduct on its (or their) part (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(D)	may consult with legal counsel selected by it (or other experts for the Collateral Agent or the Assignor), and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advice of such experts;

(E)	will not incur any liability by acting or not acting in reliance upon any notice, consent, certificate, statement or other instrument or writing believed in good faith by it (or them) to be genuine and signed or sent by the proper party or parties;

(F)	will not incur liability for any notice, consent, certificate, statement, wire instruction, telecopy, or other writing which is delayed, canceled or charged without the knowledge of the Account Custodian;

(G)	shall not be deemed to have or be charged with notice or knowledge of any fact or matter unless a written notice thereof has been received by the Account Custodian at the address and to the person designated in (or as subsequently designated pursuant to) this Agreement;

(H)	shall not be obligated or required by any provision of this Agreement to expend or risk the Account Custodian’s own funds, or to take any action (including but not limited to the institution or defense of legal proceedings) which in its or their judgment may cause it or them to incur or suffer any expense or liability; provided, however, if the Account Custodian elects to take any such action it shall be entitled to security or indemnity for the payment of the costs, expenses (including but not limited to reasonable attorneys’ fees) and liabilities which may be incurred therein or thereby, satisfactory to the Account Custodian; and

(I)	shall not be liable for any delay or failure to act as may be required hereunder when such delay or failure is due to any act of God, interruption or other circumstances beyond its control.

(ii) The Account Custodian has no interest in the Account Proceeds (or any Collateral which may be deemed to exist) deposited hereunder but is serving as Account Custodian only and has only possession thereof.

(iii) The Account Custodian makes no representation as to the validity, value, genuineness or collectibility of any security or other document or instrument held by or delivered to it.

(b) Resignation. (i) The Account Custodian may at any time resign and be discharged by giving written notice thereof to the Assignor and the Collateral Agent. Before such resignation shall become effective, the Collateral Agent shall appoint a successor Account Custodian by written instrument, one copy of which instrument shall be delivered to each of the resigning Account Custodian, the Assignor and the successor Account Custodian. If no successor Account Custodian shall have been so appointed and have accepted appointment within thirty (30) days after the giving of the notice of resignation, the resigning Account Custodian may petition any court of competent jurisdiction for the appointment of a successor Account Custodian. Each such successor Account Custodian shall be knowledgeable and experienced in the performance of the duties and obligations required of the Account Custodian under this Agreement and shall have a minimum of $250,000,000 in capital and surplus.

(ii) Any resignation of the Account Custodian and appointment of a successor Account Custodian pursuant to any of the provisions of this Section 7.02(b) shall not become effective until acceptance of appointment by the successor Account Custodian as provided in Section 7.02(c) below.

(c) Successor Account Custodian. (i) Any successor Account Custodian appointed as provided above shall execute, acknowledge and deliver to the Assignor, the Collateral Agent and its predecessor Account Custodian an instrument accepting such appointment under this Agreement, and thereupon the resignation of the predecessor Account Custodian shall become effective and such successor Account Custodian without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, and with like effect as if originally named as Account Custodian. The predecessor Account Custodian shall deliver or cause to be delivered to the successor Account Custodian or its designee any Account Proceeds (and any Collateral) in its possession and any related agreements, documents and statements held by it, and the Assignor, the Collateral Agent and the predecessor Account Custodian shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Account Custodian all such rights, powers, duties and obligations.

(ii) No successor Account Custodian shall accept appointment as provided in this Section 7.02(c) unless at the time of such acceptance such successor Account Custodian is eligible under the provisions of Section 7.02(b)(i) above.

(d) Merger or Consolidation of Account Custodian. Without the execution or filing of any paper or any further act on the part of any of the parties hereto, any corporation or banking association into which the Account Custodian may be merged or converted or with which it may be consolidated, or any corporation or banking association resulting from any merger, conversion or consolidation to which the Account Custodian shall be a party, or any corporation or banking association succeeding to substantially all of the corporate trust business of the Account Custodian shall be the successor of the Account Custodian hereunder, if and only if such corporation or banking association shall be eligible under the provisions of Section 7.02(b)(i) above.

(e) Without limiting the generality of the foregoing, the Account Custodian shall be under no obligation to inquire into, and shall not be liable for, any losses incurred by the Assignor or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid U.S. Securities, or U.S. Securities which are otherwise not freely transferable or deliverable without encumbrance.

(f) The Account Custodian shall be under no obligation to take action to collect any amount payable on U.S. Securities in default, or if payment is refused after due demand and presentment.

(g) The Account Custodian shall have no duty or responsibility to inquire into, make recommendations, supervise, or determine the suitability of any transactions affecting the Cash Collateral Account.

(h)(i) If the Account Custodian receives written instructions which appear on their face to have been transmitted by an authorized person of the Assignor via (i) computer facsimile, email, the Internet or other unsecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, the Assignor understands and agrees that the Account Custodian cannot determine the identity of the actual sender of such written instructions and that the Account Custodian shall conclusively presume that such written instructions have been sent by an authorized person of the Assignor. The Assignor shall be responsible for ensuring that only authorized persons transmit such written instructions to the Account Custodian and that all such authorized persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.

(ii) The Assignor acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting written instructions to the Account Custodian and that there may be more secure methods of transmitting written instructions than the method(s) selected by the Assignor. The Assignor agrees that the security procedures (if any) to be followed in connection with its transmission of written instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(iii) If the Assignor elects to transmit written instructions through an on-line communication system offered by the Account Custodian, the Assignor’s use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I. If the Assignor elects (with the Account Custodian’s prior consent) to transmit written instructions through an on-line communications service owned or operated by a third party, the Assignor agrees that the Account Custodian shall not be responsible or liable for the reliability or availability of any such service.

(i) The Account Custodian shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Account Custodian shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances.

(j) The Account Custodian may act through agents and attorneys, and shall not be responsible for such persons negligence or misconduct, provided such persons have been appointed with due care hereunder. The Account Custodian may enter into subcontracts, agreements and understandings with any BNYM Affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder.

ARTICLE EIGHT

INDEMNITY

Section 8.01 Indemnity: (a) The Assignor agrees to indemnify, reimburse and hold the Account Custodian, the Collateral Agent, each other Secured Party, the Second Lien Notes Collateral Agent and each of their respective Related Persons (hereinafter in this Section 8.01 referred to individually as “Indemnitee”, and collectively as “Indemnitees”) harmless from any and all losses, liabilities, fees, fines, damages, penalties, claims, actions, suits, judgments and any and all reasonable out-of-pocket costs, related expenses or disbursements (including reasonable and documented Advisors fees, charges and expenses) (for the purposes of this Section 8.01 the foregoing are collectively called “Claims”) of whatsoever kind and nature, directly or indirectly, imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of the execution, delivery or performance of this Agreement or any other document executed in connection herewith or in any other way connected with the administration of the transactions contemplated hereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the ownership, ordering, purchase, delivery, control, acceptance, possession, condition, sale, return or other disposition, or use of the Cash Collateral Account, the Account Proceeds or any Collateral, the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any person (including any Indemnitee), or property damage), or any actual or prospective action, claim, suit, litigation, investigation, inquiry or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Assignor or otherwise, and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee shall be indemnified pursuant to this Section 8.01(a) for losses, claims, damages, liabilities or related expenses to the extent determined to have directly resulted solely from the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the Assignor shall have the option to assume full responsibility for the defense thereof with counsel reasonably satisfactory to the Indemnitee. Each Indemnitee agrees to use its best efforts to promptly notify the Assignor of any such assertion of which such Indemnitee has knowledge; provided, however, that the failure by an Indemnitee to so notify the Assignor shall not relieve the Assignor of its obligations hereunder. In addition, the Indemnitee may have separate counsel and the Assignor shall pay the reasonable costs and expenses of such counsel.

(b) The Assignor shall pay to the Account Custodian such compensation for its acceptance of this appointment and rendering by it of services as shall be agreed in writing between them. Without limiting the application of Section 8.01(a) hereof, the Assignor agrees to pay or reimburse the Account Custodian and the Collateral Agent for any and all fees, costs and expenses of whatever kind or nature incurred in connection with the establishment, maintenance and operation of the Cash Collateral Account and the creation, preservation or protection of the Account Proceeds and the Collateral Agent’s interest in the Account Proceeds, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Cash Collateral Account, the Account Proceeds or any Collateral and all other fees, costs and expenses in connection with protecting or maintaining the Cash Collateral Account, the Account Proceeds and the Collateral Agent’s interest therein and protecting, maintaining or preserving the Account Proceeds and the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Cash Collateral Account, the Account Proceeds and the Collateral.

(c) If and to the extent that the obligations of the Assignor under this Section 8.01 are unenforceable for any reason, the Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

Section 8.02 Indemnity Obligations Secured by Collateral; Survival: Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of the Assignor contained in this Article 8 shall remain operative and continue in full force and effect notwithstanding the full payment of all of the other Obligations, the repayment of the Loans, the release of the Assignor or all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents.

ARTICLE NINE

GENERAL

Section 9.01 Prior Negotiations: This Agreement (and the attachments hereto) constitute the entire agreement between the parties with respect to the holding and release of Account Proceeds, except as otherwise expressly agreed in writing executed by or on behalf of the Assignor and the Collateral Agent, and supersede all prior agreements, understandings, negotiations and discussions with respect to the subject matter hereof. There are no promises, undertakings, representations or warranties by any of the parties not expressly set forth or referred to herein or therein.

Section 9.02 Headings: The headings in the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

Section 9.03 Successors and Assigns: All of the covenants, warranties, undertakings and agreements of the Assignor hereunder shall bind the Assignor and its successors or assigns and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Parties, the Second Lien Secured Parties and each of their respective successors and assigns; provided that the Assignor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Collateral Agent. No other persons (including any other creditor of the Assignor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing, any Secured Party or Second Lien Secured Party may assign or otherwise transfer any obligations held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party or Second Lien Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and the Second Lien Notes Indenture. Notwithstanding the foregoing, upon receipt by the Account Custodian of written notice from the Collateral Agent notifying the Account Custodian that the Discharge of First Lien Obligations has occurred, (x) the rights and other interests of the Collateral Agent hereunder shall at such time be assigned to the Second Lien Notes Collateral Agent (for the benefit of the Second Lien Secured Parties) and (y) without limiting foregoing clause (x), the Second Lien Notes Collateral Agent shall be exclusively entitled to issue or deliver notices or otherwise give instructions to the Account Custodian which the Collateral Agent would otherwise have been entitled to issue, deliver or give hereunder prior to giving effect to this sentence.

Section 9.04 Law of Contract: THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 9.05 Counterpart and Electronic Transmission: This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement by such party.

Section 9.06 No Third Party Beneficiaries: No rights are intended to be created hereunder for the benefit of any third party or any direct, indirect or incidental beneficiary, except as specifically provided herein.

Section 9.07 Notices: Any notice or other communication shall be given or made as provided in the Credit Agreement; provided that any notice or other communication to the Account Custodian or the Second Lien Notes Collateral Agent shall made to the Account Custodian or the Second Lien Notes Collateral Agent at:

THE BANK OF NEW YORK MELLON, as the Account Custodian

101 Barclay St., Floor 4W

New York, New York 10286

Attention: Corporate Trust Administrator

Telephone No.: (212) 815-5082

Telecopier No.: (212) 815-5704

THE BANK OF NEW YORK MELLON, as the Second Lien Collateral Agent

101 Barclay St., Floor 4W

New York, New York 10286

Attention: Corporate Trust Administrator

Telephone No.: [(212) 815-5082]2

Telecopier No.: [(212) 815-5704]3

Section 9.08 No Waiver, etc.: The execution of this Agreement by the Collateral Agent is not intended and shall not be deemed to be a waiver of any of the rights or remedies of the Collateral Agent or the other Secured Parties under applicable law or any of the Loan Documents. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude or require any other or future exercise thereof or the exercise of any other right, power or privilege. All rights, powers and remedies granted to the Collateral Agent hereunder and under all other agreements, instruments and documents executed in connection with this Agreement shall be cumulative, may be exercised singly or concurrently and shall not be exclusive of any rights or remedies provided by law.

Section 9.09 Severability: In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 9.10 Amendment and Waiver: None of the terms and conditions of this Agreement may be waived, changed, modified or varied in any manner whatsoever unless in accordance with the terms of Section 10.02 of the Credit Agreement.

Section 9.11 Consent to Jurisdiction; Waiver of Jury Trial, etc.: (a) THE ASSIGNOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND

[2]	BNY to confirm.
[3]	BNY to confirm.

UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT, THE SECOND LIEN NOTES COLLATERAL AGENT OR THE ACCOUNT CUSTODIAN MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE ASSIGNOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) THE ASSIGNOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 9.11(a) HEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPY) IN SECTION 9.07. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Patriot Act: The Assignor hereby acknowledges that the Account Custodian is subject to federal laws, including the Assignor Identification Program (CIP) requirements under the Patriot Act and its implementing regulations, pursuant to which the Account Custodian must obtain, verify and record information that allows the Account Custodian to identify the Assignor. Accordingly, prior to opening the Cash Collateral Account hereunder, the Account Custodian will ask the Assignor to provide certain information including, but not limited to, the Assignor’s name, physical address, tax identification number and other information that will help the Account Custodian to identify and verify the Assignor’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. The Assignor agrees that the Account Custodian cannot open the Cash Collateral Account hereunder unless and until the Account Custodian verifies the Assignor’s identity in accordance with its CIP. If the Assignor is a hedge fund or other type of collective investment vehicle (i) the Assignor has established and presently maintains an anti-money laundering program (the “Program”) reasonably designed to prevent the Assignor from being used as a conduit for money laundering or other illicit purposes or the financing of terrorist activities, (ii) it is in compliance with the Program and all anti-money laundering laws, regulations and rules now or hereafter in effect that are applicable to it, (iii) it has verified the identity of each of its investors and documented the origin of the assets funding each investor’s account with the Assignor, (iv) it can represent and warrant that, to the best of its knowledge, no investor has invested in the Assignor for money laundering or other illicit purposes, and (v) it shall promptly notify the Account Custodian in writing if any of the foregoing representations and warranties are no longer true.

*        *        *

IN WITNESS OF WHICH the Assignor, the Account Custodian and the Collateral Agent, on its own and on behalf of the other Secured Parties, have executed this Agreement as of the date indicated on the first page of this Agreement.

KCG HOLDINGS, INC., as the Assignor

By:
Title:

THE BANK OF NEW YORK MELLON, as Account Custodian

By:
Title:

Accepted and Agreed to:

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Title:

THE BANK OF NEW YORK MELLON, as Second Lien Notes Collateral Agent

By:
Title:

[Signature Page to Cash Collateral Agreement]

EXHIBIT A

FORM OF REQUEST

[Date]

Jefferies Finance LLC, as Collateral Agent

520 Madison Avenue

New York, New York 10022

Attention: Account Officer – KCG Holdings, Inc.

Telecopier No.: (212) 284-3444

Re: Request for Release of Funds

Ladies and Gentlemen:

The undersigned, KCG Holdings, Inc. (the “Assignor”), refers to the Cash Collateral Agreement, dated as of July 1, 2013 (as amended, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Cash Collateral Agreement”), among the Assignor, The Bank of New York Mellon, as account custodian, Jefferies Finance LLC, as collateral agent, and The Bank of New York Mellon, as second lien notes collateral agent. Except as otherwise defined herein, capitalized terms used herein and defined in the Cash Collateral Agreement shall be used herein as so defined.

Pursuant to Section 5.02(a)(i) of the Cash Collateral Agreement, set forth below is the information and certifications required by such Section 5.02(a)(i) to request a release of funds from the Cash Collateral Account:

(i) The Business Day of the proposed release (the “Release”) is                  , 20[_] (the “Release Date”).

(ii) Set forth below is a description and calculation (in each case, in reasonable detail) of the principal of outstanding 2015 Convertible Notes being purchased, redeemed or repaid with the funds requested to be released from the Cash Collateral Account pursuant hereto:

[insert description and calculation of applicable amounts]

(iii) The aggregate amount of funds requested to be released on the proposed Release Date to finance the purchase, redemption or repayment of principal of the 2015 Convertible Notes described in clause (ii) above is $[            ].

(iv) The 2015 Convertible Notes being purchased, redeemed or repaid with the funds being released pursuant to this Request are being purchased, redeemed or repaid as follows:

[insert description of how the 2015 Convertible Notes are being purchased, redeemed or repaid]

(v) All conditions precedent under the Cash Collateral Agreement have been satisfied in connection with the release of funds in accordance with this Request.

(vi) The Assignor requires the amount requested in the Request to purchase, redeem or repay principal of outstanding 2015 Convertible Notes described in the 2015 Convertible Notes Redemption Certificate and such purchase, redemption or repayment is permitted on the Release Date pursuant to the Credit Agreement and the Second Lien Notes Indenture.

(vii) No Event of Default now exists or would result from the proposed Release and the purchase, redemption or repayment of the 2015 Convertible Notes contemplated by this Request.

(viii) All of the funds requested to be released pursuant to this Request will be used by the Assignor on the Release Date to purchase, redeem or repay principal of outstanding 2015 Convertible Notes and such purchase, redemption or repayment is permitted at such time pursuant to each of the Credit Agreement and the Second Lien Notes Indenture.

Very truly yours,

KCG HOLDINGS, INC.

By:
Name:
Title:

cc: The Bank of New York Mellon, as Account Custodian

EXHIBIT H-1

[Form of]

TERM NOTE

$[ ]	New York, New York
[ ]

FOR VALUE RECEIVED, the undersigned, KCG Holdings, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [                ] or its registered assigns (the “Lender”) on the Term Loan Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of [                ] DOLLARS or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the credit agreement, dated as of July 1, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders, and as collateral agent for the Secured Parties, Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint book managers, and Jefferies Finance LLC, as syndication agent. This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

H-1-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

KCG HOLDINGS, INC., as Borrower

By:
Name:
Title:

H-1-2

EXHIBIT H-2

[Form of]

REVOLVING NOTE

$[ ]	New York, New York
[ ]

FOR VALUE RECEIVED, the undersigned, KCG Holdings, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to [                ] or its registered assigns (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) [                ] DOLLARS and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the credit agreement, dated as of July 1, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders, and as collateral agent for the Secured Parties, Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint book managers, and Jefferies Finance LLC, as syndication agent. This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

H-2-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

KCG HOLDINGS, INC., as Borrower

By:
Name:
Title:

H-2-2

EXHIBIT H-3

[Form of]

SWINGLINE NOTE

$[ ]	New York, New York
[ ]

FOR VALUE RECEIVED, the undersigned, KCG Holdings, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to [                ] or its registered assigns (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) [                ] DOLLARS and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 2.17 of the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof at the rates and on the dates specified in Section 2.06 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein.

The holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the credit agreement, dated as of July 1, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders, and as collateral agent for the Secured Parties, Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint book managers, and Jefferies Finance LLC, as syndication agent. This Note is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuation of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

H-3-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

KCG HOLDINGS, INC., as Borrower

By:
Name:
Title:

H-3-2

EXHIBIT I-1

[Form of]

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain guarantee and collateral agreement dated as of July 1, 2013 (the “Guarantee and Collateral Agreement”), made by KCG Holdings, Inc., a Delaware corporation (the “Borrower”), and certain of its Restricted Subsidiaries in favor of the Administrative Agent (as hereinafter defined) and the Collateral Agent (as hereinafter defined) and (ii) that certain credit agreement, dated as of July 1, 2013 (the “Credit Agreement”), among the Borrower, the Lenders party thereto, Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and as joint book managers, and Jefferies Finance LLC, as syndication agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certify to the Administrative Agent, the Collateral Agent and each of the other Secured Parties as follows:

1. Names. (a) The exact legal name of each Loan Party, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a) hereto. Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) hereto and (ii) a registered organization except to the extent disclosed in Schedule 1(a) hereto. Also set forth in Schedule 1(a) hereto is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Loan Party.

(b) Schedule 1(b) hereto sets forth any other corporate or organizational names each Loan Party has had in the past five years, together with the date of any relevant change.

(c) Schedule 1(c) hereto sets forth a list of all other names (including trade names or similar appellations) used by each Loan Party, or any other business or organization to which any Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years and the date hereof. Schedule 1(c) hereto also sets forth the information required by this Section 1 for any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years and the date hereof. Except as set forth in Schedule 1(c) hereto, no Loan Party has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. (a) The chief executive office of each Loan Party is located at the address set forth in Schedule 2(a) hereto.

(b) Schedule 2(b) hereto sets forth all locations where each Loan Party maintains any books or records relating to any Collateral having a fair market value in the aggregate in excess of $3,000,000.

(c) Schedule 2(c) hereto sets forth all the other places of business of each Loan Party.

(d) Schedule 2(d) hereto sets forth all locations not identified on Schedule 2(c) hereto where each Loan Party maintains any of the Collateral consisting of inventory or equipment (whether or not in the possession of any Loan Party), in each case having a fair market value in the aggregate in excess of $3,000,000.

I-1-1

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 3 hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Schedule 4 hereto is a true and accurate summary of file search reports from (i) the UCC filing offices (x) in each jurisdiction identified on Schedule 1(a) or Schedule 2 with respect to each legal name set forth on Schedule 1(a) and Schedule 1(b) and (y) in each jurisdiction described in Schedule 1(c) hereto or Schedule 3 hereto relating to any of the transactions described in Schedule (1)(c) hereto or Schedule 3 hereto with respect to each legal name of the person or entity from which each Loan Party purchased or otherwise acquired any of the Collateral and (ii) each filing officer in each real estate recording office identified on Schedule 7 hereto with respect to real estate on which Collateral consisting of fixtures is or is to be located. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

5. UCC Filings. The financing statements (duly authorized by each Loan Party constituting the debtor therein), including the indications of the Collateral, attached as Schedule 5 hereto relating to the Guarantee and Collateral Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereto.

6. Schedule of Filings. Schedule 6 hereto sets forth (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 and (ii) the appropriate filing offices for the filings described in Schedule 13(b) hereto and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents.

7. Real Property. Schedule 7 hereto sets forth all real property owned or leased by each Loan Party.

8. Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9. [Reserved.]

10. Stock Ownership and Other Equity Interests. Schedule 10 hereto sets forth (i) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of each Loan Party (other than the Borrower) and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests, and (ii) each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made except to the extent such equity investment is held in a Securities Account set forth on Schedule 15(b) hereto.

11. Instruments and Tangible Chattel Paper. Schedule 11 hereto sets forth all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Loan Party as of the date hereof, including all intercompany notes between or among any two or more Loan Parties, except to the extent that the amount, individually or in the aggregate, of the items not identified on Schedule 11 hereto does not exceed $3,000,000.

I-1-2

12. Advances. Schedule 12 hereto sets forth (i) all advances made by any Company to any Loan Party as of the date hereof (other than those identified on Schedule 11), which advances will be on and after the date hereof evidenced by the Intercompany Note pledged to the Collateral Agent under the Guarantee and Collateral Agreement, and (ii) all unpaid intercompany transfers of goods sold and delivered by or to any Loan Party as of the date hereof, except to the extent that the amount, individually or in the aggregate, of the items not identified on Schedule 12 hereto does not exceed $1,000,000.

13. Intellectual Property. (a) Schedule 13(a) hereto sets forth all of each Loan Party’s registrations and applications for registration that comprise the Intellectual Property Collateral (as that term is defined in the Guarantee and Collateral Agreement), and without limiting the generality of the foregoing, includes, where applicable, the name of the owner and the registration or application number of such Intellectual Property Collateral.

(b) Attached hereto as Schedule 13(b) in a form appropriate for recording with the United States Patent and Trademark Office or the United States Copyright Office are (together with the financing statements attached as Schedule 5 hereto) the security interests in the Trademarks, Patents and Copyrights set forth on Schedule 13(a) hereto, which consist of the duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement, as applicable. For purposes of this Section 13(b), the terms “Trademarks”, “Patents”, “Copyrights”, “Patent Security Agreement”, “Trademark Security Agreement” and “Copyright Security Agreement” shall have the meanings given to them in the Guarantee and Collateral Agreement.

14. Commercial Tort Claims. Schedule 14 hereto sets forth all Commercial Tort Claims (as defined in the Guarantee and Collateral Agreement) held by each Loan Party, including a brief description thereof, which have a value reasonably believed by the Loan Parties to be, individually or in the aggregate, in excess of $3,000,000.

15. Deposit Accounts, Securities Accounts and Commodity Accounts. Schedule 15(a) hereto sets forth all Deposit Accounts (as defined in the Guarantee and Collateral Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, except to the extent that the average daily balance, of the funds held in all such accounts not identified on Schedule 15(a) hereto does not exceed $1,000,000 for any such Deposit Account or $3,000,000 in the aggregate for all such Deposit Accounts. Schedule 15(b) hereto sets forth all Securities Accounts and Commodity Accounts (each as defined in the Guarantee and Collateral Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, except to the extent that the fair market value and/or amount, as the case may be, individually or in the aggregate, of the financial assets and/or commodity contracts, as the case may be, held in all such accounts not identified on Schedule 15(b) hereto does not exceed $1,000,000.

16. Letter-of-Credit Rights. Schedule 16 hereto sets forth all Letters of Credit issued in favor of each Loan Party, as beneficiary thereunder, except to the extent that the face amount, individually or in the aggregate, of all Letters of Credit not identified on Schedule 16 hereto does not exceed $3,000,000.

I-1-3

Each Loan Party hereby authorizes the Collateral Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted or to be granted to the Collateral Agent under the Guarantee and Collateral Agreement. Such financing statements may describe the Collateral in the same manner as described in the Guarantee and Collateral Agreement or may contain an indication or description of Collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property”.

[The remainder of this page has been intentionally left blank]

I-1-4

IN WITNESS WHEREOF, each of the undersigned executes this Perfection Certificate as of                  , 2013.

KCG HOLDINGS, INC.

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

I-1-5

Schedule 1(a)

to

Perfection Certificate

Legal Names, etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[1]	Federal Taxpayer Identification Number	State of Formation

[1]	If none, so state.

Schedule 1(b)

to

Perfection Certificate

Prior Organizational Names

Loan Party	Prior Name	Date of Change

Schedule 1(c)

to

Perfection Certificate

Other Names; Changes in Corporate Identity

Loan Party	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used During Past Five Years

[Add Information required by Section 1 of the Perfection Certificate to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2(a)

to

Perfection Certificate

Chief Executive Offices

Loan Party	Address	County	State

Schedule 2(b)

to

Perfection Certificate

Location of Books and Records

Loan Party	Address	County	State

Schedule 2(c)

to

Perfection Certificate

Other Places of Business

Loan Party	Address	County	State

Schedule 2(d)

to

Perfection Certificate

Additional Locations of Equipment and Inventory

Loan Party	Address	County	State

Schedule 3

to

Perfection Certificate

Transactions Other Than in the Ordinary Course of Business

Loan Party	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 4

to

Perfection Certificate

File Search Reports

Loan Party	Search Report Dated	Prepared by	Jurisdiction

Schedule 5

to

Perfection Certificate

Copy of Financing Statements To Be Filed

Schedule 6

to

Perfection Certificate

Filings/Filing Offices

Type of Filings*	Entity	Applicable Security Document[1]	Jurisdictions

*	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.
[1]	Mortgage, Guarantee and Collateral Agreement or other.

Schedule 7

to

Perfection Certificate

Real Property

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Description of Lease Documents

Schedule 8(a)

to

Perfection Certificate

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 8(b)

to

Perfection Certificate

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 10

to

Perfection Certificate

Stock Ownership and Other Equity Interests

Loan Party:

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 11

to

Perfection Certificate

Instruments and Tangible Chattel Paper

1. Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2. Chattel Paper:

Schedule 12

to

Perfection Certificate

Advances

Description and Date of Advance	From	To	Description and Date of Unpaid Intercompany Transfer of Goods	From	To

Schedule 13(a)

to

Perfection Certificate

Intellectual Property

Patents and Patent Licenses

UNITED STATES PATENTS:

Issued Patents:

OWNER	PATENT NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	PATENT/ APPLICATION NUMBER	DESCRIPTION

Schedule 13(a) (continued)

to

Perfection Certificate

OTHER PATENTS:

Issued Patents:

OWNER	PATENT NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	PATENT/ APPLICATION NUMBER	DESCRIPTION

Schedule 13(a) (continued)

to

Perfection Certificate

Trademarks and Trademark Licenses

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Schedule 13(a) (continued)

to

Perfection Certificate

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Schedule 13(a) (continued)

to

Perfection Certificate

Copyrights and Copyright Licenses

UNITED STATES COPYRIGHTS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 13(a) (continued)

to

Perfection Certificate

OTHER COPYRIGHTS:

Registrations:

OWNER	COUNTRY STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 13(b)

to

Perfection Certificate

Intellectual Property Filings

Schedule 14

to

Perfection Certificate

Commercial Tort Claims

Schedule 15(a)

to

Perfection Certificate

Deposit Accounts

Owner	Bank	Account Number(s)

Schedule 15(b)

to

Perfection Certificate

Securities Accounts and Commodity Accounts

Owner	Type of Account	Intermediary	Account Number(s)

Schedule 16

to

Perfection Certificate

Letter-of-Credit Rights

EXHIBIT I-2

[Form of]

PERFECTION CERTIFICATE SUPPLEMENT

Reference is hereby made to (i) that certain guarantee and collateral agreement dated as of July 1, 2013 (the “Guarantee and Collateral Agreement”), made by KCG Holdings, Inc., a Delaware corporation (the “Borrower”), and certain of its Restricted Subsidiaries in favor of the Administrative Agent (as hereinafter defined) and the Collateral Agent (as hereinafter defined) and (ii) that certain credit agreement, dated as of July 1, 2013 (the “Credit Agreement”), among the Borrower, the Lenders party thereto, Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and as joint book managers, and Jefferies Finance LLC, as syndication agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. This Perfection Certificate Supplement is delivered pursuant to Section 5.01(g) of the Credit Agreement.

The undersigned1 hereby certify to the Administrative Agent, the Collateral Agent and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1. Names. (a) Except as listed on Schedule 1(a) hereto, (i) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Loan Party, as such name appears in its respective certificate of incorporation or any other organizational document; (ii) each Loan Party is (x) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (y) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate; and (z) Schedule 1(a) to the Prior Perfection Certificate sets forth the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Loan Party.

(b) Except as listed on Schedule 1(b) hereto, Schedule 1(b) to the Prior Perfection Certificate sets forth any other corporate or organizational names each Loan Party has had in the past five years, together with the date of any relevant change.

(c) Except as listed in Schedule 1(c) hereto, Schedule 1(c) to the Prior Perfection Certificate sets forth a list of all other names (including trade names or similar appellations) used by each Loan Party, or any other business or organization to which any Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years and the date hereof. Schedule 1(c) hereto also sets forth the information required by this Section 1 for any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years and the date hereof. Except as set forth in Schedule 1(c) hereto, no Loan Party has changed its jurisdiction of organization at any time during the past four months.

[1]	Insert appropriate officers of the Companies.

I-2-1

2. Current Locations. (a) Except as listed on Schedule 2(a) hereto, the chief executive office of each Loan Party is located at the address set forth in Schedule 2(a) to the Prior Perfection Certificate.

(b) Except as listed on Schedule 2(b) hereto, Schedule 2(b) to the Prior Perfection Certificate sets forth all locations where each Loan Party maintains any books or records relating to any Collateral having a fair market value in the aggregate in excess of $3,000,000.

(c) Except as listed on Schedule 2(c) hereto, Schedule 2(c) to the Prior Perfection Certificate sets forth all the other places of business of each Loan Party.

(d) Except as listed on Schedule 2(d) hereto, Schedule 2(d) to the Prior Perfection Certificate sets forth all other locations not identified on Schedule 2(c) hereto or Schedule 2(c) to the Prior Perfection Certificate where each Loan Party maintains any of the Collateral consisting of inventory or equipment (whether or not in the possession of any Company), in each case having a fair market value in the aggregate in excess of $3,000,000.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 3 hereto and on Schedule 3 to the Prior Perfection Certificate, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Except as listed on Schedule 4 hereto, Schedule 4 to the Prior Perfection Certificate is a true and accurate summary of file search reports from (i) the UCC filing offices (x) in each jurisdiction identified on Schedule 1(a) or Schedule 2 hereto and thereto with respect to each legal name set forth on Schedule 1(a) and Schedule 1(b) hereto and thereto and (y) in each jurisdiction described in Schedule 1(c) thereto, or Schedule 3 hereto or Schedule 3 thereto relating to any of the transactions described in Schedule (1)(c) thereto or Schedule 3 hereto or Schedule 3 thereto with respect to each legal name of the person or entity from which each Loan Party purchased or otherwise acquired any of the Collateral and (ii) each filing officer in each real estate recording office identified on Schedule 7 hereto or Schedule 7 thereto with respect to real estate on which Collateral consisting of fixtures is or is to be located. Except as listed on Schedule 4 hereto, Schedule 4 to the Prior Perfection Certificate is a true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

5. UCC Filings. Except as listed on Schedule 5 hereto, the financing statements (duly authorized by each Loan Party constituting the debtor therein), including the indications of the Collateral relating to the Guarantee and Collateral Agreement or the applicable Mortgage are set forth in Schedule 5 to the Prior Perfection Certificate, and are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereto and Schedule 6 thereto.

6. Schedule of Filings. Except as listed on Schedule 6 hereto, Schedule 6 to the Prior Perfection Certificate sets forth (i) the appropriate filing offices for the financing statements attached thereto as Schedule 5 and hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 13(b) thereto and Schedule 13(b) hereto and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Security Documents.

I-2-2

7. Real Property. Except as listed on Schedule 7 hereto, Schedule 7 to the Prior Perfection Certificate sets forth all real property owned or leased by each Loan Party.

8. Termination Statements. Except as listed on Schedule 8(a) hereto, Schedule 8(a) to the Prior Perfection Certificate sets forth the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto and Schedule 8(b) thereto with respect to each Lien described therein.

9. [Reserved.]

10. Stock Ownership and Other Equity Interests. Except as listed on Schedule 10 hereto, Schedule 10 to the Prior Perfection Certificate sets forth (i) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of each Loan Party (other than the Borrower) and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests and (ii) each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made, except to the extent such equity investment is held in a Securities Account set forth on Schedule 15(b) hereto or on Schedule 15(b) to the Prior Perfection Certificate.

11. Instruments and Tangible Chattel Paper. Except as listed on Schedule 11 hereto, Schedule 11 to the Prior Perfection Certificate sets forth all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Loan Party as of the date hereof, including all intercompany notes between or among any two or more Loan Parties, except to the extent that the amount, individually or in the aggregate, of the items not identified on Schedule 11 hereto and Schedule 11 thereto does not exceed $3,000,000.

12. Advances. Except as listed on Schedule 12 hereto, Schedule 12 to the Prior Perfection Certificate sets forth (i) all advances made by any Company to any other Loan Party as of the date hereof (other than those identified on Schedule 11 hereto or Schedule 11 thereto), which advances will be on and after the date hereof evidenced by the Intercompany Note pledged to the Collateral Agent under the Guarantee and Collateral Agreement and (ii) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to any Loan Party as of the date hereof, except to the extent that the amount, individually or in the aggregate, of the items not identified on Schedule 12 hereto does not exceed $1,000,000.

13. Intellectual Property. (a) Except as listed on Schedule 13(a) hereto, Schedule 13(a) to the Prior Perfection Certificate sets forth all of each Loan Party’s registrations and applications for registration that comprise the Intellectual Property Collateral (as that term is defined in the Guarantee and Collateral Agreement), and without limiting the generality of the foregoing, includes, where applicable, the name of the owner and the registration or application number of any Intellectual Property Collateral.

(b) Except as listed on Schedule 13(b) hereto, attached to the Prior Perfection Certificate as Schedule 13(b) in proper form for filing with the United States Patent and Trademark Office or the United States Copyright Office are (together with the financing statements attached as Schedule 5 hereto and Schedule 5 thereto) the security interests in the Trademarks, Patents and Copyrights set forth on Schedule 13(a) hereto and Schedule 13(a) thereto, which consist of the duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement, as applicable. For purposes of this Section 13(b), the terms “Trademarks”, “Patents”, “Copyrights”, “Patent Security Agreement”, “Trademark Security Agreement” and “Copyright Security Agreement” shall have the meanings given to them in the Guarantee and Collateral Agreement.

I-2-3

14. Commercial Tort Claims. Except as listed on Schedule 14 hereto, Schedule 14 to the Prior Perfection Certificate sets forth all Commercial Tort Claims (as defined in the Guarantee and Collateral Agreement) held by each Loan Party, including a brief description thereof, which have a value reasonably believed by the Loan Parties to be, individually or in the aggregate, in excess of $3,000,000.

15. Deposit Accounts, Securities Accounts and Commodity Accounts. Except as listed on Schedule 15(a) hereto, Schedule 15(a) to the Prior Perfection Certificate sets forth all Deposit Accounts (as defined in the Guarantee and Collateral Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, except to the extent that the average daily balance of the funds held in all such accounts not identified on Schedule 15(a) hereto and Schedule 15(b) thereto does not exceed $1,000,000 for any such Deposit Account or $3,000,000 in the aggregate for all such Deposit Accounts. Except as listed on Schedule 15(b) hereto, Schedule 15(b) to the Prior Perfection Certificate sets forth all Securities Accounts and Commodity Accounts (each as defined in the Guarantee and Collateral Agreement) maintained by each Loan Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account, except to the extent that the fair market value and/or amount, as the case may be, individually or in the aggregate, of the financial assets and/or commodity contracts, as the case may be, held in all such accounts not identified on Schedule 15(b) hereto and Schedule 15(b) to the Prior Perfection Certificate does not exceed $1,000,000.

16. Letter-of-Credit Rights. Except as listed on Schedule 16 hereto, Schedule 16 to the Perfection Certificate sets forth all Letters of Credit issued in favor of each Loan Party, as beneficiary thereunder, except to the extent that the face amount, individually or in the aggregate, of all Letters of Credit not identified on Schedule 16 hereto does not exceed $3,000,000.

Each Loan Party hereby authorizes the Collateral Agent to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted or to be granted to the Collateral Agent under the Guarantee and Collateral Agreement. Such financing statements may describe the Collateral in the same manner as described in the Guarantee and Collateral Agreement or may contain an indication or description of Collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent, including, without limitation, describing such property as “all assets” or “all personal property”.

[The remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned executes this Perfection Certificate Supplement as of                      , 20__.

KCG HOLDINGS, INC.

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

I-2-5

Schedule 1(a)

to

Perfection Certificate Supplement

Legal Names, etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[1]	Federal Taxpayer Identification Number	State of Formation

[1]	If none, so state.

Schedule 1(b)

to

Perfection Certificate Supplement

Prior Organizational Names

Loan Party	Prior Name	Date of Change

Schedule 2(a)

to

Perfection Certificate Supplement

Chief Executive Offices

Loan Party	Address	County	State

Schedule 2(b)

to

Perfection Certificate Supplement

Location of Books and Records

Loan Party	Address	County	State

Schedule 2(c)

to

Perfection Certificate Supplement

Other Places of Business

Loan Party	Address	County	State

Schedule 2(d)

to

Perfection Certificate Supplement

Additional Locations of Equipment and Inventory

Loan Party	Address	County	State

Schedule 3

to

Perfection Certificate Supplement

Transactions Other Than in the Ordinary Course of Business

Loan Party	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 4

to

Perfection Certificate Supplement

File Search Reports

Loan Party	Search Report Dated	Prepared by	Jurisdiction

Schedule 5

to

Perfection Certificate Supplement

Copy of Financing Statements To Be Filed

Schedule 6

to

Perfection Certificate Supplement

Filings/Filing Offices

Type of Filings*	Entity	Applicable Security Document[1]	Jurisdictions

*	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.
[1]	Mortgage, Guarantee and Collateral Agreement or other.

Schedule 7

to

Perfection Certificate Supplement

Real Property

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Description of Lease Documents

Schedule 8(a)

to

Perfection Certificate Supplement

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 8(b)

to

Perfection Certificate Supplement

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 10

to

Perfection Certificate Supplement

Stock Ownership and Other Equity Interests

Company:

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 11

to

Perfection Certificate Supplement

Instruments and Tangible Chattel Paper

1. Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2. Chattel Paper:

Schedule 12

to

Perfection Certificate Supplement

Advances

Description and Date of Advance	From	To	Description and Date of Unpaid Intercompany Transfer of Goods	From	To

Schedule 13(a)

to

Perfection Certificate Supplement

Intellectual Property

Patents and Patent Licenses

UNITED STATES PATENTS:

Issued Patents:

OWNER	PATENT NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	PATENT/ APPLICATION NUMBER	DESCRIPTION

Schedule 13(a) (continued)

to

Perfection Certificate Supplement

OTHER PATENTS:

Issued Patents:

OWNER	PATENT NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	PATENT/ APPLICATION NUMBER	DESCRIPTION

Schedule 13(a) (continued)

to

Perfection Certificate Supplement

Trademarks and Trademark Licenses

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Schedule 13(a) (continued)

to

Perfection Certificate Supplement

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Schedule 13(a) (continued)

to

Perfection Certificate Supplement

Copyrights and Copyright Licenses

UNITED STATES COPYRIGHTS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 13(a) (continued)

to

Perfection Certificate Supplement

OTHER COPYRIGHTS:

Registrations:

OWNER	COUNTRY STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 13(b)

to

Perfection Certificate Supplement

Intellectual Property Filings

Schedule 14

to

Perfection Certificate Supplement

Commercial Tort Claims

Schedule 15(a)

to

Perfection Certificate Supplement

Deposit Accounts

Owner	Bank	Account Number(s)

Schedule 15(b)

to

Perfection Certificate Supplement

Securities Accounts and Commodity Accounts

Owner	Type of Account	Intermediary	Account Number(s)

Schedule 16

to

Perfection Certificate Supplement

Letter-of-Credit Rights

EXHIBIT J

GUARANTEE AND COLLATERAL AGREEMENT

By

KCG HOLDINGS, INC.

as Borrower

and

THE GUARANTORS PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Collateral Agent and as Administrative Agent

Dated as of July 1, 2013

i

ii

SCHEDULES

Schedule 1	Perfection Steps

EXHIBITS

Exhibit 1	Issuer’s Acknowledgment
Exhibit 2	Securities Pledge Amendment
Exhibit 3	Joinder Agreement
Exhibit 4	Copyright Security Agreement
Exhibit 5	Patent Security Agreement
Exhibit 6	Trademark Security Agreement

iii

GUARANTEE AND COLLATERAL AGREEMENT

This Guarantee and Collateral Agreement, dated as of July 1, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made by the Guarantors from time to time party hereto by execution of this Agreement or otherwise by execution of a Joinder Agreement (the “Guarantors”) and KCG Holdings, Inc., a Delaware corporation (the “Borrower”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of Jefferies Finance LLC, in its capacities as Administrative Agent and as Collateral Agent (each as hereinafter defined), as pledgee, assignee and secured party.

RECITALS:

A. The Borrower, Jefferies Finance LLC, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), Jefferies Finance LLC, as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”) and the lending institutions and other entities party thereto (the “Lenders”) have entered into that certain Credit Agreement, dated as of July 1, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. The Borrower and the Guarantors will receive substantial benefits from the execution, delivery and performance of the Secured Obligations under the Credit Agreement and the other Loan Documents and are, therefore, willing to enter into this Agreement.

C. Each Pledgor is, or as to Pledged Collateral acquired by such Pledgor after the date hereof will be, the legal and/or beneficial owner of the Pledged Collateral pledged by it hereunder.

D. This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations.

E. This Agreement is given by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties to guarantee the Secured Obligations.

F. It is a condition to the obligations of the Lenders to make the Term Loans under the Credit Agreement that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor, the Administrative Agent and the Collateral Agent hereby agree as follows:

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ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c) The following terms shall have the following meanings:

“Acquisition Document Rights” shall mean, with respect to each Pledgor, collectively, all of such Pledgor’s rights, title and interest in, to and under the Acquisition Documents, including (i) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of the Acquisition Documents, (ii) all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for monetary damages under or in respect of the agreements, documents and instruments referred to in the Acquisition Documents or related thereto and (iii) all proceeds, collections, recoveries and rights of subrogation with respect to the foregoing.

“Additional Pledged Interests” shall mean, collectively, with respect to each Pledgor, (i) all options, warrants, rights, agreements, additional membership, partnership or other equity interests of whatever class of any issuer of Initial Pledged Interests or any interest in any such issuer, together with all rights, privileges, authority and powers of such Pledgor relating to such interests in each such issuer or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such membership, partnership or other interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such membership, partnership or other equity interests from time to time acquired by such Pledgor in any manner and (ii) all membership, partnership or other equity interests, as applicable, of each limited liability company, partnership or other entity (other than a corporation) hereafter acquired or formed by such Pledgor and all options, warrants, rights, agreements, additional membership, partnership or other equity interests of whatever class of such limited liability company, partnership or other entity, together with all rights, privileges, authority and powers of such Pledgor relating to such interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such membership, partnership or other equity interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such membership, partnership or other interests, from time to time acquired by such Pledgor in any manner.

“Additional Pledged Shares” shall mean, collectively, with respect to each Pledgor, (i) all options, warrants, rights, Equity Interests, agreements, additional shares of capital stock of whatever class of any issuer of the Initial Pledged Shares or any other equity interest in any such issuer, together with all rights, privileges, authority and powers of such Pledgor relating to such interests issued by any such issuer under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such interests, from time to time acquired by such Pledgor in any manner and (ii) all the issued and outstanding shares of capital stock of each corporation hereafter acquired or formed by such Pledgor and all options, warrants, rights, agreements or additional shares of capital stock of whatever class of such corporation, together with all rights, privileges, authority and

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powers of such Pledgor relating to such shares or under any Organizational Document of such corporation, and the certificates, instruments and agreements representing such shares and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such shares, from time to time acquired by such Pledgor in any manner.

“Administrative Agent” shall have the meaning assigned to such term in the Recitals hereof.

“Agents” shall have the meaning assigned to such term in the Recitals hereof.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Charges” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including any landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other charges arising by operation of law) against, all or any portion of the Pledged Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the Recitals hereof.

“Commodity Account Control Agreement” shall mean a commodity account control agreement in a form that is reasonably satisfactory to the Collateral Agent.

“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, Licenses, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), to which such Pledgor is a party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement(s), the Securities Account Control Agreement(s) and the Commodity Account Control Agreement(s).

“Copyright Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 4.

“Copyrights” shall mean all works of authorship, mask works, or other copyrightable works, whether registered as copyrights or unregistered, and all pending applications for the same, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Credit Agreement” shall have the meaning assigned to such term in the Recitals hereof.

“Deposit Account Control Agreement” shall mean a deposit account control agreement in a form that is reasonably satisfactory to the Collateral Agent.

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“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in, or credited to, any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Domain Names” shall mean all internet domain names and associated uniform resource locator addresses.

“Excluded Accounts” shall mean (i) Payroll Accounts, (ii) Deposit Accounts used solely for taxes, including, without limitation, sales tax, (iii) Deposit Accounts used solely for escrow accounts, (iv) Deposit Accounts used solely for fiduciary or trust accounts, (v) employee benefits accounts (to the extent exclusively containing funds held for employee benefits), (vi) 401(k) accounts (to the extent exclusively containing funds held for 401(k) accounts), (vii) pension fund accounts (to the extent exclusively containing funds held for pension funds), (viii) any Deposit Account or Securities Account the funds or securities in which consist solely of amounts pledged or deposited under clauses (c), (d), (k), (r) and (u) of Section 6.02 of the Credit Agreement, and (ix) Deposit Accounts the daily balance in which does not at any time exceed $1,000,000 for any such Deposit Account or $3,000,000 in the aggregate for all such Deposit Accounts.

“Excluded Property” shall mean (A) any lease, license, contract, property rights or other agreement, or any property subject to a purchase money security interest or similar arrangement, to which any Pledgor is a party, any of its rights or interests thereunder, or any assets subject thereto, if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Pledgor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or other agreement, or agreement in connection with any property subject to a purchase money security interest or similar arrangement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Legal Requirement (including the Bankruptcy Code) or principles of equity); provided, however, that in the case of (i), such security interest shall attach immediately and automatically at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied; provided, further, that, to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) including any Proceeds and receivables of such lease, license, contract, property rights or agreement; (B) any assets the grant of a pledge or other security interest thereunder would be prohibited by any Legal Requirement (other than the Organizational Documents of any Pledgor or Subsidiary thereof); (C) any assets of a Foreign Subsidiary and any of the outstanding Voting Stock of any Foreign Subsidiary in excess of 66% of the total Voting Stock of such Foreign Subsidiary; (D) any of the outstanding Equity Interests of any person other than a Wholly Owned Subsidiary if and to the extent that the grant of a security interest in such Equity Interests pursuant to this Agreement is prohibited by the terms of such person’s Organizational Documents or joint venture documents, so long as such restrictions did not arise in anticipation of the Loan Documents and the liens to be created hereunder; (E) any of the

4

outstanding Equity Interests of any Excluded Regulated Restricted Subsidiary if such Pledgor has certified to the Agents in writing that in its reasonable judgment the grant of a security interest in such Equity Interests pursuant to the Security Documents would have a materially adverse regulatory effect or is not permitted by applicable law; (F) Letter-of-Credit Rights (except to the extent perfection therein can be obtained by filing of UCC financing statements); (G) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; (H) any Trademark applications filed in the United States Patent and Trademark Office on the basis of any Pledgor’s “intent-to-use” such Trademark, unless and until acceptable evidence of such use of such Trademark has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et. seq.), to the extent that granting a lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application or an ensuing registration; (I) Excluded Accounts; (J) any Motor Vehicles or other assets subject to certificates of title (except to the extent perfection therein can be obtained by filing of UCC financing statements); and (K) those assets as to which the Collateral Agent and the Borrower reasonably agree in writing that the cost of obtaining a security interest in or perfection thereof is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all insurance policies and coverages and Contracts, (ii) all know-how and warranties relating to any of the Pledged Collateral or any of the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith (other than Commercial Tort Claims), (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data, or software or computer programs subject to the definition of “Software” or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held by such Pledgor pertaining to operations now or hereafter conducted by such Pledgor or any of the Pledged Collateral or any of the Mortgaged Property including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, payment intangibles, deferred payments, deposits, refunds or indemnification claims to the extent the foregoing relate to any Pledged Collateral or any Mortgaged Property and claims for tax or other refunds against any Governmental Authority relating to any Pledged Collateral or any of the Mortgaged Property.

“Guaranteed Obligations” shall mean, with respect to any Guarantor, all Secured Obligations of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Article IX hereof), each other Loan Document and any Permitted Hedging Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, principal, interest, premium, fees, indemnities, costs, expenses or otherwise

5

(including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent and the other Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document). Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event will Guaranteed Obligations include any Excluded Swap Obligations.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Initial Pledged Interests” shall mean, collectively, with respect to each Pledgor, all membership, partnership or other Equity Interests (other than in a corporation), as applicable, of each issuer described in Schedule 10 to the Perfection Certificate, together with all rights, privileges, authority and powers of such Pledgor in and to each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such membership, partnership or other interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such membership, partnership or other interests.

“Initial Pledged Shares” shall mean, collectively, with respect to each Pledgor, the issued and outstanding shares of capital stock of each issuer that is a corporation described in Schedule 10 to the Perfection Certificate, together with all rights, privileges, authority and powers of such Pledgor relating to such interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such shares of capital stock and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to the Initial Pledged Shares.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property” shall mean, collectively, the Patents, Trademarks, Copyrights, Trade Secrets, Software and Domain Names.

“Intellectual Property Collateral” shall mean the rights in Intellectual Property owned by each Pledgor, including the Intellectual Property listed in Schedule 13(a) to the Perfection Certificate.

“Intercompany Notes” shall mean, with respect to each Pledgor, the Intercompany Note and all intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing the Intercompany Note and such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 3.

“Lenders” shall have the meaning assigned to such term in the Recitals hereof.

“Letter-of-Credit Rights” shall mean letter-of-credit right (as that term is defined in the UCC).

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“Licenses” shall mean, collectively, with respect to each Pledgor, all license agreements with, and covenants not to sue, any other party with respect to any Intellectual Property, whether such Pledgor is a licensor or licensee, under any such license agreement, together with any and all (i) renewals, extensions and supplements thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for breaches thereof, (iii) rights to sue for breaches thereof and (iv) other rights thereunder, in all cases subject to the limitations, restrictions, obligations, covenant and other terms and conditions of each Contract governing such license to Intellectual Property.

“Mortgaged Property” shall have the meaning assigned to such term in any Mortgages.

“Motor Vehicles” shall mean motor vehicles that are owned by a Pledgor covered by a certificate of title law of any state.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate or articles of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) in any other case, the functional equivalent of the foregoing and (vi) any shareholder, voting trust or similar agreement between or among any holder of Equity Interests of such person.

“Patent Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 5.

“Patents” shall mean all patents, patent applications, patent disclosures and inventions, including any continuations, divisions, continuations-in-part, renewals, and reissues for any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Payroll Account” shall mean any Deposit Account of a Pledgor that is used by such Pledgor solely as a payroll account for the employees of such Pledgor.

“Perfection Certificate” shall mean that certain perfection certificate dated the date hereof, executed and delivered by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time by a Perfection Certificate Supplement or otherwise in accordance with the Credit Agreement.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1.

“Pledged Interests” shall mean, collectively, the Initial Pledged Interests and the Additional Pledged Interests.

“Pledged Securities” shall mean, collectively, the Pledged Interests, the Pledged Shares and the Successor Interests.

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“Pledged Shares” shall mean, collectively, the Initial Pledged Shares and the Additional Pledged Shares.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Qualified ECP Guarantor” shall mean, in respect of any Hedging Obligation under (or in respect of) a Permitted Hedging Agreement, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other person as constitutes an “ECP” under the Commodity Exchange Act (7 U.S.C. 1, et seq.) or any regulations promulgated thereunder and can cause another person to qualify as an ECP at such time by entering into a keepwell under Section 1a(A)(v)(II) of the Commodity Exchange Act (7 U.S.C. 1, et seq.).

“Regulated Subsidiary” shall mean any Broker-Dealer Restricted Subsidiary or other Excluded Regulated Restricted Subsidiary.

“Second Lien Notes Collateral Agent” shall mean The Bank of New York Mellon, in its capacity as collateral agent for the holders of the Second Lien Notes, including its successors and permitted assigns from time to time in such capacity.

“Secured Obligations” shall mean (i) in the case of the Borrower, the Secured Obligations (as defined in the Credit Agreement) and (ii) in the case of any other Pledgor, the Guaranteed Obligations.

“Securities Account Control Agreement” shall mean a securities account control agreement in a form that is reasonably satisfactory to the Collateral Agent.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Securities Pledge Amendment” shall mean an agreement substantially in the form annexed hereto as Exhibit 2.

“Successor Interests” shall mean, collectively, with respect to each Pledgor, all shares of each class of the capital stock of the successor corporation or interests or certificates of the successor limited liability company, partnership or other entity owned by such Pledgor (unless such successor is such Pledgor itself) formed by or resulting from any consolidation or merger in which any person listed on Schedule 1(a) to the Perfection Certificate is not the surviving entity.

“Software” shall mean rights in intellectual property comprising computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the UCC, and computer programs that may be construed as included in the definition of “goods” in the UCC.

“Termination Time” shall have the meaning assigned to such term in Section 9.1(d).

“Trademark Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 6.

“Trademarks” shall mean all trademarks, service marks and trade dress, including trade names, logos, slogans, and other indicia of origin, whether registered or unregistered, and all applications for the same, together (in each case) with all of the goodwill associated therewith, rights of publicity (including names, images, likenesses, and personas), and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

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“Trade Secrets” shall mean all trade secrets or other proprietary and confidential information including unpatented inventions, invention disclosures, financial data, technical data, personal information, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, source code, object code, and data collections, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided, however, that if by reason of mandatory provisions of applicable Legal Requirements, any or all of the attachment, perfection or priority of the Collateral Agent’s and the other Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2 Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.03 thereof) shall be applicable to this Agreement.

SECTION 1.3 Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Agents) shall not be employed in the interpretation hereof.

SECTION 1.4 Perfection Certificate. The Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1 Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the ratable benefit of the Secured Parties, a lien on and security interest in and to all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i) all Accounts;

(ii) all Equipment, Goods, Inventory and Fixtures;

(iii) all Documents, Instruments and Chattel Paper (including all Tangible Chattel Paper and all Electronic Chattel Paper);

(iv) all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

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(v) all Securities Collateral;

(vi) all Investment Property (including all Securities Accounts and Commodity Accounts);

(vii) all Intellectual Property Collateral;

(viii) all Commercial Tort Claims (including all Commercial Tort Claims described on Schedule 14 to the Perfection Certificate);

(ix) all General Intangibles;

(x) all Deposit Accounts;

(xi) all Money;

(xii) all Acquisition Documents and Acquisition Document Rights;

(xiii) all Supporting Obligations;

(xiv) all books and records pertaining to the Pledged Collateral (including, without limitation, all books, customer lists, and records, whether tangible or electronic, which contain any information or data relating to any of the foregoing);

(xv) to the extent not covered by clauses (i) through (xiv) of this sentence, choses in action and all other personal property of such Pledgor, whether tangible or intangible; and

(xvi) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guarantee payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xvi) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property and the Pledgors shall from time to time at the reasonable request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request.

Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to this Agreement, and the exercise of any right or remedy by such Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

Notwithstanding anything to the contrary herein, the provisions of this Agreement shall be subject to Section 4.01(n) of the Credit Agreement.

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SECTION 2.2 Filings.

(a) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings), continuation statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement, continuation statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, and (ii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request. Such financing statements may describe the collateral in the same manner as described herein or may contain a description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection or priority of the security interest in the collateral granted to the Collateral Agent in connection herewith, including, describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired” (regardless of whether any particular asset comprised in the Pledged Collateral falls within the scope of Article 9 of the UCC).

(b) Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto relating to the Pledged Collateral if filed prior to the date hereof.

(c) Each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the pledge and security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF PLEDGED COLLATERAL

SECTION 3.1 Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a valid, enforceable, perfected first priority security interest therein (subject to Permitted Collateral Liens). Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (and in any event within 10 Business Days for issuers organized in the United States or 20 Business Days for issuers organized outside of the United States or such longer period as may be agreed to by the Collateral Agent in writing in its sole discretion) upon receipt thereof by such Pledgor be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

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SECTION 3.2 Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a valid, enforceable, perfected first priority security interest (subject to Permitted Collateral Liens) in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any issuer of Pledged Securities is organized in a jurisdiction that does not require the use of certificates to evidence equity ownership or any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, (i) if necessary to perfect a first priority security interest (subject to Permitted Collateral Liens) in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 annexed hereto, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof and, upon the Collateral Agent’s reasonable request, provide to the Collateral Agent an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, confirming such pledge and perfection thereof and (ii) if reasonably requested by the Collateral Agent and otherwise permitted under applicable law, cause such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.1.

SECTION 3.3 Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that the only filings, registrations and recordings necessary to perfect the security interest granted by each Pledgor to the Collateral Agent in respect of the Pledged Collateral on the date hereof are listed on Schedule 1 hereto. All such filings, registrations and recordings have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each applicable governmental, municipal or other office specified in Schedule 1 hereto. Each Pledgor agrees that at the sole cost and expense of the Pledgors, (i) such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a valid, enforceable, perfected first priority security interest (subject to Permitted Collateral Liens) and shall defend such security interest against the claims and demands of all persons, (ii) such Pledgor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral as the Collateral Agent may reasonably request, all in reasonable detail and (iii) at any time and from time to time, upon the written request of the Collateral Agent, such Pledgor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and the rights and powers herein granted, including (x) the filing of any financing statements, continuation statements and other documents (including this Agreement) under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and (y) the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by applicable Legal Requirements to perfect (to the extent a security interest in such Pledged Collateral may be so perfected under applicable Legal Requirements), continue and maintain a valid, enforceable, first priority security interest (subject to Permitted Collateral Liens) in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral.

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SECTION 3.4 Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants and covenants as follows, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof, each Pledgor hereby represents and warrants that (i) no amounts individually or in the aggregate in excess of $3,000,000 payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than the Intercompany Note and the Instruments and Tangible Chattel Paper listed on Schedule 11 to the Perfection Certificate, (ii) the Intercompany Note has been properly assigned and delivered to the Collateral Agent, accompanied by an endorsement to the Intercompany Note in the form attached thereto duly executed in blank by each Pledgor, and (iii) each such Instrument and each such item of Tangible Chattel Paper individually or in the aggregate in excess of $3,000,000 has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount, individually or in the aggregate, in excess of $3,000,000 then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (and in any event within 10 days) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify; provided, however, that so long as no Event of Default has occurred and is continuing, upon written request by such Pledgor, the Collateral Agent shall promptly (and in any event within 10 Business Days return such Instrument (other than the Intercompany Note) or Tangible Chattel Paper to such Pledgor from time to time, to the extent necessary for collection in the ordinary course of such Pledgor’s business.

(b) Deposit Accounts. Each Pledgor hereby represents and warrants that (i) as of the date hereof, each Pledgor does not maintain any Deposit Accounts in which the Pledgors maintain an average daily balance in excess of $1,000,000, individually or in the aggregate, other than the accounts listed on Schedule 15(a) to the Perfection Certificate, (ii) as of the date hereof, each applicable Pledgor and the relevant Bank(s) have executed and delivered a Deposit Account Control Agreement with respect to each of the Deposit Accounts (other than Excluded Accounts) listed on Schedule 15(a) to the Perfection Certificate or the Pledgors have closed such accounts, and (iii) upon the execution and delivery of such Deposit Account Control Agreements, the Collateral Agent shall have a valid, enforceable, perfected first priority security interest (subject to Permitted Collateral Liens) in such Deposit Accounts by Control. No Pledgor shall hereafter establish and maintain any Deposit Account (other than any Excluded Account) in which the Pledgors customarily maintain an average daily balance in excess of $1,000,000, individually or in the aggregate, unless such Bank and such Pledgor shall have (or promptly thereafter, but in any event, within 30 days from such date or such longer period as may be agreed to by the Collateral Agent in writing in its sole discretion) duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement (or an amendment to an existing Deposit Account Control Agreement) with respect to such Deposit Account. The Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing or, after giving effect to any withdrawal, would occur. The provisions of this Section 3.4(b) shall not apply to any Deposit Accounts for which the Collateral Agent is the Bank. As of the date hereof and until the termination of this Agreement pursuant to Section 11.4, no Pledgor has granted or shall grant Control of any Deposit Account (including any Excluded Account) to any person other than (i) the Collateral Agent or (ii) subject to the Intercreditor Agreement, the Second Lien Notes Collateral Agent.

(c) Securities Accounts and Commodity Accounts. (i) Each Pledgor hereby represents and warrants that (1) as of the date hereof, it has neither opened nor maintains any Securities Accounts or Commodity Accounts in which the amount and/or fair market value, individually or in the aggregate, of

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the financial assets and/or commodity contracts, as the case may be, held from time to time in all such accounts does not exceed $1,000,000, other than those listed on Schedule 15(b) to the Perfection Certificate, (2) as of the date hereof, each applicable Pledgor and the relevant Securities Intermediary or Commodity Intermediary have executed and delivered a Securities Account Control Agreement or Commodity Account Control Agreement, as applicable, for each Securities Account or Commodity Account (other than Excluded Accounts) listed on Schedule 15(b) to the Perfection Certificate, or the Pledgors have closed such accounts, (3) upon the execution and delivery of such Securities Account Control Agreements or Commodity Account Control Agreements, the Collateral Agent shall have a valid, enforceable, perfected first priority security interest (other than Permitted Collateral Liens) in such Securities Accounts and Commodity Accounts by Control, and (4) as of the date hereof, it does not hold, own or have any interest in any certificated securities or uncertificated securities other than those constituting Pledged Securities and those maintained in Securities Accounts or Commodity Accounts listed on Schedule 15(b) to the Perfection Certificate or in respect of which the Collateral Agent has Control. If any Pledgor shall at any time hold or acquire any certificated securities constituting Investment Property and having a fair market value, individually or in the aggregate, in excess of $1,000,000, such Pledgor shall promptly (and in any event within 10 Business Days of acquiring such security) (a) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent or (b) deliver such securities into a Securities Account (other than an Excluded Account) with respect to which a Control Agreement is in effect in favor of the Collateral Agent. If any securities now or hereafter acquired by any Pledgor constituting Investment Property and having a fair market value, individually or in the aggregate, in excess of $1,000,000 are uncertificated and are issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly (and in any event within five Business Days of acquiring such security) notify the Collateral Agent thereof and pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (a) cause the issuer to agree to comply with Entitlement Orders or other instructions from the Collateral Agent as to such securities, without further consent of any Pledgor or such nominee, (b) cause a Security Entitlement with respect to such uncertificated security to be held in a Securities Account (other than an Excluded Account) with respect to which the Collateral Agent has Control or (c) arrange for the Collateral Agent to become the registered owner of the securities. The Pledgors shall not hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (other than an Excluded Account) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have (or, promptly thereafter, but in any event, within 30 days from such date or such longer period as may be agreed by the Collateral Agent in writing in its sole discretion) duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. The Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur. The provisions of this Section 3.4(c) shall not apply to any Financial Assets credited to a Securities Account for which the Collateral Agent is the Securities Intermediary. No Pledgor shall grant Control over any Investment Property (including any Excluded Account) to any person other than (i) the Collateral Agent or (ii) subject to the Intercreditor Agreement, the Second Lien Notes Collateral Agent.

(iii) As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, Commodity Intermediary, any Pledgor or any other person; provided, however, that nothing contained in this Section 3.4(c) shall release or relieve any Securities

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Intermediary or Commodity Intermediary of its duties and obligations to the Pledgors or any other person under any Control Agreement or under applicable Legal Requirements. Each Pledgor shall promptly pay all Charges and fees of whatever kind or nature with respect to the Investment Property and Pledged Securities pledged by it under this Agreement. In the event any Pledgor shall fail to make such payment contemplated in the immediately preceding sentence, the Collateral Agent may do so for the account of such Pledgor and the Pledgors shall promptly reimburse and indemnify the Collateral Agent from all costs and expenses incurred by the Collateral Agent under this Section 3.4(c) in accordance with Section 10.03 of the Credit Agreement.

(d) Electronic Chattel Paper and Transferable Records. If any amount, individually or in the aggregate, in excess of $3,000,000 or payable under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly (and in any event within 30 days of the acquisition thereof or such longer period as may be agreed to by the Collateral Agent in writing in its sole discretion) notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. The parties acknowledge and agree that no Pledgor shall have any obligation hereunder to take any perfection steps (other than filing of appropriate financing statements under the UCC) with respect to any security interest in any letter-of-credit under which any Pledgor is the beneficiary.

(f) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims having a value reasonably believed by the Pledgors to be, individually or in the aggregate, in excess of $3,000,000, other than those listed on Schedule 14 to the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim having a value reasonably believed by the Pledgors to be, individually or in the aggregate, in excess of $3,000,000, such Pledgor shall promptly (and in any event within 10 Business Days of acquiring such Commercial Tort Claim or such longer period as may be agreed to by the Collateral Agent in writing in its sole discretion) notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. Unless otherwise agreed, the grant of a security interest in any such Commercial Tort Claim shall not prejudice the right of such Pledgor to prosecute, enforce or exercise any of its rights in connection with such Commercial Tort Claim, which it will continue to enjoy until an Event of Default has occurred and is continuing.

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SECTION 3.5 Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Borrower that, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the Credit Agreement, to execute and deliver to the Collateral Agent (i) a Joinder Agreement within 30 days after the date on which it was acquired, created or otherwise becomes required to pledge its assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the Credit Agreement and (ii) a Perfection Certificate within 30 days after the date on which it was acquired, created or otherwise becomes required to pledge its assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the Credit Agreement and, in each case, upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement or any other Loan Document.

SECTION 3.6 Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and deliver to the Collateral Agent such additional assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary, wherever required by applicable Legal Requirements, in order to perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm unto the Collateral Agent the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request such lists, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in the Pledged Collateral or the perfection or priority thereof. All of the foregoing shall be at the sole cost and expense of the Pledgors.

SECTION 3.7 Perfection in Non-U.S. Jurisdictions. Notwithstanding anything herein to the contrary or any other Loan Document, in the event that the cost to perfect in any jurisdiction outside of the United States outweighs the benefit to the Secured Parties (as determined by the Collateral Agent in its reasonable discretion in consultation with the Borrower), the Pledgors shall not be required to make any filings or take any actions in such jurisdiction for the purpose of perfecting a security interest in the Pledged Collateral, other than Control Agreements (or similar actions or filings similar to UCC filings) in respect of Deposit Accounts, Securities Accounts or Commodities Accounts of the Pledgors located outside of the United States or any of its States or territories that are not Excluded Accounts in accordance with the terms of this Agreement.

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ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows (it being acknowledged and agreed that each reference in the representations and warranties of this Article IV to a Schedule to the Perfection Certificate shall be taken as a reference to such Schedule as amended or supplemented from time to time):

SECTION 4.1 Title. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Collateral Liens, such Pledgor owns and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own the rights in each item of Pledged Collateral pledged by it hereunder free and clear of any and all Liens or claims of others. Such Pledgor has not filed, nor authorized any third party to file a financing statement or other public notice with respect to all or any part of the Pledged Collateral on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or as are permitted by the Credit Agreement or financing statements or public notices relating to the termination statements listed on Schedule 8(a) to the Perfection Certificate. No person other than the Collateral Agent has, or will have, control or possession of all or any part of the Pledged Collateral, except as expressly permitted by the Loan Documents.

SECTION 4.2 Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the ratable benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 1 hereto, a valid, enforceable, perfected first priority security interest (other than Permitted Collateral Liens) in all the Pledged Collateral, to the extent that a security interest may be perfected by the filings and other actions described in Schedule 1 hereto or as otherwise required by this Agreement. The security interest and Lien granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a valid, enforceable, perfected, continuing first priority security interest therein, subject only to Permitted Collateral Liens, to the extent that a security interest may be perfected by the filings and other actions described in Schedule 1 hereto or as otherwise required by this Agreement.

SECTION 4.3 Defense of Claims; Transferability of Pledged Collateral. Each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein granted to the Collateral Agent and the priority thereof required hereunder against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse in any material respect to the Collateral Agent or any other Secured Party. Except for the terms of Contracts constituting Pledged Collateral that may limit their transferability (to the extent not rendered unenforceable under applicable Legal Requirements), there is no agreement that restricts in any material respect the transferability of any of the Pledged Collateral or otherwise impairs or conflicts in any material respect with any Pledgor’s obligations or the rights of the Collateral Agent hereunder, and the Pledgors shall not enter into any agreement or take any other action that would restrict in any material respect the transferability of any of the Pledged Collateral or otherwise impair or conflict in any material respect with any Pledgor’s obligations or the rights of the Collateral Agent hereunder, in each case except as otherwise permitted by the Loan Documents.

SECTION 4.4 Other Financing Statements. No Pledgor has filed, nor authorized any third party to file (nor will there be) any valid or effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than financing statements and other statements and instruments

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relating to Permitted Collateral Liens. So long as any of the Secured Obligations remain unpaid and unperformed (other than any contingent indemnification obligations under the Credit Agreement and the other Loan Documents for which no claim has been made), no Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder(s) of Permitted Collateral Liens.

SECTION 4.5 Chief Executive Office; Change of Name; Jurisdiction of Organization, etc.Such Pledgor shall, (i) unless it shall have given the Collateral Agent not less than 15 days’ prior written notice, or such shorter period of notice as may be acceptable to the Collateral Agent in its sole discretion, not change its name, identity, legal structure (whether by merger, consolidation, change in corporate form or otherwise), type of organization or jurisdiction of organization, place of business or, if more than one, chief executive office, or mailing address or organizational identification number if it has one and (ii) consistent with the terms of this Agreement, take all actions reasonably necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Pledged Collateral granted or intended to be granted hereunder, which in the case of any merger or other change in organizational structure shall include delivering a written notice upon completion of such merger or other change in organizational structure confirming the grant of the security interest under this Agreement. If such Pledgor does not have an organizational identification number and later obtains one, such Pledgor shall forthwith notify the Collateral Agent of such organizational identification number. The Collateral Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in this Section 4.5. The Collateral Agent shall not be liable or responsible to any party for any failure to maintain a valid, enforceable, perfected security interest with the priority required hereunder in such Pledgor’s property constituting Pledged Collateral. The Collateral Agent shall have no duty to inquire about such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 4.6 Location of Inventory and Equipment. As of the date hereof, all Equipment and Inventory (other than Equipment and Inventory out for repair, in transit, at other locations in connection with repair or refurbishment thereof in the ordinary course of business, in the possession of employees of the Pledgors in the ordinary course of business or having a fair market value in the aggregate of less than $3,000,000) of such Pledgor is located at the chief executive office or such other location listed on Schedules 2(c) and (d) to the Perfection Certificate. Such Pledgor shall not move any Equipment or Inventory having a fair market value in the aggregate of $3,000,000 or more (other than Equipment and Inventory out for repair, in transit, at other locations in connection with repair or refurbishment thereof in the ordinary course of business or in the possession of employees of the Pledgors in the ordinary course of business) to any location other than one that is listed in Schedules 2(c) and (d) to the Perfection Certificate until (i) it shall have given the Collateral Agent not less than 10 days’ prior written notice, or such shorter period of notice as may be acceptable to the Collateral Agent in its sole discretion, of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new location, such Pledgor shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent in the Pledged Collateral intended to be granted hereby, including obtaining waivers of landlord’s or warehousemen’s and/or bailee’s liens with respect to such new location, if applicable, and if reasonably requested by the Collateral Agent. Such Pledgor agrees to provide the Collateral Agent with prompt notice following the movement of any Equipment or Inventory having a fair market value in the aggregate of $3,000,000 or more (other than Equipment and Inventory out for repair, in transit, at other locations in connection with repair or refurbishment thereof in the ordinary course of business or in the possession of employees of the Pledgors in the ordinary course of business) to any location other than one that is listed in Schedules 2(c) and (d) to the Perfection Certificate.

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SECTION 4.7 Corporate Names; Prior Transactions. Except as set forth in Schedules 1(a) and (b) to the Perfection Certificate, such Pledgor has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any person, or acquired any of its property or assets out of the ordinary course of business.

SECTION 4.8 Due Authorization and Issuance. All of the Initial Pledged Shares have been, and to the extent any Pledged Shares are hereafter issued, such Pledged Shares will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable. All of the Initial Pledged Interests have been fully paid for, and there is no amount or other obligation owing by any Pledgor to any issuer of the Initial Pledged Interests in exchange for or in connection with the issuance of the Initial Pledged Interests or any Pledgor’s status as a partner or a member of any issuer of the Initial Pledged Interests.

SECTION 4.9 Consents, etc.Other than as set forth in Section 11.16, except (i) for the terms of Contracts constituting Pledged Collateral that may require consent, (ii) for the terms of Organizational Documents of any Person that is not a Wholly Owned Subsidiary and (iii) as permitted by the Loan Documents, no consent of any party (including equityholders or creditors of such Pledgor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other person is required for the exercise by the Collateral Agent of (i) the voting or other rights provided for in this Agreement or (ii) the remedies in respect of the Pledged Collateral, except (A) as may be required in connection with such disposition of Investment Property, Pledged Interests, Pledged Shares or Pledged Securities by laws affecting the offering and sale of securities generally and (B) consents and approvals already obtained as of the date hereof. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or regulatory body or any other person therefor, then, upon the reasonable request of the Collateral Agent, each Pledgor agrees to use its commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.10 Pledged Collateral. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects.

SECTION 4.11 Insurance. In the event that the proceeds of any insurance claim are paid after the Collateral Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be paid to the Collateral Agent to satisfy any deficiency remaining after such foreclosure. The Collateral Agent shall retain its interest in the insurance policies and coverages required to be maintained pursuant to the Credit Agreement during any redemption period.

SECTION 4.12 Payment of Taxes; Compliance with Legal Requirements; Contesting Liens; Charges. Each Pledgor may at its own expense contest the validity, amount or applicability of any Charges so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Credit Agreement. Notwithstanding the foregoing sentence, (i) no contest of any

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such obligation may be pursued by such Pledgor if such contest would expose the Collateral Agent or any other Secured Party to (A) any possible criminal liability or (B) any civil liability for failure to comply with such obligations unless such Pledgor shall have furnished a bond or other security therefor satisfactory to the Collateral Agent, or such Secured Party, as the case may be, and (ii) if at any time payment or performance of any obligation contested by such Pledgor pursuant to this Section 4.12 shall become necessary to prevent the imposition of remedies because of non-payment, such Pledgor shall pay or perform the same in sufficient time to prevent the imposition of remedies in respect of such default or prospective default.

SECTION 4.13 Other Information. Each Pledgor shall, at any and all times, within a reasonable time after written request by the Collateral Agent, furnish or cause to be furnished to the Collateral Agent, in such manner and in such detail as may be reasonably requested by the Collateral Agent, additional information with respect to the Pledged Collateral.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1 Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities, Intercompany Notes, or other promissory notes of any person in a principal amount greater than $1,000,000 (other than Excluded Property), accept the same in trust for the benefit of the Collateral Agent and promptly (and in any event within 10 Business Days thereafter) deliver to the Collateral Agent a Securities Pledge Amendment, duly executed by such Pledgor, and the certificates and other documents required under Section 3.1 and Section 3.2 in respect of the additional Pledged Securities, Intercompany Notes or other promissory notes that are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities, Intercompany Notes or other promissory notes. Each Pledgor hereby authorizes the Collateral Agent to attach each Securities Pledge Amendment to this Agreement and agrees that all Pledged Securities, Intercompany Notes or other promissory notes listed on any Securities Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

SECTION 5.2 Voting Rights; Distributions, etc..

(i) So long as no Event of Default shall have occurred and be continuing:

(A) each Pledgor shall be entitled to exercise any and all voting and other consensual rights and to give consents, waivers or ratifications pertaining to the Securities Collateral or any part thereof; provided, however, that in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate or result in a breach of any covenant contained in any Loan Document, or which would reasonably be expected to have the effect of impairing the value of the Collateral or any material portion thereof or the position or interests of the Collateral Agent or any other Secured Party in the Collateral, unless expressly permitted by the terms of the Loan Documents; and

(B) each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of Pledged Securities or Intercompany Notes (other than Excluded Property) shall promptly (and in any event within 10 Business Days after receipt thereof or such longer period as may be agreed to by the Collateral Agent in writing

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in its sole discretion) be delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary or reasonably requested endorsement).

(ii) Upon the occurrence and during the continuance of any Event of Default:

(A) all rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(i)(A) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights until the applicable Event of Default is no longer continuing, in which case the Collateral Agent’s rights under this Section 5.2(ii)(A) shall cease to be effective, subject to revesting in the event of a subsequent Event of Default that is continuing; and

(B) all rights of each Pledgor to receive Distributions that it would otherwise be authorized to receive and retain pursuant to Section 5.2(i)(B) without further action shall cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions until the applicable Event of Default is no longer continuing, in which case the Collateral Agent’s rights under this Section 5.2(ii)(B) shall cease to be effective, subject to revesting in the event of a subsequent Event of Default that is continuing.

(iii) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(ii)(A) and to receive all Distributions which it may be entitled to receive under Section 5.2(ii)(B).

(iv) All Distributions that are received by any Pledgor contrary to the provisions of Section 5.2(ii)(B) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from the other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary or reasonably requested endorsement).

SECTION 5.3 Organizational Documents. As of the date hereof, each Pledgor has delivered to the Collateral Agent true, correct, and complete copies of the Organizational Documents of such Pledgor. As of the date hereof, the Organizational Documents of the Pledgors are in full force and effect, have not as of the date hereof been amended or modified except as disclosed in writing to the Collateral Agent. No Pledgor will terminate or agree to terminate any Organizational Documents or make any amendment or modification to any Organizational Documents other than as permitted by the Credit Agreement.

SECTION 5.4 Certain Agreements of Pledgors as Issuers and Holders of Equity Interests.

(i) In the case of each Pledgor that is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

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(ii) In the case of each Pledgor that is a partner, member or holder of any Equity Interests in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Documents of such Pledgor to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Interests (other than Excluded Property) in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Interests to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, member or holder of Equity Interests in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, a limited partner, member or holder of Equity Interests, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1 Registration. Each Pledgor represents and warrants that (i) the Intellectual Property set forth on Schedule 13(a) to the Perfection Certificate constitutes all of the registrations or applications for registration of Intellectual Property owned by any Pledgor as of the date hereof, (ii) except as set forth on Schedule 13(a) to the Perfection Certificate, it is the true, lawful and exclusive owner of all registrations and applications for registration of Intellectual Property listed on Schedule 13(a) to the Perfection Certificate, (iii) all registrations listed on Schedule 13(a) to the Perfection Certificate are in full force and effect, and to each Pledgor’s knowledge, valid, and (iv) except as set forth on Schedule 13(a) to the Perfection Certificate and non-exclusive licenses entered in the ordinary course of business, no Pledgor has granted any third party license rights to any Intellectual Property Collateral.

SECTION 6.2 No Violations or Proceedings. Each Pledgor warrants that, except as could not reasonably be expected to have a Material Adverse Effect, since December 31, 2012, it has not received any third-party claim that remains unresolved, and no claim is pending, that alleges any aspect of such Pledgor’s business operations may infringe, violate, misuse, dilute, or misappropriate any Intellectual Property right of any other person (as that term is defined in the Credit Agreement). Each Pledgor represents and warrants that except as set forth on Schedule 13(a) to the Perfection Certificate or as could not reasonably be expected to have a Material Adverse Effect, (a) the Intellectual Property set forth on Schedule 13(a) to the Perfection Certificate has not been canceled, (b) such Pledgor is not aware of any third-party claim challenging the validity of, or Pledgor’s rights to, such registrations and applications (other than matters arising in connection with the application process raised solely by the United States Patent and Trademark Office or any foreign equivalent thereof (including, without limitation, office actions)), and (c) no Pledgor is aware of any basis for such claims or any reason that any of said applications will not mature into registrations (other than matters arising in connection with the application process (including, without limitation, office actions)).

SECTION 6.3 Maintenance of Registration. Each Pledgor shall, at its own expense, diligently process all documents reasonably required to maintain all registrations and applications for registration of its material Intellectual Property, including but not limited to (i) the prompt filing of affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its material registered Trademarks, (ii) the timely payment of all fees and disbursements in connection therewith as well as any post-issuance fees due in connection with material Patents, and (iii) refraining from the abandonment of any filing of affidavit of use or any application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Administrative Agent (other than with respect to registrations and applications deemed by such Pledgor in its reasonable business judgment to be no longer prudent to pursue). At its own expense, each Pledgor shall diligently prosecute all applications for registrations of material Intellectual Property listed on Schedule 13(a) to the Perfection Certificate, in each case for such Pledgor, and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies, absent written consent of the Administrative Agent, except as otherwise permitted in this Section 6.3.

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SECTION 6.4 Licenses and Assignments. Except as otherwise permitted by the Credit Agreement, each Pledgor hereby agrees not to divest itself of any Intellectual Property or allow any material License to terminate or lapse prior to its scheduled expiration absent prior written approval of the Collateral Agent.

SECTION 6.5 Protection of Collateral Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of (A) any materially adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any material Patent, Trademark or Copyright other than matters in any office actions or otherwise in the application process or (B) the institution of any proceeding or any adverse determination in any federal, state, local or foreign court or administrative body regarding such Pledgor’s claim of ownership in or right to use any of the Intellectual Property Collateral material to the use and operation of the Pledged Collateral or any Mortgaged Property, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) during the continuance of an Event of Default, within five Business Days after written notice from the Collateral Agent, use commercially reasonable efforts to make available to the Collateral Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Pledgor under or in connection with the Intellectual Property Collateral, such persons to be available to perform their prior functions on the Collateral Agent’s behalf, (iii) not settle or compromise any pending or future litigation or administrative proceeding with respect to such Intellectual Property Collateral without the prior written consent of the Collateral Agent, subject to such Pledgor’s right to abandon Intellectual Property pursuant to Section 6.3, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event that may be reasonably expected to materially and adversely affect the value or utility of the Intellectual Property Collateral or any portion thereof material to the use and operation of the Pledged Collateral or any Mortgaged Property, the ability of such Pledgor or the Collateral Agent to dispose of such Intellectual Property Collateral or any portion thereof or the rights and remedies of the Collateral Agent in relation thereto including a levy or written threat of levy or any legal process against such Intellectual Property Collateral owned by such Pledgor or any portion thereof, (v) not license the Intellectual Property Collateral other than non-exclusive licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of the Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral intended to be granted to the Collateral Agent for the ratable benefit of the Secured Parties, without the consent of the Collateral Agent, (vi) diligently keep adequate records respecting the Pledgor’s ownership rights in the Intellectual Property Collateral and (vii) furnish to the Collateral Agent from time to time upon the Collateral Agent’s reasonable request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to the Pledgor’s ownership rights in the Intellectual Property Collateral as the Collateral Agent may from time to time reasonably request.

SECTION 6.6 After-Acquired Property. If any Pledgor shall, at any time before the Secured Obligations have been paid and performed in full (other than contingent indemnification obligations that, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof), (i) obtain any rights to any additional Intellectual Property Collateral or (ii)

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become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, any filing of a statement of use for any Trademark application, or any improvement on any Intellectual Property Collateral, in each case that constitutes Pledged Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) of this sentence with respect to such Pledgor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party (excluding any Intellectual Property Collateral that constitutes Excluded Property). Each Pledgor shall, with the delivery of each quarterly Compliance Certificate required pursuant to the Credit Agreement, (i) provide to the Collateral Agent written notice of any registration or application for registration of the foregoing and (ii) if requested by the Collateral Agent, confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) of the immediately preceding sentence of this Section 6.6 by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary or reasonably requested by the Collateral Agent to preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral to the extent such Intellectual Property Collateral may be perfected under applicable Legal Requirements. Further, each Pledgor agrees that this Agreement may be amended by amending Schedule 13(a) to the Perfection Certificate to include any Intellectual Property Collateral acquired or arising after the date hereof by such Pledgor that constitutes Pledged Collateral.

SECTION 6.7 Litigation.

(i) Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the sole right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as such Pledgor reasonably deems necessary to protect the Intellectual Property Collateral.

(ii) Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall also have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder, as permitted by law. In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents reasonably requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent for all costs and expenses reasonably incurred by the Collateral Agent in the exercise of its rights under this Section 6.7(ii). In the event that the Collateral Agent shall elect not to bring such suit to enforce the Intellectual Property Collateral under this Section 6.7(ii), each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all actions reasonably necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any person so infringing reasonably necessary to prevent such infringement.

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ARTICLE VII

CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 7.1 Special Representation and Warranties. As of the time when each of its Accounts arises, each Pledgor shall be deemed to have represented and warranted that such Account and all records, papers and documents relating thereto (i) are genuine and correct and in all material respects what they purport to be, (ii) to the Pledgor’s knowledge, represent the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, (iii) will, in the case of an Account, except for the original or duplicate original invoice sent to purchase evidencing such purchaser’s account, be the only original writing evidencing and embodying such obligation of the account debtor named therein and (iv) are in all material respects in compliance and conform with all applicable Legal Requirements.

SECTION 7.2 Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Account, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including all documents evidencing Accounts and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Accounts or the Collateral Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.3 Legend. At the request of the Collateral Agent and in form and manner reasonably satisfactory to the Collateral Agent, at any time after the occurrence and during the continuance of any Event of Default, each Pledgor shall legend the Accounts and the other books, records and documents of such Pledgor evidencing or pertaining to the Accounts with an appropriate reference to the fact that the Accounts have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

SECTION 7.4 Modification of Terms, etc. No Pledgor shall rescind or cancel any obligations evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business, or extend or renew any such obligations except in the ordinary course of business or otherwise in a manner consistent with its reasonable business judgment, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of business without the prior written consent of the Collateral Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Accounts.

SECTION 7.5 Collection. Each Pledgor shall use commercially reasonable efforts to cause to be collected from the account debtor of each of the Accounts, as and when due in the ordinary course of business and consistent with prudent business practice (including Accounts that are delinquent, such

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Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account, except that any Pledgor may, with respect to an Account, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Accounts and such other modifications of payment terms or settlements in respect of Accounts as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.

ARTICLE VIII

REMEDIES

SECTION 8.1 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it under the other Loan Documents, applicable law or otherwise, the following remedies, in each case, to the fullest extent permitted by applicable law; provided that prior to exercising any right or remedy in respect of any Pledged Shares of any Regulated Subsidiary, the Collateral Agent shall use commercially reasonable efforts to provide any and all notices to, and/or obtain consents from, applicable Governmental Authorities to the extent necessary or required under applicable Legal Requirements for purposes of exercising its remedies with respect to Pledged Shares of any direct or indirect parent of any Regulated Subsidiary; provided, further, that each Pledgor shall use its best efforts to assist the Collateral Agent in preparing or obtaining any such necessary or required notices, approvals or consents:

(i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than two Business Days after receipt thereof) pay such amounts to the Collateral Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

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(iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 8.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral;

(vi) Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(viii) Exercise all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Pledged Collateral), and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 8.2, sell, assign, transfer or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of any Pledged Collateral payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by applicable Legal Requirements, all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any Legal Requirement now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by applicable Legal Requirements, any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

SECTION 8.2 Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of Pledged Collateral shall be required by any Legal Requirement, 10 days prior notice to such Pledgor of the time and place of any public sale or of the time after which any

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private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters unless the Pledged Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market (in which case no such prior notice shall be required). No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 8.3 Waiver of Notice and Claims; Other Waivers; Marshalling.

(i) Each Pledgor hereby waives, to the fullest extent permitted by applicable Legal Requirements, notice of judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Pledged Collateral, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under any Legal Requirement, and each Pledgor hereby further waives, to the fullest extent permitted by applicable Legal Requirements (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Legal Requirements. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VIII except to the extent resulting solely from the Collateral Agent’s gross negligence, bad faith or willful misconduct as finally judicially determined by a court of competent jurisdiction. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity or otherwise against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

(ii) To the maximum extent permitted by applicable Legal Requirements, each Pledgor hereby waives demand, notice, protest, notice of acceptance of this Agreement, Pledged Collateral received or delivered or any other action taken in reliance hereon and all other demands and notices of any description.

(iii) The Collateral Agent shall not be required to marshal any present or future collateral security (including the Pledged Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the maximum extent permitted by applicable Legal Requirements, each Pledgor hereby agrees that it will not invoke any Legal Requirement relating to the marshalling of collateral and hereby irrevocably waives the benefits of all such Legal Requirements.

SECTION 8.4 Standards for Exercising Rights and Remedies. To the extent that applicable Legal Requirements impose duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Pledgor acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (i) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Pledged Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third-party consents for access to Pledged Collateral to be disposed of, or to obtain or, if not required by other Legal Requirements, to fail to obtain consents for Governmental Authorities or third parties for the collection or disposition of Pledged Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other persons obligated on Pledged Collateral or to fail to remove liens or encumbrances on or any adverse claims against Pledged Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Pledged Collateral directly or through the use of

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collection agencies and other collection specialists, (v) to advertise dispositions of Pledged Collateral through publications or media of general circulation, whether or not the Pledged Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Pledgor, for expressions of interest in acquiring all or any portion of the Pledged Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Pledged Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Pledged Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Pledged Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim or modify disposition warranties, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Pledged Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Pledged Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Pledged Collateral. The Pledgors acknowledge that the purpose of this Section 8.4 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would fulfill the Collateral Agent’s duties under the UCC or other Legal Requirements of the State of New York or any other relevant jurisdiction in the Collateral Agent’s exercise of remedies against the Pledged Collateral and that other actions or omissions by the Collateral Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 8.4. Without limiting the foregoing, nothing contained in this Section 8.4 shall be construed to grant any rights to any Pledgor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable Legal Requirements in the absence of this Section 8.4.

SECTION 8.5 Certain Sales of Pledged Collateral.

(i) Each Pledgor recognizes that, by reason of certain prohibitions contained in Legal Requirements, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of a Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Legal Requirements, the Collateral Agent shall have no obligation to engage in public sales.

(ii) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities’ laws, the Collateral Agent may be compelled, with respect to any sale or disposition of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state or foreign securities laws, even if such issuer would agree to do so.

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(iii) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the request of the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, cause any registration, qualification under or compliance with any federal, state or foreign securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will cause such registration to be effected (and be kept effective) and cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state or foreign securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall, and shall cause each issuer of Securities Collateral and Investment Property to be sold hereunder to, from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature or interest, of securities or other instruments included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(v) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 8.5 will cause irreparable injury to the Collateral Agent and other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8.5 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants, except for a defense that no Event of Default has occurred or is continuing.

SECTION 8.6 No Waiver; Cumulative Remedies.

(i) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guarantees. The remedies herein provided are cumulative and are not exclusive of any remedies provided by applicable Legal Requirements, in equity or otherwise.

(ii) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each

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other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 8.7 Certain Additional Actions Regarding Intellectual Property Collateral. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Article VIII at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent, to the extent licensable, and subject to the other remedies set forth in this Section 8.7 exercisable solely upon the occurrence and during the continuance of any Event of Default, an irrevocable, non-exclusive worldwide license (exercisable without payment of royalty or other compensation to such Pledgor) to use the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to the media within the possession of such Pledgor in which any of the licensed items may be recorded or stored and, to the extent permitted under the Contracts therefor, the computer programs used by such Pledgor for the compilation or printout thereof. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Pledgor, take any or all of the following actions: (i) declare the entire right, title and interest of such Pledgor in and to the Intellectual Property Collateral, vested in the Collateral Agent for the benefit of the Secured Parties, in which event such right, title and interest shall immediately vest upon delivery of such notice, in the Collateral Agent for the benefit of the Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 11.2 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Intellectual Property Collateral along with any goodwill of such Pledgor’s business symbolized by any Trademarks that are included in such Intellectual Property Collateral; and (iii) direct such Pledgor to refrain, in which event such Pledgor shall refrain, from using the Intellectual Property Collateral in any manner whatsoever, directly or indirectly. Such Pledgor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Intellectual Property Collateral and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, equivalent office in a state of the United States or a foreign jurisdiction or applicable Domain Name registrar to the Collateral Agent.

ARTICLE IX

GUARANTEE

SECTION 9.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligors and not as sureties, to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance in full by the Borrower when due (whether at the stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the Secured Obligations. Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Secured Obligations, the Guarantors will promptly pay in cash, without demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Secured Obligations, the same will be promptly paid in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 9.2).

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(c) Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article IX or affecting the rights and remedies of the Administrative Agent, the Collateral Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Article IX shall remain in full force and effect until such time as all the Loans, Reimbursement Obligations and other Secured Obligations then due or owing, and the obligations of each Guarantor under the guarantee contained in this Article IX then due or owing shall have been satisfied by payment in full in cash (in each case, other than unasserted contingent indemnification obligations not yet due and payable), no Letter of Credit shall be outstanding (except for Letters of Credit that have been Cash Collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and the Issuing Bank) and the Commitments shall be terminated (the “Termination Time”), notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Secured Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other person or received or collected by any Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Termination Time.

(f) The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under the Credit Agreement and the other Loan Documents may be declared to be forthwith due and payable as provided in Article VII of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII of the Credit Agreement) for purposes of this Article IX, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of this Article IX.

(g) Each Guarantor hereby acknowledges that the guarantee in this Article IX constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent or any other Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 9.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.3. The provisions of this Section 9.2

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shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Collateral Agent or each other Secured Party and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent and each other Secured Party for the full amount guaranteed by such Guarantor hereunder.

SECTION 9.3 No Subrogation; Subordination. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, each Guarantor hereby waives any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee, whether by subrogation or otherwise, against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Termination Time. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Time, such amount shall be held in trust by such Guarantor for the benefit of the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. Any Indebtedness of any Loan Party to any Guarantor shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 9.4 Amendments, etc. with respect to the Secured Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent, the Collateral Agent or any other Secured Party may be rescinded by the Administrative Agent, the Collateral Agent or such other Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, subordinated, surrendered or released by the Administrative Agent, the Collateral Agent or any other Secured Party, and the Credit Agreement, the other Loan Documents and the Permitted Hedging Agreements and any other documents executed and delivered in connection therewith may be amended, modified, waived, supplemented or terminated, in whole or in part, as the Administrative Agent or the Collateral Agent (or the Required Lenders, the applicable Lenders or the Secured Parties party to Permitted Hedging Agreements, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent, Collateral Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. None of the Administrative Agent, the Collateral Agent or any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Secured Obligations or for the guarantee contained in this Article IX or any property subject thereto.

SECTION 9.5 Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent, the Collateral Agent or any other Secured Party upon the guarantee contained in this Article IX or acceptance of the guarantee contained in this Article IX; each of the Secured Obligations, and any Secured Obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article IX;

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and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent, the Collateral Agent and any other Secured Party, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article IX. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Secured Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article IX shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. Each Guarantor hereby waives, to the fullest extent permitted by applicable law, any and all defenses that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the Credit Agreement, any other Loan Document or any Permitted Hedging Agreement, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other person against the Administrative Agent, the Collateral Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Secured Obligations, (d) any exchange, non-perfection, taking, or release of Collateral, (e) any change in the structure or existence of the Borrower, (f) any application of Collateral to any of the Secured Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Secured Obligation or the rights of the Administrative Agent, the Collateral Agent or any other Secured Party with respect thereto, including, without limitation: (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives the Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) or any existence of or reliance on any representation by the Secured Parties which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Secured Obligations, or of such Guarantor under the guarantee contained in this Article IX, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

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SECTION 9.6 Reinstatement. Notwithstanding anything to the contrary contained herein, the guarantee of any Guarantor contained in this Article IX shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 9.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off, declaration or counterclaim in Dollars at the Administrative Agent’s office specified in the Credit Agreement or such other address as may be designated in writing by the Administrative Agent.

SECTION 9.8 Qualified ECP Guarantors. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Article IX in respect of Hedging Obligations that constitute Secured Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.8, or otherwise under this Article IX, voidable under applicable Legal Requirements relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.8 shall remain in full force and effect until the Termination Time. Each Qualified ECP Guarantor intends that this Section 9.8 constitute, and this Section 9.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1 Application of Proceeds. The proceeds received by (a) the Administrative Agent in respect of realization upon any or all of the guarantees pursuant to the exercise by the Administrative Agent of its remedies and (b) the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent or the Collateral Agent, as applicable, pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Concerning Agents.

(i) Each Agent has been appointed to its respective role pursuant to the Credit Agreement. The actions of the Agents hereunder are subject to the provisions of the Credit Agreement. Each Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the

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Pledged Collateral), in accordance with this Agreement and the Credit Agreement. Each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Pledged Collateral hereunder or enforce the guarantee in Article IX hereof, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Agents for the benefit of the Secured Parties in accordance with the terms of this Agreement. The Agents may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by them in good faith. Each Agent may resign and a successor Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as an Agent by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent under this Agreement, and the retiring Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was an Agent.

(ii) Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, no Agent shall have any duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral. An Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which such Agent, in its individual capacity, accords its own property consisting of similar instruments or interests; provided that none of the Collateral Agent, the Administrative Agent, or any of the other Secured Parties or any of their respective directors, officers, employees or agents shall have responsibility for (x) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent, the Administrative Agent, or any other Secured Party has or is deemed to have knowledge of such matters, (y) failing to demand, collect or realize upon all or any part of the Pledged Collateral or for any delay in doing so, or (z) failing to take any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(iii) Each Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv) If any item of Pledged Collateral also constitutes collateral granted to an Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the provisions hereof shall control.

SECTION 11.2 Agents May Perform; Agents Appointed Attorneys-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Charges, (iii) make repairs, or (iv) discharge Liens or pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, any Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that no Agent shall in any event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in

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accordance with the provisions of Section 4.12 hereof. Any and all amounts so expended by any Agent shall be paid by the Pledgors in accordance with the provisions of Section 10.03 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by any Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement or any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints each Agent its attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in such Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Loan Documents which such Agent may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Notwithstanding anything in this Section 11.2 to the contrary, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 11.2 unless an Event of Default has occurred and is continuing.

SECTION 11.3 Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Agents hereunder, to the benefit of the Agents and the other Secured Parties and each of their respective successors, permitted transferees and permitted assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any obligations held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement.

SECTION 11.4 Termination; Release. This Agreement shall terminate and the Pledged Collateral shall be released from the Lien of this Agreement when the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been made) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full. Subject to the Intercreditor Agreement, a Pledgor shall automatically be released from its obligations hereunder and the security interests and the Liens resulting from this Agreement in the Collateral and the Liens resulting from this Agreement of such Pledgor shall be automatically released upon the consummation of any transaction or series of transactions permitted by the Credit Agreement as a result of which all of the Equity Interests of such Pledgor have been Disposed of to a Person other than another Pledgor or Subsidiary thereof. Upon termination hereof, the security interests granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the applicable Pledgor or to such other person as may be entitled thereto pursuant to any Order or other applicable Legal Requirement. Upon termination hereof or any disposition or release of Pledged Collateral or the release of a Pledgor, in each case, in accordance with the provisions of the Credit Agreement, subject to the terms of the Intercreditor Agreement, the Collateral Agent shall promptly, upon the written request and at the sole cost and expense of the Pledgors, (i) assign, transfer and deliver to the Pledgors, against receipt and without recourse to or warranty by any Agent except that the Collateral Agent has not assigned or otherwise transferred its security interest in the Pledged Collateral, such of the Pledged Collateral to be released (in the case of a release) as may be in possession or control of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, with such endorsements or proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be and (ii) take any other action (at the expense of the Pledgors) reasonably requested to effectuate or evidence such termination or release (including making any filings).

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SECTION 11.5 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent and the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent or the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7 Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a) THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) EACH PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY OTHER AGENT (AS SUCH TERM IS DEFINED IN THE CREDIT AGREEMENT), THE ISSUING BANK OR ANY LENDER OR OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(c) EACH PLEDGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.7(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPY) IN SECTION 11.6. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.

(e) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

SECTION 11.8 Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.9 Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.10 Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the immediately succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

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SECTION 11.11 Waiver of Stay. Each Pledgor covenants that in the event that such Pledgor or any property or assets of such Pledgor shall hereafter become the subject of a voluntary or involuntary proceeding under the Bankruptcy Code or such Pledgor shall otherwise be a party to any federal or state bankruptcy, insolvency, moratorium or similar proceeding to which the provisions relating to the automatic stay under Section 362 of the Bankruptcy Code or any similar provision in any such Legal Requirement is applicable, then, in any such case, whether or not any Agent has commenced foreclosure proceedings under this Agreement, such Pledgor shall not, and each Pledgor hereby expressly waives its right to (to the extent it may lawfully do so) at any time insist upon, plead or in any way whatsoever, claim or take the benefit or advantage of any such automatic stay or such similar provision as it relates to the exercise of any of the rights and remedies (including any foreclosure proceedings) available to any Agent as provided in this Agreement, in any other Security Document or any other document evidencing the Secured Obligations. Each Pledgor further covenants that it will not hinder, delay or impede the execution of any power granted herein to any Agent, but will suffer and permit the execution of every such power as though no law relating to any stay or similar provision had been enacted.

SECTION 11.12 No Credit for Payment of Taxes or Imposition. No Pledgor shall be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 11.13 No Claims Against Agents. Nothing contained in this Agreement shall constitute any consent or request by any Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against any Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.14 No Release. Nothing set forth in this Agreement shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Administrative Agent, the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Administrative Agent, the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of each Pledgor contained in this Section 11.14 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 11.15 Overdue Amounts. Until paid, all amounts due and payable under this Agreement shall constitute Secured Obligations and shall bear interest, whether before or after judgment, at the Default Rate.

SECTION 11.16 Actions Requiring Governmental Authority Approval. The Collateral Agent acknowledges and agrees that its rights and remedies with respect to the Pledged Shares of any Regulated Subsidiary may be subject to the requirements of the applicable statutory rules and regulations. The

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Collateral Agent and the other Secured Parties further recognize and acknowledge that (i) the disposition or transfer of any such Pledged Shares, (ii) any direct or indirect change of control of any Regulated Subsidiary, (iii) any direct or indirect exercise of management control or other control over any Regulated Subsidiary, and (iv) payment of dividends and distributions by any Regulated Subsidiary may be subject to regulatory restrictions (including the need to obtain the consent or approval of applicable self-regulatory authorities and other applicable regulatory authorities) and that the creation of the pledge in such Pledged Shares may require notification to applicable regulatory authorities.

SECTION 11.17 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Pledgor hereunder in the Judgment Currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Secured Party could purchase the Judgment Currency with such other currency at such Secured Party’s New York office on the Business Day preceding that on which final judgment is given. The obligations of each Pledgor in respect of any sum due to any Secured Party hereunder shall, notwithstanding any judgment in a currency other than the Judgment Currency, be discharged only to the extent that on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in such other currency such Secured Party may in accordance with normal banking procedures purchase the Judgment Currency with such other currency; if the amount of the Judgment Currency so purchased is less than the sum originally due to such Secured Party in the Judgment Currency, each Pledgor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Party against such loss, and if the amount of the Judgment Currency so purchased exceeds the sum originally due to such Secured Party in the Judgment Currency, such Secured Party agrees to remit such excess to the applicable Pledgor.

SECTION 11.18 Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor;

(ii) any lack of validity or enforceability of any Loan Document, or any other agreement or instrument relating thereto against any Pledgor;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection or loss of priority of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, or any Loan Document; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Guarantors, the Pledgors, the Administrative Agent and the Collateral Agent have caused this Guarantee and Collateral Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

KCG HOLDINGS, INC. as Pledgor

By:
Name:
Title:

BLINK TRADING LLC

GETCO HOLDING COMPANY, LLC

GETCO TRADING, LLC

GLOBAL COLOCATION SERVICES LLC

HOTSPOT FX HOLDINGS, INC.

KNIGHT CAPITAL GROUP, INC.

KNIGHT CAPITAL HOLDINGS LLC

KNIGHT FIXED INCOME HOLDINGS LLC

KNIGHT HOTSPOT FX LLC

KNIGHT LIBERTAS HOLDINGS LLC

KNIGHT QUANTITATIVE TRADING LLC as Pledgors and as Guarantors

By:
Name:
Title:

Signature Page to Project Janus Guarantee and Collateral Agreement

JEFFERIES FINANCE LLC, as Collateral Agent and as Administrative Agent

By:
Name:
Title:

SCHEDULE 1

PERFECTION STEPS

Schedule 1 to Guarantee and Collateral Agreement

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of a copy of that certain Guarantee and Collateral Agreement dated as of July 1, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee and Collateral Agreement), made by KCG Holdings, Inc., a Delaware corporation, the Guarantors party thereto, Jefferies Finance LLC, as Administrative Agent, and Jefferies Finance LLC, as Collateral Agent, (ii) agrees promptly to note on its books the security interests granted to the Collateral Agent and confirmed under the Guarantee and Collateral Agreement, (iii) agrees that it will comply with instructions of the Collateral Agent or its nominee with respect to the applicable Securities Collateral without further consent by the applicable Pledgor, (iv) agrees that the “issuer’s jurisdiction” (as defined in Section 8-110 of the UCC) is the State of New York, U.S.A., (v) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein and (vi) waives any right or requirement at any time hereafter to receive a copy of the Guarantee and Collateral Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent or its nominee.

[ ]

By:
Name:
Title:

Issuer’s Acknowledgment

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Security Pledge Amendment, dated as of [                    ,         ] (the “Pledge Amendment”) is delivered pursuant to Section 5.1 of that certain Guarantee and Collateral Agreement dated as of July 1, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee and Collateral Agreement), made by KCG Holdings, Inc., a Delaware corporation, the Guarantors party thereto, Jefferies Finance LLC, as Administrative Agent, and Jefferies Finance LLC, as Collateral Agent. The undersigned hereby agrees that this Pledge Amendment may be attached to the Guarantee and Collateral Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

[ ]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

Securities Pledge Amendment Page 1 of 2

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

Securities Pledge Amendment Page 2 of 2

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made to that certain Guarantee and Collateral Agreement dated as of July 1, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee and Collateral Agreement), made by KCG Holdings, Inc., a Delaware corporation, the Guarantors party thereto, Jefferies Finance LLC, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and Jefferies Finance LLC, as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”).

This joinder agreement supplements the Guarantee and Collateral Agreement and is delivered by the undersigned, [                    ] (the “New Pledgor”), pursuant to Section 3.5 of the Guarantee and Collateral Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor by all of the terms, covenants and conditions set forth in the Guarantee and Collateral Agreement to the same extent that it would have been bound if it had been a signatory to the Guarantee and Collateral Agreement on the execution date of the Guarantee and Collateral Agreement. The New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in the Credit Agreement and the other Loan Documents to the same extent that it would have been bound if it had been a signatory to the Credit Agreement and the other Loan Documents on the execution date or dates of the Credit Agreement and the other Loan Documents. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Administrative Agent and the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor under the Credit Agreement and the other Loan Documents and a Pledgor under the Guarantee and Collateral Agreement and the other Loan Documents. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to (i) the Pledgors contained in the Guarantee and Collateral Agreement and the other Loan Documents and (ii) the Guarantors under the Guarantee and Collateral Agreement and the other Loan Documents.

Joinder Agreement Page 1 of 3

Annexed hereto are supplements to each of the Schedules to the Guarantee and Collateral Agreement with respect to the New Pledgor. Such supplements shall be deemed to be part of the Guarantee and Collateral Agreement.

This joinder agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of this joinder agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this joinder agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank]

Joinder Agreement Page 2 of 3

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JEFFERIES FINANCE LLC, as Collateral Agent and as Administrative Agent

By:
Name:
Title:

[Schedules to be attached]

Joinder Agreement Page 3 of 3

EXHIBIT 4

[Form of]

COPYRIGHT SECURITY AGREEMENT

This Copyright Security Agreement (this “Copyright Security Agreement”), dated as of [                    ,         ], by KCG Holdings, Inc., a Delaware corporation (the “Borrower”) and each Guarantor listed on Schedule 1 hereto (collectively, the “Original Guarantors,” together with the Borrower, the “Pledgors”), in favor of Jefferies Finance LLC, in its capacity as Collateral Agent pursuant to the Credit Agreement, dated as of July 1, 2013 (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Pledgors are party to a Guarantee and Collateral Agreement of even date with the Credit Agreement (the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the ratable benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Guarantee and Collateral Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Pledgor hereby acknowledges that it has, pursuant to the Guarantee and Collateral Agreement, pledged and granted to the Collateral Agent for the ratable benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor (collectively, the “Copyright Collateral”):

(a) Copyrights of such Pledgor listed on Schedule 21 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Guarantee and Collateral Agreement. The security interest referenced in this Copyright Security Agreement is in conjunction with the security interest granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, and the Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4. Termination. Upon the full payment and performance of the Secured Obligations, upon written request of the Borrower, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under the Guarantee and Collateral Agreement as referenced in this Copyright Security Agreement.

1.	List the Copyrights identified in the Perfection Certificate.

Copyright Security Agreement Page 1 of 3

[Signature Page Follows]

Copyright Security Agreement Page 2 of 3

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[PLEDGORS]

By:
Name:
Title:

[ORIGINAL GUARANTORS][2]

By:
Name:
Title:

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

2.	This agreement needs to be executed only by any Guarantor that owns Copyright Collateral.

Copyright Security Agreement Page 3 of 3

SCHEDULE 1

to

COPYRIGHT SECURITY AGREEMENT

ORIGINAL GUARANTORS

NAME	ADDRESS

Schedule 1 to Copyright Security Agreement

SCHEDULE 2

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

Schedule 2 to Copyright Security Agreement

EXHIBIT 5

[Form of]

PATENT SECURITY AGREEMENT

This Patent Security Agreement (this “Patent Security Agreement”), dated as of [                    ,         ], by KCG Holdings, Inc., a Delaware corporation (the “Borrower”) and each Guarantor listed on Schedule 1 hereto (collectively, the “Original Guarantors,” and together with the Borrower, the “Pledgors”), in favor of Jefferies Finance LLC, in its capacity as Collateral Agent pursuant to the Credit Agreement, dated as of July 1, 2013 (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Pledgors are party to a Guarantee and Collateral Agreement of even date with the Credit Agreement (the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the ratable benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Guarantee and Collateral Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Pledgor hereby acknowledges that it has, pursuant to the Guarantee and Collateral Agreement, pledged and granted to the Collateral Agent for the ratable benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor (collectively, the “Patent Collateral”):

(a) Patents of such Pledgor listed on Schedule 21 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Guarantee and Collateral Agreement. The security interest referenced in this Patent Security Agreement is in conjunction with the security interest granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, and the Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4. Termination. Upon the full payment and performance of the Secured Obligations, upon written request of the Borrower, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under the Guarantee and Collateral Agreement as referenced in this Patent Security Agreement.

1.	List the Patents identified in the Perfection Schedule.

Patent Security Agreement Page 1 of 3

[Signature Page Follows]

Patent Security Agreement Page 2 of 3

IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[PLEDGORS]

By:
Name:
Title:

[ORIGINAL GUARANTORS][2]

By:
Name:
Title:

Accepted and Agreed:

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

2.	This agreement needs to be executed only by any Guarantor that owns Patent Collateral.

Patent Security Agreement Page 3 of 3

SCHEDULE 1

to

PATENT SECURITY AGREEMENT

ORIGINAL GUARANTORS

NAME	ADDRESS

Schedule 1 to Patent Security Agreement

SCHEDULE 2

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Patent Applications:

OWNER	TITLE

Schedule 2 to Patent Security Agreement

EXHIBIT 6

[Form of]

TRADEMARK SECURITY AGREEMENT

This Trademark Security Agreement (this “Trademark Security Agreement”), dated as of [                    ,         ] by KCG Holdings, Inc., a Delaware corporation (the “Borrower”) and each Guarantor listed on Schedule 1 hereto (collectively, the “Original Guarantors,” together with the Borrower, the “Pledgors”), in favor of Jefferies Finance LLC, in its capacity as Collateral Agent pursuant to the Credit Agreement dated as of July 1, 2013 (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Pledgors are party to a Guarantee and Collateral Agreement of even date with the Credit Agreement (the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the ratable benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Guarantee and Collateral Agreement and used herein have the meaning given to them in the Guarantee and Collateral Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Pledgor hereby acknowledges that it has, pursuant to the Guarantee and Collateral Agreement, pledged and granted to the Collateral Agent for the ratable benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor (collectively, the “Trademark Collateral”):

(a) Trademarks of such Pledgor listed on Schedule 21 attached hereto;

(b) all goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Guarantee and Collateral Agreement. The security interest referenced in this Trademark Security Agreement is in conjunction with the security interest granted to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, and the Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

1.	List the Trademarks identified in the Perfection Certificate.

Trademark Security Agreement Page 1 of 3

SECTION 4. Termination. Upon the full payment and performance of the Secured Obligations, upon written request of the Borrower, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under the Guarantee and Collateral Agreement as referenced in this Trademark Security Agreement.

[Signature Page Follows]

Trademark Security Agreement Page 2 of 3

IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

[PLEDGORS]

By:
Name:
Title:

[ORIGINAL GUARANTORS][2]

By:
Name:
Title:

Accepted and Agreed:

JEFFERIES FINANCE LLC, as Collateral Agent

By:
Name:
Title:

2.	This agreement needs to be executed only by any Guarantor that owns Trademark Collateral.

Trademark Security Agreement Page 3 of 3

SCHEDULE 1

to

TRADEMARK SECURITY AGREEMENT

ORIGINAL GUARANTORS

NAME	ADDRESS

Schedule 1 to Trademark Security Agreement

SCHEDULE 2

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Trademark Applications:

OWNER	TITLE

Schedule 1 to Trademark Security Agreement

EXHIBIT K

[Form of]

NON-BANK CERTIFICATE

Reference is made to the credit agreement, dated as of July 1, 2013 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among KCG Holdings, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto (such term and each other term used but not defined herein that is defined in the Credit Agreement shall have the meaning given it in the Credit Agreement), Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint book managers, and Jefferies Finance LLC, as syndication agent.

Pursuant to Section 2.15(f) of the Credit Agreement, the undersigned hereby certifies that is not a bank (as such term is used in Section 881(c)(3)(A), of the Internal Revenue Code of 1986, as amended).

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:                     , 20

K-1

EXHIBIT L

[Form of]

SOLVENCY CERTIFICATE

(the “Certificate”)

The undersigned, [                    ], Chief Financial Officer of KCG Holdings, Inc., a Delaware corporation (the “Borrower”), solely in [his][her] capacity as Chief Financial Officer of the Borrower and not in [his][her] individual capacity, does hereby certify pursuant to Section 4.01(g) of the credit agreement, dated as of July 1, 2013 (the “Credit Agreement”), among the Borrower, the Lenders party thereto, Jefferies Finance LLC, as documentation agent for the Lenders, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and as collateral agent for the Secured Parties, Jefferies Finance LLC and Goldman Sachs Bank USA, as joint lead arrangers and joint book managers, and Jefferies Finance LLC, as syndication agent, as follows:

Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension on the Closing Date:

(a)	The fair value of the properties of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of the Borrower and its Restricted Subsidiaries (taken as a whole) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	The Borrower and its Restricted Subsidiaries (taken as a whole) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

(d)	The Borrower and its Restricted Subsidiaries (taken as a whole) will not have unreasonably small capital with which to conduct their businesses in which they are engaged as such businesses are now conducted and are proposed, contemplated or about to be conducted following the Closing Date;

(e)	No Loan Party has incurred or intends to incur (by way of assumption or otherwise) any obligation or liability (contingent or otherwise) under the Loan Documents with actual intent to hinder, delay or defraud either present or future creditors of the Loan Parties or any of their respective affiliates;

(f)	The Administrative Agent has previously received the financial statements described in Sections 3.04(a), 3.04(b) and 4.01(e) of the Credit Agreement, which the undersigned believes present fairly and accurately in all material respects, the financial condition and results of operations and cash flows of GETCO and its Subsidiaries, the Target and its Subsidiaries and the Borrower and its Restricted Subsidiaries (as applicable), in each case, taken as a whole, as of the dates and for the periods to which they relate; and

(g)	In reaching the conclusions set forth in this Certificate, the undersigned has considered such facts, circumstances and matters as the undersigned has deemed appropriate and has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by each Loan Party after the Closing Date.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Certificate in connection with entering into the Credit Agreement and each Credit Extension made to the Borrower pursuant thereto.

[Signature Page Follows]

KCG HOLDINGS, INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT M

[FORM OF]

INTERCREDITOR AGREEMENT

dated as of July 1, 2013

among

KCG HOLDINGS, INC.,

as Company

JEFFERIES FINANCE LLC,

as First Lien Collateral Agent

and

THE BANK OF NEW YORK MELLON,

as Second Lien Collateral Agent

i

ii

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”), is dated as of July 1, 2013, and entered into by and among Jefferies Finance LLC, in its capacity as collateral agent for the holders of the First Lien Obligations (as defined below), including its successors and assigns from time to time (in such capacity, the “First Lien Collateral Agent”) and The Bank of New York Mellon (“BNYM”), in its capacity as collateral agent for the holders of the Second Lien Obligations (as defined below), including its successors and assigns from time to time (in such capacity, the “Second Lien Collateral Agent”) and acknowledged and agreed to by KCG Holdings, Inc. (the “Company”) and the other Grantors (as defined below). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Company, the lenders and agents party thereto, and Jefferies Finance LLC, as arranger, book manager, administrative agent and collateral agent, have entered into that certain Credit Agreement, dated as of the date hereof, providing for a revolving credit facility and term loan (as amended, restated, supplemented, modified, and subject to the terms hereof, replaced or refinanced, from time to time, the “First Lien Credit Agreement”);

The Company has, pursuant to the Second Lien Notes Indenture (as defined below), issued the Second Lien Notes;

Pursuant to (i) the First Lien Credit Agreement, the Company has agreed to cause certain current and future Subsidiaries (the “Subsidiary Guarantors”) to guaranty the First Lien Obligations (the “First Lien Guaranty”); and (ii) the Second Lien Notes Indenture, the Company has agreed to cause each Subsidiary Guarantor to guaranty the Second Lien Obligations (each a “Second Lien Guaranty”);

The First Lien Loan Documents and the Second Lien Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In order to induce the First Lien Collateral Agent and the First Lien Claimholders to consent to the Grantors incurring the Second Lien Obligations and to induce the First Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor, the Second Lien Collateral Agent on behalf of the Second Lien Claimholders has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1 Definitions.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accession Agreement” means an accession agreement, if any, to the Second Lien Security Documents, in substantially the form provided in one or more of such documents, entered into by the Company, the other Grantors, the trustee, agent or other representative for the holders of the applicable Pari Passu Indebtedness and the Second Lien Collateral Agent.

“Additional Secured Parties” means, collectively, the agent, trustee or other representative, if any, and any additional lenders or holders of Indebtedness identified in a Supplement to the Intercreditor Agreement or an Accession Agreement.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that in no event shall Jefferies Finance LLC or any of its Affiliates be considered an Affiliate of the Company or any of its Subsidiaries.

“Agreement” has the meaning assigned to that term in the Preamble to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“BNYM” has the meaning assigned to that term in the Preamble to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Cash Collateral” has the meaning set forth in Section 6.1(a).

“Collateral” means collectively, both First Lien Collateral and Second Lien Collateral, whether now or existing or hereafter acquired, pledged, or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any First Lien Security Document or Second Lien Security Document including any property subject to Liens granted pursuant to Section 6 to secure both First Lien Obligations and Second Lien Obligations.

2

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning assigned to that term in the Preamble to this Agreement.

“Comparable Second Lien Security Document” means, in relation to any Collateral subject to any Lien created under any First Lien Security Document, the Second Lien Document that creates a Lien on the same Collateral, granted by the same Grantor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“DIP Financing” has the meaning assigned to that term in Section 6.1(a).

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.6:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) on all Indebtedness outstanding under the First Lien Loan Documents to the extent constituting First Lien Obligations;

(b) payment in full in cash of all Hedging Obligations constituting First Lien Obligations or the cash collateralization (or other backstopping) of all such Hedging Obligations on terms satisfactory to each applicable counterparty and the expiration or termination of all outstanding transactions under First Lien Hedging Agreements relating thereto;

(c) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(d) termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations; and

(e) termination or cash collateralization (or other backstopping by a letter of credit) (in either case, in an amount and manner (including, if applicable, by an issuing bank) reasonably satisfactory to the First Lien Collateral Agent, but in no event greater than 103% of the aggregate undrawn face amount) of all letters of credit issued under the First Lien Loan Documents and constituting First Lien Obligations.

3

“Discharge of Second Lien Obligations” means:

(a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) on all Indebtedness outstanding under the Second Lien Documents to the extent constituting Second Lien Obligations; and

(b) payment in full in cash of all other Second Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time).

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment (other than any collateral assignment), conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“ECP” has the meaning assigned to that term in the definition of “Excluded Swap Obligation.”

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of (other than taking “possession” for the sole purpose of perfecting a Lien on Collateral), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral or Restricted Assets, or otherwise exercise or enforce remedial rights with respect to Collateral or Restricted Assets under the First Lien Loan Documents or the Second Lien Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral or Restricted Assets, to conduct the liquidation or disposition of Collateral or Restricted Assets or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral or Restricted Assets;

(c) receive a transfer of Collateral or Restricted Assets in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral or Restricted Assets at law, in equity, or pursuant to the First Lien Loan Documents or Second Lien Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral or Restricted Assets to facilitate the actions described in the clauses (a) through (e) of this definition, and exercising voting rights in respect of Equity Interests comprising Collateral or Restricted Assets); or

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(e) effect the Disposition of Collateral or Restricted Assets by any Grantor after the occurrence and during the continuation of an “event of default” under the First Lien Loan Documents or the Second Lien Documents with the consent of the First Lien Collateral Agent or the Second Lien Collateral Agent (as directed, in the case of the Second Lien Collateral Agent, by the Instructing Group), as applicable;

provided that an Enforcement Action will not be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency or Liquidation Proceeding.

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), or if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the date of this Agreement, but excluding debt securities convertible or exchangeable into such equity.

“Excess First Lien Obligations” means any Obligations that would constitute First Lien Obligations if not for the First Lien Cap Amount.

“Excess Second Lien Obligations” means any Obligations that would constitute Second Lien Obligations if not for the Second Lien Cap Amount.

“Excluded Swap Obligations” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (each, an “ECP”) and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“First Lien Cap Amount” means the maximum principal amount of Indebtedness permitted to be secured by a Lien at the time of incurrence thereof pursuant to clause (1) of the definition of “Permitted Liens” under (and as defined in) the Second Lien Notes Indenture (as in effect on the date hereof) or such greater amount that is expressly permitted at the time of incurrence thereof under the Second Lien Notes Indenture.

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“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lenders, the First Lien Collateral Agent, the other agents under the First Lien Loan Documents, the issuing lenders under the First Lien Credit Agreement and each First Lien Lender Counterparty.

“First Lien Collateral” means, collectively, all of the Guarantee and Collateral Agreement Collateral (as defined in the First Lien Credit Agreement), each Mortgaged Property (if any, as defined in the First Lien Credit Agreement) and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any First Lien Security Document.

“First Lien Collateral Agent” has the meaning assigned to that term in the Preamble to this Agreement.

“First Lien Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, as such term is defined in the First Lien Credit Agreement.

“First Lien Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Hedging Agreement” means a Hedging Agreement entered into with a First Lien Lender Counterparty.

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Loan Documents.

“First Lien Lender Counterparty” means each counterparty to a Hedging Agreement if (i) at the date of entering into such Hedging Agreement, such counterparty was an Agent, a Lender or an Affiliate of an Agent or Lender (each, as defined in the First Lien Credit Agreement) and (ii) such counterparty complied with the terms applicable to it under the First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and the Loan Documents (as defined in the First Lien Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation (including each First Lien Hedging Agreement), and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

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“First Lien Obligations” means, subject to clause (c) hereof, the following:

(a) all obligations of the Company and the other Grantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including any Post-Petition Interest) on the loans made pursuant to and under the First Lien Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Company and the other Grantors under the First Lien Credit Agreement in respect of any letter of credit, when and as due, including payments in respect of Reimbursement Obligations (as defined in the First Lien Credit Agreement), interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations and liabilities of any kind, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accrued or incurred during the pendency of any Insolvency or Liquidation Proceeding regardless of whether allowed or allowable in any such Insolvency or Liquidation Proceeding) of the Company and the other Grantors under the First Lien Loan Documents (including each First Lien Hedging Agreement); provided, however, the term “First Lien Obligations” shall not include Excluded Swap Obligations;

(b) to the extent any payment with respect to any First Lien Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Lien Claimholders, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Lien Claimholders and the Second Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the First Lien Loan Documents are disallowed by order of any court, including, without limitation, by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the First Lien Claimholders and the Second Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “First Lien Obligations”; and

(c) notwithstanding the foregoing, if the sum of: (1) Indebtedness for borrowed money constituting principal outstanding under the First Lien Loan Documents (but excluding, for the avoidance of doubt, any First Lien Hedging Agreements); plus (2) the aggregate face amount of any letters of credit issued but not reimbursed under the First Lien Credit Agreement, is in excess of the First Lien Cap Amount, then only that portion of such Indebtedness and such aggregate face amount of letters of credit equal to the First Lien Cap Amount shall be included in First Lien Obligations and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall only constitute First Lien Obligations to the extent related to such Indebtedness and face amounts of letters of credit included in the First Lien Obligations.

“First Lien Security Documents” means the Security Documents (as defined in the First Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

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“Foreign Subsidiary” means a Subsidiary of the Company that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, self-regulatory organization (including the Financial Industry Regulatory Authority, Inc. and any comparable foreign equivalent thereof), exchange, instrumentality or regulatory body or any subdivision thereof (including the Securities and Exchange Commission and any comparable foreign equivalent thereof) or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors” means the Company, each of the Subsidiary Guarantors and each other Person that has or may from time to time hereafter execute and deliver a First Lien Security Document or a Second Lien Security Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any First Lien Hedging Agreement.

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“Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of the First Lien Credit Agreement or the Second Lien Notes Indenture, as applicable; for the avoidance of doubt “Indebtedness” shall not include Hedging Obligations.

“Indenture Documents” means the Second Lien Notes, the Second Lien Notes Indenture, the Second Lien Guaranties and the Second Lien Security Documents relating thereto.

“Insolvency or Liquidation Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority (whether voluntary or involuntary) relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code.

“Instructing Group” has the meaning assigned to that term in the Second Lien Documents.

“Legal Requirements” means, as to any Person, the Organizational Documents of such Person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in the nature of a security interest (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Maximum Pari Passu Indebtedness Amount” means the maximum aggregate principal amount of Indebtedness provided under a Supplement to the Intercreditor Agreement, which is permitted under the First Lien Credit Agreement at the time of the execution and delivery of such Supplement to the Intercreditor Agreement.

“New Agent” has the meaning assigned to that term in Section 5.6.

“New First Lien Debt Notice” has the meaning assigned to that term in Section 5.6.

“Obligations” means all obligations of every nature of each Grantor from time to time owed to the First Lien Claimholders, the Second Lien Claimholders or any of them or their respective Affiliates under the First Lien Loan Documents or the Second Lien Documents,

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whether for principal, premium, reimbursements for letters of credit (or obligations to cash collateralize letters of credit), interest or payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any interest, fees or expenses that accrue after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, the term “Obligations” shall not include any Excluded Swap Obligations.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constituent documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such Person (and, where applicable, the equityholders or shareholders registry of such Person), (d) in the case of any general partnership, the partnership agreement (or similar constituent document) of such Person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Pari Passu Agent” shall have the meaning assigned to that term in Section 2.5.

“Pari Passu Indebtedness” means any Indebtedness (1) that is permitted to be incurred under Section 4.10 of the Second Lien Notes Indenture (but only so long as such Indebtedness is otherwise permitted to be incurred at such time under the First Lien Credit Agreement), (2) that is secured on a pari passu (and for the avoidance of doubt, not a junior or subordinated) basis with the Second Lien Notes and the Second Lien Guaranties relating to such Second Lien Notes, as applicable, by a Permitted Lien described in clause (15) of the definition of Permitted Liens in the Second Lien Notes Indenture (as in effect on the date hereof), and (3) the aggregate principal amount of which does not at any time exceed the Maximum Pari Passu Indebtedness Amount; provided that (i) such Indebtedness is so designated as Pari Passu Indebtedness in an Officers’ Certificate (as defined in the Second Lien Notes Indenture) delivered to the Second Lien Collateral Agent and (ii) the Pari Passu Agent for the holders of such Indebtedness shall have executed and delivered a Supplement to the Intercreditor Agreement and an Accession Agreement.

“Pari Passu Payment Lien Documents” means any indenture, purchase agreement, loan agreement or similar agreement relating to the Pari Passu Indebtedness and related documents identified in a Supplement to the Intercreditor Agreement.

“Pay-Over Amount” has the meaning assigned to that term in Section 6.3(b)(ii).

“Person” means any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

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“Pledged Collateral” has the meaning set forth in Section 5.5(a).

“Post-Petition Interest” means interest, fees, expenses and other charges that, pursuant to the First Lien Credit Agreement or the Second Lien Notes Indenture, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Purchase Price” has the meaning set forth in Section 5.7(a).

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Restricted Assets” means all licenses, permits, franchises, approvals or other authorizations from any Governmental Authority from time to time granted to or otherwise held by the Company or any Subsidiary Guarantor to the extent the same constitute “Excluded Property” under (and as defined in) the First Lien Guarantee and Collateral Agreement and the Second Lien Security Documents.

“Sale Proceeds” means (i) the proceeds from the sale of the Company or one or more of the Grantors as a going concern or from the sale of Restricted Assets as a going concern, (ii) the proceeds from another sale or disposition of (x) any assets of the Grantors that includes any Restricted Assets, (y) any assets of the Grantors that benefit from any Restricted Assets or (z) where the assets sold have the benefit of any Restricted Assets, or (iii) any other economic value (whether in the form of cash or otherwise) received or distributed that is associated with the Restricted Assets.

“Second Lien Adequate Protection Payments” has the meaning assigned to that term in Section 6.3(b)(ii).

“Second Lien Cap Amount” means $305,000,000 in the aggregate or such greater amount at the time of incurrence thereof that is expressly permitted under the First Lien Credit Agreement.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Noteholders, the Second Lien Collateral Agent, the Second Lien Notes Trustee and the Additional Secured Parties, if any.

“Second Lien Collateral” means collectively, all of the Collateral (as defined in the Second Lien Notes Indenture).

“Second Lien Collateral Agent” has the meaning set forth in the Preamble of this Agreement.

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“Second Lien Documents” means the Indenture Documents and the Pari Passu Payment Lien Documents.

“Second Lien Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Noteholders” means the Person or Persons in whose name the Second Lien Notes are registered in accordance with the Second Lien Notes Indenture.

“Second Lien Notes” means the Company’s 8.250% Second Lien Notes due June 15, 2018, issued pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Indenture” means the Indenture, dated as June 5, 2013, by and among the Company, as issuer, the Subsidiaries of the Company that are guarantors party thereto and the Second Lien Notes Trustee.

“Second Lien Notes Trustee” means BNYM in its capacity as trustee pursuant to the Second Lien Documents and any successor appointed in accordance with the Second Lien Documents.

“Second Lien Obligations” means (a) all Obligations (including Post-Petition Interests) outstanding under the Second Lien Documents; and

(b) notwithstanding the foregoing, if Indebtedness for borrowed money constituting principal outstanding under the Second Lien Documents is in excess of the Second Lien Cap Amount, then only that portion of such Indebtedness equal to the Second Lien Cap Amount shall be included in Second Lien Obligations and interest with respect to such Indebtedness shall only constitute Second Lien Obligations to the extent related to such Indebtedness included in the Second Lien Obligations.

“Second Lien Security Documents” means the security agreements, pledge agreements, mortgages and other security documents entered into pursuant to the Second Lien Notes Indenture and other Second Lien Documents in which Liens are granted on the Collateral to the Second Lien Collateral Agent for its benefit and the benefit of the Second Lien Claimholders.

“Short Fall” has the meaning assigned to that term in Section 6.3(b)(ii).

“Standstill Period” has the meaning set forth in Section 3.1(a)(i).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership

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(i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (d) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary Guarantors” has the meaning set forth in the Recitals to this Agreement.

“Supplement to the Intercreditor Agreement” means a supplement, if any, to this Agreement, in substantially the form of Annex A attached hereto, entered into by the Company, the other Grantors, the Pari Passu Agent, the First Lien Collateral Agent and the Second Lien Collateral Agent.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any Hedging Obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement;

(e) all references to “knowledge” in this Agreement refer to the actual knowledge (after reasonable inquiry) of such Person making such certification;

(f) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and

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(g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2 Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the Second Lien Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby agrees that:

(a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent or any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior and prior in all respects to any Lien on the Collateral securing any Second Lien Obligations;

(b) any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of the Second Lien Collateral Agent, any Second Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior and prior in all respects to any Lien on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person; and

(c) any Lien on the Collateral securing any Excess First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent, any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Lien on the Collateral securing any Second Lien Obligations up to but not exceeding the Second Lien Cap Amount (but only with respect to such excess amounts). All Liens securing Excess First Lien Obligations will be senior in all respects and prior to any Lien on the Collateral securing any Excess Second Lien Obligations and all Liens securing any Excess Second Lien Obligations will be junior and subordinate in all respects and prior to any Lien securing Excess First Lien Obligations.

The subordination of Liens securing Second Lien Obligations to Liens securing First Lien Obligations in this Agreement affects only the relative priority of those Liens, and does not subordinate the Second Lien Obligations in right of payment to the First Lien

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Obligations. Nothing in this Agreement will affect the entitlement of any Second Lien Claimholder to receive and retain required payments of interest, principal, and other amounts in respect of a Second Lien Obligation unless the receipt (i) is expressly prohibited by, or results from the Second Lien Claimholder’s breach of, this Agreement or (ii) is the direct or indirect result of the exercise by the Second Lien Collateral Agent or any Second Lien Claimholders of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them.

2.2 Prohibition on Contesting Liens; No Marshalling. Each of the Second Lien Collateral Agent, for itself and on behalf of each Second Lien Claimholder, and the First Lien Collateral Agent, for itself and on behalf of each First Lien Claimholder, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any First Lien Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1. Until the Discharge of First Lien Obligations, neither the Second Lien Collateral Agent nor any Second Lien Claimholder will assert (and the Second Lien Collateral Agent and any Second Lien Claimholder hereby waives any right to assert) any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to:

(a) grant or permit any additional Liens on any property to secure any Second Lien Obligation unless it has granted or concurrently grants a Lien on such property to secure the First Lien Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1; or

(b) grant or permit any additional Liens on any property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such property to secure the Second Lien Obligations; provided that this provision will not be violated if the Second Lien Collateral Agent is given a reasonable opportunity to accept a Lien and declines in writing to accept a Lien on such property.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Collateral Agent and/or the First Lien Claimholders, the Second Lien Collateral Agent, on behalf of Second Lien Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

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2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by the First Lien Collateral Agent or the Second Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective Persons obligated under the First Lien Loan Documents and the Second Lien Documents; and

(b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations, subject to Section 5.3(c) and the proviso to Section 2.3(b), shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the Obligations thereunder.

Notwithstanding the foregoing Sections 2.3 and 2.4, (x) to the extent a second lien pledge of the Equity Interests of any Foreign Subsidiary is prohibited or otherwise unenforceable under local law of any jurisdiction outside the United States but a first lien pledge thereof is not so prohibited or otherwise unenforceable, the First Lien Loan Documents may include a pledge of such Equity Interests and the Second Lien Documents may not include a pledge of such Equity Interests and, except to the extent held as a bailee or custodian or agent by the First Lien Collateral Agent on behalf of the Second Lien Collateral Agent under Section 5.5, the Second Lien Collateral shall not include the Equity Interests of such Foreign Subsidiary and (y) it is understood by each of the parties that to the extent that the First Lien Collateral Agent or the Second Lien Collateral Agent obtains a Lien on an asset (of a type that is not included in the types of assets included in the Collateral as of the date hereof or which would not constitute Collateral without a grant of a security interest or Lien separate from the First Lien Loan Documents or Second Lien Documents, as applicable, as in effect immediately prior to obtaining such Lien on such asset) which the other party to this Agreement elects in writing not to obtain after receiving prior written notice thereof, the Collateral securing the First Lien Obligations and the Second Lien Obligations will not be identical, and the provisions of the documents, agreements and instruments evidencing such Liens also will not be substantively similar, and any such difference in the scope or extent of perfection with respect to the Collateral resulting therefrom are hereby expressly permitted by this Agreement.

2.5 Pari Passu Payment Lien Obligations.

As a condition to either the Company or any other Grantor incurring any Pari Passu Indebtedness, (i) a Supplement to the Intercreditor Agreement, identifying the proposed Indebtedness, the authorized representative of the lenders or holders providing such Indebtedness (the “Pari Passu Agent”) and the documents in connection with such Indebtedness, shall be executed and delivered and (ii) the Pari Passu Agent shall enter into an Accession Agreement, pursuant to which such authorized representative shall agree to be bound by the terms and conditions of this Agreement and the Second Lien Security Documents.

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SECTION 3 Enforcement.

3.1 Exercise of Remedies.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Collateral Agent and the Second Lien Claimholders:

(i) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; provided that the Second Lien Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (i) the date on which the Second Lien Collateral Agent declared the existence of any “Event of Default” under any Second Lien Documents and demanded the repayment of all the principal amount of any Second Lien Obligations and (ii) the date on which the First Lien Collateral Agent received notice from the Second Lien Collateral Agent of such declarations of an “Event of Default” (the “Standstill Period”) (provided that the Second Lien Collateral Agent shall have given the First Lien Collateral Agent at least 15 days written notice prior to such Enforcement Action, which notice may be given during the pendency of the applicable Standstill Period); provided, further, that notwithstanding anything herein to the contrary, in no event shall the Second Lien Collateral Agent or any Second Lien Claimholder exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, the First Lien Collateral Agent or First Lien Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies (or shall have sought or requested relief or modification of the automatic stay or any other stay in an Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof) in each case with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Second Lien Collateral Agent);

(ii) will not contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent or any First Lien Claimholder or any other exercise by the First Lien Collateral Agent or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Loan Documents or otherwise;

(iii) subject to their rights under clause (a)(i) above, will not object to the forbearance by the First Lien Collateral Agent or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by the First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with the UCC and other applicable law, subject to the relative priorities described herein;

(iv) will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Lien Obligation pari passu with or senior to, or give any Second Lien Claimholder any preference or priority relative to, the Liens with respect to the First Lien Obligations or the First Lien Claimholders; and

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(v) will not institute any suit or other proceeding or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against any First Lien Claimholder or First Lien Collateral Agent seeking damages from or other relief by way of specific performance, injunction or otherwise, with respect to, and no First Lien Claimholder or First Lien Collateral Agent shall be liable to the Second Lien Collateral Agent or any Second Lien Claimholder for, any action taken or omitted to be taken by such First Lien Claimholder or First Lien Collateral Agent with respect to any Collateral or pursuant to the First Lien Loan Documents.

(b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(i), the First Lien Collateral Agent and the First Lien Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to “credit bid” their debt, except that the Second Lien Collateral Agent shall have the “credit bid” rights set forth in Section 3.1(c)(vi)), subject to Section 5.1, to make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Collateral Agent or any Second Lien Claimholder; provided that any proceeds received by the First Lien Collateral Agent in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with the UCC and other applicable law, subject to the relative priorities described herein. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Lien Collateral Agent and the First Lien Claimholders may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with the Second Lien Collateral Agent or any Second Lien Claimholder and regardless of whether any such exercise is adverse to the interest of any Second Lien Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, the Second Lien Collateral Agent and any Second Lien Claimholder may:

(i) file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Collateral Agent or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

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(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral; provided that no filing of any claim or vote, or pleading relating to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by the Second Lien Collateral Agent or any Second Lien Claimholder may be inconsistent with the provisions of this Agreement;

(v) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(i); and

(vi) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the First Lien Collateral Agent or any First Lien Claimholder, or any sale of Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations.

The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.1(a)(i) to the extent the Second Lien Collateral Agent and Second Lien Claimholders are permitted to retain the proceeds thereof in accordance with Section 4.2 of this Agreement). Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Second Lien Collateral Agent and the Second Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Security Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d) Subject to Sections 3.1(a) and (c) and Section 6.3(b):

(i) the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, agrees that the Second Lien Collateral Agent and the Second Lien Claimholders will not take any action that would hinder any exercise of remedies under the First Lien Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

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(ii) the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby waives any and all rights it or the Second Lien Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Collateral Agent or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent or First Lien Claimholders is adverse to the interest of the Second Lien Claimholders; and

(iii) the Second Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Security Documents or any other Second Lien Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Loan Documents.

(e) To the extent not inconsistent with the terms of this Agreement, the Second Lien Collateral Agent and the Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(f) Except as specifically set forth in Sections 3.1(a) and (d), nothing in this Agreement shall prohibit the receipt by the Second Lien Collateral Agent or any Second Lien Claimholders of the required payments of interest, principal, premium, fees and other amounts owed in respect of the Second Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by the Second Lien Collateral Agent or any Second Lien Claimholders of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the First Lien Collateral Agent or the First Lien Claimholders may have with respect to the First Lien Collateral.

3.2 Actions Upon Breach; Specific Performance. If any Second Lien Claimholder, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrebutable presumption

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and admission by such Second Lien Claimholder that relief against such Second Lien Claimholder by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Claimholders, it being understood and agreed by the Second Lien Collateral Agent on behalf of each Second Lien Claimholder that (i) the First Lien Claimholders’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Lien Claimholder waives any defense that the Grantors and/or the First Lien Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. Each of the First Lien Collateral Agent and the Second Lien Collateral Agent may demand specific performance of this Agreement. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Collateral Agent or the First Lien Claimholders or the Second Lien Collateral Agent or the Second Lien Claimholders, as the case may be. No provision of this Agreement shall constitute or be deemed to constitute a waiver by the First Lien Collateral Agent on behalf of itself and the First Lien Claimholders or the Second Lien Collateral Agent on behalf of itself and the Second Lien Claimholders of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

SECTION 4 Payments.

4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof, Restricted Assets or any proceeds thereof, or Sale Proceeds received in connection with any Enforcement Action or other exercise of remedies by the First Lien Collateral Agent or First Lien Claimholders, shall be applied: first, by the First Lien Collateral Agent to the First Lien Obligations that are not Excess First Lien Obligations in such order as specified in the relevant First Lien Loan Documents; second, to the payment by the Second Lien Collateral Agent to the Second Lien Obligations that are not Excess Second Lien Obligations in such order as specified in the relevant Second Lien Documents; third, by the First Lien Collateral Agent to the payment of any Excess First Lien Obligations in such order as specified in the relevant First Lien Loan Documents; fourth, by the Second Lien Collateral Agent to the payment of any Excess Second Lien Obligations in such order as specified in the relevant Second Lien Documents; and fifth, to the applicable Grantor or as otherwise required by applicable law; provided that any non-cash Collateral or non-cash proceeds will be held by the First Lien Collateral Agent as Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent any Collateral and proceeds thereof, Restricted Assets and proceeds thereof and all Sale Proceeds held by it in the same form as received, with any necessary endorsements to the Second Lien Collateral Agent, or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as specified in the Second Lien Security Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that no amount of any Sale Proceeds will in any event be allocated to any Restricted Assets, and none of the Second Lien Collateral Agent or Second Lien Claimholders will, in any forum (including in any Insolvency or Liquidation Proceeding) assert that any amount of any Sale Proceeds should be allocated to any Restricted Assets.

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4.2 Payments Over.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof, Restricted Assets or proceeds thereof and all Sale Proceeds (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) received by the Second Lien Collateral Agent or any Second Lien Claimholders in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral or the Restricted Assets in contravention of this Agreement in all cases shall be segregated and held in trust and forthwith paid over to the First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Collateral Agent or any such Second Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(b) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof, Restricted Assets or any proceeds thereof and all Sale Proceeds (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) received by the Second Lien Collateral Agent or any Second Lien Claimholders in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral or the Restricted Assets not in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct; provided that, with respect to Collateral, this Section 4.2(b) shall only be applicable if the exercise of such right or remedy by the Second Lien Collateral Agent or any Second Lien Claimholder has the effect of discharging the Lien of the First Lien Collateral Agent on such Collateral. The First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Collateral Agent or any such Second Lien Claimholders. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(c) So long as the Discharge of First Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding the Second Lien Collateral Agent or any Second Lien Claimholders shall receive any distribution of money or other property in respect of the Collateral, Restricted Assets or Sale Proceeds (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated), such money or other property shall be segregated and held in trust and forthwith paid over to the First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements. Any Lien received by the Second Lien Collateral Agent or any Second Lien Claimholders in respect of any of the Second Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

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4.3 Certain Agreements with respect to Unenforceable Collateral.

In addition to the rights and obligations of the First Lien Collateral Agent, the Second Lien Collateral Agent, the First Lien Claimholders and Second Lien Claimholders set forth herein, in the event that in any Insolvency or Liquidation Proceeding a determination is made that Liens of the First Lien Collateral Agent or the First Lien Claimholders encumbering any Collateral are not enforceable for any reason, then the Second Lien Collateral Agent and the Second Lien Claimholders agree that, any distribution or recovery they may receive with respect to, or allocable to, the value of such Collateral or any proceeds thereof shall (for so long as the Discharge of First Lien Obligations has not occurred) be segregated and held in trust and forthwith paid over to the First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received without recourse, representation or warranty (other than a representation of the Second Lien Collateral Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Lien Obligations has occurred. The First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Collateral Agent or any such Second Lien Claimholders. This authorization is coupled with an interest and is irrevocable.

SECTION 5 Other Agreements.

5.1 Releases.

(a) If in connection with any Enforcement Action by the First Lien Collateral Agent or any other exercise of the First Lien Collateral Agent’s remedies in respect of the Collateral, in each case, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent, for itself or on behalf of any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released. If in connection with any Enforcement Action or other exercise of rights and remedies by the First Lien Collateral Agent, in each case, prior to the Discharge of First Lien Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and the First Lien Collateral Agent releases its Lien on the property of such Person then the Liens of Second Lien Collateral Agent with respect to the property of such Person will be automatically released to the same extent as the Liens of the First Lien Collateral Agent. The Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the First Lien Collateral Agent such termination statements, releases and other documents as the First Lien Collateral Agent may reasonably request to effectively confirm the foregoing releases.

(b) If in connection with any Disposition permitted under the terms of the First Lien Loan Documents and not expressly prohibited under the terms of the Second Lien Documents (other than in connection with an Enforcement Action or other exercise of the First

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Lien Collateral Agent’s remedies in respect of the Collateral which shall be governed by Section 5.1(a)), the First Lien Collateral Agent, for itself or on behalf of any of the First Lien Claimholders, releases any of its Liens on any part of the Collateral, other than (i) in connection with, or following, the Discharge of First Lien Obligations and (ii) after the occurrence and during the continuance of any “Event of Default” under the Second Lien Notes Indenture, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released. The Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Claimholders, promptly shall execute and deliver to the First Lien Collateral Agent such termination statements, releases and other documents as the First Lien Collateral Agent may reasonably request to effectively confirm such release.

(c) Until the Discharge of First Lien Obligations occurs, the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby irrevocably constitutes and appoints the First Lien Collateral Agent and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Collateral Agent or such holder or in the First Lien Collateral Agent’s own name, from time to time in the First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(d) Until the Discharge of First Lien Obligations occurs, to the extent that the First Lien Collateral Agent or the First Lien Claimholders (i) have released any Lien on Collateral and any such Liens are later reinstated or (ii) obtain any new liens, then the Second Lien Collateral Agent, for itself and for the Second Lien Claimholders, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement.

5.2 Insurance. Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Collateral Agent and the First Lien Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Loan Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral shall be paid to the First Lien Collateral Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Loan Documents (including for purposes of cash collateralization of letters of credit) and thereafter, to the extent no First Lien Obligations are outstanding, and subject to the rights of the Grantors under the Second Lien Documents, to the Second Lien Collateral Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Security Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if

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the Second Lien Collateral Agent or any Second Lien Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the First Lien Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to First Lien Loan Documents and Second Lien Documents.

(a) The First Lien Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the First Lien Credit Agreement may be Refinanced, in each case, without notice to, or the consent of, the Second Lien Collateral Agent or the Second Lien Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing debt bind themselves in a writing addressed to the Second Lien Collateral Agent to the terms of this Agreement and any such amendment, supplement, modification or Refinancing shall not, without the consent of the Second Lien Collateral Agent (as directed, in the case of the Second Lien Collateral Agent, by the Instructing Group):

(i) increase the sum of (A) the then outstanding aggregate principal amount of the Indebtedness for borrowed money outstanding under the First Lien Credit Agreement (including, if any, any undrawn portion of any commitment under the First Lien Credit Agreement) and (B) the aggregate face amount of any letters of credit issued under the First Lien Credit Agreement and not reimbursed, in excess of the First Lien Cap Amount; or

(ii) add to the Collateral securing the First Lien Obligations other than as specifically provided by this Agreement;

provided, however, that the Second Lien Collateral Agent shall have all the rights and protections of the applicable Second Lien Documents when consenting to an amendment under this Section 5.3.

(b) Without the prior written consent of the First Lien Collateral Agent, no Second Lien Document may be Refinanced, amended, restated, supplemented or otherwise modified or entered into to the extent such Refinancing, amendment, restatement, supplement or modification, or the terms of any new Second Lien Document, would:

(i) increase the then outstanding principal amount of the Second Lien Notes, in excess of the Second Lien Cap Amount;

(ii) increase the interest rate by more than 300 basis points (excluding increases resulting from the accrual of interest at the default rate);

(iii) accelerate any dates upon which a scheduled payment of principal or interest is due, or otherwise decreases the weighted average life to maturity;

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(iv) modify (or have the effect of a modification of) the mandatory prepayment provisions of the Second Lien Notes Indenture in a manner materially adverse to the lenders under the First Lien Credit Agreement;

(v) increase the obligations of the obligor thereunder or to confer any additional material rights of the Second Lien Noteholders (or a representative on their behalf) which would be materially adverse to the First Lien Collateral Agent or any other First Lien Claimholders; or

(vi) add to the Collateral securing the Second Lien Obligations other than as specifically provided by this Agreement.

(c) In the event the First Lien Collateral Agent or the First Lien Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First Lien Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Security Document or changing in any manner the rights of the First Lien Collateral Agent in a manner not otherwise prohibited by this Section 5.3, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Lien Security Document without the consent of the Second Lien Collateral Agent or the Second Lien Claimholders and without any action by the Second Lien Collateral Agent, the Company or any other Grantor, provided that:

(i) no such amendment, waiver or consent shall have the effect of:

(A) removing assets subject to the Lien of the Second Lien Security Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 and provided that there is a corresponding release of the Liens securing the First Lien Obligations;

(B) imposing duties on the Second Lien Collateral Agent without its consent;

(C) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Documents or Section 6; or

(D) being prejudicial to the interests of the Second Lien Claimholders to a greater extent than the First Lien Claimholders (other than by virtue of their relative priority and the rights and obligations hereunder); and

(ii) notice of such amendment, waiver or consent shall have been given to the Second Lien Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

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5.4 Legends. The Company agrees that each Second Lien Security Document and each First Lien Security Document shall include the following language (or language to similar effect approved, in the case of the Second Lien Security Documents, by the First Lien Collateral Agent, and in the case of the First Lien Security Documents, by the Second Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the [Second Lien Collateral Agent/First Lien Collateral Agent] pursuant to this Agreement and the exercise of any right or remedy by such Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of July 1, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Company, Jefferies Finance LLC, as First Lien Collateral Agent and The Bank of New York Mellon, as Second Lien Collateral Agent and certain other Persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, the Company agrees that each mortgage covering any Collateral shall contain such other language as the First Lien Collateral Agent, in the case of the Second Lien Security Documents, and the Second Lien Collateral Agent, in the case of the First Lien Security Documents, may reasonably request to reflect the subordination and other provisions of this Agreement.

5.5 Gratuitous Bailee/Agent for Perfection.

(a) The First Lien Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Lien Claimholders and as gratuitous bailee for the Second Lien Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Documents, respectively, subject to the terms and conditions of this Section 5.5. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of the First Lien Collateral Agent, the First Lien Collateral Agent agrees to also hold control over such deposit accounts as gratuitous agent for the Second Lien Collateral Agent, subject to the terms and conditions of this Section 5.5.

(b) The First Lien Collateral Agent shall have no obligation whatsoever to the First Lien Claimholders, the Second Lien Collateral Agent or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors, any security interest granted in any such Pledged Collateral is valid or in effect or otherwise perfected or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to deposit accounts, agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.

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(c) None of the First Lien Collateral Agent and the First Lien Claimholder shall have by reason of the First Lien Security Documents, the Second Lien Security Documents, this Agreement or any other document a fiduciary relationship in respect of the Second Lien Collateral Agent or any Second Lien Claimholder, and the Second Lien Collateral Agent and the Second Lien Claimholders hereby waive and release the First Lien Collateral Agent and the First Lien Claimholders from all claims and liabilities arising pursuant to the First Lien Collateral Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral. It is understood and agreed that the interests of the First Lien Collateral Agent and the First Lien Claimholders, on the one hand, and the Second Lien Collateral Agent and the Second Lien Claimholders, on the other hand, may differ and the First Lien Collateral Agent and the First Lien Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Second Lien Collateral Agent or the Second Lien Claimholders.

(d) Upon the Discharge of First Lien Obligations under the First Lien Loan Documents to which the First Lien Collateral Agent is a party, the First Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse to, and without any representation or warranty by, the First Lien Collateral Agent), first, to the Second Lien Collateral Agent to the extent Second Lien Obligations remain outstanding and second, to the Company only to the extent no First Lien Obligations, Excess First Lien Obligations, Second Lien Obligations or Excess Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The First Lien Collateral Agent further agrees to take all other action reasonably requested by the Second Lien Collateral Agent (as directed, in the case of the Second Lien Collateral Agent, by the Instructing Group) at the expense of the Company in connection with the Second Lien Collateral Agent obtaining a first-priority security interest in the Collateral. The Second Lien Collateral Agent will have no obligation to any First Lien Claimholder or Second Lien Claimholder to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5(d). The duties or responsibilities of the Second Lien Collateral Agent under this Section 5.5(d) will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this Section 5.5(d) and delivering the Pledged Collateral upon the Discharge of Second Lien Obligations first to the First Lien Collateral Agent and second, to the Company only to the extent no First Lien Obligations, Excess First Lien Obligations, Second Lien Obligations or Excess Second Lien Obligations remain outstanding.

(e) To the extent that any Collateral (or proceeds thereof) comes into the possession or under the control of the Second Lien Collateral Agent or any other Second Lien Claimholder at any time prior to the Discharge of First Lien Obligations, such Collateral (and proceeds thereof) (whether arising out of the action taken to enforce, collect or realize upon any Collateral or otherwise) shall be promptly delivered to the First Lien Collateral Agent without recourse and without any representation or warranty of any kind whatsoever, together with any necessary endorsements. Until such time as such Collateral (or proceeds thereof) shall have been so delivered to the First Lien Collateral Agent, the Second Lien Collateral Agent or other Second

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Lien Claimholder shall hold same as agent and bailee for the First Lien Collateral Agent and any assignee solely for the purpose of perfecting the security interest (improving the priority thereof) granted in such Collateral pursuant to the First Lien Loan Documents.

5.6 When Discharge of First Lien Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of First Lien Obligations has occurred, the Company thereafter enters into any Refinancing of any First Lien Loan Document evidencing a First Lien Obligation, which Refinancing is permitted by the Second Lien Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the New First Lien Debt Notice is delivered to the Second Lien Collateral Agent in accordance with the next sentence, the obligations under such Refinancing of the First Lien Loan Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Collateral Agent under such First Lien Loan Documents shall be the First Lien Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New First Lien Debt Notice”) stating that the Company has entered into a new First Lien Loan Document (which notice shall include the identity of the new first lien collateral agent, such agent, the “New Agent”), the Second Lien Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). The New Agent shall agree in a writing addressed to the Second Lien Collateral Agent and the Second Lien Claimholders to be bound by the terms of this Agreement. If the new First Lien Obligations under the new First Lien Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Security Documents and this Agreement.

5.7 Purchase Right.

(a) Without prejudice to the enforcement of any of the First Lien Claimholders’ remedies under the First Lien Loan Documents, this Agreement, at law or in equity or otherwise, the First Lien Claimholders agree that at any time following: (i) an acceleration of the First Lien Obligations in accordance with the terms of the First Lien Credit Agreement, (ii) a payment default in respect of principal or interest under the First Lien Credit Agreement that has not been cured or waived by the First Lien Claimholders within 60 days of the occurrence thereof or (iii) the commencement of any Insolvency or Liquidation Proceeding, the First Lien Collateral Agent, on behalf of the First Lien Claimholders, will offer the Second Lien Claimholders, including the Second Lien Noteholders, by written notice to the Second Lien Collateral Agent, the option to purchase the entire aggregate amount of outstanding First Lien Obligations (including unfunded commitments under the First Lien Credit Agreement) at the Purchase Price without warranty or representation or recourse except as provided in Section 5.7(c). The “Purchase Price” will equal the sum of: (1) the principal amount of all loans,

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advances or similar extensions of credit included in the First Lien Obligations (including an amount in cash equal to 103% of the undrawn amount of outstanding letters of credit), and all accrued and unpaid interest thereon through the date of purchase (but excluding any prepayment penalties or premiums), (2) the net aggregate amount then owing to First Lien Lender Counterparties under First Lien Hedging Agreements, including all amounts owing to the First Lien Lender Counterparties as a result of the termination (or early termination) thereof, and (3) all accrued and unpaid fees, expenses and other amounts owed to the First Lien Claimholders under the First Lien Loan Documents on the date of purchase to the extent not allocable to Excess First Lien Obligations.

(b) The Second Lien Claimholders opting to purchase the First Lien Obligations shall irrevocably accept such offer within twenty (20) Business Days of the receipt thereof and shall agree to consummate the purchase no later than the fortieth (40th) Business Day after the receipt of such offer, subject to any required approval of any court or other Governmental Authority then in effect, if any. Such sale shall be pursuant to documentation mutually acceptable to each of the First Lien Collateral Agent and the Second Lien Collateral Agent, without the prior written consent of the Company or any other Grantor. If the Second Lien Claimholders reject such offer (or do not so irrevocably accept such offer within the required timeframe), the First Lien Claimholders shall have no further obligations pursuant to this Section 5.7 and may take any further actions in their sole discretion in accordance with the First Lien Loan Documents and this Agreement. Each First Lien Claimholder will retain all rights to indemnification provided in the relevant First Lien Loan Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.7. The Purchase Price shall be remitted by wire transfer in federal funds to such bank account of the First Lien Collateral Agent for the ratable account of the First Lien Collateral Agent and the First Lien Claimholders in New York, New York, as the First Lien Collateral Agent may designate in writing to the Second Lien Collateral Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Second Lien Noteholders that have exercised such option to the bank account designated by the First Lien Collateral Agent are received in such bank account prior to 1:00 p.m., New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by such Second Lien Noteholders to the bank account designated by the First Lien Collateral Agent are received in such bank account later than 1:00 p.m., New York City time on such Business Day.

(c) The Second Lien Claimholders agree that the purchase and sale of the First Lien Obligations under this Section 5.7 will be expressly made without recourse and without representation or warranty of any kind by the First Lien Claimholders, except that the First Lien Claimholders shall severally and not jointly represent and warrant to the Second Lien Claimholders that on the date of the purchase, immediately before giving effect to such purchase:

(i) the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees and expenses thereof owed to the respective First Lien Claimholders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations; and

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(ii) each First Lien Claimholder owns the First Lien Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the First Lien Credit Agreement, in which case the Purchase Price will be appropriately adjusted so that the Second Lien Claimholders do not pay amounts represented by participation interests).

(d) Any Excess First Lien Obligations will, after the closing of the purchase of the First Lien Obligations in accordance with this Section 5.7 remain Excess First Lien Obligations for all purposes of this Agreement.

SECTION 6 Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues.

(a) Until the Discharge of First Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the First Lien Collateral Agent or any other creditor has a Lien or to permit the Company or any other Grantor to obtain financing, whether from the First Lien Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that it will raise no objection to or contest (or join with or support any third party in objecting or contesting), and each Second Lien Claimholder shall be deemed to have consented to, such Cash Collateral use or DIP Financing (including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the First Lien Collateral Agent) and to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, the Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the First Lien Collateral Agent or to the extent permitted by Section 6.3); provided that (i) the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of First Lien Obligations constituting Indebtedness for borrowed money plus the aggregate face amount of any letters of credit issued and not reimbursed under the First Lien Credit Agreement does not exceed the sum of (I) the First Lien Cap Amount and (II) $50,000,000 and (ii) the Second Lien Collateral Agent and the Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests. The Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder, agrees that it will not provide or seek (or support any other Person that is not a First Lien Claimholder seeking) to provide DIP Financing to the Company or any other Grantor so long as the First Lien Collateral Agent or any other First Lien Claimholder shall desire to provide such DIP Financing; provided, however, in the event that no First Lien Claimholder desires to provide a DIP Financing, the First Lien Collateral Agent, on behalf of itself and each other First Lien Claimholder, reserves the right to object to the provision of any DIP Financing by any Second Lien Claimholder.

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(b) The Second Lien Collateral Agent on behalf of the Second Lien Claimholders agrees that it will not seek consultation rights in connection with, and it will raise no objection or oppose, a motion to Dispose of Collateral under Section 363 of the Bankruptcy Code if the requisite First Lien Claimholders have consented to such Disposition. The Second Lien Collateral Agent on behalf of the Second Lien Claimholders further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such Disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition if the requisite First Lien Claimholders have consented to such (i) retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the Disposition of such assets, in which event the Second Lien Claimholders will be deemed to have consented to the Disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such motion does not impair the rights of the Second Lien Claimholders under Section 363(k) of the Bankruptcy Code; provided that (i) the First Lien Cap Amount shall be reduced by an amount equal to the net cash proceeds of such sale or other disposition which are used to pay the principal or face amount of the First Lien Obligations and (ii) any proceeds in excess of those necessary for the Discharge of First Lien Obligations shall be applied in accordance with this Agreement and applicable law.

(c) Notwithstanding any other provision hereof to the contrary, the Second Lien Collateral Agent on its behalf and on behalf of the Second Lien Claimholders, agrees that (i) without the consent of the First Lien Claimholders, none of the Second Lien Collateral Agent, the Second Lien Claimholders or any agent or the trustee on behalf of any of them shall, for any purpose during any Insolvency or Liquidation Proceeding or otherwise, support, endorse, propose or submit, whether directly or indirectly, any valuation of any of the Grantors or their respective assets that allocates or ascribes any value whatsoever to any of the Restricted Assets and (ii) without the consent of the First Lien Claimholders, none of the Second Lien Collateral Agent, the Second Lien Claimholders or any agent or trustee on behalf of any of them shall for any purpose during any Insolvency or Liquidation Proceeding or otherwise challenge, dispute or object to any valuation of the Company or any of the Subsidiary Guarantors or their respective assets, or otherwise take any position with respect to such valuation, that is proposed, supported or otherwise arises in any Insolvency or Liquidation Proceeding, on grounds that such valuation does not allocate or ascribe adequate or appropriate value to any of the Restricted Assets.

6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral or the Restricted Assets, without the prior written consent of the First Lien Collateral Agent or (ii) oppose (or support any other Person in opposing) any request by the First Lien Collateral Agent for relief from such stay.

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6.3 Adequate Protection.

(a) The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by the First Lien Collateral Agent or the First Lien Claimholders for adequate protection under any Bankruptcy Law; or

(ii) any objection by the First Lien Collateral Agent or the First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Collateral Agent or the First Lien Claimholders claiming a lack of adequate protection.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(i) if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any use of Cash Collateral or DIP Financing, then the Second Lien Collateral Agent, on behalf of itself or any of the Second Lien Claimholders, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such use of Cash Collateral or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and

(ii) the Second Lien Collateral Agent and the Second Lien Claimholders shall only be permitted to seek adequate protection with respect to their respective rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Lien Obligations, the First Lien Collateral Agent, on behalf of the First Lien Claimholders, is also granted a senior Lien on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, the First Lien Collateral Agent, on behalf of the First Lien Claimholders, is also granted senior replacement Liens on the Collateral; and (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, the First Lien Collateral Agent, on behalf of the First Lien Claimholders, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Second Lien Collateral Agent and the Second Lien Claimholders. If any Second Lien Claimholder receives post-petition interest and/or adequate protection payments in an Insolvency or Liquidation Proceeding (“Second Lien Adequate Protection Payments”), and the First Lien Claimholders do not receive payment in full in cash of all First Lien Obligations (subject, in the case of principal outstanding under the First Lien Credit Agreement and the other First Lien Loan Documents and face amounts of letters of credit, to the First Lien Cap Amount) upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency or Liquidation Proceeding, then, each Second Lien Claimholders shall pay over to the First Lien Claimholders an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Second Lien Adequate Protection Payments received by such Second Lien Claimholders

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and (ii) the amount of the short-fall (the “Short Fall”) in payment in full of the First Lien Obligations (subject, in the case of principal outstanding under the First Lien Credit Agreement and the other First Lien Loan Documents and face amounts of letters of credit, to the First Lien Cap Amount); provided that to the extent any portion of the Short Fall represents payments received by the First Lien Claimholders in the form of promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, the First Lien Claimholders shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, pro rata, equal in value to the cash paid in respect of the Pay-Over Amount to the applicable Second Lien Claimholders in exchange for the Pay-Over Amount. Notwithstanding anything herein to the contrary, the First Lien Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Lien Claimholders made pursuant to this Section 6.3(b).

(c) The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Claimholders, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to the Second Lien Collateral Agent at least two (2) Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to the Second Lien Collateral Agent at least fifteen (15) days in advance of such hearing.

6.4 No Waiver. Subject to Sections 3.1(a), 3.1(c), 3.1(d) and 6.7(b), nothing contained herein shall prohibit or in any way limit the First Lien Collateral Agent or any First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Collateral Agent or any of the Second Lien Claimholders, including the seeking by the Second Lien Collateral Agent or any Second Lien Claimholders of adequate protection or the asserting by the Second Lien Collateral Agent or any Second Lien Claimholders of any of its rights and remedies under the Second Lien Documents or otherwise.

6.5 Avoidance Issues. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Claimholders shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations shall be deemed not the have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

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6.7 Post-Petition Interest.

(a) Neither the Second Lien Collateral Agent nor any Second Lien Claimholder shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest to the extent of the value of any First Lien Claimholder’s Lien, without regard to the existence of the Lien of the Second Lien Collateral Agent on behalf of the Second Lien Claimholders on the Collateral.

(b) Neither the First Lien Collateral Agent nor any other First Lien Claimholder shall oppose or seek to challenge any claim by the Second Lien Collateral Agent or any Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the Second Lien Collateral Agent on behalf of the Second Lien Claimholders on the Collateral (after taking into account the value of the First Lien Obligations).

6.8 Waiver. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, waives any claim it may hereafter have against any First Lien Claimholder arising out of the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.9 Separate Grants of Security and Separate Classification. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, and the First Lien Collateral Agent for itself and on behalf of the First Lien Claimholders, acknowledges and agrees that:

(a) the grants of Liens pursuant to the First Lien Security Documents and the Second Lien Security Documents constitute two separate and distinct grants of Liens; and

(b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees (and by the acceptance of the benefits hereof, each of the First Lien Claimholders and Second Lien Claimholders acknowledges and agrees) that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior

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secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Lien Credit Agreement, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Claimholders, hereby acknowledging and agreeing to turn over to the First Lien Collateral Agent, for itself and on behalf of the First Lien Claimholders, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders).

6.10 Effectiveness in Insolvency Proceedings. The parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

6.11 No Surcharge of Collateral. None of the Second Lien Collateral Agent or any other Second Lien Claimholder shall, in an Insolvency or Liquidation Proceeding or otherwise, assert or enforce, at any time when the Discharge of First Lien Obligations has not occurred, any claim under Section 506(c) of Title 11 of the United States Code (and otherwise) for costs or expenses of preserving or disposing of any Collateral.

6.12 Right to Credit Bid. None of the Second Lien Collateral Agent or any other Second Lien Claimholder shall object to, contest or oppose (or support any other Person in objecting to, contesting or opposing) in any manner the exercise by the First Lien Collateral Agent or any of the First Lien Lenders of the right to “credit bid” pursuant to Section 363(k) of Title 11 of the United States Code or other applicable law in respect of the Collateral.

6.13 Plan Treatment. None of the Second Lien Collateral Agent or any other Second Lien Claimholder shall seek (or cause or support any other Person to seek) the filing or confirmation of any plan of reorganization or liquidation or similar dispositive plan that does not expressly provide for the Discharge of First Lien Obligations on the plan’s effective date.

SECTION 7 Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, the First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders, acknowledges that it and such First Lien Claimholders have, independently and without reliance on the Second Lien Collateral Agent or any Second Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of

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the First Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Loan Documents or this Agreement. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, acknowledges that it and the Second Lien Claimholders have, independently and without reliance on the First Lien Collateral Agent or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.

7.2 No Warranties or Liability. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders, acknowledges and agrees that each of the Second Lien Collateral Agent and the Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Except as otherwise provided herein, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, acknowledges and agrees that each of the First Lien Collateral Agent and the First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Collateral Agent and the Second Lien Claimholders shall have no duty to the First Lien Collateral Agent or any of the First Lien Claimholders, and the First Lien Collateral Agent and the First Lien Claimholders shall have no duty to the Second Lien Collateral Agent or any of the Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the First Lien Loan Documents and the Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the First Lien Claimholders, the First Lien Collateral Agent or any of them to enforce any provision of this Agreement or any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Lien Claimholder or the First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents or any of the Second Lien Documents, regardless of any knowledge thereof which the First Lien Collateral Agent or the First Lien Claimholders, or any of them, may have or be otherwise charged with.

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(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First Lien Loan Documents and subject to the provisions of Section 5.3(a)), the First Lien Claimholders, the First Lien Collateral Agent and any of them may, at any time and from time to time in accordance with the First Lien Loan Documents and/or applicable law, without the consent of, or notice to, the Second Lien Collateral Agent or any Second Lien Claimholders, without incurring any liabilities to the Second Lien Collateral Agent or any Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Collateral Agent or any Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Collateral Agent or any of the First Lien Claimholders, the First Lien Obligations or any of the First Lien Loan Documents; provided that any such increase in the First Lien Obligations shall not increase the sum of the Indebtedness for borrowed money constituting principal under the First Lien Credit Agreement and the face amount of any letters of credit issued under the First Lien Credit Agreement and not reimbursed to an amount in excess of the First Lien Cap Amount;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Company or any other Grantor to the First Lien Claimholders or the First Lien Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any First Lien Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

(c) Except as otherwise expressly provided herein, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, also agrees that the First Lien Claimholders and the First Lien Collateral Agent shall have no liability to the Second Lien Collateral Agent or any Second Lien Claimholders, and the Second Lien Collateral Agent, on

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behalf of itself and the Second Lien Claimholders, hereby waives any claim against any First Lien Claimholder or the First Lien Collateral Agent, arising out of any and all actions which the First Lien Claimholders or the First Lien Collateral Agent may take or permit or omit to take with respect to:

(i) the First Lien Loan Documents (other than this Agreement);

(ii) the collection of the First Lien Obligations;

(iii) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees that the First Lien Claimholders and the First Lien Collateral Agent have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise; or

(iv) any election by an First Lien Claimholder in any proceeding under the Bankruptcy Code of the application of Section 111(b) thereof.

(d) Until the Discharge of First Lien Obligations, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agent and the First Lien Claimholders and the Second Lien Collateral Agent and the Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Loan Documents or any Second Lien Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof or interest rate thereon, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange or impairment of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

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(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First Lien Collateral Agent, the First Lien Obligations, any First Lien Claimholder, the Second Lien Collateral Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement.

SECTION 8 Miscellaneous.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Documents, the provisions of this Agreement shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Claimholders may continue, at any time and without notice to the Second Lien Collateral Agent or any Second Lien Claimholder subject to the Second Lien Documents, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereof. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar Person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. Subject to the immediately succeeding sentence, this Agreement shall terminate and be of no further force and effect:

(a) with respect to the First Lien Collateral Agent, the First Lien Claimholders and the First Lien Obligations, the date of Discharge of First Lien Obligations, subject to the rights of the First Lien Claimholders under Section 6.5; and

(b) with respect to the Second Lien Collateral Agent, the Second Lien Claimholders and the Second Lien Obligations, upon the later of (1) the date upon which the obligations under the Second Lien Notes Indenture terminate if there are no other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, to the extent that the Discharge of First Lien Obligations has occurred (subject to the rights of the First Lien Claimholders under Section 6.5) and no Second Lien Obligations remain outstanding but there remains outstanding Excess First Lien Obligations or Excess Second Lien Obligations, (i) the provisions of this Agreement shall continue in full force and effect until such time as all Excess First Lien Obligations and all Excess Second Lien Obligations have been paid in full in cash, (ii) the Excess First Lien Obligations shall be treated for all purposes hereunder as First Lien Obligations and (iii) the Excess Second Lien Obligations shall be treated for all purposes hereunder as Second Lien Obligations.

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8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Collateral Agent or the First Lien Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time; provided that (x) the First Lien Collateral Agent may, without the written consent of any other First Lien Claimholder, the Second Lien Collateral Agent or any other Second Lien Claimholder, agree to modifications of this Agreement for the purpose of securing additional extensions of credit (including pursuant to the First Lien Credit Agreement or any other First Lien Loan Document or any Refinancing or extension thereof) and adding new creditors as “First Lien Claimholders” hereunder, so long as such extensions (and resulting additions) do not otherwise give rise to a violation of the express terms of the First Lien Credit Agreement or any other First Lien Loan Document or the Second Lien Notes Indenture or any other Second Lien Document and (y) additional Grantors may be added as parties hereto in accordance with the provisions of Section 8.17. Notwithstanding the foregoing, the Company shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly and adversely affected.

8.4 Information Concerning Financial Condition of the Company and its Subsidiaries. (a) The First Lien Collateral Agent and the First Lien Claimholders, on the one hand, and the Second Lien Claimholders and the Second Lien Collateral Agent, on the other hand, shall each be responsible for keeping themselves informed of (i) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations.

(b) The First Lien Collateral Agent and the First Lien Claimholders shall have no duty to advise the Second Lien Collateral Agent or any Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Collateral Agent or any of the First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Collateral Agent or any Second Lien Claimholder, it or they shall be under no obligation:

(i) to make, and the First Lien Collateral Agent and the First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

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(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(c) The Second Lien Collateral Agent and the Second Lien Claimholders shall have no duty to advise the First Lien Collateral Agent or any First Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Second Lien Collateral Agent or any of the Second Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the First Lien Collateral Agent or any First Lien Claimholder, it or they shall be under no obligation:

(i) to make, and the Second Lien Collateral Agent and the Second Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, or other property that any of the Second Lien Claimholders or the Second Lien Collateral Agent pays over to the First Lien Collateral Agent or the First Lien Claimholders under the terms of this Agreement, the Second Lien Claimholders and the Second Lien Collateral Agent shall be subrogated to the rights of the First Lien Collateral Agent and the First Lien Claimholders; provided that the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. The Company acknowledges and agrees that the value of any payments or distributions in cash, or other property received by the Second Lien Collateral Agent or the Second Lien Claimholders that are paid over to the First Lien Collateral Agent or the First Lien Claimholders pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6 Application of Payments. (a) All payments received by the First Lien Collateral Agent or the First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Loan Documents. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders, assents to any extension or postponement of the time of payment, subject to Section 5.3(a), of the First Lien Obligations or any part thereof and, subject to the provisions of

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this Agreement, to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

(b) All payments received by the Second Lien Collateral Agent or the Second Lien Claimholders may be applied in accordance with this Agreement, reversed and reapplied, in whole or in part, to such part of the Second Lien Obligations provided for in the Second Lien Documents. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders, assents to any extension or postponement of the time of payment, subject to Section 5.3(b), of the Second Lien Obligations or any part thereof and, subject to the provisions of this Agreement, to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Second Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 SUBMISSION TO JURISDICTION; WAIVERS.

(a) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 8.7(a). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY FIRST LIEN LOAN DOCUMENT OR SECOND LIEN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 8.8.

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(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(d).

8.8 Notices. All notices to the First Lien Claimholders and the Second Lien Claimholders permitted or required under this Agreement shall also be sent to the First Lien Collateral Agent and the Second Lien Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, facsimile or sent by other electronic transmission or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or other electronic transmission, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9 Further Assurances. The First Lien Collateral Agent, on behalf of itself and the First Lien Claimholders under the First Lien Loan Documents, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Claimholders under the Second Lien Documents, and the Company, agree that each of them, at the sole expense of the Company, shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Collateral Agent or the Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement, including reinstatement as control agent under any account control agreement.

8.10 APPLICABLE LAW. THIS AGREEMENT, AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

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8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Collateral Agent, the First Lien Claimholders, the Second Lien Collateral Agent, the Second Lien Claimholders and their respective successors and assigns. If either of the First Lien Collateral Agent or the Second Lien Collateral Agent resigns or is replaced pursuant to the First Lien Credit Agreement or the Second Lien Notes Indenture, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of any estate or creditor is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy, facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.14 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.15 No Third Party Beneficiaries; Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Collateral Agent and the First Lien Claimholders on the one hand and the Second Lien Collateral Agent and the Second Lien Claimholders on the other hand. None of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Company nor any Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.16 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

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8.17 Grantors; Additional Grantors. It is understood and agreed that the Company and each other Grantor on the date of this Agreement shall constitute the original Grantors party hereto. The original Grantors hereby covenant and agree to cause each Subsidiary which becomes a Subsidiary Guarantor after the date hereof to promptly become a party hereto (as a Grantor) by executing and delivering a counterpart hereof to each of the First Lien Collateral Agent and Second Lien Collateral Agent or by executing and delivering an assumption agreement in form and substance reasonably satisfactory to the First Lien Collateral Agent. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Subsidiary Guarantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor and had complied with the requirements of the immediately preceding sentence.

8.18 Collateral Agents. It is understood and agreed that (i) Jefferies Finance LLC is entering into this Agreement in its capacity as First Lien Collateral Agent and the rights, powers, privileges and protections afforded to the “Agent” under Article IX of the First Lien Credit Agreement shall also apply to Jefferies Finance LLC as First Lien Collateral Agent hereunder, (ii) BNYM is entering in this Agreement in its capacity as “Notes Collateral Agent” under the Second Lien Notes Security Agreement and the other Second Lien Documents and the rights, powers, privileges, protections, immunities and benefits afforded to the “Notes Collateral Agent” under the Second Lien Documents shall also apply to BNYM, as the Second Lien Collateral Agent hereunder, and (iii) the Second Lien Noteholders have expressly authorized and instructed the Second Lien Collateral Agent to execute and deliver this Agreement. In addition, but not in substitution of the foregoing and except as expressly provided in this Agreement, (x) the Second Lien Collateral Agent shall not be subject to any fiduciary, trust or other implied duties to the First Lien Collateral Agent or the other First Lien Claimholders by reason of this Agreement and (y) the First Lien Collateral Agent shall not be subject to any fiduciary, trust or other implied duties to the Second Lien Collateral Agent or the other Second Lien Claimholders by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

First Lien Collateral Agent

JEFFERIES FINANCE LLC, as First Lien Collateral Agent

By:
Name:
Title:

Address for Notices: 520 Madison Avenue New York, New York 10022 Attention: Account Officer for KCG Holdings, Inc. Facsimile No.: (212) 284-3444

Second Lien Collateral Agent

THE BANK OF NEW YORK MELLON, as Second Lien Collateral Agent

By:
Name:
Title:

Address for Notices: 101 Barclay St., Floor 4W New York, New York 10286 Attention: [—] Telephone No.: (212) 815-5082 Telecopier No.: (212) 815-5704

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Acknowledged and Agreed to by:

KCG HOLDINGS, INC.		Notice Address:
[ ]
By:		[ ]
	Name:	[ ]
	Title:	Attention: [ ]
Facsimile No.: [ ]

BLINK TRADING LLC

GETCO HOLDING COMPANY, LLC

GETCO TRADING, LLC

GLOBAL COLOCATION SERVICES LLC

HOTSPOT FX HOLDINGS, INC.

KNIGHT CAPITAL GROUP, INC.

KNIGHT CAPITAL HOLDINGS LLC

KNIGHT FIXED INCOME HOLDINGS LLC

KNIGHT HOTSPOT FX LLC

KNIGHT LIBERTAS HOLDINGS LLC

KNIGHT QUANTITATIVE TRADING LLC

Notice Address: [c/o KCG Holdings, Inc.] [ ] [ ] Attention: [ ] Facsimile No.: [ ]

By:
Name:
Title:

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ANNEX A

FORM OF SUPPLEMENT TO INTERCREDITOR AGREEMENT

This SUPPLEMENT TO THE INTERCREDITOR AGREEMENT (this “Supplement”) is made on                              , 201     among: (i) KCG HOLDINGS, INC. (the “Company”), (ii) [                ] (each a “Grantor” and collectively with the Company, the “Grantors”) and (iii) [                ] (the “Pari Passu Agent”).

Reference is hereby made to that certain Intercreditor Agreement, dated as of July 1, 2013 (as amended, the “Intercreditor Agreement”), among the Company, the other Grantors, The Bank of New York Mellon, as collateral agent for the benefit of the holders of Second Lien Obligations (in such capacity, including any successor thereto in such capacity, the “Second Lien Collateral Agent”) and Jefferies Finance LLC, as collateral agent for the benefit of the holders of First Lien Obligations (in such capacity, including any successor thereto in such capacity, the “First Lien Collateral Agent”).

WITNESSETH

WHEREAS, the Company and the other Grantors have entered into the Pari Passu Payment Lien Documents and it is a condition under the terms of the Intercreditor Agreement to the incurrence of New Indebtedness identified below that this Supplement be executed and delivered to the First Lien Collateral Agent and the Second Lien Collateral Agent;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Intercreditor Agreement. As used in this Supplement, the following terms shall have the following definitions:

“Borrowing Date” means the date on which the Pari Passu Payment Lien Documents are effective.

“Holders” means the lenders or holders providing Pari Passu Indebtedness.

“New Indebtedness” means any principal and interest payable to the Holders under the Pari Passu Payment Lien Documents and any other obligations arising under Pari Passu Payment Lien Documents.

“Pari Passu Agent” means [                ], as agent on behalf of the Holders providing Pari Passu Indebtedness.

“Pari Passu Payment Lien Documents” means the [                ], dated as of [                ] and [list other documents executed and delivered in connection therewith].

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SECTION 2. Supplement. This Supplement is supplemental to the Intercreditor Agreement and is the supplement to be delivered pursuant to Section 2.5 of the Intercreditor Agreement in connection with the New Indebtedness. The Pari Passu Agent hereby agrees to the terms of the Intercreditor Agreement as if it were a party thereto.

SECTION 3. Pari Passu Indebtedness. The Company hereby confirms that the Pari Passu Agent, the First Lien Collateral Agent and the other First Lien Claimholders and the Second Lien Collateral Agent and the other Second Lien Claimholders may conclusively rely on the representations set forth in the Officer’s Certificate attached hereto as Exhibit A certifying that the New Indebtedness (a) complies with the requirements of the definition of “Pari Passu Indebtedness” under the Intercreditor Agreement and (b) does not exceed the Maximum Pari Passu Indebtedness Amount. Each of the Company and the other Grantors hereby confirm that attached hereto as Exhibit B is a true, correct and complete copy of the Accession Agreement which was executed and delivered in connection with the New Indebtedness.

SECTION 4. Effectiveness; Ratification. This Supplement shall become effective upon the later of (a) the receipt of this Supplement by the First Lien Collateral Agent and the Second Lien Collateral Agent and (b) the Borrowing Date, and from and after the date hereof, the Pari Passu Agent and the Holders shall constitute “Additional Secured Parties” and “Second Lien Claimholders” under the Intercreditor Agreement.

Any and all references to the “Intercreditor Agreement” in the First Lien Loan Documents and the Second Lien Documents shall mean the Intercreditor Agreement, as supplemented hereby. Except as supplemented by this Supplement, the Intercreditor Agreement remains unmodified and in full force and effect and is hereby ratified, approved and confirmed as of the date hereof.

SECTION 5. Appointment of Collateral Agent. The Pari Passu Agent, by its execution and delivery hereof (on behalf of itself and the Holders), authorizes and appoints The Bank of New York Mellon, as the Second Lien Collateral Agent, and directs the Second Lien Collateral Agent to act on its behalf (and on behalf of the Holders) under the Intercreditor Agreement. In acting hereunder, the Second Lien Collateral Agent shall have all of the rights, benefits and immunities given to it under the Second Lien Notes Indenture and the Security Documents, all of which are incorporated by reference herein.

The Second Lien Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by the Second Lien Notes Indenture, the Second Lien Security Documents or the Intercreditor Agreement at the request or direction of any Second Lien Noteholder or Holder, unless such requesting or directing party shall have offered to the Second Lien Collateral Agent security or indemnity satisfactory to the Second Lien Collateral Agent against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction; and no provision of the Intercreditor Agreement or any Second Lien Security Document shall require the Second Lien Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

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SECTION 6. Governing Law. This Supplement shall in all respects be governed by the law of the State of New York.

SECTION 7. Third Party Beneficiary. The Second Lien Noteholders and the other Second Lien Claimholders and the First Lien Claimholders are intended third party beneficiaries of this Supplement.

SECTION 8. Disclaimer. Neither the First Lien Collateral Agent nor the Second Lien Collateral Agent shall be responsible for the validity or sufficiency of this Supplement or of the recitals hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Supplement as of the date first written above.

KCG HOLDINGS, INC., as Company

By:
Name:
Title:

[ ], as Grantor

By:
Name:
Title:

[ ], as Pari Passu Agent

By:
Name:
Title:

Acknowledged and Agreed:

FIRST LIEN COLLATERAL AGENT:

JEFFERIES FINANCE LLC, as First Lien Collateral Agent

By:
Name:
Title:
Date:

SECOND LIEN COLLATERAL AGENT:

THE BANK OF NEW YORK MELLON, as Second Lien Collateral Agent

By:
Name:
Title:
Date:

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